                                                      RULE NO. 424(b)(1)
                                                      REGISTRATION NO. 333-26953

                                 AMETEK, INC.
                                STATION SQUARE
                          PAOLI, PENNSYLVANIA 19301

                                                                  June 30, 1997
Dear AMETEK, Inc. Stockholder:

  You are cordially invited to attend a Special Meeting in lieu of the Annual Meeting of Stockholders of AMETEK, Inc. ("AMETEK") to be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time.

  On February 4, 1997, the Board of Directors of AMETEK approved the merger of the water filtration business of AMETEK, which consists of the Plymouth Products Division, and the following three foreign subsidiaries of AMETEK:
Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M.
(collectively, the "Water Filtration Business"), with Culligan Water Technologies, Inc. ("Culligan") in a transaction representing a combined value in debt and equity of approximately $182,000,000 at June 27, 1997.

  The transaction will occur in two steps. First, AMETEK will distribute to its stockholders on a share for share basis (the "Spin-Off") all of the shares of a subsidiary, Ametek Aerospace Products, Inc. ("New Ametek"), which, at the time of the Spin-Off, will own all of AMETEK's businesses other than the Water Filtration Business. Second, the Water Filtration Business will be acquired by Culligan in a stock-for-stock merger (the "Merger") making AMETEK (which then will be comprised solely of the Water Filtration Business) a subsidiary of Culligan. Following the Merger, New Ametek will be renamed "AMETEK, Inc." The Spin-Off and the Merger are intended to be tax-free.

  In the Spin-Off, you will receive one share of New Ametek common stock for each share of AMETEK common stock that you own. In the Merger, you will receive, subject to adjustment, approximately .11 of a share of Culligan common stock for each share of AMETEK common stock that you own. This is equivalent to $4.98 per share of AMETEK common stock based on the market price of $45.25 per share of Culligan common stock on June 27, 1997.

  The Spin-Off and the Merger must be approved by the stockholders of AMETEK. The Spin-Off and the Merger are described in detail in the attached Joint Proxy Statement/Prospectus, the forepart of which includes a summary of the terms of the Spin-Off and the Merger and certain other information relating to the proposed transaction. Also, Appendix E to the attached Joint Proxy Statement/Prospectus is an information statement for New Ametek's common stock that further describes the business and management of New Ametek. We hope to complete the transaction by the end of July 1997.

  After careful consideration, your Board of Directors has unanimously determined that the Spin-Off and the Merger are in the best interests of AMETEK and its stockholders, and unanimously recommends that you vote FOR the approval of the Spin-Off and the Merger and the transactions contemplated in connection therewith.

  At the Special Meeting you will also be asked to elect eight directors to the AMETEK Board of Directors, to appoint independent auditors and to transact such other business as may properly come before the Special Meeting. Stockholders are entitled to vote all shares of AMETEK common stock owned by them on June 25, 1997, the record date.

  We urge you to consider carefully these important matters which are described in the attached Joint Proxy Statement/Prospectus. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. Please mark and return the proxy even if you plan to attend the meeting in person. If you have questions, please contact our Investor Relations Department at (610) 647-2121.

                                          Yours truly,

                                          AMETEK, INC.

                                          /s/ Walter E. Blankley

                                          Walter E. Blankley
                                          Chairman and Chief Executive Officer

                                 AMETEK, INC.
                                STATION SQUARE
                           PAOLI, PENNSYLVANIA 19301

    NOTICE OF SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1997

To the Stockholders of AMETEK, Inc.:

  Notice is hereby given that a Special Meeting in lieu of the Annual Meeting of Stockholders (the "Special Meeting") of AMETEK, Inc., a Delaware corporation ("AMETEK"), has been called by the Board of Directors of AMETEK and will be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 (the "Merger Agreement"), by and among Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan ("Culligan Merger Sub"), AMETEK and Ametek Aerospace Products, Inc., a Delaware corporation and a wholly owned subsidiary of AMETEK ("New Ametek"), the Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997 (the "Distribution Agreement"), between AMETEK and New Ametek and the transactions contemplated by the Merger Agreement and the Distribution Agreement, pursuant to which, among other things:

      (a) AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those comprising AMETEK's water filtration business, which consists of the Plymouth Products Division, and the following three foreign subsidiaries: Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M. (collectively, the "Water Filtration Business"), and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK (collectively, the "Contributions") and, following the Contributions, AMETEK will distribute to its stockholders on a share for share basis (the "Spin-Off") all of the outstanding shares of New Ametek ("New Ametek Common Stock");

      (b) at the effective time of the Merger (the "Effective Time") on the day following the Spin-Off, Culligan Merger Sub will be merged with and into AMETEK (which then will be comprised solely of the Water Filtration Business) (the "Merger"), with AMETEK surviving the Merger as a wholly owned subsidiary of Culligan and, immediately after the Merger, the name of AMETEK will be changed to "Culligan Water Company, Inc." and the name of New Ametek will be changed to "AMETEK, Inc.;" and

      (c) at the Effective Time, each share of AMETEK common stock, par value $.01 per share ("AMETEK Common Stock"), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive common stock, par value $.01 per share, of Culligan ("Culligan Common Stock"), determined as provided in Section 2.1 of the Merger Agreement.

    2. To elect eight directors to hold office for the terms specified in the Joint Proxy Statement/Prospectus and until their successors are elected and qualified.

    3. To approve the appointment of Ernst & Young LLP as independent auditors for the year 1997.

    4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Joint Proxy Statement/Prospectus and the appendices thereto (including the Merger Agreement included as Appendix A and the Distribution Agreement included as Appendix B1 thereto) form a part of this Notice.

  Only holders of record of AMETEK Common Stock at the close of business on June 25, 1997 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, requires the affirmative vote of the holders of a majority of the outstanding shares of AMETEK Common Stock entitled to vote thereon in person or by proxy. The affirmative vote of a plurality of the shares of AMETEK Common Stock voted in person or by proxy at the Special Meeting is required for the election of directors. For all other matters, a favorable vote of a majority of the shares of AMETEK Common Stock voted in person or by proxy at the Special Meeting is required for approval. Holders of record may be asked to vote to adjourn the Special Meeting for up to 60 days to solicit additional votes if necessary to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off.

  If you have any questions regarding the proposed transaction, please call Georgeson & Company Inc., our proxy soliciting agent, toll-free at (800) 223-2064 (banks and brokers should call (212) 440-9800).

                                          By Order of the Board of Directors,

                                          /s/ Donna F. Winquist
                                          Donna F. Winquist
                                          Corporate Secretary

                                          Station Square
                                          Paoli, Pennsylvania 19301

June 30, 1997

                               ----------------

  STOCKHOLDERS RECEIVING MORE THAN ONE PROXY BECAUSE OF SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES MUST COMPLETE AND RETURN EACH PROXY IN ORDER TO VOTE ALL SHARES THEY ARE ENTITLED TO VOTE.

  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING AT ANY TIME PRIOR TO ITS EXERCISE. PLEASE DATE AND SIGN YOUR NAME EXACTLY AS IT APPEARS ON THE PROXY. PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME.

  THE BOARD OF DIRECTORS OF AMETEK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT, THE MERGER AND THE SPIN-OFF.

                                  AMETEK, INC.

                 PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF
                 THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                ON JULY 30, 1997

                                ----------------

                       CULLIGAN WATER TECHNOLOGIES, INC.

                                   PROSPECTUS
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                                ----------------

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors (the "AMETEK Board") of AMETEK, Inc., a Delaware corporation ("AMETEK"), for use at the Special Meeting in lieu of the Annual Meeting of Stockholders of AMETEK (including any adjournments or postponements thereof, the "AMETEK Special Meeting"), to be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time. At the AMETEK Special Meeting, the holders of AMETEK common stock, par value $.01 per share ("AMETEK Common Stock") will, among other things, consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 (the "Merger Agreement"), by and among Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan ("Culligan Merger Sub"), AMETEK and Ametek Aerospace Products, Inc., a Delaware corporation and a wholly owned subsidiary of AMETEK ("New Ametek"), the Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997 (the "Distribution Agreement"), between AMETEK and New Ametek and the transactions contemplated by the Merger Agreement and the Distribution Agreement, pursuant to which (a) AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those which are part of the Water Filtration Business (as defined below), and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK (collectively, the "Contributions") and, following the Contributions, AMETEK will distribute to its stockholders on a share for share basis (the "Spin-Off") all of the outstanding shares of New Ametek ("New Ametek Common Stock"), and (b) at the effective time of the Merger (the "Effective Time") on the day following the Spin-Off, Culligan Merger Sub will be merged with and into AMETEK (which then will be comprised solely of the Water Filtration Business) (the "Merger"). The Water Filtration Business of AMETEK consists of the Plymouth Products Division, and the following three foreign subsidiaries: Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M. (collectively, the "Water Filtration Business"). The Spin-Off and the Merger are intended to be tax-free.

  In the Merger, each share of AMETEK Common Stock will be converted into the right to receive common stock, par value $.01 per share, of Culligan ("Culligan Common Stock"). Assuming that 32,925,601 shares of AMETEK Common Stock are outstanding at the time of the Merger (the number of shares of AMETEK Common Stock outstanding on June 25, 1997), each share of AMETEK Common Stock will be converted into approximately .11 of a share of Culligan Common Stock, except that each holder of AMETEK Common Stock will receive, without interest, cash in lieu of any fractional share of Culligan Common Stock that such stockholder would be entitled to receive after aggregating all shares such stockholder is entitled to receive in the Merger.

  This Joint Proxy Statement/Prospectus also constitutes the prospectus of Culligan that is part of a Registration Statement on Form S-4 (the "Culligan Registration Statement") filed with the Securities and Exchange Commission (the "Commission") with respect to the issuance of 3,466,667 shares of Culligan Common Stock pursuant to the Merger Agreement.
                                                         (Continued on page two)

  SEE "RISK FACTORS" ON PAGE 32 OF THIS JOINT PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS WITH RESPECT TO THE SPIN-OFF, THE MERGER AND AN INVESTMENT IN CULLIGAN COMMON STOCK UPON CONSUMMATION OF THE MERGER. SEE "RISK FACTORS" ON PAGE 9 OF THE NEW AMETEK INFORMATION STATEMENT WHICH IS INCLUDED AS APPENDIX E FOR CERTAIN MATTERS RELEVANT TO THE OWNERSHIP OF NEW AMETEK COMMON STOCK.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of AMETEK on or about June 30, 1997.

 NEITHER THIS TRANSACTION  NOR THE SECURITIES TO BE ISSUED  IN CONNECTION WITH
   THE MERGER  HAVE  BEEN  APPROVED  OR DISAPPROVED  BY  THE  SECURITIES  AND
    EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION  NOR HAS  THE
      SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION  PASSED UPON THE  ACCURACY OR  ADEQUACY OF  THIS JOINT
         PROXY  STATEMENT/PROSPECTUS.   ANY   REPRESENTATION   TO   THE
          CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

      The date of this Joint Proxy Statement/Prospectus is June 30, 1997.

(Continued from page one)
  Based on the number of shares of Culligan Common Stock and AMETEK Common Stock outstanding on the date hereof, upon consummation of the Merger, Culligan stockholders at the time of the Merger will continue to hold approximately 86% of the outstanding Culligan Common Stock and AMETEK stockholders will hold approximately 14% of the outstanding Culligan Common Stock.

  As a result of the Spin-Off and the Merger, AMETEK will become a wholly owned subsidiary of Culligan and will be renamed "Culligan Water Company, Inc." ("Culligan Water Company"), and New Ametek will be renamed "AMETEK, Inc.," subject to and as more fully described in the Merger Agreement and the Distribution Agreement, which are attached, respectively, as Appendices A and B1 to this Joint Proxy Statement/Prospectus.

  Because the Exchange Ratio (as defined herein) is based on a fixed price of $37.50 for Culligan Common Stock and the market price for Culligan Common Stock fluctuates, the value of the Culligan Common Stock that holders of AMETEK Common Stock will receive in the Merger increases as the market price of Culligan Common Stock increases and decreases as the market price of Culligan Common Stock decreases. In addition, because additional shares of AMETEK Common Stock may be issued prior to the Effective Time, the value of the consideration per share received by holders of AMETEK Common Stock in the Merger may decrease. See "THE MERGER AGREEMENT--Conversion of AMETEK Common Stock."

  Culligan Common Stock is listed for trading on the New York Stock Exchange ("NYSE"). On February 4, 1997, the last trading day prior to the execution of the Merger Agreement, the closing sale price per share of Culligan Common Stock, as reported on the NYSE Composite Tape, was $36.375. On June 27, 1997, the last trading day prior to the first mailing of this Joint Proxy Statement/Prospectus, the closing sale price per share of Culligan Common Stock, as reported on the NYSE Composite Tape, was $45.25.

  There is currently no trading market for New Ametek Common Stock; however, it is expected that a "when-issued" trading market will develop for the New Ametek Common Stock prior to the Merger. New Ametek has applied to list the New Ametek Common Stock on the NYSE and on the Pacific Exchange, Inc. (the "PCX"). As a result of the transaction, holders of AMETEK Common Stock immediately prior to the Spin-Off will receive shares of New Ametek Common Stock in the Spin-Off and, upon surrendering their AMETEK Common Stock certificates in accordance with the Merger Agreement, will receive shares of Culligan Common Stock in the Merger.

  APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS IS FURNISHED TO HOLDERS OF AMETEK COMMON STOCK AS AN INFORMATION STATEMENT (THE "NEW AMETEK INFORMATION STATEMENT") IN CONNECTION WITH THE DISTRIBUTION OF NEW AMETEK COMMON STOCK PURSUANT TO THE DISTRIBUTION AGREEMENT. The New Ametek Information Statement is part of New Ametek's Registration Statement on Form 10 filed with the Commission. Culligan has furnished all information in this Joint Proxy Statement/Prospectus with respect to Culligan and Culligan Merger Sub, and AMETEK has furnished all information in this Joint Proxy Statement/Prospectus with respect to AMETEK and New Ametek.

                             AVAILABLE INFORMATION

  Culligan and AMETEK are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Culligan and AMETEK with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available on line at the Commission Web site (http://www.sec.gov) through the Commission's EDGAR retrieval system. Culligan Common Stock and AMETEK Common Stock are listed on the NYSE. Reports and other information concerning Culligan and AMETEK can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. AMETEK Common Stock is also listed on the PCX. Reports and other information concerning AMETEK Common Stock are available at the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104-7065.

  This Joint Proxy Statement/Prospectus, which constitutes a part of the Culligan Registration Statement, does not contain all of the information set forth in the Culligan Registration Statement, certain items of which are contained in schedules and exhibits to the Culligan Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Culligan Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an appendix hereto or as otherwise filed with the Commission. The Culligan Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Such material should also be available on line at the Commission Web site (http://www.sec.gov).

  This Joint Proxy Statement/Prospectus does not contain all of the information to be set forth in the New Ametek Information Statement. The New Ametek Information Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available on line at the Commission Web site (http://www.sec.gov). Certain important information relating to the Spin-Off is set forth in the New Ametek Information Statement which is a part of this Joint Proxy Statement/Prospectus and is included as Appendix E. See "ADDITIONAL INFORMATION" in the New Ametek Information Statement.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR A SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANY OF CULLIGAN, AMETEK, NEW AMETEK OR CULLIGAN MERGER SUB AT ANY TIME SUBSEQUENT TO THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Culligan incorporates herein by reference the following documents filed by it with the Commission pursuant to the Exchange Act (i) its Annual Report on Form 10-K for the year ended January 31, 1997 (the "Culligan 10-K"); (ii) its Current Report on Form 8-K dated February 14, 1997; (iii) its Quarterly Report on Form 10-Q for the quarter ended April 30, 1997 (the "Culligan Form 10-Q");
(iv) its Proxy Statement dated May 14, 1997; (v) the description of Culligan Common Stock incorporated by reference in its Registration Statement on Form 8-A dated November 22, 1995; and (vi) the description of Culligan's Stock Purchase Rights contained in its Registration Statement on Form 8-A dated September 16, 1996.

  AMETEK incorporates herein by reference (i) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "AMETEK 10-K"); (ii) its Current Report on Form 8-K dated February 6, 1997; (iii) its Quarterly Report on Form 10-Q for the three months ended March 31, 1997; and (iv) its Current Reports on Form 8-K dated May 19, 1997 and June 3, 1997.

  All documents filed by Culligan and AMETEK pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the AMETEK Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CULLIGAN AND AMETEK HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO CULLIGAN ARE AVAILABLE UPON REQUEST FROM CULLIGAN WATER TECHNOLOGIES, INC., ONE CULLIGAN PARKWAY, NORTHBROOK, ILLINOIS 60062,
ATTENTION: CORPORATE SECRETARY, (847) 205-6000. DOCUMENTS RELATING TO AMETEK ARE AVAILABLE UPON REQUEST FROM AMETEK, INC., STATION SQUARE, PAOLI, PENNSYLVANIA 19301, ATTENTION: DONNA F. WINQUIST, CORPORATE SECRETARY, (610) 647-2121. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 2, 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................   4
SUMMARY....................................................................   8
  The Companies............................................................   8
  The AMETEK Special Meeting...............................................   9
  The Spin-Off and the Merger..............................................  10
  Opinion of Financial Advisor.............................................  14
  Recent Developments......................................................  14
  Stockholders' Comparative Rights.........................................  14
  Comparative Per Share Market Information.................................  15
  Summary Condensed Historical and Pro Forma Financial Information.........  17
  Comparative Per Share Data of Culligan and Ametek........................  30
RISK FACTORS...............................................................  32
  Risks Associated With the Merger.........................................  32
  Risks Which Currently Apply to Culligan..................................  32
  Risks Relating to New Ametek.............................................  34
THE AMETEK SPECIAL MEETING.................................................  35
  Date, Time and Place; Purpose of Meeting.................................  35
  Record Date..............................................................  35
  Proxies; Voting and Revocation...........................................  35
  Required Votes; Principal Stockholders...................................  36
  Solicitation of Proxies..................................................  36
BACKGROUND OF THE SPIN-OFF AND THE MERGER..................................  37
REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD............  39
OPINION OF THE FINANCIAL ADVISOR...........................................  40
THE MERGER AGREEMENT.......................................................  43
  The Merger...............................................................  43
    Effective Time; Closing................................................  43
    Certificate of Incorporation and By-Laws...............................  43
    Directors and Officers.................................................  43
  Conversion of AMETEK Common Stock........................................  43
    Exchange of Certificates...............................................  44
    Cash in Lieu of Fractional Shares......................................  44
  Certain Pre- and Post-Merger Transactions................................  45
    Distribution Documents.................................................  45
    The Contributions......................................................  45
    The Spin-Off...........................................................  45
    Audited Closing Balance Sheet..........................................  45
  Representations and Warranties...........................................  46
  Covenants................................................................  47
  Cooperation..............................................................  49
  Stock Exchange Listing...................................................  49
  Employee Matters; Employee Benefit Plans.................................  50
  Stock Options............................................................  50
  No Solicitation..........................................................  50
  Indebtedness.............................................................  50
  Government and Regulatory Approvals......................................  51
  Internal Revenue Service Ruling..........................................  51

                                                                           PAGE
                                                                           ----
  Conditions..............................................................  51
  Termination.............................................................  52
  Fees and Expenses.......................................................  53
  Amendment; Waiver.......................................................  53
  Interest of Certain Persons in the Transaction..........................  53
  Accounting Treatment....................................................  53
  Resales of Culligan Common Stock Issued in the Merger; Affiliates.......  54
  No Appraisal Rights.....................................................  54
  Delivery of Shares to Stockholders......................................  54
THE SPIN-OFF..............................................................  55
  Background of the Spin-Off..............................................  55
  Terms of the Distribution Agreement.....................................  55
  Terms of the Tax Allocation Agreement...................................  59
  Terms of the Transition Services Agreement..............................  59
  Terms of the Indemnification Agreement..................................  59
  Terms of the Trademark Agreement........................................  61
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  62
  Consequences of the Contributions and the Spin-Off......................  63
  Consequences of the Merger..............................................  63
CAPITALIZATION............................................................  64
CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION........................  65
  Culligan Unaudited Condensed Pro Forma Combined Statement of Operations
   for
   the Year Ended January 31, 1997........................................  66
  Culligan Unaudited Condensed Pro Forma Combined Statement of Operations
   for the Three Months Ended April 30, 1997..............................  66
  Culligan Unaudited Condensed Pro Forma Combined Balance Sheet as of
   April 30, 1997.........................................................  68
THE COMPANIES.............................................................  70
  Culligan................................................................  70
  Culligan Merger Sub.....................................................  74
  AMETEK..................................................................  75
  New Ametek..............................................................  75
  The Water Filtration Business...........................................  75
DESCRIPTION OF CULLIGAN CAPITAL STOCK.....................................  77
  Authorized Capital Stock................................................  77
  Common Stock............................................................  77
  Preferred Stock.........................................................  77
  Transfer Agent and Registrar............................................  77
  Culligan Stockholder Rights Plan........................................  77
COMPARISON OF RIGHTS OF STOCKHOLDERS......................................  80
  Common Stock Classification.............................................  80
  Directors...............................................................  80
  Advance Notice of Nominations for the Election of Directors and Stock-
   holders Proposals......................................................  81
  Action by Written Consent...............................................  81
  Meetings of Stockholders................................................  82
  Amendment of Certificate of Incorporation...............................  82
  Amendment of By-Laws....................................................  82
  Approvals of Mergers and Asset Sales....................................  82
  State Anti-takeover Statutes............................................  83
  Limitation of Liability.................................................  83
  Indemnification of Officers and Directors...............................  83
  Stockholder Rights Plan.................................................  84

                                                                           PAGE
                                                                           ----
LEGAL MATTERS.............................................................   84
EXPERTS...................................................................   84
ELECTION OF DIRECTORS OF AMETEK...........................................   85
INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS......................   86
  Stock Ownership.........................................................   88
COMPENSATION OF DIRECTORS.................................................   90
EXECUTIVE OFFICERS OF AMETEK..............................................   90
EXECUTIVE COMPENSATION....................................................   92
DEFINED BENEFIT AND ACTUARIAL PLANS.......................................   93
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................   95
STOCK OPTIONS, SARS AND RESTRICTED STOCK AWARDS...........................   96
MR. BLANKLEY'S 1996 COMPENSATION..........................................   97
SECTION 162(m)............................................................   97
STOCK PERFORMANCE GRAPHS..................................................   98
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...............   99
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934......   99
EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-IN-CONTROL AR-
 RANGEMENTS...............................................................  100
APPOINTMENT OF INDEPENDENT AUDITORS.......................................  101
OTHER MATTERS.............................................................  101
INDEX TO COMBINED FINANCIAL STATEMENTS....................................  F-1
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations of the Water Filtration Business......................... F-19
APPENDICES
A.The Merger Agreement....................................................  A-1
B.Transaction Documents...................................................  B-1
   Distribution Agreement................................................. B1-1
   Indemnification Agreement.............................................. B2-1
   Transition Services Agreement.......................................... B3-1
   Trademark Agreement.................................................... B4-1
C.Opinion of Goldman, Sachs & Co..........................................  C-1
D.The Tax Allocation Agreement............................................  D-1
E.New Ametek Information Statement........................................  E-1

                                    SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus, the documents incorporated herein by reference and the Appendices attached hereto.

  The information contained in this Joint Proxy Statement/Prospectus with respect to Culligan, Culligan Merger Sub and their affiliates has been supplied by Culligan, which is solely responsible for such information, and the information with respect to AMETEK, New Ametek and their affiliates has been supplied by AMETEK, which is solely responsible for such information. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. HOLDERS OF AMETEK COMMON STOCK ARE URGED TO REVIEW CAREFULLY ALL OF THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES ATTACHED HERETO.

                                 THE COMPANIES

CULLIGAN

  Culligan is one of the world's leading manufacturers and distributors of water purification and treatment products and services for household and consumer, and commercial and industrial applications. Products and services offered by Culligan range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to highly sophisticated equipment and services, such as ultrafiltration and microfiltration products, desalination systems and portable deionization services ("PDS"), designed for complex commercial and industrial applications. In addition, Culligan's licensed bottled water sales now rank fourth in the five-gallon bottled water market in the United States. In fiscal 1997, Culligan entered the consumer market selling filtration products directly to retailers.

  Culligan has been an active participant in the water purification and treatment industry since 1936, and its Culligan (R), Everpure (R) and Bruner (R) brands are among the most recognized in the industry. Culligan's products are sold and serviced in over 90 countries through a worldwide network of over 1,400 sales and service centers. Supporting this distribution network, Culligan maintains manufacturing facilities in the United States, Italy, Spain and Canada. During the last 15 years, Culligan's residential water treatment systems have been installed in over 3 million households in the United States, representing the largest installed base in the country. In addition, over 1.5 million of Culligan's commercial, industrial, municipal and desalination systems have been installed worldwide. Culligan's customer base includes such well known names as McDonald's (R), Coca-Cola (R), Pepsi-Cola (R),
Starbucks (R), 7-Eleven (R), Navistar, Owens-Corning, Eli Lilly, Carnival Cruise Lines, Ingersoll-Rand and Union Carbide.

  With net sales of $371 million for the fiscal year ended January 31, 1997, Culligan is one of the leaders in the highly fragmented water purification and treatment industry. Culligan and its dealers provide a wide range of services to support its products and offer a full line of accessories and replacement parts. Approximately 46% of Culligan's revenues in fiscal 1997 were derived from sources believed to be recurring in nature, such as servicing installed equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. In fiscal 1997, approximately 36% of Culligan's revenues were from export and international sales. Culligan conducts its activities in two principal areas: household and consumer and commercial and industrial.

  Culligan is a holding company and conducts all of its operations through its subsidiaries. Culligan Common Stock is listed on the NYSE. Culligan's executive offices are located at One Culligan Parkway, Northbrook, Illinois 60062-6209 and its telephone number is (847) 205-6000.

CULLIGAN MERGER SUB

  Culligan Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Culligan. Culligan Merger Sub was organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Culligan Merger Sub has no material assets and has not engaged in any activities, except in connection with the Merger. The principal executive offices of Culligan Merger Sub are located at One Culligan Parkway, Northbrook, Illinois 60062-6209 its telephone number is (847) 205-6000.

AMETEK

  AMETEK is a leading global manufacturer of electrical and electromechanical products and materials, engineered for niche markets. Operations are in the United States, Europe, Asia, and Mexico, with one-third of its 1996 sales to international markets. AMETEK has a significant market share for many of its products: the Electromechanical Group is the world's largest producer of electric motors and blowers for vacuum cleaners and floor-care products; the Precision Instruments Group builds technologically advanced monitoring, sensing, calibration, and display devices for the aerospace, process, and heavy vehicle industries; and, the Industrial Materials Group, which includes the Water Filtration Business, uses plastics, metals and fibers to produce specialty materials for a variety of consumer and industrial markets. AMETEK has grown through a primary focus on the manufacturing of electronic, electromechanical and electrical products in which its technology or cost advantage leads to a significant share of one or more niche markets.

  The principal executive offices of AMETEK are located at Station Square, Paoli, Pennsylvania 19301, and its telephone number is (610) 647-2121.

NEW AMETEK

  New Ametek was incorporated in Delaware on May 8, 1986 and has been a wholly owned subsidiary of AMETEK since August 1989. To date, New Ametek's business has consisted entirely of manufacturing aerospace instrumentation. Prior to the Spin-Off, AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those which are part of the Water Filtration Business, and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK. Immediately following the Spin-Off and the Merger, New Ametek will change its name to "AMETEK, Inc." The principal executive offices of New Ametek are located at Station Square, Paoli, Pennsylvania 19301 and its telephone number is (610) 647-2121.

THE WATER FILTRATION BUSINESS

  The Water Filtration Business is currently comprised of an operating division of AMETEK, the Plymouth Products Division, and three foreign subsidiaries of
AMETEK: Ametek Filters, Limited; APIC International S.A.; and AFIMO S.A.M. Through the Water Filtration Business, AMETEK has been engaged in the design, manufacture and marketing of point-of-use filtration products for the separation, clarification and purification of liquids, primarily water.

                           THE AMETEK SPECIAL MEETING

  The AMETEK Special Meeting will be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time, for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, (ii) elect eight directors to hold office for the terms specified in this Joint Proxy Statement/Prospectus and until their successors are elected and qualified, (iii) approve the appointment of Ernst & Young LLP as independent auditors for the year 1997, and (iv) transact such other business as may properly come before the AMETEK Special Meeting or any adjournments or postponements thereof. Only holders of record of AMETEK Common Stock at the close of business on June 25, 1997 (the "AMETEK Record Date") will be entitled to vote at the AMETEK Special Meeting. At the AMETEK Record Date, there were 32,925,601 shares of AMETEK Common Stock outstanding and entitled to vote.

  The proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off requires the affirmative vote of the holders of a majority of the outstanding shares of AMETEK Common Stock entitled to vote thereon in person or by proxy. The election of each nominee for director requires the affirmative vote of a plurality of the votes cast (assuming a quorum is present), and the approval of all other matters to be voted upon at the AMETEK Special Meeting requires the favorable vote of a majority of the shares of AMETEK Common Stock voted in person or by proxy at the AMETEK Special Meeting. See "THE AMETEK SPECIAL MEETING."

                          THE SPIN-OFF AND THE MERGER

BACKGROUND OF THE SPIN-OFF AND THE MERGER

  Culligan contacted AMETEK in April and August 1996 regarding a possible acquisition of its Water Filtration Business. The parties entered into a confidentiality agreement in October 1996 with respect to the Water Filtration Business. Culligan then proceeded to evaluate certain financial information it received from AMETEK and to refine its valuation of the Water Filtration Business. The parties also discussed potential structures for the proposed transaction. By early December 1996, the parties had agreed to a structure intended to be tax-free to AMETEK and its stockholders, which would involve a spin-off by AMETEK of all of its businesses other than the Water Filtration Business, and Culligan thereafter merging a subsidiary into AMETEK which then would hold only the Water Filtration Business. This structure was determined to be the only viable means of effecting the proposed transaction within the proposed range of values. Culligan and AMETEK had also narrowed the gap between their respective valuations of the Water Filtration Business, although a definitive agreement on valuation and price had not been reached. From late December 1996 through January 1997, representatives of Culligan and AMETEK endeavored to negotiate definitive transaction documentation and resolve other issues relating to the proposed transaction. On February 4, 1997, Culligan and AMETEK concluded their negotiations regarding valuation and price and the Boards of Culligan and AMETEK approved the proposed transaction. On February 5, 1997, Culligan and AMETEK executed the Merger Agreement, and AMETEK and New Ametek executed the Distribution Agreement. On May 9, 1997, the Merger Agreement and the Distribution Agreement were amended and restated. See "BACKGROUND OF THE SPIN-OFF AND THE MERGER."

RECOMMENDATION OF THE AMETEK BOARD

  The AMETEK Board has unanimously approved the Merger Agreement and the Distribution Agreement and determined that the Merger and the Spin-Off, taken as a whole, are fair to and in the best interests of AMETEK and its stockholders. THE AMETEK BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AMETEK COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT, THE MERGER AND THE SPIN-OFF. For a discussion of factors considered by the AMETEK Board in reaching its decision, see "REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD." In considering the recommendation of the AMETEK Board with respect to the Merger, holders of AMETEK Common Stock should be aware that certain officers and directors may have direct or indirect interests in recommending the Merger, apart from their interests as holders of AMETEK Common Stock, which are not identical to those of unaffiliated stockholders of AMETEK. See "THE MERGER AGREEMENT--Interest of Certain Persons in the Transaction."

  The Board of Directors of Culligan (the "Culligan Board") has also unanimously approved the Merger Agreement.

OVERVIEW OF THE SPIN-OFF AND THE MERGER

  As a result of the Spin-Off, AMETEK will separate all of its other businesses from the Water Filtration Business and consist solely of the Water Filtration Business at the time of the Merger. The Merger Agreement provides that, following the Spin-Off, Culligan Merger Sub will be merged with and into AMETEK, with AMETEK (then renamed "Culligan Water Company, Inc.") surviving the Merger as a wholly owned subsidiary of Culligan. As a result of the Spin-Off and the Merger, holders of AMETEK Common Stock will no longer own shares of AMETEK Common Stock but will receive shares of New Ametek Common Stock and Culligan Common Stock. Culligan will issue 3,466,667 shares in the Merger. Based on the number of shares of Culligan Common Stock and AMETEK Common Stock outstanding on the date hereof, upon consummation of the Merger, Culligan stockholders at the time of the Merger will continue to hold approximately 86% of the outstanding Culligan Common Stock and AMETEK stockholders will hold approximately 14% of the outstanding Culligan Common Stock.

TERMS OF THE MERGER

  Conversion of AMETEK Common Stock in the Merger. The Merger Agreement provides that each share of AMETEK Common Stock will be converted into the right to receive a fraction of a share of Culligan Common Stock based on a formula that specifies that each share of AMETEK Common Stock outstanding on the Spin-Off Record Date will be converted into a number of shares of Culligan Common Stock equal to (i) the Net Equity Value (as defined below), divided by
(ii) $37.50, divided by (iii) the number of shares of AMETEK Common Stock outstanding at the Effective Time (the "Exchange Ratio"). The Net Equity Value is an amount equal to (A) $155,000,000 minus (B) $25,000,000, the amount of the bank debt to be retained by AMETEK (the "Retained Debt"). Based on the foregoing calculation, the Net Equity Value will be $130,000,000. Under this formula, the Exchange Ratio varies with the number of shares of AMETEK Common Stock outstanding at the time of the Merger.

  All shares of AMETEK Common Stock when converted pursuant to the Merger Agreement will no longer remain outstanding and will automatically be canceled and retired, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Culligan Common Stock and cash in lieu of any fractional share of Culligan Common Stock to be issued or paid upon the surrender of such certificate in accordance with the Merger Agreement.

  Fractional Shares. The Merger Agreement provides that each holder of AMETEK Common Stock will receive, without interest, cash in lieu of any fractional share of Culligan Common Stock that such stockholder would be entitled to receive after aggregating all shares such stockholder is entitled to receive in the Merger.

  Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or as otherwise provided in the Certificate of Merger. Assuming that the requisite stockholder approval of the Merger is obtained, it is anticipated that the Effective Time of the Merger will occur on the business day following the day on which the Spin-Off is effected. However, if all other conditions to the Merger have not been satisfied prior to the AMETEK Special Meeting, it is expected that the Merger will occur within two business days after such conditions have been satisfied or waived.

  Audited Closing Balance Sheet. The Merger Agreement provides that no later than 45 days after the Closing Date, New Ametek will deliver to Culligan an audited consolidated balance sheet for the Water Filtration Business as of the Closing Date after giving effect to the Spin-Off, but not the Merger (the "Audited Closing

Balance Sheet"). Together with the delivery of the Audited Closing Balance Sheet, New Ametek will deliver an adjusted balance sheet of the Water Filtration Business as of the Closing Date (the "Adjusted Closing Balance Sheet") which will be the Audited Closing Balance Sheet adjusted as described in "THE MERGER AGREEMENT--Certain Pre- and Post-Merger Transactions--Audited Closing Balance Sheet." To the extent the Adjusted Net Worth of the Water Filtration Business as calculated from the Adjusted Closing Balance Sheet is less than $31,745,000, then New Ametek will pay to the Surviving Corporation the amount of such shortfall. To the extent that the Adjusted Net Worth of the Water Filtration Business as calculated from the Adjusted Audited Closing Balance Sheet is more than $31,745,000, then the Surviving Corporation will pay New Ametek in cash the amount of such excess up to a maximum amount of $2,000,000.

  Government and Regulatory Approvals. Consummation of the Merger was conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On March 14, 1997, Culligan and AMETEK each filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"). Early termination of the waiting period was granted on March 24, 1997.

  Receipt of Private Letter Ruling. The Contributions, the Spin-Off and the Merger were conditioned upon the issuance by the Internal Revenue Service (the "IRS") of a private letter ruling (the "Private Letter Ruling") reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368 (a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling. If the IRS revokes the Private Letter Ruling, this condition will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK and Culligan receive the Tax Opinions to the same effect as the Private Letter Ruling. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

  Other Conditions to Merger. The obligations of Culligan and AMETEK to consummate the Merger are also subject to approval of the Merger Agreement by holders of AMETEK Common Stock, the Average Culligan Share Price being greater than $31.00 on the Closing Date, receipt of the Private Letter Ruling and/or the Tax Opinions and the satisfaction of certain customary and other conditions, including, without limitation, that the Spin-Off has become effective and that shares of Culligan Common Stock to be issued in the Merger have been authorized for listing on the NYSE subject to notice of issuance. See "THE MERGER AGREEMENT--Conditions."

CONSENT SOLICITATION

  AMETEK announced on June 2, 1997 that it had obtained the consent of a majority of the holders of AMETEK's outstanding 9 3/4% Senior Notes Due 2004 (the "Notes") to an amendment to the Indenture, dated as of March 15, 1994, between AMETEK and CoreStates Bank, N.A., as Trustee, as amended and supplemented (the "Indenture"), pursuant to which the Notes were issued, intended to clarify that the Spin-Off and the Merger do not conflict with any covenant contained in the Indenture. New Ametek will assume the Notes and be substituted as the obligor under the Indenture in connection with the Contributions and the Spin-Off. AMETEK paid holders who timely consented to the amendment a consent fee of $3.75 per $1,000 in principal amount of the Notes.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  Termination. The Merger Agreement may be terminated under certain circumstances, including (a) by the mutual consent of Culligan and AMETEK, (b) by either Culligan or AMETEK at any time prior to the consummation of the Merger (i) upon a material breach of a representation, warranty or covenant on the part of the other party, or if there is a material failure by the other party to comply with its obligations under the Merger Agreement or the Distribution Agreement, as the case may be, (ii) if the Merger has not been consummated before October 31, 1997, or (iii) if the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off fail to receive the requisite vote for approval and adoption by the holders of AMETEK Common Stock at the AMETEK Special Meeting; (c) by Culligan, if the AMETEK Board withdraws, modifies or changes its recommendation as to the Merger Agreement or the Merger in a manner adverse to Culligan; and (d) by either Culligan or AMETEK if any change in Federal income tax law or regulation applicable to the Contributions, the Spin-Off or the Merger disqualifies any one of such transactions or combination thereof from tax-free treatment.

  Termination Fee. Under certain circumstances, AMETEK is required to pay Culligan upon termination of the Merger Agreement a fee of $5,000,000, in addition to all of Culligan's expenses in connection with the Merger. See "THE MERGER AGREEMENT--Fees and Expenses."

  Amendment; Waiver. The Merger Agreement may be amended or modified and any condition specified therein may be waived by the mutual consent of Culligan and AMETEK; provided that, after any stockholder approval, no amendment will be made if applicable law requires further approval by the stockholders.

  No Solicitation. The Merger Agreement also contains certain non-solicitation provisions relating to AMETEK. See "THE MERGER AGREEMENT--No Solicitation."

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

  In considering the recommendation of the AMETEK Board, holders of AMETEK Common Stock should be aware that certain members of management of AMETEK and the AMETEK Board may have certain interests in the Spin-Off and the Merger that are in addition to the interests of stockholders generally. See "THE MERGER AGREEMENT--Interest of Certain Persons in the Transaction."

ACCOUNTING TREATMENT

  The Merger will be accounted for by Culligan using the purchase method of accounting under generally accepted accounting principles. See "THE MERGER AGREEMENT--Accounting Treatment." New Ametek will account for the Merger as a spin-off of the Water Filtration Business, which will be reflected as a discontinued operation in New Ametek's consolidated financial statements.

THE SPIN-OFF

  Subject to stockholder approval of the Spin-Off and the Merger, the Spin-Off will be effected on the business day prior to the Merger (the "Spin-Off Date"). The Contributions followed by the Spin-Off will separate all of AMETEK's other businesses from its Water Filtration Business, and enable Culligan to acquire only the Water Filtration Business in the Merger; the Spin-Off will leave AMETEK's remaining businesses as a separate publicly held company (New Ametek), owned by the existing holders of AMETEK Common Stock. Prior to the Spin-Off, AMETEK will transfer all of its assets and liabilities (other than those comprising the Water Filtration Business and the Retained Debt) to New Ametek. The directors and officers of AMETEK will be the directors and officers of New Ametek at the time of the Spin-Off. See "THE SPIN-OFF--Terms of the Distribution Agreement--The Contributions" and the Distribution Agreement included as Appendix B to this Joint Proxy Statement/Prospectus for additional information regarding the transfer of assets to, and assumption of liabilities by, New Ametek.

  Pursuant to the Spin-Off, each holder of AMETEK Common Stock will receive one share of New Ametek Common Stock for each share of AMETEK Common Stock held by such stockholder. The Spin-Off will be effected by the distribution to each holder of record of AMETEK Common Stock, of certificates representing New Ametek Common Stock. See "THE SPIN-OFF--Terms of the Distribution Agreement-- The Spin-Off." The record date shall be set by the AMETEK Board, currently anticipated to follow promptly the satisfaction or waiver of the conditions to the Merger (the "Spin-Off Record Date"). As a result of the Spin-Off, the holders of AMETEK Common Stock will become the stockholders of New Ametek.

NO APPRAISAL RIGHTS

  Holders of AMETEK Common Stock will not have the right to elect to have the fair value of their shares of AMETEK Common Stock judicially appraised and paid to them in cash in connection with the Spin-Off or the Merger.

                          OPINION OF FINANCIAL ADVISOR

  Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the AMETEK Board that, as of February 5, 1997, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of AMETEK Common Stock.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. Holders of AMETEK Common Stock are urged to, and should, read such opinion in its entirety. See "OPINION OF THE FINANCIAL ADVISOR."

                              RECENT DEVELOPMENTS

  On April 17, 1997, AMETEK announced it had signed a definitive agreement to acquire the Test & Measurement Products business of Technitrol, Inc., for $34 million in cash. The acquisition was completed on June 4, 1997. The acquired business had annual sales of approximately $30 million and manufactures a comprehensive line of measurement and testing devices, including gauges, electronic instruments and test stands, and analytical software and support services.

                        STOCKHOLDERS' COMPARATIVE RIGHTS

  The rights of AMETEK's stockholders are currently governed by AMETEK's Certificate of Incorporation, as amended (the "AMETEK Certificate") and By-Laws (the "AMETEK By-Laws") and Delaware corporate law. At the Effective Time, AMETEK's stockholders will become stockholders of Culligan and their rights as stockholders will be governed by Culligan's Amended and Restated Certificate of Incorporation (the "Culligan Certificate") and Amended and Restated By-Laws (the "Culligan By-Laws") and Delaware corporate law. See "COMPARISON OF RIGHTS OF STOCKHOLDERS." As a result of the Spin-Off, holders of AMETEK Common Stock will also become stockholders of New Ametek. See "DESCRIPTION OF NEW AMETEK CAPITAL STOCK" in the New Ametek Information Statement, which is included as Appendix E to this Joint Proxy Statement/Prospectus for a description of the rights of holders of New Ametek Common Stock.

                    COMPARATIVE PER SHARE MARKET INFORMATION

  Culligan Common Stock is listed under the trading symbol "CUL" on the NYSE. AMETEK Common Stock is listed under the trading symbol "AME" on the NYSE and the PCX. The following table sets forth for the periods indicated the high and low sales prices per share of Culligan Common Stock and AMETEK Common Stock, as reported by the NYSE, as applicable. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS. Culligan has never paid a cash dividend on Culligan Common Stock and does not intend to declare a cash dividend in the foreseeable future. AMETEK has been paying a regular quarterly dividend of $.06 per share and New Ametek's Board of Directors has indicated its present intention to continue paying a similar dividend.

                          CULLIGAN(A)
                          --------------
                          HIGH      LOW
                          ------   -----
FISCAL YEAR ENDED JANU-
 ARY 31, 1996
 December 15, 1995--Jan-
  uary 31, 1996.........   $28 1/4  $22 1/2
FISCAL YEAR ENDED JANU-
 ARY 31, 1997
 First Quarter..........    33 3/4   27 5/8
 Second Quarter.........    40 3/4   32 3/4
 Third Quarter..........    40 1/4   32 7/8
 Fourth Quarter.........     42       33
FISCAL YEAR ENDING JANU-
 ARY 31, 1998
 First Quarter .........     46      33 5/8
 Second Quarter (through
  June 27, 1997)........    47 3/8   39 3/8

                                                        AMETEK
                                             -----------------------------
                                                             DIVIDEND PAID
                                              HIGH     LOW     PER SHARE
                                             ------- ------- -------------
                         FISCAL YEAR ENDED
                          DECEMBER 31,
                          1995
                          First Quarter...   $18 5/8 $15 3/4      $.06
                          Second Quarter..    18 1/8  16 1/4       .06
                          Third Quarter...    19 1/2  16 1/8       .06
                          Fourth Quarter..    19 1/4  16 5/8       .06
                         FISCAL YEAR ENDED
                          DECEMBER 31,
                          1996
                          First Quarter...    18 7/8     16        .06
                          Second Quarter..    22 1/4  17 3/8       .06
                          Third Quarter...    21 5/8  18 1/4       .06
                          Fourth Quarter..    22 1/4  17 3/4       .06
                         FISCAL YEAR ENDED
                          DECEMBER 31,
                          1997
                          First Quarter...    22 1/2  19 7/8       .06
                          Second Quarter
                           (through June
                           27, 1997)......    24 1/2  21 1/8       .06

--------
(a) In September 1995, Culligan's former parent distributed to its stockholders all of the then outstanding Culligan Common Stock (the "Culligan Spin-Off"). From the Culligan Spin-Off in September 1995 until December 15, 1995 (the date on which trading in Culligan Common Stock commenced on the NYSE), there was no established public trading market for Culligan Common Stock. During such period, approximately 84% of Culligan Common Stock was held by four beneficial owners and Culligan Common Stock was not listed on any securities exchange. During that period, Culligan Common Stock was traded in interdealer and over-the-counter bulletin board transactions. The bid quotations for Culligan Common Stock from the Culligan Spin-Off through December 14, 1995 ranged from a high of $25 1/2 per share on December 12, 1995 to a low of $14 per share on September 28, 1995. Although the quotations for the period prior to December 15, 1995 have been obtained from sources believed to be reliable, no assurances can be given with respect to the accuracy of such quotations or as to whether other bid prices higher or lower than those set forth above may have been quoted. In addition, such quotations reflect interdealer prices, which may not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

  There is currently no public trading market for New Ametek Common Stock. Application has been made to list the New Ametek Common Stock on the NYSE and PCX. It is expected that a "when-issued" trading market will develop for the New Ametek Common Stock; however, there can be no assurance that an active trading market will develop or, if a trading market develops, that such a market will be maintained. There can be no assurance as to the prices at which New Ametek Common Stock will trade after the Spin-Off.

  On February 4, 1997, the last trading day prior to the public announcement of the Merger and on June 27, 1997, the last trading day prior to the first mailing of this Joint Proxy Statement/Prospectus, the closing sales price per share of Culligan Common Stock as reported on the NYSE was $36.375 and $45.25, respectively. On June 27, 1997, there were 96 holders of record of Culligan Common Stock and there were 21,391,201 shares of Culligan Common Stock outstanding.

  On February 4, 1997, the last trading day prior to the public announcement of the Merger and on June 27, 1997, the last trading day prior to the first mailing of this Joint Proxy Statement/Prospectus, the closing sales price per share of AMETEK Common Stock as reported on the NYSE was $21.125 and $24, respectively. On June 25, 1997, there were 4,450 holders of record of AMETEK Common Stock and there were 32,925,601 shares of AMETEK Common Stock outstanding.

        SUMMARY CONDENSED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

               CULLIGAN SELECTED HISTORICAL FINANCIAL INFORMATION

  The following selected historical financial information for Culligan is derived from Culligan's audited consolidated financial statements. Culligan's consolidated financial statements as of and for the fiscal years ended January 31, 1995, January 31, 1996 and January 31, 1997 have been audited by KPMG Peat Marwick LLP, independent accountants. The selected historical financial information for Culligan for the three-month periods ended April 30, 1996 and April 30, 1997 is derived from the unaudited financial statements of Culligan and should be read in conjunction with the Culligan Form 10-Q. In the opinion of Culligan's management, the summary consolidated financial information for the three-month periods ended April 30, 1996 and 1997 include all adjustments necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year.

  The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Culligan's Consolidated Financial Statements and notes thereto in the Culligan 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." This information should also be read in conjunction with the unaudited pro forma financial information and accompanying notes thereto included elsewhere herein. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                                                                                                     THREE MONTHS
                                                                                                                        ENDED
                                                                                                                      APRIL 30,
                                                                                                                   -----------------
                                             PREDECESSOR (A)
                                         -----------------------
                                                     FIVE MONTHS SEVEN MONTHS
                                         YEAR ENDED     ENDED       ENDED     YEAR ENDED  YEAR ENDED  YEAR ENDED
                                         JANUARY 31,  JUNE 30,   JANUARY 31,  JANUARY 31, JANUARY 31, JANUARY 31,
                                            1993        1993         1994        1995        1996        1997      1996      1997
                                         ----------- ----------- ------------ ----------- ----------- ----------- -------  --------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Da-
 ta:
Net sales...................              $261,924    $ 109,748   $ 154,325    $ 280,051   $ 304,502   $ 371,018  $83,390  $ 99,403
Cost of goods sold (e)......               144,343       60,894      87,112      155,829     168,363     205,581   46,652    54,354
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Gross profit................               117,581       48,854      67,213      124,222     136,139     165,437   36,738    45,049
Selling, general and administrative (e).    87,817       36,339      50,341       91,989      95,723     113,932   25,814    30,251
Administrative expenses allocated
 from Samsonite (b).........                   --           --          --         1,095         --          --       --        --
Restructuring expenses (c)..                   --           --        2,103        5,917         --          --       --        --
Amortization of intangible
 assets (d).................                 1,745          731      22,554       38,691      38,802      17,522    9,719       714
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Operating income (loss).....                28,019       11,784      (7,785)     (13,470)      1,614      33,983    1,205    14,084
Other income (expense), net
(f).........................                   151         (324)      1,919          398       2,867       5,023      236    31,722
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Income (loss) before interest and
 income taxes...............                28,170       11,460      (5,866)     (13,072)      4,481      39,006    1,441    45,806
Interest income.............                 4,253        1,436         886        1,439       1,576       2,633      459       412
Interest expense (g)........                (2,229)      (1,039)    (11,576)     (19,085)    (12,426)     (5,490)  (1,382)   (1,235)
Income taxes................               (15,678)      (4,387)     (3,434)      (5,678)    (14,910)    (20,264)  (3,866)  (17,855)
Minority Interest...........                   --           --          --           --          --          --       --       (114)
Extraordinary item for
 write-off of capitalized
 refinancing costs, net of
 applicable tax benefit of
 $272.......................                   --           --          --           --          --          --       --       (422)
Cumulative effect of change
 in accounting principle for
 income taxes...............                 4,602          --          --           --          --          --       --        --
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Net income (loss)...........              $ 19,118    $   7,470   $ (19,990)   $ (36,396)  $ (21,279)  $  15,885  $(3,348) $ 26,592
                                          ========    =========   =========    =========   =========   =========  =======  ========
Outstanding shares (000's)..                   n/a          n/a      15,889       15,889      16,311      21,375   19,914    22,123
Net income (loss) per share.                   n/a          n/a   $   (1.26)   $   (2.29)  $   (1.30)  $    0.74  $ (0.17) $   1.20
                                                                  =========    =========   =========   =========  =======  ========
OTHER DATA:
Income (loss) before interest and
 taxes......................              $ 28,170    $  11,460   $  (5,866)   $ (13,072)  $   4,481   $  39,006  $ 1,441  $ 45,806
Amortization of reorganization value
 in excess of identifiable
 assets.....................                   --           --       21,771       37,322      37,322      15,551    9,330       --
Administrative expenses allocated
 from Samsonite.............                   --           --          --         1,095         --          --       --        --
Restructuring expenses (c)..                   --           --        2,103        5,917         --          --       --        --
Gain on insurance settlement
 (b)........................                   --           --          --           --          --       (1,980)     --        --
Gain on disposition of
 investment
 in affiliate (h)...........                   --           --          --           --          --          --       --    (31,098)
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Adjusted income before
 interest and taxes.........                28,170       11,460      18,008       31,262      41,803      52,577   10,771    14,708
All other amortization......                 1,745          731         783        1,369       1,480       1,971      389       714
Depreciation................                 7,322        3,175       5,696        9,279       9,409      10,091    2,385     2,858
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
EBITDA (i)..................              $ 37,237    $  15,366   $  24,487    $  41,910   $  52,692   $  64,639  $13,545  $ 18,280
                                          ========    =========   =========    =========   =========   =========  =======  ========
Cash flow provided by (used
 in)
 operating activities.......              $ 23,124    $   4,230   $   8,773    $  12,437   $  13,366   $  16,533  $ 2,452  $ (4,545)
Cash flow provided by (used
 in) investing activities...              $ 30,923    $   8,320   $   3,246    $(18,412)   $(20,620)   $(26,965)  $   815  $  6,866
Cash flow provided by (used
 in)
 financing activities.......              $  8,851    $(86,070)   $(17,523)    $   5,430   $   4,788   $  15,825  $(2,523) $  2,403

                         JANUARY 31, JANUARY 31,     JANUARY 31,  JANUARY 31,  JANUARY 31,  APRIL 30,
                            1993       1994(J)         1995(J)      1996(J)      1997(J)      1997
                         ----------- -----------     -----------  -----------  -----------  ---------
                         PREDECESSOR
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Property, plant and
equipment, net..........   $45,326     $68,043         $68,974      $70,749      $78,740     $91,738
Total assets............   305,183     331,035(k)      303,431      292,570      337,362     389,884
Long-term debt and
 capital lease
 obligations (including
 current debt)..........    11,959     159,404(l)      114,635(m)    48,324(n)    48,645      52,132
Total liabilities.......   113,101     278,734(l)      255,187(m)   173,481(n)   163,722     192,353
Stockholders' equity....   192,082      52,301(k)(l)    48,244(m)   119,089(n)   173,640(o)  197,531

--------
IMPACT OF NONRECURRING ITEMS

  Included in Culligan's statements of operations subsequent to June 30,1993, are amortization and depreciation related to adjustments of assets and liabilities to fair value in connection with the adoption of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The most significant adjustment relates to reorganization value in excess of identifiable assets which was amortized over a three-year period which ended in June 1996. In addition, the statement of operations for the year ended January 31, 1997 and the three months ended April 30, 1997 include certain items which are not expected to recur, including a gain on an insurance settlement associated with a fire at Culligan's Belgian facility in July 1993 and a gain on the disposition on an investment in an affiliate. Due to the significance of these items, and considering that they are either of a short duration or nonrecurring, management believes that it is useful to isolate their impact on the statement of operations. The after tax impact on net income is shown below. This information does not represent and should not be considered an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

                                                                   THREE MONTHS
                                                    YEAR ENDED        ENDED
                                                 JANUARY 31, 1997 APRIL 30, 1997
                                                 ---------------- --------------
                                                     (DOLLARS IN THOUSANDS)
Amortization of reorganization value in excess
 of identifiable assets(d).....................      $(15,551)       $   --
Gain on insurance settlement, net of tax(f)....         1,204            --
Gain on disposition of investment in affiliate,           --          18,895
 net of tax(h).................................      --------        -------
                                                     $(14,347)       $18,895
                                                     ========        =======

--------
(a) In June 1993, Astrum International Corp. ("Astrum"), the predecessor of the Company's former parent Samsonite Corporation ("Samsonite"), completed a financial restructuring pursuant to a plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"). Effective June 30, 1993 and pursuant to SOP 90-7, Astrum and all its subsidiaries, including Culligan, were required to adjust their assets and liabilities to their fair ("Fresh Start") values. Due to the effect of SOP 90-7, amortization of intangible assets and interest expense (see notes (d) and (g) below) for the periods before and after June 30, 1993 are not comparable. The information for the predecessor company reflects activity occurring through June 30, 1993, prior to the effective date of the Plan.
(b) Administrative expenses allocated from Samsonite represent certain accounting and management services performed for the benefit of Culligan primarily related to Astrum's reorganization and the distribution of Culligan Common Stock to stockholders of Samsonite (the "Culligan Spin-Off"). In prior years, these services were not provided, and are not anticipated to recur on an on-going basis.
(c) Culligan implemented a plan to consolidate the production facilities and administrative functions of certain operations in Europe. The severance, other personnel related costs and facility shut-down expenses related to the restructuring resulted in charges in fiscal 1994 and fiscal 1995 of $2.1 million and $5.9 million, respectively.
(d) Amortization of intangible assets consists of the following:

                                                                SEVEN                                        THREE MONTHS
                            EXPECTED             FIVE MONTHS   MONTHS                                            ENDED
                             USEFUL  YEAR ENDED     ENDED       ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED    APRIL 30,
                              LIFE   JANUARY 31,  JUNE 30,   JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, -------------
                            (YEARS)     1993        1993        1994        1995        1996        1997      1996     1997
                            -------- ----------- ----------- ----------- ----------- ----------- ----------- -----------------
                                     PREDECESSOR PREDECESSOR
                                                                    (DOLLARS IN THOUSANDS)
Amortization of re-
 organization value
 in excess of iden-
 tifiable assets...                3      --         --        $21,771     $37,322     $37,322     $15,551   $ 9,930 $ --
Amortization of trademarks
 and other "Fresh
 Start" intangi-                          --         --            758       1,300       1,300       1,300       325   325
 bles..............               40   ------       ----       -------     -------     -------     -------   ------- -----
Total "Fresh Start"
 amortization......                       --         --         22,529      38,622      38,622      16,851     9,655   325
Amortization of
 goodwill..........         10 to 40    1,677        699           --           18         158         504        58   299
Amortization of
 other                                     68         32            25          51          22         167         6    90
 intangibles.......           3 to 9   ------       ----       -------     -------     -------     -------   ------- -----
 Total amortization
  of intangible                        $1,745       $731       $22,554     $38,691     $38,802     $17,522   $ 9,719 $ 714
  assets...........                    ======       ====       =======     =======     =======     =======   ======= =====

  "Fresh Start" amortization represents the expense arising solely as a result of "Fresh Start" accounting in accordance with SOP 90-7.

(e) Depreciation included in cost of goods sold and selling, general and administrative related to adjustments of assets and liabilities to fair value in connection with the adoption of SOP 90-7 consists of the following.

                                                                              THREE
                               SEVEN                                         MONTHS
                              MONTHS                                          ENDED
                               ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED  APRIL 30,
                            JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, ---------
                               1994        1995        1996        1997     1996 1997
                            ----------- ----------- ----------- ----------- ---- ----
                                             (DOLLARS IN THOUSANDS)
   "Fresh Start" deprecia-
    tion in cost of goods
    sold...................   $1,040      $1,414      $1,077       $603     $256 $ 75
   "Fresh Start" deprecia-
    tion in selling, gen-
    eral and                     520         707         539        301      128   38
    administrative.........   ------      ------      ------       ----     ---- ----
   Total "Fresh Start" de-    $1,560      $2,121      $1,616       $904     $384 $113
    preciation.............   ======      ======      ======       ====     ==== ====

  Property and equipment revalued in connection with the adoption of SOP 90-7 are being depreciated over their respective estimated useful lives, primarily ranging from two to six years.

(f) Other income, net for fiscal 1997 includes a gain of approximately $2 million on an insurance settlement associated with a fire at Culligan's Belgian facility in July 1993.

(g) Interest expense for periods subsequent to June 30, 1993 includes interest on the $150 million note payable to Samsonite issued in connection with Astrum's reorganization. A principal payment of $20 million to Samsonite and a $30 million contribution by Samsonite to equity capital of Culligan on December 1, 1994 and January 31, 1995, respectively, reduced the outstanding principal during fiscal 1995. During July 1995, borrowings under a $150 million credit facility entered into by Culligan in July 1995 (the "Culligan Credit Facility") were used to repay in full the outstanding balance of the note payable to Samsonite (the "Refinancing").

(h) On March 15, 1997, Culligan disposed of its investment in Anvil Holdings, Inc. for total cash proceeds of approximately $51 million. The transaction, which included repayment of outstanding accrued interest receivable and dividends resulted in a pre-tax gain of approximately $31 million.

(i) EBITDA is defined as income before interest and taxes, restructuring expense and administrative expenses allocated from Samsonite plus depreciation and amortization. Culligan believes that EBITDA provides useful information regarding liquidity. The computation of EBITDA as presented may not be comparable to computations presented by other companies. This information does not represent and should not be considered an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

(j) Includes the effects of SOP 90-7 "Fresh Start" reporting recorded at June 30, 1993, net of depreciation and amortization. Pursuant to SOP 90-7, the net book value of property and equipment was increased by $28 million, intangible and other assets were increased by $110 million, and a deferred tax liability of $35 million was recorded. In addition, in June 1993, Culligan issued a subordinated note payable to Samsonite in the amount of $150 million.

(k) At January 31, 1994, cash decreased $91 million primarily as a result of payments of dividends and intercompany payables in connection with Astrum's reorganization.

(l) During fiscal 1994, Culligan paid dividends to Samsonite of $76 million. In addition, the effects of "Fresh Start" reporting recorded at June 30, 1993, net of the impact of issuing the $150 million note payable to Samsonite, reduced equity capital by approximately $47 million.

(m) During fiscal 1995, a principal payment of $20 million to Samsonite and a $30 million contribution by Samsonite to equity capital of Culligan were made on December 1, 1994 and January 31, 1995, respectively, related to the note payable to Samsonite.

(n) During fiscal 1996, Culligan completed the sale of 4,025,000 shares of common stock. Net proceeds included in equity capital at January 31, 1996 are approximately $85 million. Culligan used such proceeds to repay borrowings under the Culligan Credit Facility. Also during fiscal 1996, prior to the Culligan Spin-Off, Samsonite contributed approximately $5 million to equity capital of Culligan.

(o) During fiscal 1997, Culligan issued additional shares of common stock upon the exercise of overallotment options granted to underwriters in connection with a secondary public offering of shares of Culligan's common stock. The net proceeds included in equity capital at January 31, 1997 are approximately $32 million which includes proceeds from the exercise of stock options by one of the selling stockholders in the offering. In addition, as a result of the exercise of stock options, Culligan recognized an income tax benefit of approximately $7.5 million which it recorded as additional paid-in-capital during fiscal 1997.

     CULLIGAN UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Condensed Pro Forma Combined Financial Information illustrates the pro forma effect of the Merger and has been derived from, or prepared on a basis consistent with, the unaudited pro forma financial information included elsewhere in this Joint Proxy Statement/Prospectus. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION." This information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Merger had occurred at the assumed dates indicated, nor is it necessarily indicative of the future operating results or financial position of Culligan. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                            YEAR ENDED JANUARY 31, 1997
                                     ------------------------------------------
                                                WATER
                                              FILTRATION   MERGER
                                     CULLIGAN  BUSINESS  ADJUSTMENTS PRO FORMA
                                     -------- ---------- ----------- ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                       DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................... $371,018  $68,650    $   (827)   $438,841
Operating income (loss)............. $ 33,983  $12,360    $ (3,182)   $ 43,161
Net income (loss)................... $ 15,885  $ 8,163    $ (4,061)   $ 19,987
Net income (loss) per share......... $   0.74      n/a         n/a    $   0.80
                                         THREE MONTHS ENDED APRIL 30, 1997
                                     ------------------------------------------
                                                WATER
                                              FILTRATION   MERGER
                                     CULLIGAN  BUSINESS  ADJUSTMENTS PRO FORMA
                                     -------- ---------- ----------- ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                       DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................... $ 99,403  $18,721    $     --    $118,124
Operating income (loss)............. $ 14,084  $ 3,267    $   (542)   $ 16,809
Net income (loss)................... $ 26,592  $ 2,214    $   (856)   $ 27,950
Net income (loss) per share......... $   1.20      n/a         n/a    $   1.09
                                                 AT APRIL 30, 1997
                                     ------------------------------------------
                                                WATER
                                              FILTRATION   MERGER
                                     CULLIGAN  BUSINESS  ADJUSTMENTS PRO FORMA
                                     -------- ---------- ----------- ----------
                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total current assets................ $175,242  $20,844    $     --    $196,086
Total assets........................ $389,884  $41,660    $122,577    $554,121
Total current liabilities........... $ 99,698  $ 8,594    $  1,163    $109,455
Total long-term liabilities......... $ 92,655  $ 2,006    $ 25,000    $119,661
Total stockholders' equity.......... $197,531  $31,060    $ 96,414    $325,005
Total liabilities and stockholders'
equity.............................. $389,884  $41,660    $122,577    $554,121

                AMETEK SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected historical consolidated financial information for AMETEK for each of the years in the five-year period ended December 31, 1996 and for the three-month periods ended March 31, 1997 and 1996. The selected historical financial information for each of the five years in the period ended December 31, 1996 has been derived from AMETEK's audited consolidated financial statements. The table should be read in conjunction with AMETEK's audited consolidated financial statements (including the notes thereto) and financial information contained in the AMETEK 10-K. The selected historical consolidated financial information as of and for each of the three-month periods ended March 31, 1997 and 1996 were derived from unaudited financial statements of AMETEK, and should be read in conjunction with AMETEK's quarterly report on Form 10-Q for the three months ended March 31, 1997. In the opinion of AMETEK's management, the selected consolidated financial information as of and for the three-month periods ended March 31, 1997 and 1996 include all adjustments (which consist of normal recurring accruals) necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                     AMETEK

                           THREE MONTHS
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                          ----------------  ---------------------------------------
                           1997     1996     1996    1995    1994     1993    1992
                          -------  -------  ------  ------  -------  ------  ------
                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...............  $ 221.2  $ 227.6  $868.7  $837.5  $ 774.7  $701.8  $738.7
Costs and expenses(a)...    196.2    204.1   773.6   748.2    699.4   703.1   662.1
                          -------  -------  ------  ------  -------  ------  ------
Operating income (loss).     25.0     23.5    95.1    89.3     75.3    (1.3)   76.6
Other expenses, net(a)..     (3.4)    (4.3)  (16.4)  (20.0)   (17.5)  (11.3)  (12.5)
                          -------  -------  ------  ------  -------  ------  ------
Income (loss) from
continuing operations
before taxes............     21.6     19.2    78.7    69.3     57.8   (12.6)   64.1
Provision for (benefit
from) income taxes......      7.9      7.0    27.5    25.5     21.2    (4.5)   21.3
                          -------  -------  ------  ------  -------  ------  ------
Income (loss) from
continuing operations...     13.7     12.2    51.2    43.8     36.6    (8.1)   42.8
Special items(b)........      --       --      --      8.5     (5.6)     .8     1.6
                          -------  -------  ------  ------  -------  ------  ------
Net income (loss)(a)....  $  13.7  $  12.2  $ 51.2  $ 52.3  $  31.0  $ (7.3) $ 44.4
                          =======  =======  ======  ======  =======  ======  ======
Earnings per share:
  Income (loss) from
  continuing
  operations(a).........  $   .42  $   .37  $ 1.57  $ 1.31  $   .99  $ (.18) $  .97
  Special items(b)......      --       --      --      .25     (.15)    .01     .04
                          -------  -------  ------  ------  -------  ------  ------
  Net income (loss).....  $   .42  $   .37  $ 1.57  $ 1.56  $   .84  $ (.17) $ 1.01
                          =======  =======  ======  ======  =======  ======  ======
Dividends declared and
paid per share..........  $   .06  $   .06  $  .24  $  .24  $   .24  $  .57  $  .68
                          =======  =======  ======  ======  =======  ======  ======
BALANCE SHEET DATA (AT
PERIOD END):
Working capital of
continuing operations...  $  74.7  $  47.2  $ 61.0  $ 38.7  $  80.5  $143.1  $194.0
Total assets............  $ 545.2  $ 549.6  $537.9  $526.7  $ 494.2  $556.1  $596.6
Short-term debt.........  $  41.6  $  68.5  $ 31.8  $ 56.4  $  11.8  $ 14.5  $ 19.7
Long-term debt..........  $ 150.3  $ 150.4  $150.3  $150.4  $ 190.3  $172.4  $187.2
Stockholders' equity....  $ 136.4  $  94.1  $129.5  $ 87.1  $  73.2  $165.3  $210.3
ADDITIONAL FINANCIAL DA-
 TA:
Depreciation and
amortization............  $   8.5  $   9.1  $ 34.9  $ 34.5  $  35.5  $ 33.7  $ 34.6
Capital expenditures....  $   7.3  $   6.4  $ 41.2  $ 31.7  $  22.8  $ 35.8  $ 23.8
Cash provided by (used
for) operating
activities..............  $  (1.3) $  (2.0) $ 74.7  $ 65.4  $ 114.6  $ 62.7  $ 73.9
Cash used for investing
activities..............  $  (8.6) $  (7.5) $(41.5) $(28.7) $  (9.9) $(29.4) $(11.3)
Cash provided by (used
for) financing
activities..............  $   9.7  $   5.8  $(37.2) $(36.9) $(137.9) $(52.0) $(38.4)
EBITDA(c)...............  $  34.5  $  33.0  $131.4  $123.7  $ 113.1  $ 88.8  $112.4
Ratio of EBITDA to
interest expense(c).....     7.6x     6.6x    6.8x    5.8x     4.9x    5.0x    5.6x
Ratio of debt to
EBITDA(c)...............     1.4x     1.7x    1.4x    1.7x     1.8x    2.1x    1.8x
Ratio of earnings to
fixed charges(d)........     5.2x     4.4x    4.6x    4.0x     3.3x   --(d)    3.9x

--------
(a) Amounts in 1993 include pre-tax charges totaling $54.9 million ($33.5 million after tax, or $.77 per share) for restructuring and other unusual items.

(b) Special items in 1995 include a $10.4 million ($.31 per share) gain from the sale of a discontinued operation and a $2.7 million ($.08 per share) after-tax loss related to debt agreements. Amounts in 1994 include an $11.8 million ($.32 per share) after-tax loss on the early extinguishments of debt and an after-tax gain of $3.8 million ($.11 per share) from the effect of a change in accounting for certain marketable securities.

(c) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. It should not be considered, however, an alternative to operating income as an indicator of AMETEK's operating performance, or as an alternative to cash flow as a measure of AMETEK's overall liquidity as presented in AMETEK's financial statements. The EBITDA measure presented may not be comparable to other similar titled measures presented by other companies.

(d) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the estimated component of operating lease expenses representing interest (assumed to be one-third). Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $13.5 million.

                     THE WATER FILTRATION BUSINESS SELECTED
                       COMBINED HISTORICAL FINANCIAL DATA

  The following selected combined historical financial data of the Water Filtration Business of AMETEK after the Spin-Off (the Water Filtration Business) as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, are derived from the audited Combined Financial Statements of the Water Filtration Business. The selected historical combined financial data as of and for the three-month periods ended March 31, 1997 and 1996 and for the years ended December 31, 1994, 1993 and 1992, are derived from unaudited financial statements, which include all adjustments which are of a normal recurring nature and which, in the opinion of management, are necessary for a fair presentation of the results of the periods presented. Results of operations for the interim periods may not be indicative of results for the full year. The selected combined financial data set forth below should be read in conjunction with the Combined Financial Statements of the Water Filtration Business and the accompanying notes included elsewhere herein, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE WATER FILTRATION BUSINESS" contained elsewhere herein and the AMETEK historical consolidated financial statements and the accompanying notes contained in the AMETEK 10-K and AMETEK's quarterly report on Form 10-Q for the three months ended March 31, 1997, which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "INDEX TO COMBINED FINANCIAL STATEMENTS." This information should also be read in conjunction with the Culligan unaudited pro forma financial information and accompanying notes thereto included elsewhere herein. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                         THE WATER FILTRATION BUSINESS
                      (a wholly owned business of AMETEK)

                          THREE MONTHS
                         ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                         ----------------  ----------------------------------------
                          1997     1996     1996     1995    1994    1993    1992
                         -------  -------  -------  ------- ------- ------- -------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales............... $18,721  $18,499  $68,650  $55,643 $54,086 $50,419 $39,648
Costs and expenses......  15,454   14,855   56,290   44,820  42,162  42,083  30,878
                         -------  -------  -------  ------- ------- ------- -------
Operating income........   3,267    3,644   12,360   10,823  11,924   8,336   8,770
Other income (expense),
net.....................      (5)      (1)      (9)      32      17       8      20
                         -------  -------  -------  ------- ------- ------- -------
Income before income
taxes...................   3,262    3,643   12,351   10,855  11,941   8,344   8,790
Provision for income
taxes...................   1,048    1,299    4,188    3,857   4,210   3,057   3,139
                         -------  -------  -------  ------- ------- ------- -------
Net income.............. $ 2,214  $ 2,344  $ 8,163  $ 6,998 $ 7,731 $ 5,287 $ 5,651
                         =======  =======  =======  ======= ======= ======= =======
BALANCE SHEET DATA (AT
PERIOD END):
Working capital......... $12,251  $12,955  $10,626  $ 9,503 $ 7,856 $ 6,694 $ 7,072
Total assets............ $41,660  $41,266  $39,257  $37,522 $29,162 $28,093 $25,042
Long-term notes payable
(including  current
portion)................ $   363  $   306  $   343  $   311 $   313 $    -- $    --
Net worth............... $31,060  $31,307  $29,707  $29,868 $21,868 $20,159 $19,165
ADDITIONAL FINANCIAL
DATA:
Depreciation and
amortization............ $   595  $   545  $ 2,247  $ 1,657 $ 1,625 $ 1,783 $ 1,427
Capital expenditures.... $   675  $   283  $ 2,169  $ 2,404 $ 2,434 $ 3,279 $   814

              NEW AMETEK UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma condensed consolidated statement of income of New Ametek for the three month period ended March 31, 1997, and for the year ended December 31, 1996, and the unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 are derived by eliminating the Water Filtration Business from the historical cost financial statements of AMETEK and are presented as if the Spin-Off and the Merger had occurred on January 1, 1996 for the pro forma statement of income and on March 31, 1997 for the pro forma balance sheet. In connection with the Spin-Off and the Merger, AMETEK will transfer to New Ametek all of AMETEK's assets and liabilities, except for those assets and certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK, and all of the outstanding shares of New Ametek Common Stock will be distributed on a share for share basis to the holders of AMETEK Common Stock.

  The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of either (i) the financial condition or operating results that would have occurred for the three-month period ended on March 31, 1997 or for the year ended December 31, 1996 in the case of the pro forma condensed consolidated statement of income, or on March 31, 1997, in the case of the pro forma condensed consolidated balance sheet, or (ii) New Ametek's future operating results or financial position. The pro forma adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon estimates and assumptions that management believes are reasonable.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1997

                                      PRO FORMA ELIMINATION
                            AMETEK     OF WATER FILTRATION   PRO FORMA        NEW AMETEK
                          HISTORICAL      BUSINESS (A)      ADJUSTMENTS       PRO FORMA
                          ----------  --------------------- -----------       ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $  221,176        $(18,721)           --            $  202,455
Costs and expenses......     196,129         (15,454)          $(38)(b)          180,637
                          ----------        --------           ----           ----------
Operating income........      25,047          (3,267)            38               21,818
Other income (expenses),
 net....................      (3,406)              5            439 (b), (c)      (2,962)
                          ----------        --------           ----           ----------
Income from continuing
 operations before
 income taxes...........      21,641          (3,262)           477               18,856
Provision for income
 taxes..................       7,975          (1,048)           172 (d)            7,099
                          ----------        --------           ----           ----------
Income from continuing
 operations.............  $   13,666        $ (2,214)          $305           $   11,757
                          ==========        ========           ====           ==========
Earnings per share from
 continuing operations..  $     0.42             n/a            n/a           $     0.36
                          ==========        ========           ====           ==========
Average common shares
 outstanding............  32,739,097             n/a            n/a           32,739,097
                          ==========        ========           ====           ==========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                      PRO FORMA ELIMINATION
                            AMETEK     OF WATER FILTRATION   PRO FORMA        NEW AMETEK
                          HISTORICAL      BUSINESS (A)      ADJUSTMENTS       PRO FORMA
                          ----------  --------------------- -----------       ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............    $868,661        $(68,650)             --            $800,011
Costs and expenses......     773,603         (56,290)         $ (145)(b)         717,168
                          ----------        --------          ------          ----------
Operating income........      95,058         (12,360)            145              82,843
Other income (expenses),
 net....................     (16,398)              9           1,678 (b),(c)     (14,711)
                          ----------        --------          ------          ----------
Income from continuing
 operations before
 income taxes...........      78,660         (12,351)          1,823              68,132
Provision for income
 taxes..................      27,470          (4,188)            711 (d)          23,993
                          ----------        --------          ------          ----------
Income from continuing
 operations.............    $ 51,190        $ (8,163)         $1,112            $ 44,139
                          ==========        ========          ======          ==========
Earnings per share from
 continuing operations..       $1.57             n/a             n/a               $1.35
                          ==========        ========          ======          ==========
Average common shares
 outstanding............  32,670,726             n/a             n/a          32,670,726
                          ==========        ========          ======          ==========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997

                                    PRO FORMA ELIMINATION
                           AMETEK    OF WATER FILTRATION   PRO FORMA             NEW AMETEK
                         HISTORICAL      BUSINESS(A)      ADJUSTMENTS            PRO FORMA
                         ---------- --------------------- -----------            ----------
                                         (DOLLARS IN THOUSANDS)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $  2,841        $   (938)        $    489 (e)           $  2,392
  Marketable securities.     7,702              --               --                  7,702
  Receivables, less
   allowance for
   possible losses......   140,178         (12,244)              --                127,934
  Inventories...........    93,257          (6,848)              --                 86,409
  Deferred income taxes.    11,023             (94)              --                 10,929
  Other current assets..     7,142            (720)            (251)(f)              6,171
                          --------        --------         --------               --------
    Total current
     assets.............   262,143         (20,844)             238                241,537
Property, plant and
 equipment, net.........   188,140         (17,600)              --                170,540
Other assets............    94,878          (3,216)              --                 91,662
                          --------        --------         --------               --------
                          $545,161        $(41,660)        $    238               $503,739
                          ========        ========         ========               ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings
   and current portion
   of long-term debt....  $ 41,629        $   (363)        $(24,672)(e),(g)       $ 16,594
  Accounts payable......    74,761          (4,396)              --                 70,365
  Income taxes..........    13,795            (107)            (788)(d)             12,900
  Accrued liabilities...    57,273          (3,728)           6,177 (e),(f)         59,722
                          --------        --------         --------               --------
    Total current
     liabilities........   187,458          (8,594)         (19,283)               159,581
Long-term debt..........   150,270              --               --                150,270
Deferred income taxes
 and credits............    34,055          (1,606)              --                 32,449
Other long-term
 liabilities............    36,965            (400)              --                 36,565
Stockholders' equity:
  Preferred stock, $1.00
   par value;
   authorized: 5,000,000
   shares; none issued..        --              --               --                     --
  Common stock, $0.01
   par value,
   authorized:
   100,000,000 shares;
   issued: 34,208,095
   historical shares and
   32,759,325 pro forma
   shares...............       342              --              (14)(h)                328
  Capital in excess of
   par value............     1,371              --           (1,371)(h)                 --
  Retained earnings.....   169,543         (32,230)           6,934 (f),(g),(h)    144,247
                          --------        --------         --------               --------
                           171,256         (32,230)           5,549                144,575
Net unrealized losses...   (20,871)          1,170               --                (19,701)
Less: Cost of 1,448,770
    historical shares
    and zero pro forma
    shares held in the
    treasury............   (13,972)             --           13,972 (h)                 --
                          --------        --------         --------               --------
  Total stockholders'
   equity...............   136,413         (31,060)          19,521                124,874
                          --------        --------         --------               --------
                          $545,161        $(41,660)        $    238               $503,739
                          ========        ========         ========               ========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

    NOTES TO AMETEK HISTORICAL AND NEW AMETEK UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(a) The elimination of the Water Filtration Business is based on the assumption that the Spin-Off and the Merger, which are subject to AMETEK stockholder approval, took place as of January 1, 1996 for the pro forma income statement, and as of March 31, 1997 for the pro forma balance sheet. The statement of income and the balance sheet of the Water Filtration Business were derived from AMETEK's historical cost financial accounts and include certain allocations based upon methods considered reasonable by AMETEK's management. The financial statements of the Water Filtration Business referred to above were prepared in contemplation of the Merger.
(b) To eliminate certain costs and expenses of AMETEK which were associated with the removal of the Water Filtration Business, and to reclassify certain commissions from other income to cost of sales.
(c) To reflect the elimination of interest expense on debt of $25 million assumed to be retained by AMETEK in connection with the Contributions.
(d) To record estimated income taxes on the pro forma adjustments at statutory rates.
(e) To record the settlement of intra-company loans and fees due AMETEK by the Water Filtration Business.
(f) To reflect estimated fees and other expenses New Ametek expects to incur in 1997 in connection with the divestiture of the Water Filtration Business, and recognize the related income tax benefit on such fees and expenses. Such fees and expenses have not been reflected in the pro forma condensed consolidated statement of income because they are non-recurring.
(g) To reflect the assumed retention of $25 million of debt by AMETEK in connection with the Contributions.
(h) To retire the issued treasury shares of AMETEK in accordance with the provisions of the Merger Agreement.

               COMPARATIVE PER SHARE DATA OF CULLIGAN AND AMETEK

CULLIGAN PRO FORMA PER COMMON SHARE DATA

  The following table sets forth for Culligan Common Stock certain historical and pro forma combined and pro forma equivalent per share financial information for the year ended January 31, 1997 and the three-month period ended April 30, 1997. The pro forma combined amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Culligan and AMETEK, which have been incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." This information should also be read in conjunction with the Combined Financial Statements and accompanying notes of the Water Filtration Business included elsewhere herein, and the pro forma financial information and accompanying notes set forth under "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                         THREE MONTHS ENDED      YEAR ENDED
                                           APRIL 30, 1997     JANUARY 31, 1997
                                         ------------------- -------------------
                                                    CULLIGAN            CULLIGAN
                                          CULLIGAN    PRO     CULLIGAN    PRO
                                         HISTORICAL  FORMA   HISTORICAL  FORMA
                                         ---------- -------- ---------- --------
   Earnings per common share............   $1.20     $ 1.09    $0.74     $ 0.80
   Dividends per common share...........     n/a        n/a      n/a        n/a
                                          AT APRIL 30, 1997  AT JANUARY 31, 1997
                                         ------------------- -------------------
   Book value per common share..........   $9.24     $13.08    $8.14     $12.14

EQUIVALENT AMETEK AND CULLIGAN PRO FORMA PER COMMON SHARE DATA

  The following table sets forth for AMETEK Common Stock certain per share historical financial information, and for Culligan and New Ametek, certain per share pro forma financial information for the three- month period ended March 31, 1997 and for the year ended December 31, 1996 as to AMETEK, and for the three-month period ended April 30, 1997 and for the year ended January 31, 1997 as to Culligan. The pro forma Culligan information is derived by multiplying the Culligan pro forma earnings, dividends, and book value per share by an assumed Merger consideration per share ratio of .11 shares of Culligan Common Stock for each share of AMETEK Common Stock. The pro forma New Ametek information is derived by multiplying the New Ametek pro forma earnings and book value per share by the distribution ratio of one share of New Ametek Common Stock for each share of AMETEK Common Stock.

  The following information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and the accompanying notes contained in the AMETEK 10-K, which are incorporated herein by reference, and Culligan's Unaudited Pro Forma Financial Information and the accompanying notes and New Ametek's Unaudited Pro Forma Financial Information and the accompanying notes included elsewhere herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                     EQUIVALENT PER SHARE DATA
                         ---------------------------------------------------------------------------------
                                                 THREE MONTHS
                             THREE MONTHS            ENDED            YEAR ENDED           YEAR ENDED
                         ENDED MARCH 31, 1997    APRIL 30, 1997    DECEMBER 31, 1996    JANUARY 31, 1997
                         --------------------- ----------------- --------------------- -------------------
                           AMETEK   NEW AMETEK     CULLIGAN        AMETEK   NEW AMETEK      CULLIGAN
                         HISTORICAL PRO FORMA      PRO FORMA     HISTORICAL PRO FORMA       PRO FORMA
                         ---------- ---------- ----------------- ---------- ---------- -------------------
Earnings per common
 share from continuing
 operations.............   $0.42      $0.36          $0.12         $1.57      $1.35           $0.09
Dividends per common
 share..................   $0.06      $0.06            n/a         $0.24      $0.24             n/a
                           AT MARCH 31, 1997   AT APRIL 30, 1997 AT DECEMBER 31, 1996  AT JANUARY 31, 1997
                         --------------------- ----------------- --------------------- -------------------
                           AMETEK   NEW AMETEK     CULLIGAN        AMETEK   NEW AMETEK
                         HISTORICAL PRO FORMA      PRO FORMA     HISTORICAL PRO FORMA  CULLIGAN PRO FORMA
                         ---------- ---------- ----------------- ---------- ---------- -------------------
Book value per common
share...................   $4.16      $3.81          $1.44         $3.96      $3.68           $1.34

                                 RISK FACTORS

  In addition to the other information set forth in this Joint Proxy Statement/Prospectus, the following factors should be considered by the holders of AMETEK Common Stock before voting on the proposals herein. This Joint Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus.

RISKS ASSOCIATED WITH THE MERGER

  Expected Benefits of Combined Business May Not Be Achieved. There can be no assurance that the expected benefits of the Merger related to the combined businesses as described under "REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD" will be achieved. The integration of the two water filtration businesses may present management challenges and there can be no assurance that such actions needed to meet these challenges will be successfully accomplished within a specified period of time.

  Changes in Value of Merger Consideration Per Share. The stock price of Culligan Common Stock at the Effective Time may vary from the prices as of the date of execution of the Merger Agreement, the date hereof, or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of Culligan or AMETEK, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio is based on a fixed-price of $37.50 for Culligan Common Stock and the market price for Culligan Common Stock fluctuates, the value of the Culligan Common Stock that holders of AMETEK Common Stock will receive in the Merger increases as the market price of Culligan Common Stock increases and decreases as the market price of Culligan Common Stock decreases. In addition, because additional shares of AMETEK Common Stock may be issued prior to the Effective Time, the value of the consideration per share received by holders of AMETEK Common Stock in the Merger may decrease. See "THE MERGER AGREEMENT-- Conversion of AMETEK Common Stock."

RISKS WHICH CURRENTLY APPLY TO CULLIGAN

  Significant Non-Cash Charges of Culligan; Reported Losses. As a result of the emergence from bankruptcy of Culligan's former parent (the "Former Parent") in June 1993, the Former Parent and all its subsidiaries, including Culligan, were required to adjust their assets and liabilities to reflect their fair values. The reorganization value in excess of identifiable assets of Culligan, which was $112 million at the time of the Former Parent's emergence from bankruptcy, was amortized through charges to the consolidated statement of operations over a three year period that ended in June 1996. While these amounts represent non-cash charges, they have had an adverse effect on reported results of operations in fiscal years 1995, 1996 and 1997. The losses so reported as a result of the amortization of these charges have had a similar effect on reported stockholders' equity. See "SUMMARY CONDENSED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION." The Merger will result in substantial goodwill (estimated to be approximately $118.6 million) which is expected to be amortized on a straight line basis over a 40-year period.

  General Business Strategy. Culligan's business strategy includes initiatives to increase advertising expenditures, expand its distribution network in both new and existing markets, expand its direct sales force, develop new products, make strategic acquisitions of businesses, products and technology, introduce existing products and technologies into its new markets and distribution channels and introduce new products and services internationally. Culligan's strategic plan should be considered in light of the risks, expenses and difficulties frequently encountered in growing a business enterprise. Culligan expects to incur significant costs in attempting to implement the initiatives described above. The success in implementing those initiatives will depend on numerous factors, many of which are beyond Culligan's control, including economic, competitive and other conditions and uncertainties and no assurance can be given that Culligan will be successful in implementing its business strategy. Culligan's growth strategy is expected to require greater capital for its successful execution than Culligan has previously required. There can be no assurance that Culligan will grow as desired.

  Acquisition Strategy. Culligan's business strategy depends in part on its ability to effect acquisitions in the fragmented water purification and treatment industry. Culligan continually explores acquisition opportunities. The purchase price for potential acquisitions, which could involve consideration substantially in excess of amounts previously paid by Culligan for acquisitions, may be paid in cash, through the issuance of Culligan Common Stock (which would increase the number of shares of Culligan Common Stock outstanding) or other securities of Culligan, borrowings, or a combination thereof. There can be no assurance that Culligan will be able to make acquisitions on terms favorable to Culligan. With respect to recently completed and potential future acquisitions, Culligan may encounter various associated risks, including the possible inability to integrate an acquired business into Culligan's manufacturing systems, increased goodwill amortization, increased leverage, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on Culligan's operations and financial performance.

  Competition. The markets in which Culligan competes are highly competitive. Culligan competes with many domestic and international companies in its global markets. The principal methods of competition in the markets in which Culligan competes are distribution capabilities, product specifications, product knowledge and reputation, technology, service and price. Culligan has a significant number of competitors, some of which have greater resources than Culligan.

  Technological and Regulatory Change. The water purification and treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for Culligan's products and services. Changes in regulatory or industrial requirements may render certain of Culligan's purification and treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. Culligan's ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in Culligan's ability to grow and to remain competitive. There can be no assurance that Culligan will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, Culligan is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.

  Risks Associated with International Operations. Approximately 36% of Culligan's net sales for fiscal 1997 were derived from operations conducted outside of the United States. Culligan's operations may be affected by economic, political and governmental conditions in some of the countries where Culligan has manufacturing facilities and where its products are marketed. In addition, changes in economic or political conditions in any of the countries in which Culligan operates could result in unfavorable exchange rates, new or additional currency or exchange controls or other restrictions being imposed on the operations of Culligan. Similarly, Culligan's operations may be adversely affected by significant fluctuations in the value of the United States dollar against certain foreign currencies, and the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds.

  Restrictive Covenants. Culligan's credit facility requires it to achieve and maintain certain financial ratios. In addition, the credit facility contains numerous financial and operating covenants, including restrictions on the ability of Culligan to incur indebtedness, to merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets and to create, incur or permit the existence of certain liens. Such financial ratios, restrictions and covenants may affect the operating flexibility of Culligan. Further, the failure to maintain the ratios or to comply with the covenants would result in a default and permit the lenders under the credit facility to accelerate the maturity of the indebtedness governed by the credit facility and related instruments.

  Controlling Stockholders. Prior to giving effect to the Merger, affiliates of Apollo Advisors, L.P. (collectively "Apollo") beneficially own approximately 34% of the outstanding Culligan Common Stock (approximately 29% after giving effect to the Merger). By reason of such percentage ownership, Apollo may have significant control over the management and policies of Culligan. The level of ownership of the outstanding Culligan Common Stock by Culligan's principal stockholders may have the effect of making more difficult or of discouraging, absent the support of such stockholders, a proxy contest, a merger involving Culligan, a tender offer, an open market purchase program or other purchases of the Culligan Common Stock that could give holders of such stock the opportunity to realize a premium over the then-prevailing market price for their shares of the Culligan Common Stock.

  Certain Anti-Takeover Provisions. Certain provisions of the Culligan Certificate and By-Laws, together or separately, may discourage potential acquisition proposals, delay or prevent a change in control of Culligan and limit the price that certain investors might be willing to pay in the future for shares of the Culligan Common Stock. These provisions include a classified board of directors, a stockholder rights plan, the ability to issue, without further stockholder approval, preferred stock with rights and privileges which would be senior to the Culligan Common Stock and advance notice procedures for stockholders to nominate candidates for election as directors of Culligan and submit proposals for consideration at stockholders' meetings. See "DESCRIPTION OF CULLIGAN CAPITAL STOCK" and "COMPARISON OF RIGHTS OF STOCKHOLDERS."

  Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of Culligan Common Stock, or the availability of Culligan Common Stock for future sales, will have on the market price of the Culligan Common Stock prevailing from time to time. Sales in the public market of substantial amounts of Culligan Common Stock (including shares of Culligan Common Stock acquired upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Culligan Common Stock.

  Dividend Policy. Culligan currently anticipates that it will not pay cash dividends on shares of Culligan Common Stock in the foreseeable future. The payment of dividends will be a business decision to be made by the Culligan Board from time to time based on such considerations as the Culligan Board deems relevant, will be payable only out of funds legally available under the Delaware General Corporation Law (the "DGCL") and will be subject to any restrictions which may be contained in Culligan's debt instruments. The payment of dividends on Culligan Common Stock is currently limited by the Culligan Credit Facility.

RISKS RELATING TO NEW AMETEK

  For a discussion of certain risks relating to the business and operations of New Ametek, including, among others, dependence on several customers, potential environmental liability and certain risks associated with international operations, see "RISK FACTORS" in the New Ametek Information Statement included as Appendix E hereto.

                          THE AMETEK SPECIAL MEETING

DATE, TIME AND PLACE; PURPOSE OF MEETING

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the AMETEK Board for use at the AMETEK Special Meeting. The AMETEK Special Meeting will be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m., local time. The AMETEK Special Meeting will be held for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, (ii) elect eight directors to hold office for the terms specified in this Joint Proxy Statement/Prospectus and until their successors are elected and qualified, (iii) approve the appointment of Ernst & Young LLP as independent auditors for the year 1997 and (iv) transact such other business as may properly come before the AMETEK Special Meeting or any adjournments or postponements thereof.

  Management of AMETEK knows of no matters to be brought before the AMETEK Special Meeting other than those referred to herein. If any other business should properly come before the AMETEK Special Meeting other than those referred to herein, the persons named in the proxy will vote in accordance with their best judgment.

  THE AMETEK BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT, THE MERGER AND THE SPIN-OFF, AS WELL AS EACH OF THE FOREGOING ADDITIONAL ACTIONS.

RECORD DATE

  The AMETEK Board has fixed the close of business on June 25, 1997 as the AMETEK Record Date. Only the holders of record of the outstanding shares of AMETEK Common Stock on the AMETEK Record Date will be entitled to notice of, and to vote at, the AMETEK Special Meeting and any adjournments or postponements thereof. At the AMETEK Record Date, 32,925,601 shares of AMETEK Common Stock were outstanding and entitled to vote. There were, in addition, 1,282,494 issued shares held by AMETEK in its treasury which, while so held, cannot be voted. The presence, in person or by proxy, of a majority of the aggregate number of shares of AMETEK Common Stock outstanding and entitled to vote on the AMETEK Record Date is necessary to constitute a quorum at the AMETEK Special Meeting.

PROXIES; VOTING AND REVOCATION

  Shares of AMETEK Common Stock, represented by a properly executed proxy received prior to the vote at the AMETEK Special Meeting and not revoked, will be voted at the AMETEK Special Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for the approval and adoption of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, and for the additional proposals referred to herein. AMETEK intends to count shares of AMETEK Common Stock present in person at the AMETEK Special Meeting but not voting, and shares of AMETEK Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the AMETEK Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of a majority of the outstanding shares of AMETEK Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, such nonvoting shares and abstentions will have the effect of a vote against the approval of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval and adoption of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off without specific instructions from such customers. The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the AMETEK Savings and Investment Plan. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. Therefore, it is imperative to the consummation of the Merger that you return your proxy card. The AMETEK Board and management recommend you vote FOR on all items on the proxy.

  Each share of AMETEK Common Stock is entitled to one vote with respect to the proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the AMETEK Special Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off will be voted in favor of any such adjournment or postponement. Votes are tabulated at the AMETEK Special Meeting by inspectors of election.

  A stockholder of record may revoke a proxy at any time prior to its being voted by filing an instrument of revocation with Donna F. Winquist, Corporate Secretary of AMETEK (AMETEK, Inc., Station Square, Paoli, Pennsylvania 19301), by filing a duly executed proxy bearing a later date, or by appearing at the AMETEK Special Meeting in person, notifying the Corporate Secretary, and voting by ballot at the AMETEK Special Meeting. Any stockholder of record attending the AMETEK Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary of AMETEK) of a stockholder at the AMETEK Special Meeting will not constitute revocation of a previously given proxy. In addition, stockholders who hold shares of AMETEK Common Stock that are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the AMETEK Special Meeting.

REQUIRED VOTES; PRINCIPAL STOCKHOLDERS

  The affirmative vote of the holders of a majority of shares of AMETEK Common Stock issued, outstanding and entitled to vote at the AMETEK Special Meeting is necessary to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off. Such approval by holders of AMETEK Common Stock is a condition to the consummation of the Spin-Off and the Merger.

  As of the AMETEK Record Date, 32,925,601 shares of AMETEK Common Stock were outstanding and entitled to vote. Of such shares, 1,656,142 , or approximately 5.0%, were held by directors and executive officers of AMETEK, its subsidiaries and their respective affiliates, all of which they intend to vote for approval of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off.

  Information with respect to beneficial ownership of AMETEK Common Stock by entities owning more than 5.0% of such stock and more detailed information with respect to beneficial ownership of AMETEK Common Stock by AMETEK directors and executive officers are incorporated by reference to the AMETEK 10-K. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Such information is also set forth in the section entitled "INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS--Stock Ownership," which is included in this Joint Proxy Statement/Prospectus.

SOLICITATION OF PROXIES

  The expense of printing and mailing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies will be borne equally by Culligan and AMETEK. These expenses and certain other transaction expenses are subject to a cap of $1,500,000 in the case of Culligan. It is contemplated that AMETEK proxies will be solicited through the mail and directly by officers, directors, and regular employees of Culligan and AMETEK. AMETEK will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. AMETEK has engaged Georgeson & Company, Inc. to represent it in connection with the solicitation of proxies at a cost of approximately $10,000 plus expenses.

                                 PROPOSAL (1)

                    APPROVAL OF THE MERGER AND THE SPIN-OFF

       THE AMETEK BOARD RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL

                   BACKGROUND OF THE SPIN-OFF AND THE MERGER

  AMETEK regularly evaluates strategic alternatives with respect to its distinct lines of business with a view toward enhancing stockholder value. In April 1996, representatives of Culligan first approached AMETEK's Chief Financial Officer, John J. Molinelli, with an unsolicited expression of interest in purchasing the Water Filtration Business. AMETEK's management believed that the valuations then being proposed by Culligan for the Water Filtration Business were too low. However, informal discussions among Culligan and AMETEK representatives continued into July 1996. During this period, Culligan solicited from its investment bankers an estimated range of values for the Water Filtration Business based on the limited public information then available to it. At its July 1996 meeting, the AMETEK Board reviewed with management the initial valuations proposed by Culligan and concurred with management's view that those valuations were insufficient to warrant further discussions.

  In August 1996, Culligan, through certain investment banking contacts, reinitiated discussions with AMETEK regarding a possible acquisition of the Water Filtration Business at a higher valuation then previously discussed. Regular discussions continued over the next month during which time alternative structures were suggested for the Culligan acquisition of the Water Filtration Business. In early October 1996, Culligan and AMETEK executed a confidentiality agreement at which point AMETEK provided Culligan with an initial package of financial information regarding the Water Filtration Business. In late October 1996, Culligan advised AMETEK that, based on the information so far provided, it had increased its valuation of the Water Filtration Business, and that a further increase in this valuation might be possible based on additional information it was requesting.

  In early November 1996, Walter Blankley, the Chief Executive Officer of AMETEK, and Douglas Pertz, the Chief Executive Officer of Culligan, met to discuss various issues relating to the proposed transaction, including valuation of the Water Filtration Business. Following this meeting, Culligan provided AMETEK with a list of issues it wished to address relating to the Water Filtration Business and the financial information it had received so far. In mid-November 1996, Mr. Blankley and other members of AMETEK's management met with Culligan's management to review these issues. Mr. Blankley reviewed the status of the Culligan negotiations with the AMETEK Board during its meeting on November 20, 1996. The AMETEK Board evaluated the potential transaction with Culligan, as well as other strategic alternatives for the Water Filtration Business. In considering the possibility of a transaction with Culligan, the AMETEK Board evaluated the feasibility of using a structure under which all of AMETEK's assets and operations, other than the Water Filtration Business's assets and operations, would be spun-off to stockholders in a tax-free distribution followed by the acquisition of the Water Filtration Business by Culligan in a tax-free stock-for-stock merger. The AMETEK Board authorized Mr. Blankley to explore this structure with Culligan.

  In early December 1996, Messrs. Blankley and Pertz met to discuss the valuation of a transaction based on the proposed structure. Although this meeting did not produce an agreement on value, it did result in a narrowing of the gap between the valuations proposed by Culligan and AMETEK as well as an understanding that such structure would be the only viable approach for the parties to pursue. Following the meeting, Culligan summarized the valuation range and the other principal terms of the transaction in a draft term sheet which it distributed in mid-December 1996. Culligan and AMETEK decided that, although no agreement had been reached on valuation or price, work should proceed on other aspects of the proposed transaction. Culligan then began its due diligence review of the Water Filtration Business and discussions ensued between Culligan's representatives and advisors and AMETEK's representatives and advisors on structuring and documentation issues.

  Pursuant to a letter agreement dated January 27, 1997, AMETEK engaged Goldman Sachs to review the proposed transaction with Culligan and provide the AMETEK Board with its analysis of whether the consideration to be received in the Merger was fair to the AMETEK stockholders. In connection with the review of the proposed transaction by Goldman Sachs, AMETEK's management prepared certain analyses and forecasts for the Water Filtration Business. These financial forecasts were utilized by Goldman Sachs in connection with their financial analyses. See "OPINION OF FINANCIAL ADVISOR."

  AMETEK's forecasts, which are summary in nature, were based on various assumptions, relating to, among other things, market growth, earnings growth, profit margins and capital expenditures for the Water Filtration Business. The forecasts resulted in valuations that were consistent with the range of values being discussed between the representatives of AMETEK and Culligan. For the years 1997 through 2001, these forecasts show net cash flow of the Water Filtration Business of $6.7 million, $6.2 million, $10.5 million, $12.1 million and $14.0 million, respectively. In addition, AMETEK's management also provided Goldman Sachs with an internally prepared 1997 budget for the Water Filtration Business, which showed an operating profit of $16.4 million.

  In January 1997, the AMETEK Board invited several AMETEK advisors, including members of Stroock & Stroock & Lavan LLP and Goldman Sachs, to attend its regularly scheduled board meeting in order to discuss timing, structuring and valuation issues relating to the proposed acquisition of the Water Filtration Business by Culligan. In mid-January, Culligan provided AMETEK and its advisors with a draft of the Merger Agreement and the parties commenced negotiating the terms of the Merger Agreement and the related transaction documents. The AMETEK Board held two telephonic meetings, on January 29 and February 1, 1997, to review the status of the negotiations, including the continuing negotiations with respect to valuation of the Water Filtration Business. On February 4, 1997, the AMETEK Board held another meeting by telephone during which the proposed terms of the Merger and the related transactions were reviewed, including the proposed agreement reached by Messrs. Blankley and Pertz regarding valuation and price. Goldman Sachs provided the AMETEK Board with its preliminary view that, based on the terms of the transaction as they were understood by Goldman Sachs, and subject to finalization of the transaction terms and review of the final documentation, the Merger consideration would be fair to the AMETEK stockholders. AMETEK's counsel, Stroock & Stroock & Lavan LLP, provided a review of the documentation as well as various tax, regulatory and other legal matters. Following these presentations and a general discussion, the AMETEK Board unanimously approved the terms of the transaction with Culligan and authorized the execution of the Merger Agreement and related documentation. On February 5, 1997, Culligan and AMETEK executed the Merger Agreement, and AMETEK and New Ametek executed the Distribution Agreement. Following review of the final transaction terms and final definitive documents, Goldman Sachs delivered its written opinion, dated February 5, 1997, to the effect that the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of AMETEK Common Stock. On May 9, 1997 the Merger Agreement and the Distribution Agreement were amended and restated.

        REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD

  The AMETEK Board has determined that the Spin-Off and the Merger create stockholder value and are fair and in the best interests of the AMETEK stockholders. The AMETEK Board has therefore approved the Merger Agreement and the Distribution Documents, and unanimously recommends the approval and adoption of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off by the AMETEK stockholders. In reaching this determination and recommendation, the AMETEK Board consulted with AMETEK's management, as well as its legal counsel and financial advisors, and considered the following factors:

    (a) the terms and conditions of the Merger Agreement and the Distribution Agreement, including the amount and form of consideration, which includes approximately .11 shares of Culligan Common Stock and one share of New Ametek Common Stock for each share of AMETEK Common Stock;

    (b) the fact that the Spin-Off and the Merger allow AMETEK stockholders on a tax-free basis to retain a continuing interest in two successful and growing businesses by retaining (i) an interest in the Water Filtration Business through their ownership of Culligan Common Stock after the Merger and (ii) an interest in AMETEK's electromechanical, precision instruments and other businesses through their ownership of New Ametek Common Stock following the Spin-Off;

    (c) the ability of the parties to structure a transaction which would be tax-free to AMETEK and its stockholders;

    (d) the belief that the Water Filtration Business when combined with Culligan, a leading water filtration company, would be able to compete more effectively in the water filtration market than it would as a division of AMETEK, especially taking into account the increased economies of scale of the combined operation and Culligan's extensive distribution channels and experience in the retail market;

    (e) the belief that AMETEK, because of its relative lack of experience in the retail markets, would not be able to fully exploit the Water Filtration Business's potential for growth in the retail market without a substantial investment in advertising and a significant expansion of its distribution capabilities;

    (f) the desire to refocus and simplify AMETEK's business based on the belief that the public markets have found it difficult to value AMETEK because of the number and diversity of its various business segments; and

    (g) financial presentations of Goldman Sachs made to the AMETEK Board and the preliminary view of Goldman Sachs to the effect that the Exchange Ratio pursuant to the Merger Agreement was fair to the AMETEK stockholders.

  The foregoing discussion of the reasons and factors considered and given weight by the AMETEK Board is not intended to be exhaustive, but is believed to include all of the material factors considered by the AMETEK Board. In view of the variety of factors considered in connection with its consideration of the Merger, the AMETEK Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the AMETEK Board may have given different weight to different factors.

                       OPINION OF THE FINANCIAL ADVISOR

  Goldman Sachs delivered its written opinion dated February 5, 1997 to the AMETEK Board that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of AMETEK Common Stock.

  The full text of the written opinion of Goldman Sachs dated February 5, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C to this Joint Proxy Statement/Prospectus; and is incorporated herein by reference. Stockholders of AMETEK are urged to, and should, read such opinion in its entirety. Goldman Sachs' written opinion is addressed to the AMETEK Board and does not constitute a recommendation to an AMETEK stockholder as to how such stockholder should vote at the AMETEK Special Meeting and should not be relied upon by any stockholder as such.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of AMETEK for the five years ended December 31, 1995 and of Culligan for the fiscal year ended January 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AMETEK and Culligan; and (iv) certain internal financial analyses and forecasts for the Water Filtration Business prepared by AMETEK's management. Goldman Sachs also held discussions with members of the senior management of AMETEK, the Water Filtration Business and Culligan regarding the past and current business operations, financial condition, and future prospects, of AMETEK and Culligan. In addition, Goldman Sachs reviewed the reported price and trading activity for Culligan Common Stock, compared certain financial and stock market information for AMETEK with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water filtration industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Water Filtration Business or Culligan or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs was not asked to solicit, and accordingly did not solicit, third parties with respect to potential alternative transactions. Goldman Sachs assumed, with AMETEK's consent, that the Merger would be tax-free to AMETEK and its stockholders.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the AMETEK Board on February 5, 1997.

  (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Culligan Common Stock.

  (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Culligan to corresponding financial information, ratios and public market multiples for four large capitalization publicly traded corporations: Ionics Inc., Millipore Corporation, Pall Corporation, United States Filter Corporation (the "Large Cap Selected Companies"); and three small capitalization publicly traded companies: Cuno Inc., Memtec Limited and Osmonics Inc. (the "Small Cap Selected Companies" and together with the Large Cap Selected Companies, the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Culligan. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Culligan were calculated using a price of $36.38 per share, the closing price of Culligan Common Stock on the NYSE on February 4, 1997. The multiples and ratios for Culligan were based on information provided by

Culligan's management and the multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of LTM sales, as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from 1.49x to 3.25x for the Large Cap Selected Companies and from 1.37x to 2.28x for the Small Cap Selected Companies, LTM EBITDA, which ranged from 10.8x to 21.1x for the Large Cap Selected Companies and from 14.0x to 25.2x for the Small Cap Selected Companies, and LTM EBIT, which ranged from 13.2x to 29.6x for the Large Cap Selected Companies and from 14.0x to 25.2x for the Small Cap Selected Companies, compared to levered multiples of 2.27x, 14.5x and 17.6x, respectively, for Culligan. Goldman Sachs also considered for the Selected Companies LTM price/earnings ratios, which ranged from 18.5x to 53.5x for the Large Cap Selected Companies and from 19.0x to 29.9x for the Small Cap Selected Companies compared to 28.6x for Culligan; estimated calendar year 1996 and 1997 price/earnings ratios, which ranged from 17.7x to 49.7x for the Large Cap Selected Companies and from 22.1x to 23.8x for the Small Cap Selected Companies for estimated calendar year 1996 and 15.3x to 32.1x for the Large Cap Selected Companies and from 18.5x to 20.5x for the Small Cap Selected Companies for estimated calendar year 1997 compared to 26.5x and 22.1x, respectively, for Culligan; LTM EBIT margins and LTM EBITDA margins, which ranged from 5.0% to 20.9% for the Large Cap Selected Companies and from 6.3% to 12.9% for the Small Cap Selected Companies and 7.1% to 25.7% for the Large Cap Selected Companies and from 11.8% to 14.2% for the Small Cap Selected Companies, respectively, compared to 12.9% and 15.7%, respectively, for Culligan.

  (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using AMETEK'S management projections (as previously described under "BACKGROUND OF THE SPIN-OFF AND THE MERGER"). Goldman Sachs calculated a net present value of future cash flows for the years 1997 through 2001 using a half-year convention and discount rates ranging from 10% to 14%. Goldman Sachs calculated net present values of AMETEK'S terminal values in the year 2001 using perpetuity growth rates of 3% to 7% and discount rates ranging from 10% to 14%. The various ranges for discount rates and perpetuity growth rates were chosen to reflect theoretical analyses of cost of capital and long-term prospects for AMETEK, respectively.

  Based on the analysis above, the implied values for AMETEK ranged from $144.8 million to $167.7 million with a mid-range of $155.8 million.

  (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the water purification/filtration industry since 1992 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM revenues ranged from 0.45x to 2.48x, as compared to 2.26x for the levered aggregate consideration to be received in the Merger, (ii) the multiple of LTM EBITDA ranged from 7.0x to 22.0x, as compared to 10.5x for the levered aggregate consideration to be paid in the Merger, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 7.7x to 41.0x, as compared to 12.3x for the aggregate consideration to be paid in the Merger.

  (v) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBITDA, EBIT, net income and tangible assets) for AMETEK, Culligan and the pro forma combined entity resulting from the Merger based on AMETEK's historical 1996 results, and financial forecasts for Culligan for 1997 provided by Culligan's management (which were consistent with securities analysts' estimates). The analysis indicated that the AMETEK stockholders would receive 14.0% of the outstanding common equity of the combined companies after the Merger. Goldman Sachs also analyzed the relative income statement contribution of AMETEK and Culligan to the combined companies on a pro forma basis and before taking into account any of the possible benefits that may be realized following the Merger based on actual 1996 results for AMETEK and estimated 1997 results for Culligan, based on financial data provided to Goldman Sachs by the management of AMETEK and Culligan. This analysis indicated that using such 1996/1997 numbers AMETEK would have contributed 15.7% to combined revenues, 19.9% to combined EBITDA, 20.1% to combined EBIT, and 17.1% to combined net income.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to AMETEK, the Water Filtration Business or Culligan or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the AMETEK Board as to the fairness of the Exchange Ratio to the AMETEK Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AMETEK, Culligan, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' presentation of its preliminary view to the AMETEK Board was one of many factors taken into consideration by the AMETEK Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. AMETEK selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of AMETEK and/or Culligan for its own account and for the account of customers. In addition, Goldman Sachs has provided certain investment banking services to Culligan from time to time, including having acted as managing underwriter of Culligan's initial public offering in December 1995 and of a secondary sale of Culligan Common Stock in October 1996.

  Pursuant to a letter agreement dated January 27, 1997 (the "Engagement Letter"), AMETEK engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, AMETEK has agreed to pay Goldman Sachs upon delivery of its fairness opinion a fee of $350,000. AMETEK has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

                             THE MERGER AGREEMENT

  The following is a summary description of certain aspects of the Merger and certain terms of the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Certain capitalized terms used herein and not defined have the meanings ascribed to them in the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  At the Effective Time, Culligan, AMETEK and Culligan Merger Sub will consummate the Merger whereby Culligan Merger Sub will be merged with and into AMETEK and the separate corporate existence of Culligan Merger Sub will cease. AMETEK will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Culligan.

 Effective Time; Closing

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger. The closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of certain conditions contained in the Merger Agreement and at least one day after the Spin-Off (the "Closing Date"). See "--Conditions."

 Certificate of Incorporation and By-Laws

  The AMETEK Certificate in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth in Exhibit A of the Merger Agreement and, as amended, will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law. The By-Laws of Culligan Merger Sub in effect at the Effective Time will be the By-Laws of the Surviving Corporation until amended in accordance with their terms and applicable law.

 Directors and Officers

  The directors of Culligan Merger Sub at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his successor is duly elected and qualified. The officers of Culligan Merger Sub at the Effective Time will be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his successor is duly appointed and qualified.

CONVERSION OF AMETEK COMMON STOCK

  At the Effective Time, each issued and outstanding share of AMETEK Common Stock will be converted into the right to receive the number (rounded to the nearest one-thousandth of a share) of fully paid and nonassessable shares of Culligan Common Stock determined by dividing (i) the Net Equity Value divided by (ii) $37.50, divided by (iii) the number of shares of AMETEK Common Stock outstanding at the Effective Time. "Net Equity Value" means an amount equal to
(A) $155,000,000 minus (B) $25,000,000, the amount of the Retained Debt. Based on the foregoing calculation, the Net Equity Value will be $130,000,000.

  If the number of shares of AMETEK Common Stock outstanding on the Spin-Off Record Date were to equal 32,925,601 (the number of such shares outstanding on June 25, 1997), then each share of AMETEK Common Stock would be converted into approximately .11 shares of Culligan Common Stock. Assuming the exercise of all exercisable AMETEK stock options on June 25, 1997, the total number of shares of AMETEK Common Stock outstanding would equal 34,287,839, in which case each share of AMETEK Common Stock would be converted into approximately
 .10 shares of Culligan Common Stock. However, additional shares of AMETEK Common Stock may be issued prior to the Effective Time, including pursuant to the exercise of AMETEK stock options. Therefore, the amount of Culligan Common Stock received per share of AMETEK Common Stock in the Merger may vary.

  Because the Exchange Ratio is based on a fixed-price of $37.50 for Culligan Common Stock and the market price for Culligan Common Stock fluctuates, the value of the Culligan Common Stock that holders of AMETEK Common Stock will receive in the Merger increases as the market price of Culligan Common Stock increases and decreases as the market price of Culligan Common Stock decreases. In addition, because additional shares of AMETEK Common Stock may be issued prior to the Effective Time, the value of the consideration per share received by holders of AMETEK Common Stock in the Merger may decrease. The AMETEK Board and the Culligan Board determined the Merger consideration through arm's length negotiations.

  All shares of AMETEK Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Culligan Common Stock and any cash in lieu of fractional shares of Culligan Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with the terms of the Merger Agreement, without interest.

  If after the date of the Merger Agreement and prior to the Effective Time, the outstanding shares of Culligan Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, split, or any other distribution of shares, the Exchange Ratio will be correspondingly adjusted.

 Exchange of Certificates

  As soon as practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of certificates, which immediately prior to the Effective Time represented outstanding shares of AMETEK (the "Certificates"), whose shares were converted into the right to receive shares of Culligan Common Stock (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Culligan Common Stock. HOLDERS OF AMETEK COMMON STOCK ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Culligan Common Stock which such holder has the right to receive pursuant to the terms of Merger Agreement and (B) cash in lieu of any fractional shares of Culligan Common Stock to which such holder is entitled, after giving effect to any required tax withholdings. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Culligan Common Stock and cash in lieu of any fractional shares of Culligan Common Stock.

  No dividends or other distributions declared or made after the Effective Time with respect to Culligan Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of record of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the Certificates representing whole shares of Culligan Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Culligan Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Culligan Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Culligan Common Stock.

 Cash in Lieu of Fractional Shares

  No certificate or scrip representing fractional shares of Culligan Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Culligan. In lieu of any such fractional shares, each holder of AMETEK Common Stock who would otherwise have been entitled to a fraction of a share of Culligan Common Stock upon surrender of Certificates for exchange will be entitled to receive a cash payment in an amount equal to such fractional interest multiplied by the Average Culligan Share Price. "Average Culligan Share Price" is an amount equal to the average of the closing prices of the Culligan Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the ten (10) trading days ending on the second trading day immediately before the Effective Time.

CERTAIN PRE- AND POST-MERGER TRANSACTIONS

 Distribution Documents

  Prior to the Spin-Off, AMETEK will, and will cause New Ametek to, execute and deliver the Trademark Agreement (the "Trademark Agreement"), the Tax Allocation Agreement (the "Tax Allocation Agreement"), the Transition Services Agreement (the "Transition Services Agreement") and the Indemnification Agreement (the "Indemnification Agreement" and together with the Distribution Agreement, the Trademark Agreement, the Tax Allocation Agreement and the Transition Services Agreement, the "Distribution Documents"). Prior to the Spin-Off, Culligan will execute and deliver the Indemnification Agreement. In connection with the execution of the Merger Agreement, AMETEK and New Ametek executed the Distribution Agreement. See "THE SPIN-OFF."

 The Contributions

  Immediately prior to the Spin-Off and pursuant to the terms of the Distribution Agreement, AMETEK will effect the Contributions. See "THE SPIN-OFF."

 The Spin-Off

  At least one day prior to the Effective Time, and pursuant to the terms of the Distribution Agreement, AMETEK will effect the Spin-Off. See "THE SPIN-OFF."

 Audited Closing Balance Sheet

  Within forty-five (45) days after the Closing Date, New Ametek will deliver to Culligan the Audited Closing Balance Sheet after giving effect to the Spin-Off (but not the Merger), which will be audited by New Ametek's independent public accountants in accordance with United States generally accepted auditing standards. The Audited Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles ("GAAP") and, to the extent consistent with GAAP, on a basis consistent with the Water Filtration Business Financial Statements. Together with the Audited Closing Balance Sheet, New Ametek will deliver the Adjusted Closing Balance Sheet which will be the Audited Closing Balance Sheet adjusted (x) to reflect the financial position that would have been reported in the Audited Closing Balance Sheet if it had been prepared in accordance with the items (and accounting principles) set forth on Schedule 3.4 to the Merger Agreement (which items generally represent certain differences between GAAP and the basis of presentation of the Water Filtration Business Financial Statements as specified in the Merger Agreement) and (y) to exclude any cash paid to AMETEK by New Ametek (or retained by AMETEK) pursuant to the Distribution Agreement to compensate Culligan for the Special Offer Amount (as defined in the Distribution Agreement) and for any unexercised options held by any Water Filtration Business Employees following the Effective Time (clauses (x) and (y) being referred to as the "Reference Items"). If, however, a liability or accrual appears in the Adjusted Closing Balance Sheet which was not identified as a Reference Item and which was not reflected on the balance sheet included in the Water Filtration Business Financial Statements, no adjustment will be made to the extent such liability or accrual is an Assumed Liability (as such term is defined in the Distribution Agreement). If the Adjusted Net Worth of the Water Filtration Business as calculated from the Adjusted Closing Balance Sheet is less than $31,745,000, then New Ametek will pay to the Surviving Corporation in cash the amount of such shortfall in Adjusted Net Worth within thirty days of the delivery of the Adjusted Closing Balance Sheet (or, if later, upon resolution of the matters set forth in the Notice (as defined in the Merger Agreement)). If the Adjusted

Net Worth of the Water Filtration Business as calculated from the Adjusted Closing Balance Sheet is more than $31,745,000, then the Surviving Corporation will pay New Ametek in cash the amount of such excess up to a maximum amount of $2,000,000 within thirty days of the delivery of the Adjusted Closing Balance Sheet (or, if later, upon resolution of the matters set forth in the Notice). The term "Adjusted Net Worth" means the amount by which consolidated assets exceed consolidated liabilities, in each instance as set forth on the Adjusted Closing Balance Sheet.

  If Culligan determines that the Audited Closing Balance Sheet is not in accordance with the Merger Agreement, the parties will endeavor to resolve their differences within thirty (30) days, failing which Culligan and New Ametek will select and retain an independent public accounting firm mutually acceptable to them (or, if they cannot agree on a mutually acceptable firm, they will cause their respective accounting firms to select such firm) (the "Third Party Firm") to resolve such differences. The Third Party Firm will be requested to render a decision within thirty (30) days of its selection and such decision will be final and binding. The fees and expenses of the Third Party Firm will be (i) paid by Culligan if less than 25% of the dollar amount of the Culligan Adjustment (as defined in the Merger Agreement) is required to be made or (ii) paid by New Ametek if more than 75% of the dollar amount of the Culligan Adjustment is required to be made or (iii) shared equally by Culligan and New Ametek if 25% or more but less than 75% of the dollar amount of the Culligan Adjustment is required to be made.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by AMETEK and New Ametek as to: (a) the corporate organization of AMETEK and its subsidiaries; (b) the capitalization of AMETEK and its subsidiaries; (c) the authorization of AMETEK and its subsidiaries' execution and performance of the Merger Agreement and the Distribution Documents; (d) required consents and approvals; (e) the noncontravention of any agreement, law, or charter or by-law provision by the Merger Agreement, the Distribution Documents and the consummation by AMETEK of the transactions contemplated thereby; (f) the absence of the need, except as specified, for governmental consents to the Merger to be obtained by AMETEK and New Ametek; (g) the accuracy of certain of AMETEK's reports and financial statements filed under the Securities Act and the Exchange Act; (h) the accuracy of information supplied by AMETEK for use in this Joint Proxy Statement/Prospectus and the Culligan Registration Statement and the New Ametek Information Statement (collectively, the "Registration Statements"); (i) the accuracy of the pro forma consolidated balance sheet relating to the Water Filtration Business delivered to Culligan;
(j) use by New Ametek or any of its subsidiaries of the assets used in the conduct of the Water Filtration Business; (k) ownership of the assets reflected on the pro forma consolidated balance sheet of the Water Filtration Business; (l) the receipt of an opinion of AMETEK's financial advisor in connection with the Merger; (m) pending or threatened litigation against or related to the Water Filtration Business, AMETEK or any of its subsidiaries;
(n) the terms, existence, operations, liabilities and compliance with applicable laws of AMETEK and New Ametek's employee benefit plans; (o) the absence of undisclosed liabilities of, and of material adverse changes or events relating to, the Water Filtration Business; (p) no violation of law by AMETEK or any of its subsidiaries; (q) the licenses used in connection with the Water Filtration Business; (r) certain tax matters; (s) certain matters relating to the employees of the Water Filtration Business; (t) certain environmental matters; (u) the ownership, maintenance, enforceability, and use of the intellectual property used in connection with the Water Filtration Business; (v) transactions with affiliates of the Water Filtration Business;
(w) agreements and bank accounts of the Water Filtration Business; (x) AMETEK's Rights Plan; (y) the insurance of the Water Filtration Business; (z) the non-applicability of Section 203 of the DGCL ("Section 203"); and (aa) liability of AMETEK or any of the its subsidiaries for any broker's or finder's fees in connection with the Merger Agreement or the Distribution Documents.

  The Merger Agreement also includes representations and warranties by Culligan and Culligan Merger Sub as to: (a) the corporate organization of Culligan and Culligan Merger Sub; (b) the capitalization of Culligan; (c) the authorization of Culligan's and Culligan Merger Sub's execution and performance of the Merger Agreement and the Distribution Documents; (d) required consents and approvals; (e) the noncontravention of any agreement, law, or charter or bylaw provision by the Merger Agreement and the Distribution Documents and the consummation by Culligan and Culligan Merger Sub of the transactions contemplated thereby; (f) the absence of the need, except as specified, for governmental consents to the Merger; (g) the accuracy of certain of Culligan's reports and financial statements filed under the Exchange Act and the Securities Act; (h) the accuracy of information supplied by Culligan for use in this Joint Proxy Statement/Prospectus and the Registration Statements; (i) pending or threatened litigation against Culligan or any of its subsidiaries; (j) the absence of material adverse changes relating to Culligan; (k) certain tax matters; (l) the lack of prior operations of Culligan Merger Sub; and (m) liability of Culligan or any of its subsidiaries for any broker's or finder's fees in connection with the Merger or the Distribution Documents.

  The representations, warranties and agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, subject to the terms of the Indemnification Agreement.

COVENANTS

  During the period from the date of the Merger Agreement and continuing until the Effective Time, AMETEK agrees as to itself and its subsidiaries that, except for the Spin-Off and the other transactions expressly provided for in the Distribution Agreement or as contemplated or permitted by the Merger Agreement, or to the extent that Culligan will otherwise consent in writing:

  (a) AMETEK and its subsidiaries will (i) carry on the Water Filtration Business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve intact the present business organization of the Water Filtration Business, keep available the services of the present officers and employees of the Water Filtration Business and preserve the relationships with customers, suppliers and others having business dealings with the Water Filtration Business. AMETEK will consult with Culligan concerning the conduct of the Water Filtration Business and will not initiate any new marketing plans or make any strategic changes in the conduct of the Water Filtration Business without the prior consent of Culligan (which consent will not be unreasonably withheld), and Culligan will have the right to have representatives present at the facilities of the Water Filtration Business during normal business hours and upon reasonable prior notice to observe its operations in order to facilitate a transition. Notwithstanding the generality of the foregoing, AMETEK will, and will cause the Water Filtration Business to, consult with Culligan with respect to any decisions, actions or inactions that are reasonably expected to result in either (x) a significant deviation in capital expenditures of the Water Filtration Business from that set forth in the Capital Expenditure Budget or (y) a significant change in working capital as of the Closing Date from the amount of working capital set forth in the Water Filtration Business Balance Sheet;

  (b) Except as expressly contemplated by the Merger Agreement or any of the Distribution Documents, AMETEK will not permit the Water Filtration Business to issue, transfer, pledge or sell, or authorize or propose or agree to the issuance, transfer, pledge or sale of, any shares of its capital stock of any class, any Voting Debt or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, Voting Debt, equity interests or convertible securities;

  (c) AMETEK will not, nor will it permit the Water Filtration Business to, amend or propose to amend its certificate of incorporation or by-laws or comparable organizational documents;

  (d) AMETEK will not, nor will it permit any of its subsidiaries included in the Water Filtration Business to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice, other than transactions which are unrelated to the Water Filtration Business and which will not adversely affect AMETEK's ability to consummate the transactions contemplated by the Merger Agreement and the Distribution Documents;

  (e) AMETEK will not, nor will it permit any of its subsidiaries included in the Water Filtration Business to, sell, lease, license, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business consistent with past practice, other than transactions which are unrelated to the Water Filtration Business and which will not materially adversely affect AMETEK's ability to consummate the transactions contemplated by the Merger Agreement and the Distribution Documents;

  (f) AMETEK will not permit the Water Filtration Business, to (i) incur, assume, pre-pay, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money except in the ordinary and usual course of business consistent with past practice,
      (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Water Filtration Business or guarantee any obligations of others, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary and usual course of business consistent with past practice;

  (g) Except as expressly provided in the Distribution Agreement, AMETEK will not, nor will it permit any of its subsidiaries to (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Compensation and Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between AMETEK or any of its subsidiaries and one or more of its directors, officers or employees and (ii) except for normal increases in the ordinary course of business consistent with past practice and the payment of bonuses to employees consistent with past practice, increase in any manner, compensation or fringe benefits of any director, officer or employee or pay any benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date of the Merger Agreement, in each case only to the extent that the foregoing relate to the Water Filtration Business or its Employees (the "Water Filtration Business Employees");

  (h) AMETEK will promptly advise Culligan of any change or development that would cause the representation in the Merger Agreement relating to undisclosed liabilities to be untrue. AMETEK will promptly provide Culligan (or its counsel) copies of all filings made by AMETEK with any federal, state or foreign Governmental Entity in connection with the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby;

  (i) AMETEK will not and will not permit the Water Filtration Business to change any of its accounting principles, policies or procedures, except as may be required by GAAP;

  (j) AMETEK will not take or cause or permit to be taken, and will not permit any of its subsidiaries to take or cause or permit to be taken, any action, or allow to exist any condition, that could (i) disqualify the Contributions followed by the Spin-Off as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) disqualify the Spin-Off as a tax-free distribution pursuant to Section 355 of the Code, or
      (iii) disqualify the Merger as a tax-free reorganization pursuant to
      Section 368(a) of the Code; and

  (k) AMETEK will (i) not engage in or allow transfers of assets or liabilities or engage in or enter into other transactions between the Water Filtration Business, on the one hand, and New Ametek or any of its subsidiaries, on the other hand, except as contemplated by the Distribution Agreement or the Tax Allocation Agreement or as to which the Water Filtration Business is indemnified pursuant to the Indemnification Agreement, (ii) abide and cause New Ametek to abide by its respective obligations under the Distribution Agreement, and (iii) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement.

  During the period from the date of the Merger Agreement and continuing until the Effective Time, Culligan agrees as to itself and its subsidiaries that:

  (a) Culligan will not take any action that would result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or that would materially impair the ability of Culligan to consummate the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

  (b) Culligan will not take or cause or permit to be taken, and will not permit any of its subsidiaries to take or cause or permit to be taken, any action, or allow to exist any condition, that could (i) disqualify the Contributions followed by the Spin-Off as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) disqualify the Spin-Off as a tax-free distribution pursuant to Section 355 of the Code, or
      (iii) disqualify the Merger as a tax-free reorganization pursuant to
      Section 368(a) of the Code; and

  (c) Culligan will promptly advise AMETEK orally and in writing of any change or development that would cause the representation regarding certain tax matters contained in the Merger Agreement to be untrue. Culligan will promptly provide AMETEK (or its counsel) copies of all filings made by Culligan with any federal, state or foreign Governmental Entity in connection with the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby.

COOPERATION

  Following the expiration or early termination of the applicable waiting period under the HSR Act, the parties agree that the business of the Water Filtration Business will be operated in cooperation between Culligan and AMETEK and will continue to be managed and administered by AMETEK under the procedures set forth below:

  (a) The appointment, including compensation and contractual agreements, of all senior executives of the Water Filtration Business will be made by AMETEK following consultation with Culligan. AMETEK will cooperate with Culligan on personnel policies and procedures for the Water Filtration Business, including, without limitation, setting salary and bonus standards, termination and severance policies, and employee benefit policies;

  (b) AMETEK will cooperate and consult with the financial officers of Culligan with respect to policies and procedures relating to financial and accounting matters of the Water Filtration Business, including without limitation, (i) the preparation of the accounts, books and records, (ii) the preparation of financial statements, (iii) the monitoring of operating performance under a budget previously prepared, and (iv) the preparation and review of monthly management reports; provided, however, that AMETEK will not be required to change any such policies or procedures;

  (c) Culligan and AMETEK will consult with each other in determining the best interests of the Water Filtration Business with respect to capital expenditures or investments, issuances of guarantees, creation of mortgages or liens, establishment of credit lines, or other material transactions affecting the Water Filtration Business;

  (d) AMETEK will cooperate with the personnel of Culligan in developing ongoing sales and marketing strategies and financial and other standards for the Water Filtration Business and AMETEK will not initiate any new marketing plans or make any strategic changes in the operations of the Water Filtration Business without the prior consent of Culligan (which consent will not be unreasonably withheld); and

  (e) Culligan will have the right to have one or more representatives present at the facilities of the Water Filtration Business during normal business hours.

STOCK EXCHANGE LISTING

  Culligan will use its reasonable efforts to cause the shares of Culligan Common Stock to be issued in the Merger to be approved for listing on the NYSE and any other national securities exchange on which shares of Culligan Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

EMPLOYEE MATTERS; EMPLOYEE BENEFIT PLANS

  Prior to the Spin-Off, AMETEK will, and will cause its subsidiaries to, assign to New Ametek or its subsidiaries (or terminate) all employment and severance agreements with employees of AMETEK who are not Water Filtration Business Employees. Culligan will, and will cause the Surviving Corporation to, honor all employee severance plans (or policies) and employment and severance agreements of AMETEK or any of its subsidiaries as specified in AMETEK's Disclosure Schedule to the Merger Agreement with respect to the Water Filtration Business Employees as such agreements (or policies) are in effect on the date of the Merger Agreement.

  Culligan will not have any liability or obligation to or for, except to the extent described under "THE SPIN-OFF--Terms of the Distribution Agreement-- Employees and Employee Benefit Plans," any employee or former employee of AMETEK or any of its subsidiaries based upon events, occurrences or services performed by such employees or former employees on or prior to the Closing Date and, in the case of employees of AMETEK or any of its subsidiaries other than Water Filtration Business Employees, following the Closing Date.

  As soon as practicable following the Effective Time, Culligan will cause the Culligan 401(k) Plan to accept a plan-to-plan transfer from AMETEK's 401(k) Plan (as assumed by New Ametek) of the account balances of the Water Filtration Business Employees.

STOCK OPTIONS

  All options to acquire shares of AMETEK Common Stock pursuant to any of the AMETEK Stock Option or Incentive Plans (other than options held by Water Filtration Business Employees) which are outstanding immediately prior to the Effective Time, whether or not then exercisable, will be assumed by New Ametek as provided in the Distribution Agreement and, except as specifically provided in the Distribution Agreement, following the Effective Time, will not represent a right to acquire shares of either Culligan or the Surviving Corporation. See "THE SPIN-OFF--Terms of the Distribution Agreement--Stock Option and Stock Incentive Plans."

NO SOLICITATION

  Until the earlier of the Effective Time or the termination of the Merger Agreement, AMETEK and its subsidiaries will not, directly or indirectly, solicit or discuss with any third party (including by way of furnishing non-public information concerning the Water Filtration Business), or facilitate any inquiries with respect to an Acquisition Transaction (as defined below); provided AMETEK may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited proposal with respect to an AMETEK Acquisition Transaction (as defined below), if, (A) the AMETEK Board based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the AMETEK Board to comply with its fiduciary duties to stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, AMETEK provides written notice thereof to Culligan; or (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer involving AMETEK. AMETEK will keep Culligan informed on a reasonable basis of the status and general nature of any discussions or negotiations with respect to an AMETEK Acquisition Transaction, including any changes to any material terms and conditions thereof. An Acquisition Transaction means a merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving either (i) AMETEK and its subsidiaries, substantially as an entirety (an "AMETEK Acquisition Transaction") or (ii) the Water Filtration Business.

INDEBTEDNESS

  Except as reflected on the Retained Business Balance Sheet, AMETEK agrees that immediately prior to the Effective Time, after giving effect to the Contributions and the other transactions contemplated by the Distribution Documents, there will not be outstanding any indebtedness for borrowed money, or any guarantees in respect of any indebtedness for borrowed money of any third party, in respect of which the Water Filtration Business is obligated, other than the Retained Debt.

GOVERNMENT AND REGULATORY APPROVALS

  Consummation of the Merger was conditioned upon the expiration or termination of the waiting period under the HSR Act. On March 14, 1997, Culligan and AMETEK each filed notification reports under the HSR Act with the FTC and the Antitrust Division of the DOJ. Early termination of the waiting period was granted on March 24, 1997.

INTERNAL REVENUE SERVICE RULING

  The Contributions, the Spin-Off and the Merger are conditioned upon the issuance by the IRS of the Private Letter Ruling reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code; (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368 (a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling. If the IRS revokes the Private Letter Ruling, this condition will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK and Culligan receive the Tax Opinions to the same effect as the Private Letter Ruling. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

CONDITIONS

  Conditions to Each Party's Obligation to Effect the Merger. The Merger Agreement provides that the respective obligations of the parties to the Merger Agreement to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions: (a) due approval of the Merger Agreement by the holders of AMETEK Common Stock; (b) the shares of Culligan Common Stock issuable to AMETEK's stockholders pursuant to the Merger Agreement will have been authorized for listing on the NYSE and the shares of New Ametek Common Stock to be distributed to AMETEK's stockholders pursuant to the Spin-Off will have been authorized for listing on the NYSE and the PCX;
(c) any applicable waiting period under the HSR Act will have expired or been terminated (which has been satisfied); (d) other than the filing of the Certificate of Merger, all authorizations, or filings with, any Governmental Entity, the failure of which to obtain would have a material adverse effect on New Ametek or the Water Filtration Business and their respective subsidiaries, will have been obtained or filed; (e) the Registration Statements will have become effective under the Securities Act or the Exchange Act, as the case may be, and will not be the subject of any stop order or proceeding by the Commission seeking a stop order; (f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; (g) the Spin-Off will have become effective in accordance with the Distribution Agreement; (h) the IRS shall have issued (which has been satisfied) and not revoked the Private Letter Ruling, and/or AMETEK and Culligan shall have received the Tax Opinions; and (i) there will be no proposed legislation introduced in bill form and pending action in the United States Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the United States Federal income tax consequences described in the Private Letter Ruling and/or the Tax Opinions.

  Conditions of Obligation of Culligan. The obligation of Culligan to effect the Merger is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Culligan: (a) the representations and warranties of AMETEK and New Ametek will be true and correct in all material respects as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and Culligan will have received a certificate signed on behalf of AMETEK by the chief executive officer or the chief financial officer of AMETEK to such effect; (b) AMETEK and its subsidiaries (including New Ametek) have performed in all material respects all obligations required to be performed by it under the Merger Agreement and the Distribution Agreement at or prior to the Closing Date, and Culligan will have received a certificate signed on behalf of

AMETEK by the chief executive officer or the chief financial officer of AMETEK to such effect; (c) the amount of Adjusted EBIT will not be less than $11,850,000 (which condition has been satisfied); (d) Culligan will have received the opinion of Stroock & Stroock & Lavan LLP concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger; (e) New Ametek will have assumed all obligations of AMETEK under the Indenture, pursuant to which the Notes were issued; and
(f) no action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority will be pending or threatened against AMETEK or Culligan or any of their subsidiaries challenging the validity or legality of the transactions contemplated by the Merger Agreement.

  Conditions of Obligation of AMETEK. The obligation of AMETEK to effect the Merger is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by AMETEK: (a) the representations and warranties of Culligan and Culligan Merger Sub contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and AMETEK will have received a certificate signed on behalf of Culligan by the chief executive officer or the chief financial officer of Culligan to such effect; (b) Culligan and Culligan Merger Sub will have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and AMETEK will have received a certificate signed on behalf of Culligan by the chief executive officer or the chief financial officer of Culligan to such effect; (c) AMETEK will have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger;
(d) holders of a majority of the Notes have consented to an amendment of, or supplemental indenture under, the Indenture so as to permit the Spin-Off; (e) no action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority will be pending or threatened against AMETEK or Culligan or any of their subsidiaries challenging the validity or legality of the transactions contemplated by the Merger Agreement; and (f) the Average Culligan Share Price on the proposed Closing Date (assuming satisfaction or waiver of all other conditions) will be greater than $31.00 per share.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement by the stockholders of AMETEK:

    (a) by mutual consent of Culligan and AMETEK;

    (b) by either Culligan or AMETEK if the Merger is not consummated before October 31, 1997 (unless due to the action or failure to act of the party seeking to terminate the Merger Agreement, which action or failure to act constitutes a breach of the Merger Agreement);

    (c) by Culligan if (i) there has been a material breach on the part of AMETEK in its representations, warranties or covenants set forth in the Merger Agreement or the Distribution Agreement, or any material failure by AMETEK to comply with its obligations in the Merger Agreement or the Distribution Agreement, and, in the case of a material breach of covenant or failure to comply which is capable of being cured, is not cured within thirty days, (ii) AMETEK's stockholders do not approve of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, or
  (iii) the AMETEK Board withdraws, amends or modifies in a manner adverse to Culligan its favorable recommendation of the Merger;

    (d) by AMETEK if (i) there has been a material breach on the part of Culligan in its representations, warranties or covenants set forth in the Merger Agreement, or any material failure on the part of Culligan to comply with its obligations in the Merger Agreement, and, in the case of a material breach of covenant or failure to comply, which is capable of being cured, is not cured within thirty days, or (ii) AMETEK's stockholders do not approve of the Merger and the Merger Agreement; or

    (e) by either Culligan or AMETEK if any change in Federal income tax law or regulation applicable to the Contributions, the Spin-Off or the Merger disqualifies any one of such transactions or combination thereof from tax-free treatment.

  So long as Culligan will not have materially breached its obligations under the Merger Agreement, AMETEK will pay Culligan $5,000,000, if within twelve months following the termination of the Merger Agreement pursuant to clause
(c)(ii) or (iii) above or clause (d)(ii) above, AMETEK enters into an agreement, arrangement or understanding providing for an Acquisition Transaction. AMETEK will pay the reasonable out-of-pocket expenses incurred by Culligan in connection with the Merger and the Spin-Off if the Merger Agreement terminates pursuant to clause (c) above (other than by reason of a breach of the representations and warranties relating to certain tax matters) or clause (d)(ii) above. Culligan will pay the out-of-pocket expenses incurred by AMETEK in connection with the Merger and the Spin-Off if the Merger Agreement terminates pursuant to clause (d)(i) above.

FEES AND EXPENSES

  Except as set forth above and subject to the Distribution Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that AMETEK and Culligan will each pay one-half of the printing, mailing and filing costs incurred in connection with the Culligan Registration Statement, the New Ametek Information Statement and this Joint Proxy Statement/Prospectus. The Distribution Agreement provides that the maximum amount of costs and expenses for which Culligan shall be liable shall not exceed $1,500,000 in the aggregate.

AMENDMENT; WAIVER

  The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before approval by the stockholders of AMETEK of the matters presented in connection with the Merger. After any such approval, any amendment or waiver determined by the AMETEK Board to be material will be subject to further approval of the stockholders. However, stockholder approval of any such amendment is not required under applicable law except if any such amendment would (i) alter or change the Exchange Ratio, (ii) alter or change the certificate of incorporation of the surviving corporation in the Merger or (iii) alter or change any of the terms of the Merger Agreement if such a change would adversely affect the holders of any class or series of stock of AMETEK. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the parties thereto.

  At any time prior to the Effective Time, the parties to the Merger Agreement, by actions taken or authorized by their respective Boards of Directors, may to the extent legally allowed waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such waiver will only be valid if set forth in a written instrument signed by the party waiving any such agreement or condition.

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

  In considering the recommendation of the AMETEK Board, stockholders of AMETEK should be aware that certain members of management of AMETEK and the AMETEK Board may have certain interests in the Spin-Off and the Merger that are in addition to the interests of stockholders generally.

  Ownership of AMETEK Common Stock. Certain directors and executive officers of AMETEK beneficially own AMETEK Common Stock as described in "INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS--Stock Ownership" and "EXECUTIVE COMPENSATION--Stock Options and Stock Appreciation Rights." Following the Merger, it is contemplated that a designee of American Securities, L.P., an affiliate of AMETEK, will be nominated to the Culligan Board.

  Exchange of AMETEK Options. Each AMETEK Option held by a director or an executive officer of AMETEK and employees of AMETEK, other than Water Filtration Business Employees, will be exchanged for an option to purchase New Ametek Common Stock. See "THE SPIN-OFF--Terms of the Distribution Agreement-- Employees and Employee Benefit Plans."

ACCOUNTING TREATMENT

  The Merger will be accounted for by Culligan under the purchase method of accounting in accordance with GAAP, whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. Such allocations will be based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be recorded as goodwill. New Ametek will account for the transaction as a spin-off of the Water Filtration Business, which will be reflected as a discontinued operation in New Ametek's consolidated financial statements.

RESALES OF CULLIGAN COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

  The Culligan Common Stock to be issued to AMETEK stockholders in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" of AMETEK within the meaning of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of AMETEK generally include individuals or entities that control, are controlled by, or are under common control with, AMETEK, and may include the directors and principal executive officers of AMETEK as well as any principal stockholder of AMETEK.

NO APPRAISAL RIGHTS

  Holders of AMETEK Common Stock will not have the right to elect to have the fair value of their shares of AMETEK Common Stock judicially appraised and paid to them in cash in connection with the Spin-Off or the Merger. Under
Section 262 of the DGCL, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange, as are the shares of AMETEK Common Stock, if the consideration to be received by such stockholders in the merger consists of shares of the capital stock of a corporation that is listed on a national securities exchange, as are the shares of Culligan Common Stock.

DELIVERY OF SHARES TO STOCKHOLDERS

  AMETEK will effect the Spin-Off by delivery of certificates for shares of New Ametek Common Stock to the Distribution Agent for delivery to the holders of record of AMETEK Common Stock on the Spin-Off Record Date without any further action by such holders.

  In order to receive the consideration to which the AMETEK stockholders will be entitled as a result of the Merger, each holder of AMETEK Common Stock as of the Effective Time will be required to surrender their Certificates to the Exchange Agent. See "--Conversion of AMETEK Common Stock--Exchange of Certificates."

                                 THE SPIN-OFF

  This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Contributions and the Spin-Off. To the extent that they relate to the Distribution Documents, the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Distribution Documents, which are included in Appendices B and D to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Certain capitalized terms used herein and not defined have the meaning ascribed to them in the Distribution Documents. ALL STOCKHOLDERS ARE URGED TO READ THE DISTRIBUTION AGREEMENT, THE TAX ALLOCATION AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE INDEMNIFICATION AGREEMENT AND THE TRADEMARK AGREEMENT IN THEIR ENTIRETY. In addition, the holders of AMETEK Common Stock are urged to read in its entirety the New Ametek Information Statement which is included as Appendix E hereto.

BACKGROUND OF THE SPIN-OFF

  Because the Water Filtration Business is the only business of AMETEK that Culligan wishes to acquire, AMETEK and Culligan determined to effect the Spin-Off, which is intended to be tax-free to AMETEK and the holders of AMETEK Common Stock for Federal income tax purposes (except to the extent of cash received for fractional shares). See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." It is a condition to consummating the Contributions, the Spin-Off and the Merger that the Private Letter Ruling (which has been issued) not be revoked and/or that AMETEK and Culligan receive the Tax Opinions. The Contributions followed by the Spin-Off will separate all of AMETEK's other businesses from the Water Filtration Business and enable Culligan to acquire only the Water Filtration Business in the Merger; the Spin-Off will leave all of AMETEK's other businesses as a separate publicly held company (New Ametek), owned by the existing holders of AMETEK Common Stock.

  Although the Spin-Off will not be effected unless the Merger and the Spin-Off are approved by AMETEK Stockholders and all other conditions precedent have been satisfied or waived, the Spin-Off is separate from the Merger, and the shares of New Ametek Common Stock to be received by holders of AMETEK Common Stock in the Spin-Off do not constitute a part of the Merger consideration.

TERMS OF THE DISTRIBUTION AGREEMENT

 The Contributions

  Contributions of Assets

  Prior to the Spin-Off, AMETEK will effect the Contributions, with the result that New Ametek will own, directly or through subsidiaries, all of the assets formerly owned by AMETEK or its subsidiaries, other than the Water Filtration Business.

  Transfer of Liabilities

  At or prior to the time of the Spin-Off, New Ametek will assume all of the liabilities of AMETEK, other than certain liabilities relating to the Water Filtration Business and the Retained Debt (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall include the Notes issued pursuant to the Indenture and all obligations arising under the Credit Agreement (as defined below), subject to the retention by AMETEK of the Retained Debt. New Ametek shall also assume liability for (i) uninsured health, dental and vision benefits incurred by Water Filtration Business Employees prior to the time of the Spin-Off but only if claims therefor have been submitted prior to the Spin-Off, (ii) those benefits incurred by Water Filtration Business Employees prior to the Spin-Off which are covered by insurance policies assigned to and assumed by New Ametek, (iii) all liability relating to or arising out of the defined benefit pension plans maintained by AMETEK, other than the Water Filtration Business Hourly Pension Plan, and (iv) all liability relating to or arising out of the New Ametek Employees 401(k) Plan maintained by AMETEK.

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

  In August 1995, AMETEK entered into a $195,000,000 revolving credit agreement (the "Credit Agreement") with a group of banks (the "Bank Group"), led by The Chase Manhattan Bank, N.A., as administrative agent ("Chase"). In connection with the Spin-Off, the Bank Group has entered into an amendment to the Credit Agreement (the "Amendment") which, among other things, permits the Credit Agreement to be assigned to and assumed by New Ametek. This assignment and assumption shall occur immediately prior to completion of the Spin-Off. The Amendment also contemplates that, prior to the Spin-Off, $25 million of the outstanding principal amount under the Credit Agreement will be replaced by separate loans from one or more members of the Bank Group and that such separate loans will, after the Spin-Off, be retained by AMETEK as the Retained Debt. The Amendment also provides some additional relief under certain of the covenants contained in the Credit Agreement.

  AMETEK will retain certain liabilities relating to the Water Filtration Business and the Retained Debt (the "Retained Liabilities").

  Certain Further Contributions

  If, after the time of the Spin-Off, either New Ametek or AMETEK holds assets which by the terms of the Distribution Agreement or the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party will promptly assign and transfer or cause to be assigned and transferred such assets to the other party.

 The Spin-Off

  Upon completion of the Contributions, the Spin-Off will be effected by the distribution to each holder of record of AMETEK Common Stock as of the close of business on the Spin-Off Record Date of certificates representing one share of New Ametek Common Stock for every share of AMETEK Common Stock held by such holder. As a result of the Spin-Off, the stockholders of record of AMETEK at the close of business on the Spin-Off Record Date will own all of the outstanding New Ametek Common Stock.

 Certain Covenants

  For five years after the Spin-Off, New Ametek will not, directly or indirectly, (i) sell any products or render any services which are currently being manufactured, sold or rendered by the Water Filtration Business, or (ii) solicit any customer or supplier of the Water Filtration Business for any purpose competitive with the Water Filtration Business; and for two years after the Spin-Off, neither AMETEK nor New Ametek will, directly or indirectly, solicit the employment of any employee of the other party and its subsidiaries.

  Prior to the Spin-Off, AMETEK will transfer and assign to New Ametek all of AMETEK's insurance policies other than (i) any policy which relates solely to the Water Filtration Business and (ii) any policy that is not assignable pursuant to its terms (a "Non-Assignable Policy"). If any policy is a Non-Assignable Policy, it is the intent of AMETEK and New Ametek that New Ametek receive the benefit of any coverage under any such policy, and that AMETEK will keep such policy in effect during its remaining term and will refrain from taking any actions (other than making a claim) which may affect New Ametek's entitlement to the benefits of, or coverage under, such policy. AMETEK and New Ametek also agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the time of the Spin-Off.

 Settlement of Intercompany Balances

  All amounts owing between the New Ametek entities and the Water Filtration Business entities, other than amounts arising in the ordinary course of business, will be deemed paid in full at or prior to the Spin-Off.

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

 Employees and Employee Benefit Plans

  Effective as of the Spin-Off Date, New Ametek will offer employment to all employees of AMETEK, other than employees of the Water Filtration Business, on the same terms and conditions as were in effect immediately prior to the Spin-Off. Any such transfer of employment from AMETEK to New Ametek will not constitute a termination or qualifying event under any severance policy.

  Also effective as of the Spin-Off Date, New Ametek will adopt (i) the AMETEK company-wide 401(k) Plan, (ii) the AMETEK company-wide Employees' Retirement Plan, a defined benefit pension plan covering all salaried employees hired before January 1, 1997; (iii) all hourly defined benefit pension plans sponsored by AMETEK, other than the separate pension plan covering only hourly employees of the Water Filtration Business; and (iv) all severance, vacation, medical, disability, life insurance, split-dollar and other welfare benefit plans covering employees (and their spouses and dependents) of AMETEK, other than any such plans or arrangements covering only employees of the Water Filtration Business or the separable portion of such plans or arrangements attributable to employees of the Water Filtration Business. As soon as practicable on or after the Merger, New Ametek shall cause the AMETEK 401(k) Plan to make a direct plan-to-plan transfer to Culligan's 401(k) Plan consisting of the account balances of those participants who are employed in the Water Filtration Business. The Employee's Retirement Plan, as adopted by New Ametek, will retain the liability for all accrued pension benefits, including the accrued benefits of participants employed in the Water Filtration Business, as determined at the time of the Spin-Off, which benefits will be payable upon the participants' subsequent retirement or termination of employment from Culligan, or death or disability, as the case may be, as and to the extent provided for by the Employees' Retirement Plan; provided, that any such participant employed in the Water Filtration Business will continue to be credited under the Employees' Retirement Plan for employment with AMETEK and Culligan after the Spin-Off for purposes of vesting and eligibility for early retirement, disability or pre-retirement death benefits (but not for the purpose of determining the amount of the accrued benefit), and, further provided, that any such participant's compensation shall continue to be recomputed by taking into account compensation earned with AMETEK and Culligan after the Spin-Off (but limited for Employees' Retirement Plan purposes to an increase of 5%, per annum, of the 1996 compensation).

  Effective as of the Spin-Off Date, AMETEK shall continue to offer employment to employees of the Water Filtration Business on the same terms and conditions as in effect immediately prior thereto, and shall retain sponsorship of the separate pension plan which covers only hourly employees of the Water Filtration Business, and of all severance, vacation, medical, disability, life insurance, split-dollar and other welfare benefit plans covering only employees (and their spouses and dependents) of employees of the Water Filtration Business or the separable portion of such plans or arrangements attributable to employees of the Water Filtration Business.

 Stock Option and Stock Incentive Plans

  Prior to the Spin-Off, New Ametek will adopt one or more stock option, stock incentive or similar plans for its employees and directors. Effective as of the Spin-Off Date, all outstanding options to purchase the AMETEK Common Stock which are held by employees, other than the employees of the Water Filtration Business, whether or not such options are currently exercisable, will be assumed by New Ametek and shall be exercisable upon the same terms and conditions as in effect immediately prior thereto; provided, however, that each such option which is an incentive stock option (within the meaning of Section 422 of the Code) shall cease to be exercisable with respect to the AMETEK Common Stock and shall become exercisable for a whole number of shares of New Ametek Common Stock and with an adjusted per share exercise price, determined in accordance with Treasury Regulation (S)1.425-1, so as to preserve both the aggregate market spread between the value of the shares of common stock subject to the option and the exercise price of the option immediately before the Spin-Off, and the per share ratio between the value of the common stock and the exercise price immediately before the Spin-Off; provided further, that each such option which is a nonqualified stock option (i.e., not an incentive stock option) shall cease to be exercisable with respect to AMETEK Common Stock and shall become exercisable for the same number of shares of New Ametek Common Stock, but with an adjusted per share exercise price which is equal to the per share exercise price of the option immediately before the Spin-Off, reduced by the amount by which the value of a share of AMETEK Common Stock immediately before the Spin-Off exceeds the value of a share of New Ametek Common Stock immediately after the Spin-Off. All stock appreciation rights granted with respect to AMETEK Common Stock held by employees, other than employees of the Water Filtration Business, whether or not then exercisable, shall similarly be assumed by New Ametek and shall be exercisable upon the same terms and conditions as in effect immediately prior thereto, provided that the stock appreciation rights shall be subject to adjustment in a manner similar to the adjustments to the assumed stock options, as described in the preceding sentence.

  AMETEK has amended those outstanding stock options which are held by employees of the Water Filtration Business to provide that, for a period beginning March 20, 1997 and ending three business days prior to the date of the Spin-Off (the "Special Offer Period"), (i) such options are fully exercisable (i.e., vested), (ii) each such option holder may, as an alternative to exercise, surrender his or her options, in whole or in part, and receive from AMETEK a cash amount equal to the market spread between the aggregate average company share price (determined as the average closing prices of AMETEK Common Stock for the ten trading days ending on the second trading day immediately prior to the Effective Time) over the aggregate exercise price, in lieu of exercising the underlying options and (iii) AMETEK will pay any holder of an option which was granted as an incentive stock option (within the meaning of Section 422 of the Code) who exercises or surrenders his options for the cash spread during the Special Offer Period an amount, in cash, equal to 20% of the taxable gain recognized from the exercise or surrender. For any option holder who is employed by the Water Filtration Business and does not exercise or surrender his options for cash during the Special Offer Period, any such unexercised options shall, at the end of the Special Offer Period, revert to the level of exercisability (i.e., vesting) as is determined solely by the terms of the option and the length of the option holder's service since the date of grant, and the right to surrender the options for cash and the right of holders of options which were granted as incentive stock options to receive the special 20% cash payment, as described above, shall lapse, and, as of the Effective Time, such unexercised options will be exchanged for Culligan Options to purchase, pursuant to the Culligan Option Conversion Ratio, a number of shares of Culligan Common Stock. Effective as of the Spin-Off Date, AMETEK shall retain (and shall not contribute to New Ametek) cash in an amount equal to 60% of the market spread of the unexercised options held by Water Filtration Business Employees.

 Conditions to the Spin-Off

  The obligations of AMETEK and New Ametek to consummate the Spin-Off and to perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of (i) all the conditions contained in the Merger Agreement which relate to AMETEK or New Ametek, and (ii) the condition that all authorizations, orders or approvals, or declarations or filings with, or the expiration of waiting periods imposed by, any governmental entity or other public or private entity the failure of which to obtain would have a material adverse effect on AMETEK or New Ametek, will have been filed, occurred, or been obtained.

  The obligations of AMETEK to consummate the Spin-Off and perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of the condition that New Ametek will have effected its assumption of the Assumed Liabilities as contemplated by the Distribution Agreement.

  The obligations of New Ametek to consummate the transactions contemplated by the Distribution Agreement and to perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of the condition that AMETEK will have contributed to New Ametek the Contributed Assets, as contemplated by the Distribution Agreement.

 Amendment; Waiver

  The Distribution Agreement (including the Annexes, Schedules and exhibits thereto) may be amended in writing by AMETEK or New Ametek at any time prior to the time of the Spin-Off with the prior written consent of Culligan. At any time prior to the Spin-Off, either AMETEK or New Ametek may waive in writing compliance by the other with any of the agreements or conditions contained in the Distribution Agreement with

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

the prior consent of Culligan. Any amendment or waiver determined to be material by the AMETEK Board will be subject to further approval of the stockholders. The failure of any party to the Distribution Agreement to assert any of its rights under or to enforce any provision of the Distribution Agreement or otherwise will not constitute a waiver of its rights under such provision or any other provision.

TERMS OF THE TAX ALLOCATION AGREEMENT

  In connection with the Spin-Off and the Merger, AMETEK, New Ametek and Culligan will enter into the Tax Allocation Agreement, which provides for the allocation of all tax liabilities of AMETEK and its subsidiaries for taxable periods before and after the Spin-Off. In general, under the Tax Allocation Agreement, (i) New Ametek will be liable for any tax liability attributable to the Water Filtration Business for taxable periods (or portions thereof) ending on or before the Spin-Off Date and any tax liability attributable to the assets and businesses to be transferred to or held by New Ametek (i.e., all of the assets and businesses other than the Water Filtration Business) for all taxable periods and (ii) AMETEK will be liable for any tax liability attributable to the Water Filtration Business for taxable periods (or portions thereof) beginning after the Spin-Off Date.

  In addition, except as provided below, New Ametek will be liable for any tax liability resulting from transfers of stock and/or assets undertaken in connection with or to effect the Contributions, the Spin-Off or the Merger ("Restructuring Taxes") including, without limitation, any tax liability imposed on AMETEK as a result of the Contributions failing to qualify as a reorganization under Section 368 (a) (1) (D) of the Code or the Spin-Off failing to qualify as a distribution under Section 355 of the Code. AMETEK and Culligan will be liable for any Restructuring Taxes caused by an action inconsistent with Culligan's representations made in connection with obtaining the Private Letter Ruling and/or the Tax Opinions and which is taken by Culligan prior to the Spin-Off or by Culligan or AMETEK during the two-year period after the Spin-Off. Furthermore, in the event that AMETEK and New Ametek would each be liable for taxes resulting from the Spin-Off and/or the Merger (without regard for any action taken by the other party), AMETEK and New Ametek shall each be liable for one-half of such taxes and shall indemnify each other for any excess of such amount paid. Pursuant to the Distribution Agreement, AMETEK and New Ametek shall share equally all taxes (and certain other transaction costs) incurred in connection with the Contributions and all transfer taxes imposed in connection with or as a result of the Merger subject, in the case of AMETEK, to a limit of $1,500,000.

TERMS OF THE TRANSITION SERVICES AGREEMENT

  In connection with the Spin-Off and the Merger, New Ametek and the Surviving Corporation will enter into the Transition Services Agreement, which sets forth the obligations of New Ametek to provide the Surviving Corporation with certain transition services and support, including but not limited to, payroll and benefits administration; administrative services related to employee benefit plans; advertising and marketing services; fixed asset accounting; vehicle fleet management; management information systems; treasury services; risk management services; tax compliance information; access to a web site; access to financial information for audited financial statements; access to shared facilities; and such other services as may be requested from time to time to assist in the transition, for a period of up to nine (9) months after the date of the Transition Services Agreement. In consideration for such transition services, the Surviving Corporation will pay to New Ametek a fee based on New Ametek's fully burdened costs of providing such services, which will be mutually agreed upon by New Ametek and the Surviving Corporation prior to the time such transition services are provided.

TERMS OF THE INDEMNIFICATION AGREEMENT

  In connection with the Spin-Off and the Merger, AMETEK, New Ametek and Culligan will enter into an Indemnification Agreement which sets forth each party's rights and obligations with respect to indemnification for matters relating to the Contributions, the Spin-Off and the Merger.

  The Indemnification Agreement will provide that except as otherwise specifically provided in the Merger Agreement or any of the Distribution Documents, New Ametek will indemnify, defend and hold harmless

Culligan from and against, and pay or reimburse Culligan for, all Indemnifiable Losses, as incurred: (a) arising out of or resulting from (x) the Contributed Assets or the Assumed Liabilities (including the failure by New Ametek or any subsidiary or Affiliate of New Ametek to pay, perform or otherwise discharge such Assumed Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of AMETEK's business (other than the conduct and operation of the Water Filtration Business) prior to the Effective Time; (b) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in this Joint Proxy Statement/Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by AMETEK relating to New Ametek or AMETEK contained in or omitted from the Registration Statements or this Joint Proxy Statement/Prospectus; (c) arising out of or resulting from the breach by New Ametek or any of its subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Distribution Documents which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; (d) arising out of or resulting from any breach of or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement; (e) arising out of or resulting from any actual or alleged violation of any law, rule or regulation of any Governmental Entity by AMETEK or New Ametek or any of their subsidiaries or any director, officer, employee or agent of AMETEK or New Ametek or any of their subsidiaries (collectively, "Legal Matters") occurring or alleged to have occurred at or prior to the Effective Time with respect to the New Ametek Businesses; (f) relating to or arising from any claim that the execution, delivery or performance by AMETEK or New Ametek of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which AMETEK or any of its subsidiaries is a party prior to the Spin-Off; and (g) arising out of or relating to the handling, use, storage, recycling, treatment, transport, Release or disposal of Hazardous Substances by AMETEK, any of its subsidiaries, affiliates or predecessors (including any prior owner of the Retained Realty (as defined below)) or any third party engaged by any of them, prior to the Effective
Time: (x) at any former properties or facilities of AMETEK or any of its subsidiaries, affiliates, or predecessors (including any prior owner of the Retained Realty, including former properties or facilities relating to the Retained Assets or the Water Filtration Business (but not including any real property owned or leased by the Water Filtration Business, as of the Spin-Off Date (the "Retained Realty")); (y) at the Retained Realty, but only to the extent that the Indemnifiable Losses arise from activities or business operations that preceded the activities or business operations of the Water Filtration Business at the Retained Realty; and (z) at any site or location other than the Retained Realty where such handling, use, storage, recycling, treatment, transport, Release or disposal (or arranging for such activities by third parties) was related to the activities or business operations of the Retained Assets or the Water Filtration Business (provided that this clause
(z) shall not cover any migration of a Release from the Retained Realty).

  The Indemnification Agreement will further provide that except as otherwise specifically provided in the Merger Agreement or any of the Distribution Documents, Culligan will indemnify, defend and hold harmless, or cause AMETEK to indemnify, defend and hold harmless New Ametek from and against, and pay or reimburse New Ametek for, all Indemnifiable Losses, as incurred: (a) arising out of or resulting from (x) the Water Filtration Business or the Retained Liabilities (including the failure by Culligan or any of its subsidiaries to pay, perform or otherwise discharge such Retained Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of the Water Filtration Business following the Effective Time (other than any such conduct or operation which would give rise to a right to indemnification by the Parent Indemnitees under the Indemnification Agreement); (b) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in this Joint Proxy Statement/Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Culligan relating to Culligan or any of its subsidiaries (other than AMETEK and its subsidiaries) contained in or omitted from any of the Registration Statements or this Joint Proxy Statement/Prospectus; (c) arising out of or resulting from the breach by Culligan or any of its subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Distribution Documents which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; and (d) relating to or arising from any claim that the execution, delivery or performance by Culligan or Culligan Merger Sub of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which Culligan or Culligan Merger Sub is a party prior to the Spin-Off.

  The Indemnification Agreement will provide that with respect to Indemnifiable Losses arising out of or resulting from any breach or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement, New Ametek will not have any liability under the Indemnification Agreement unless the aggregate of all Indemnifiable Losses for which New Ametek would be liable under the Indemnification Agreement exceeds on a cumulative pre-tax basis an amount equal to $800,000 (the "Basket Amount"); provided, that, once the Basket Amount is exceeded, New Ametek will only pay Indemnifiable Losses in excess of such Basket Amount. Notwithstanding the foregoing, New Ametek's liability for Indemnifiable Losses arising out of or resulting from any breach or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement is limited (i) in the aggregate to $25,000,000 and (ii) to only those Indemnifiable Losses for which New Ametek has received written notice of on or prior to eighteen months from the Closing Date.

TERMS OF THE TRADEMARK AGREEMENT

  Following the time of the Spin-Off, New Ametek will have the sole and exclusive ownership of and right to use all of the names, trademarks, trade names and other proprietary rights of AMETEK (collectively, the "Intellectual Property"), including all rights to the "Ametek" name other than the intellectual property relating primarily to the Water Filtration Business. Pursuant to the Trademark Agreement between AMETEK and New AMETEK, AMETEK will retain the right to use, for a period of five years, the "Ametek" trade name and any AMETEK trademarks, service marks or logos which use the word "Ametek" and are currently in use by the Water Filtration Business (collectively, the "Marks"). In addition, for the three successive one-year terms following such five year period, New Ametek will grant to AMETEK, pursuant to the Trademark Agreement, an exclusive worldwide license to the Marks at a royalty rate of $1,000,000 per year. AMETEK (which following the Merger will have changed its name to Culligan Water Company, Inc.) is prohibited, however, from using the "Ametek" mark alone or in connection with other terms as part of a corporate name. The Trademark Agreement also provides for usual and customary provisions, including quality control, audit and marking provisions.

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

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain Federal income tax consequences of the Contributions, the Spin-Off and the Merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and which are subject to changes occurring after such date, possibly with retroactive effect. This summary is for general information only and does not address the effects of any state, local or foreign tax laws. In addition, it does not purport to address all of the tax consequences applicable to any particular taxpayer or to taxpayers subject to special treatment under the Code, including, without limitation, foreign holders, holders of AMETEK Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, tax-exempt organizations, financial institutions, broker dealers or persons who do not hold the AMETEK Common Stock as a capital asset. EACH HOLDER OF AMETEK COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE SPIN-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

  The Contributions, the Spin-Off and the Merger are conditioned upon the issuance by the IRS of the Private Letter Ruling reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code; (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368 (a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling.

  If the IRS revokes the Private Letter Ruling as to any one or more of the three rulings described in the preceding paragraph (each, an "Omitted Ruling"), this requirement will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK receives an opinion of Stroock & Stroock & Lavan LLP and Culligan receives an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (together, the "Tax Opinions") to the same effect as each such Omitted Ruling. Each such Tax Opinion, if any, would be based upon certain qualifications and assumptions as noted therein and upon certain representations of AMETEK, New Ametek and Culligan. It would represent such counsel's best legal judgment and would not be binding on the IRS or the courts. There can be no assurance that the IRS or the courts would not take one or more contrary positions to those expressed in the Tax Opinions.

  The Contributions, the Spin-Off and the Merger will also not be consummated unless there shall be no proposed legislation introduced in bill form and pending action in Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the Federal income tax consequences described in the Private Letter Ruling (and/or the Tax Opinions) in respect of the Contributions, Spin-Off or Merger. On June 13, 1997, the House Ways and Means Committee voted to approve legislation, and on June 19, 1997, the Senate Finance Committee voted to approve similar legislation (together, the "Proposed Legislation") that if applicable to the Spin-Off and Merger would cause the Spin-Off to be taxable to New Ametek. The Proposed Legislation would not apply to any distribution after April 16, 1997 if the distribution is (i) made pursuant to a written agreement which was (subject to customary conditions) binding on April 16, 1997 and at all times thereafter, (ii) described in a ruling request submitted to the IRS on or before April 16, 1997, or (iii) described on or before such date in a public announcement or in a filing with the Commission required solely by reason of the distribution (the "Transitional Relief"). Since the Spin-Off and Merger would satisfy one or more of the requirements for Transitional Relief, the Proposed Legislation, if enacted in its present form, would not be applicable to the transactions. However, there can be no assurance that the Proposed Legislation would be enacted in its present form or that other legislation, materially adverse to the Contributions, the Spin-Off or the Merger and with different effective dates and/or transitional relief, would not be introduced or enacted after the date hereof. The introduction or enactment of legislation differing from the Proposed Legislation could delay or prevent consummation of the Contributions, the Spin-Off and the Merger.

CONSEQUENCES OF THE CONTRIBUTIONS AND THE SPIN-OFF

  Based upon the Private Letter Ruling (and/or the Tax Opinions), the following is a summary of the anticipated Federal income tax consequences of the Contributions and the Spin-Off:

    1. No gain or loss will be recognized by (and no amount will be included in the income of) holders of AMETEK Common Stock on their receipt of New Ametek Common Stock in the Spin-Off.

    2. Following the Spin-Off, the aggregate tax basis of the AMETEK Common Stock and the New Ametek Common Stock in the hands of the holders of AMETEK Common Stock will equal the tax basis of the AMETEK Common Stock held immediately before the Spin-Off, allocated in proportion to the fair market value of each on the Spin-Off Date.

    3. The holding period of the New Ametek Common Stock received by the holders of AMETEK Common Stock will include the holding period of the AMETEK Common Stock on which the Spin-Off was made, provided such AMETEK Common Stock is held as a capital asset on the Spin-Off Date.

    4. No gain or loss will be recognized by AMETEK or New Ametek as a result of the Contributions or the Spin-Off.

  If the Contributions and the Spin-Off did not qualify for tax-free treatment under Code Sections 368(a)(1)(D) and 355, then for Federal income tax purposes
(i) AMETEK would be required to recognize gain on the Spin-Off to the extent that the fair market value of the shares of New Ametek Common Stock distributed in the Spin-Off exceeded AMETEK's tax basis of such shares and
(ii) each holder of AMETEK Common Stock would be required to recognize dividend income in an amount equal to the fair market value of the shares of New Ametek Common Stock received in the Spin-Off, up to such stockholder's allocable share of AMETEK's current and accumulated earnings and profits (which would include the amount of gain referred to in clause (i) above).

CONSEQUENCES OF THE MERGER

  Based upon the Private Letter Ruling (and/or the Tax Opinions), the following is a summary of the anticipated Federal income tax consequences of the Merger:

    1. No gain or loss will be recognized by holders of AMETEK Common Stock whose shares of AMETEK Common Stock are exchanged solely for Culligan Common Stock pursuant to the Merger Agreement (except with respect to cash received by such holders of AMETEK Common Stock in lieu of fractional shares of Culligan Stock). An AMETEK stockholder who receives cash in lieu of fractional shares of Culligan Common Stock will recognize capital gain or loss in an amount equal to the difference between the cash so received and the portion of the tax basis in AMETEK Common Stock (as determined immediately following the Spin-Off) that is allocable to such fractional share. Such capital gain or loss will be long-term capital gain or loss, provided such fractional shares would have been held by such stockholder as a capital asset immediately prior to the Merger.

    2. The tax basis of the Culligan Common Stock received (or, in the case of fractional shares, deemed received) by holders of AMETEK Common Stock who exchange their AMETEK Common Stock solely for Culligan Common Stock in the Merger will be the same as the aggregate tax basis of the AMETEK Common Stock (as determined immediately following the Spin-Off) surrendered in exchange therefor.

    3. The holding period for the shares of Culligan Common Stock received in the Merger will include the period during which the shares of the AMETEK Common Stock surrendered in exchange therefor were held, provided that such shares of AMETEK Common Stock were held as a capital asset immediately prior to the Merger.

    4. No gain or loss will be recognized by AMETEK, Culligan Merger Sub or Culligan as a result of the Merger.

  If the Merger did not qualify for tax-free treatment as a reorganization under Code Section 368(a)(1)(B), each holder of AMETEK Common Stock would recognize gain or loss equal to the difference between the fair market value of the Culligan Common Stock received and such holder's tax basis of the shares of AMETEK Common Stock surrendered. Failure of the Merger to qualify as a tax-free reorganization could jeopardize the tax-free treatment of the Contributions and the Spin-Off under Code Sections 355 and 368(a)(1)(D).

                                CAPITALIZATION


  The following table sets forth as of April 30, 1997, the capitalization of Culligan as of such date and as adjusted to reflect the Merger as if it had occurred on April 30, 1997. See the "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION--Culligan Unaudited Condensed Pro Forma Combined Balance Sheet" and the accompanying notes thereto. This table should be read in conjunction with the Consolidated Financial Statements of Culligan and the accompanying notes, appearing in the Culligan Form 10-Q incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                             APRIL 30, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Cash and cash equivalents................................ $ 13,244   $ 14,182
                                                          ========   ========
Short term debt:
  Notes payable and current maturities of long term debt. $ 17,905   $ 18,268
                                                          --------   --------
Long term debt:
  Notes payable to banks.................................   27,556     52,556
  Other..................................................    6,671      6,671
                                                          --------   --------
    Total long term debt.................................   34,227     59,227
                                                          --------   --------
Stockholders' equity:
  Common stock, $0.01 par value per share;
   60,000,000 shares authorized; 21,384,130 actual shares
   issued and outstanding (24,850,797 shares as adjust-
   ed)...................................................      214        249
  Additional paid-in capital.............................  236,477    363,916
  Retained (deficit).....................................  (35,187)   (35,187)
  Foreign currency translation adjustment................   (3,973)    (3,973)
                                                          --------   --------
    Total stockholders' equity...........................  197,531    325,005
                                                          --------   --------
    Total capitalization................................. $249,663   $402,500
                                                          ========   ========

              CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited condensed pro forma combined statement of operations for the fiscal year ended January 31, 1997 and for the three-month period ended April 30, 1997 give effect to the Merger as if it occurred on February 1, 1996. The accompanying unaudited condensed pro forma combined balance sheet as of April 30, 1997 gives effect to the Merger as if it occurred on April 30, 1997.

  The unaudited pro forma financial information of Culligan is presented for illustrative purposes only and is not necessarily indicative of the combined results of operation or financial position of Culligan if the Merger had occurred on the assumed dates, nor is it necessarily indicative of the future results of operations or financial position of Culligan. The unaudited pro forma financial information is based on the historical consolidated financial statements of Culligan for the year ended January 31, 1997 and for the three-month period ended April 30, 1997 and the Water Filtration Business for the year ended December 31, 1996 and the three-month period ended March 31, 1997 and should be read in conjunction with such historical financial information and the notes thereto, which appear elsewhere herein and in the Culligan 10-K and the Culligan Form 10-Q which are incorporated herein by reference. The selected historical financial information for Culligan for the three-month periods ended April 30, 1996 and April 30, 1997 is derived from the unaudited financial statements of Culligan and should be read in conjunction with the Culligan Form 10-Q. In the opinion of Culligan's management, the summary consolidated financial information for the three months ended April 30, 1996 and 1997 include all adjustments necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

  The pro forma adjustments applied in the unaudited pro forma financial information reflect the Merger as a purchase. Under the purchase method of accounting, the purchase cost will be allocated to acquired assets and liabilities based on their fair relative values as of the Closing Date with the excess of the purchase cost over fair value allocated to goodwill. Such allocations are based on valuations and other studies that are not yet complete. Accordingly, the final allocations will be different from those reflected. However, based on current information, Culligan does not presently expect the final allocations to differ materially from the amounts presented.

                     CULLIGAN UNAUDITED CONDENSED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                                JANUARY 31, 1997

                           CULLIGAN     WATER FILTRATION
                          YEAR ENDED        BUSINESS         MERGER
                          JANUARY 31,      YEAR ENDED      ADJUSTMENTS                 PRO
                             1997      DECEMBER 31, 1996     (A)(B)                   FORMA
                          ----------- -------------------- -----------               --------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............   $371,018         $68,650          $  (827)(c)             $438,841
Cost of goods sold......    205,581          44,039              834 (c),(d),(e),(f)  250,454
                           --------         -------          -------                 --------
Gross profit............    165,437          24,611           (1,661)                 188,387
Selling, general and ad-
 ministrative...........    113,932          10,004              314 (c),(d),(e)      124,250
Depreciation expense....         --           1,919           (1,919)(e)                   --
Amortization of intangi-     17,522             328            3,126 (g)               20,976
 ble assets.............   --------         -------          -------                 --------
Operating income (loss).     33,983          12,360           (3,182)                  43,161
Other income (expense),       5,023              (9)              --                    5,014
 net....................   --------         -------          -------                 --------
Income (loss) before in-
 terest and income tax-
 es.....................     39,006          12,351           (3,182)                  48,175
Interest income.........      2,633              --               --                    2,633
Interest expense........     (5,490)             --           (1,609)(h)               (7,099)
Income taxes............    (20,264)         (4,188)             730 (i)              (23,722)
                           --------         -------          -------                 --------
Net income (loss).......   $ 15,885         $ 8,163          $(4,061)                $ 19,987
                           ========         =======          =======                 ========
Weighted average shares
 outstanding (000's)....     21,375             n/a            3,467 (j)               24,842
Net income per share....   $   0.74             n/a              n/a                 $   0.80
                           ========         =======          =======                 ========

                     CULLIGAN UNAUDITED CONDENSED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                                 APRIL 30, 1997

                             CULLIGAN      WATER FILTRATION
                           THREE MONTHS        BUSINESS        MERGER
                          ENDED APRIL 30, THREE MONTHS ENDED ADJUSTMENTS             PRO
                               1997         MARCH 31, 1997     (A)(B)               FORMA
                          --------------- ------------------ -----------           --------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............     $ 99,403          $18,721         $   --              $118,124
Cost of goods sold......       54,354           12,045            106 (d),(e),(f)    66,505
                             --------          -------         ------              --------
Gross profit............       45,049            6,676           (106)               51,619
Selling, general and ad-
 ministrative...........       30,251            2,814            182 (d),(e)        33,247
Depreciation expense....          --               527           (527)(e)                --
Amortization of intangi-          714               68            781 (g)             1,563
 ble assets.............     --------          -------         ------              --------
Operating income (loss).       14,084            3,267           (542)               16,809
Other income (expense),        31,722               (5)            --                31,717
 net....................     --------          -------         ------              --------
Income (loss) before in-
 terest and income tax-
 es.....................       45,806            3,262           (542)               48,526
Interest income.........          412               --             --                   412
Interest expense........       (1,235)              --           (391)(h)            (1,626)
Income taxes............      (17,855)          (1,048)            77 (i)           (18,826)
Minority interest.......         (114)              --             --                  (114)
                             --------          -------         ------              --------
Income before extraordi-
 nary item..............       27,014            2,214           (856)               28,372
Extraordinary item for
 the write off of
 capitalized refinancing
 costs (net of
 applicable income tax
 benefit of $272).......         (422)              --             --                  (422)
                             --------          -------         ------              --------
Net income (loss).......     $ 26,592          $ 2,214         $ (856)             $ 27,950
                             ========          =======         ======              ========
Weighted average shares
 outstanding (000's)....       22,123              n/a          3,467 (j)            25,590
Net income per share....     $   1.20              n/a            n/a              $   1.09
                             ========          =======         ======              ========

     NOTES TO CULLIGAN UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF
                                  OPERATIONS
                            (DOLLARS IN THOUSANDS)

(a) The Water Filtration Business statement of operations includes revenues and expenses derived from AMETEK's historical cost financial accounts. The associated revenues and expenses are either directly attributable to the Water Filtration Business or have been allocated to the Water Filtration Business based upon methods considered reasonable by AMETEK's management. The statement of operations of the Water Filtration Business were prepared in contemplation of the Merger.

(b) The pro forma adjustments do not reflect any operating efficiencies or cost savings that may result from the merged business. Also, a final determination of the required purchase accounting adjustments has not been made, and the earnings results will vary from those pro forma earnings shown based on the final adjustments.

(c) To eliminate November and December 1995 sales of $827 and cost of goods sold of $359 and selling, general and administrative expenses of $367 related to APIC International S.A., a wholly owned subsidiary of the Water Filtration Business, that were included in the Water Filtration Business results for the year ended December 31, 1996.

(d) To reclassify research and development expenses of $618 and $160 included in the costs of goods sold of the Water Filtration Business to selling, general and administrative expenses for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. These expenses are reclassed to selling, general and administrative expenses in order to present the statement of operations of the Water Filtration Business on a basis consistent with Culligan.

(e) To reclassify depreciation expense of the Water Filtration Business to cost of goods sold by $1,856 and $505; and selling, general and administrative expenses by $63 and $22 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, in order to present the statement of operations of the Water Filtration Business on a basis consistent with Culligan.

(f) To capitalize tooling costs expensed by the Water Filtration Business, net of additional depreciation expense related to such capitalized amounts. The adjustment results in a net decrease of $45 and $239 to cost of goods sold of the Water Filtration Business for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. The adjustment is necessary to present the statement of operations of the Water Filtration Business in accordance with the accounting policies that will be used after the Merger.

(g) To record amortization expense of $2,966 and $741 for the year ended January 31, 1997 and the three months ended April 30, 1997, respectively, for goodwill resulting from the excess of the purchase price paid by Culligan over the sum of identifiable assets acquired and liabilities assumed. The amortization period for goodwill is 40 years. Amortization expense also includes $160 and $40 for the year ended January 31, 1997 and the three months ended April 30, 1997, respectively, for identifiable trademarks which are being amortized over 20 years. Also see Note (c) to the Pro Forma Condensed Balance Sheet.

(h) To record interest expense of $1,609 and $391, reflecting one year's and three months', respectively, estimated interest expense for the debt of $25,000 assumed in the Merger. Also see Note (e) to the Culligan Unaudited Condensed Pro Forma Combined Balance Sheet.

  The effect of a 1/8 percent change in the interest rate on the $25,000 debt assumed in the Merger would be approximately $31 for the year ended January 31, 1997 and $8 for the three months ended April 30, 1997.

(i) To record the tax effect (at 40%) of all pro forma adjustments except goodwill, which is not tax deductible.

(j) To adjust the shares of common stock outstanding to reflect the issuance of 3,466,667 shares of Culligan common stock as if the shares were issued on February 1, 1996. Also see Note (f) to the Culligan Unaudited Condensed Pro Forma Combined Balance Sheet.

                     CULLIGAN UNAUDITED CONDENSED PRO FORMA
                             COMBINED BALANCE SHEET
                                 APRIL 30, 1997

                                           WATER
                                         FILTRATION
                               CULLIGAN   BUSINESS
                                APRIL    MARCH 31,    MERGER
                               30, 1997     1997    ADJUSTMENTS    PRO FORMA
                               --------  ---------- -----------    ---------
                                          (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
Cash and cash equivalents....  $ 13,244   $   938    $    --  (a)  $  14,182
Accounts and notes
 receivable, net allowance
 for doubtful accounts.......    93,263    12,244         --  (a)    105,507
Inventories..................    50,616     6,848         --  (a)     57,464
Prepaid and other current as-
 sets........................    18,119       814         --  (a)     18,933
                               --------   -------    --------      ---------
  Total current assets.......   175,242    20,844         --  (a)    196,086
                               --------   -------    --------      ---------
Property, plant and
 equipment, net of
 accumulated depreciation....    91,738    17,600         752 (b)    110,090
Intangible assets, net of ac-
 cumulated amortization......   100,790     3,216     121,825 (c)    225,831
Other noncurrent assets......    22,114       --          --  (a)     22,114
                               --------   -------    --------      ---------
  Total assets...............  $389,884   $41,660    $122,577      $ 554,121
                               ========   =======    ========      =========
CURRENT LIABILITIES:
Accounts payable and accrued
expenses.....................  $ 81,793   $ 8,231    $  1,163 (d)  $  91,187
Notes payable and current ma-
 turities of long-term debt..    17,905       363         --  (a)     18,268
                               --------   -------    --------      ---------
  Total current liabilities..    99,698     8,594       1,163        109,455
                               --------   -------    --------      ---------
LONG-TERM LIABILITIES:
Long-term debt...............    34,227       --       25,000 (e)     59,227
Deferred income taxes and
 other noncurrent liabili-
 ties........................    58,428     2,006         --  (a)     60,434
                               --------   -------    --------      ---------
  Total long-term liabili-
   ties......................    92,655     2,006      25,000        119,661
                               --------   -------    --------      ---------
STOCKHOLDERS' EQUITY:
Common stock.................       214       --           35 (f)        249
Additional paid-in capital...   236,477       --      127,439 (f)    363,916
Retained earnings (deficit)..   (35,187)   32,230     (32,230)(g)    (35,187)
Foreign currency translation
 adjustment..................    (3,973)   (1,170)      1,170 (g)     (3,973)
                               --------   -------    --------      ---------
  Total stockholders' equity.   197,531    31,060      96,414        325,005
                               --------   -------    --------      ---------
  Total liabilities and
   stockholders' equity......  $389,884   $41,660    $122,577      $ 554,121
                               ========   =======    ========      =========

    NOTES TO CULLIGAN UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) It is assumed that the historical valuation of the assets and liabilities of the Water Filtration Business approximates the new book basis for the merged business, based on the preliminary allocation of the purchase price using the purchase method of accounting. Also see Note (c) regarding the preliminary allocation of the purchase price.

(b) The $752 adjustment to property, plant and equipment results from the capitalization of the Water Filtration Business's tooling costs to be consistent with the accounting policies of Culligan. These costs were previously expensed by the Water Filtration Business. Also see Note (c) regarding the preliminary allocation of the purchase price.

(c) The intangible assets amount of $121,825 represents goodwill of $118,625 and identifiable trademarks of $3,200. Goodwill represents the excess of the purchase price (see Note (f)) paid by Culligan over the sum of identifiable assets acquired less liabilities assumed. Under purchase accounting, the purchase cost will be allocated to acquired assets and liabilities based on their relative fair values at the acquisition date based on valuations and other studies which are not yet complete. The identifiable trademarks of $3,200 will be amortized over 20 years, the expected life of the assets. The difference has been allocated to goodwill which will be amortized over forty years. Such allocations are subject to final determination based on real estate, leasehold, identifiable trademarks and equipment, valuation studies and a review of the books, records and accounting policies of the Water Filtration Business. These studies are expected to be completed after the acquisition date but before the end of fiscal 1998. Accordingly, the final allocations will be different from the amount reflected herein. However, based on current information, management does not presently expect the final allocations to differ materially from the amounts presented.

(d) To record a financial advisory fee of $1,163 to be paid in connection with the purchase.

(e) To record issuance of $25,000 of long-term debt in connection with the purchase (also see Note (f) below). It is assumed the $25,000 will be obtained through additional borrowings on the Culligan Credit Facility.

(f) To record the issuance of 3,466,667 shares of Culligan's common stock at $36.85 a share for the purchase of the Water Filtration Business. The number of shares is based on a purchase price of $155,000, less assumed debt of $25,000, divided by $37.50 (as provided in the Merger Agreement).

  The market price of the Culligan Common Stock used to prepare this pro forma adjustment is based on the average of the closing price of Culligan Common Stock for a period of five days, beginning two days before the Merger announcement and ending two days following the Merger announcement. The estimated total market value of the common stock of $127,747 has been reduced by $273 which is the estimated direct costs of registration. The net market value of the common stock of $127,474 plus the face value of the long-term debt described in Note (e) and the financial advisory fee of $1,163 described in Note (d) equals the aggregate Merger consideration of $153,637.

  The aggregate Merger consideration may increase for Culligan stock options issued in substitution for stock options to purchase AMETEK Common Stock held by Water Filtration Business Employees. Culligan does not expect, however, the number of potential options issued, if any, to be material. The final purchase price is also subject to adjustment based on adjusted net worth of the Water Filtration Business to be determined upon an audit of the closing balance sheet.

(g) To eliminate the equity of the Water Filtration Business.

                                 THE COMPANIES

  A more detailed description of the business of Culligan is contained in the Culligan 10-K incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

CULLIGAN

  Culligan serves the household and consumer market, including the bottled water market, and the commercial and industrial markets, including PDS, operate and maintain ("O&M"), build, own and operate and other markets, offering a broad range of products and services. Culligan's product lines include filtration devices, reverse osmosis systems, desalination facilities, bottled water, water softeners, deionizers and ultrafiltration products. Product sizes range from small devices for residential customers to large multi-process systems that are custom engineered and manufactured for industrial customers. Through its independent dealers, company-owned dealers and international distributors, Culligan also offers a full line of accessories, replacement parts and services. In addition, Culligan is a major provider of PDS both domestically and internationally.

  Culligan conducts its activities in two principal areas: household and consumer and commercial and industrial.

 Household and Consumer

  Culligan is the leading manufacturer and distributor of water purification and treatment products to residential customers in the United States. Culligan's domestic and international household and consumer products and services address residential water problems, including the removal of lead, cysts and other health-related contaminants, the elimination of chlorine and unpleasant odors and tastes from water, and the softening of water by removing minerals.

  Culligan, through its independent and Culligan-owned dealers, sells, installs and services a broad range of filters, reverse osmosis units and water softeners that address household water problems. Culligan's strong brand recognition, popularized by its famous "Hey Culligan Man!"(R) commercials, as well as its extensive dealer network, have combined to give Culligan a leading position in the residential water treatment market.

  Culligan produces and sells mechanical filtration systems and point-of-use filters in the household and consumer market designed to improve the quality of drinking water. In 1988, Culligan became the first to receive certification from the independent National Sanitation Foundation ("NSF") under NSF's standard for residential reverse osmosis drinking water systems. Since that time, Culligan has developed many proprietary reverse osmosis systems to improve the quality of drinking water, including Culligan's latest model of its Aqua-Cleer(R) Drinking Water System that utilizes the reverse osmosis process to filter tap water three times before it comes out of the faucet.

  Culligan also offers a wide array of water softening and conditioning equipment and products for household use. Household automatic softeners and portable exchange conditioners have constituted a large portion of Culligan's household business since its inception.

  In fiscal 1997, Culligan, through its newly-formed Consumer Markets Division, launched a line of water filtration products for sale through department stores and do-it-yourself outlets and entered into several marketing partnerships for the co-branding of products with partners that are expected to provide rapid channel access and recurring revenue from replacement filter sales. The first products introduced by the division, faucet mount filters, were shipped to department stores in the second quarter of fiscal 1997. By the end of the year, the division had expanded its product offerings with the introduction of three new Culligan(R) home water filtration product lines designed for the "do-it-yourself" market, consisting of under-counter systems, refrigerator water/ice maker filter systems and a sediment and rust reduction whole house filtration system and had announced the introduction of

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a designer glass pitcher filtration system and two new monitored faucet mount systems that are being rolled out to the high-end department store channels in fiscal 1998. In fiscal 1997, Culligan also entered into a marketing partnership with Health-o-meter, the parent of Mr. Coffee, for plastic pour through pitchers and with a major appliance manufacturer to provide a refrigerator water/ice maker filtration system as well as a long-term corporate partnering agreement with Moen Incorporated to develop Moen(R) products incorporating Culligan water filtration assemblies.

  Through its Everpure subsidiary, Culligan also serves the residential market by providing point-of-use filtration systems for homes and apartments as well as recreational vehicles such as Winnebago, Fleetwood and Airstream products. Everpure's filtration systems reduce or remove off-tastes, odors, chlorine, dirt, rust, asbestos fibers and parasitic protozoan cysts from the water supply.

  Utilizing its distribution network and product technology, Culligan entered the bottled water market in 1987 by licensing the sale of five-gallon containers of bottled water under the Culligan name. Because of growing consumer concern over the quality of water and its health effects, the bottled water market has grown substantially in recent years and is expected to continue to expand. Culligan's licensed bottled water sales now rank fourth in the five-gallon bottled water market in the United States with an annual growth rate of approximately 21% in fiscal 1997 and is the only brand in the five-gallon bottled water business with a nationwide distribution network.

  Bottled water under the Culligan name is produced at over 100 company-owned, franchised or licensed bottling locations and sold through over 500 company-owned and franchised dealers in the United States. Culligan receives royalty payments from its licensed producers and dealers based on the volume of sales. Culligan's dealers typically deliver the five-gallon bottles to a customer's home or office on a route basis, and the customer rents the dispenser console. The dealers also pick up the empty bottles which are then cleaned and refilled at the bottling location. Culligan generally does not participate in any other segment of the bottled water market.

 Commercial and Industrial

  Culligan designs, manufactures and, primarily through its distribution network, sells, installs and services a wide range of products to solve the complex water problems of its commercial and industrial customers. These products include filtration systems, reverse osmosis units, water softeners, desalination systems, deionizers and high quality ultrafiltration and microfiltration products capable of producing ultrapure water. Culligan believes that its dealer network provides it with a competitive advantage in the commercial and industrial markets because the dealers are able to service systems on a national and international basis.

  Commercial

  Commercial users require water treatment systems that remove dissolved minerals, such as calcium, magnesium, iron or manganese, and health-related contaminants from the available water supply and are capable of treating large quantities of water on a cost effective basis. Culligan's commercial products use technologies similar to its residential products, but afford greater capacity, durability and effectiveness and allow customers increased flexibility for customization. For example, Culligan's filters, deionizers and softeners provide food and beverage manufacturers with consistently high quality water enabling them to preserve uniformity of taste and appearance in their products, reduce health-related contaminants and minimize equipment maintenance costs.

  Other commercial enterprises such as airlines, hotels, restaurants, car washes, laundromats, office buildings and apartment complexes use Culligan products to condition, filter, deionize and otherwise treat large quantities of water. Unique features of Culligan's commercial water softeners include high quality Cullex(R) resins, the Dubl-Safe(TM) brine system and a full range of system controls that minimize salt usage, such as Culligan's solid state Aqua-Sensor(R) regeneration control.

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

  Through Everpure, Culligan supplies water filtration products to commercial businesses which require consistently high quality water. Everpure is the leading supplier of water filtration products to the food service industry. Sales to the food service industry constituted approximately 75% of Everpure's revenues in its last fiscal year. Everpure's line of food service water filtration products includes systems for post-mix beverage dispensers, ice machines, coffee makers, steamers and vending machines that are designed to treat all levels of water contamination and to ensure that consumer products such as coffee, soups or ice are of the highest quality. Everpure systems also decrease maintenance costs and extend the life of water-using equipment by removing dirt and other abrasive particles that can damage the internal workings of such equipment.

  Everpure complements Culligan's other operations by providing a presence in selected markets where the Culligan's dealer network does not generally participate. Everpure products are used extensively in many major fast-food restaurants, including McDonald's(R) Burger King(R) and Starbucks(R) as well as convenience store chains around the world, including 7-Eleven(R) and Circle-K(R). In 1979, Everpure received NSF certification for its filtration cartridges, and today substantially all of the Everpure systems carry the highest NSF rating for both aesthetic and health effects. Everpure's principal family of filter cartridges uses its proprietary precoat filtration process using unique MicroPure(R) filtering media. Everpure's filtration and disinfection products are also used in the airline, marine, offshore oil and military markets.

  Everpure operates in most western European countries and Japan. In recent years, Everpure has expanded internationally by following its customers into developing countries where the water supply is of questionable quality. Its market outside the United States is primarily the food service industry, including fast-food chains, restaurants and offices. Everpure's products are sold directly to equipment manufacturers, fast-food chains and convenience store chains as well as to individual locations by Everpure's licensed distributors.

  Culligan's newly acquired Bruner operation designs and manufactures water softeners, filters, deionizers, dealkalizers, demineralizers, degasifiers and reverse osmosis systems in standard and custom design configurations for commercial and industrial applications worldwide. Bruner products are sold through an extensive network of sales representatives supported by sales and service locations in the United States and internationally.

  Industrial

  Industrial companies also require the removal of dissolved minerals and contaminants from water before the water can be used in manufacturing processes. A typical treatment system for these applications will combine multiple processes, including clarification, depth filtration, carbon filtration, softening, reverse osmosis, deionization, submicron cartridge filtration and ultraviolet light disinfection. Through Bruner, Culligan also designs and manufactures systems for industrial large volume process water users including packaged systems utilizing multi-cell filters to reduce or remove turbidity, iron, hydrogen sulfide, color and other particulates from the water supply. Its industrial operations are also supported internationally by its recent acquisition of Dewplan Limited, one of the UK's leading specialist design contractors for high-purity and ultra-high purity industrial water treatment systems.

  Culligan's and Bruner's products and technologies are used to remove dissolved minerals and contaminants from water in numerous industrial applications, including manufacturing operations, laboratories, research, food processing, chemical processing, pharmaceutical facilities and printing plants. In addition, Culligan and its dealers have substantial experience in configuring systems used by manufacturers of prescription and non-prescription drugs. Culligan and Bruner ultrapure water systems are also used by manufacturers of products such as integrated circuits and compact discs.

  PDS

  Culligan and its dealer network also provide PDS to commercial and industrial customers in the United States and Europe. Culligan's network includes over 380 outlets and approximately 250 regeneration facilities. In this growing business, Culligan provides portable water deionization treatment equipment that uses resins as the filtration medium to produce ultrapure water. Resin is retrieved and transported by a dealer service

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

representative to a dealer's regeneration plant for chemical recharging when it is exhausted. Unlike many permanent systems, PDS requires no chemical handling or maintenance by the customer. PDS is a widely used technology among industrial and commercial companies and provides Culligan and its dealer network with a recurring source of revenues and the opportunity to market its systems and other services to its existing PDS customers.

  Medical

  Medical-related products often require ultrapure water free from certain minerals and contaminants to operate effectively. Culligan is a leading manufacturer of reverse osmosis units and comprise an integral part of the kidney dialysis equipment used by hospitals, hemodialysis centers and other health service providers. Culligan's reverse osmosis unit is one of a limited number of such units registered by the United States Food and Drug Administration as a medical device approved for this purpose.

  Desalination

  Culligan has produced major desalination systems throughout the world. Culligan has supplied Egypt with fourteen desalination plants along the Red Sea and in the southern Sinai region and, in the Arab Emirate of Umm-Al Quwayn, Culligan supplied a 9,000 cubic meter per day desalination plant to serve the potable water needs of the 15,000 inhabitants. In addition, its recently acquired Culligan-Enerserve operation builds, owns and operates desalination and other water and wastewater treatment systems in the Caribbean. Since its acquisition in July 1996, that operation has expanded significantly, obtaining an additional contract with the government of the island of St. Maarten that is expected to generate revenues of approximately $25,000,000 over the five-year term to own and operate a recently completed
2.6 million gallon per day desalination facility to produce water for the island's residents.

  Municipal

  Although historically the municipal market has not represented a large portion of the Culligan industrial business, Culligan believes that with the re-enactment of the Safe Drinking Water Act there is significant growth potential in this market. Culligan, through the efforts of its technical and sales personnel, designs and manufactures and, through its dealer network, sells, installs and services equipment and plants to chlorinate and remove contaminants from water supplies. In the United States, Culligan typically provides surface water treatment systems for of small municipalities, mobile home parks and other residential groups with populations under 3,300 people. Culligan's Multi-Tech(R) filtration system is a low-cost, pre-engineered, packaged plant that contains all the steps used in a conventional water treatment plant, such as coagulation, flocculation, clarification, filtration and disinfection. Culligan currently has in place in North America, Europe and Middle East over 700 pre-engineered, packaged Multi-Tech(R) and similar non-U.S. OFSY Omnifiltration(R) systems to help communities meet their needs for clean water. In addition, Culligan's Bruner operation offers self-contained Bruner packaged water treatment plants in the municipal market. The Bruner plants are custom engineered to produce potable water from almost any surface water source and typically provide automated controls programmed to regulate rapid or "flash" mixing, flocculation, settling and gravity filtration.

  Through Culligan Operating Services, Culligan also provides O&M services for water and wastewater treatment facilities for municipalities and other large users primarily in Florida and elsewhere in the Southeastern United States.

 Dealer and Distribution Network

  Culligan believes that the size and scope of its dealer and distributor network make it uniquely positioned in the water purification and treatment industry. Today there are over 1,100 independent Culligan dealers and distributors and 45 company-owned dealers who distribute and service Culligan products throughout the United States, Canada and Western Europe as well as other foreign markets. In addition, there are over 350 distributors and authorized agents in the United States and Western Europe as well as in other foreign markets that distribute water filtration products of Culligan's Everpure subsidiary for the food service industry and other commercial businesses. Culligan's newly-acquired Bruner operation has approximately 93 sales representatives that distribute its products in the United States and internationally. Culligan believes that this diverse geographical distribution network allows it to react rapidly to changing customer needs as well as to market conditions.

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

  As part of its distribution system, Culligan currently owns 26 Culligan dealers in North America which had total revenues of approximately $70.5 million in the last fiscal year. The company-owned dealers are primarily located in major metropolitan markets. Such markets include the New York City/New Jersey, Los Angeles, Chicago, Houston, San Diego and San Francisco metropolitan areas. Since the beginning of 1997, the company-owned Dealer division has made eleven acquisitions with aggregate revenues of over $19,000,000. Such acquisitions include dealerships in Elkhart, Indiana, Glendale, Riverside, Santa Ana and San Diego, California, and Waukegan, Illinois; bottled water operations in Houston, Texas, Omaha, Nebraska, and San Diego, California; and a portable deionization service business in Santa Clara, California. In addition, since the beginning of fiscal 1997, Culligan's international division has acquired seven dealerships having aggregate annualized revenues of approximately $7,000,000. Such dealerships are located in Bordeaux, Lorraine, Somme-Oise and Cote-Opale, France; Lausanne, Switzerland; and Florence, Italy, and Eau Water Treatment Company, an independent French company specializing in commercial applications and technical service support. In addition, Culligan Operating Services has made eight acquisitions of complementary operations since being acquired by Culligan in January 1996.

  Culligan-owned dealer operations generally have a high percentage of revenues which are derived from sources believed to be recurring in nature (estimated to be approximately 70% of total company-owned dealer revenues), such as servicing equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. Culligan's dealer and distribution network enables it to offer complete solutions to pre-use water problems for residential, commercial and industrial customers through a combination of testing, product selection, installation, monitoring and service. Culligan is continuously upgrading and expanding its dealer network coverage. Culligan also has utilized its dealer network and distributors to introduce new product lines and enter new markets.

  Typically, a dealer's territory covers a local community or metropolitan area and the dealer sells or rents a significant portion of its products to residential users.

  The size of dealerships range from small local operations involving only a few employees to large multiple site dealerships. Generally, approximately one-half of a dealer's revenues are derived from rental and service income from existing customers. Certain dealers, including many large dealers, are capable of providing standard and special-order commercial and industrial products and services. Culligan's laboratories in Northbrook, Illinois; Barcelona, Spain; and Bologna, Italy test water samples for dealers to help them to identify a customer's water treatment needs.

  Dealers generally purchase all their requirements for water treatment products from Culligan. Culligan assigns each dealer a primary area of geographic responsibility and generally expects the dealer to cover the needs of customers in this area, although the dealer has no exclusive right to this territory. Virtually all of the Culligan sales of household products in North America have been made through the dealer network. Dealers purchase equipment from Culligan for sale, rental or use in their portable exchange service programs. In addition, Culligan receives royalties from the sale of bottled water and certain supplies that bear the Culligan name.

  Culligan provides dealers with a variety of services, including training, education and technical assistance. It offers the dealers management, sales and service seminars at the time of start-up and throughout their careers. Culligan also employs technical service engineers who travel throughout the United States aiding dealers with water quality needs. One of the unique advantages Culligan supplies to its dealers, as an aid in commercial and industrial sales, is Culligan's proprietary CAAP(R) pc software.

  Commercial and industrial job specifications and proposals are supported by application and technical engineers located in Northbrook, Illinois. In addition, Culligan provides the dealers with significant marketing services and support, including an extensive co-operative advertising program. A finance subsidiary of Culligan provides intermediate-term loans to franchised dealers for equipment placed on rental or lease.

CULLIGAN MERGER SUB

  Culligan Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Culligan. Culligan Merger Sub was organized for the purpose of effecting the Merger pursuant to the Merger Agreement.

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

Culligan Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Culligan Merger Sub are located at One Culligan Parkway, Northbrook, Illinois 60062 and its telephone number is (847) 205-6000.

AMETEK

  A more detailed description of the business of AMETEK is contained in the AMETEK 10-K incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

  The present businesses of AMETEK are comprised of the activities New Ametek will undertake after the Spin-Off and the Water Filtration Business.

NEW AMETEK

  New Ametek was incorporated on May 8, 1986 and has been a wholly owned subsidiary of AMETEK since August 1989. To date, New Ametek's business has consisted entirely of manufacturing aerospace instrumentation. Prior to the Spin-Off, AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those which are part of the Water Filtration Business, and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK. The principal executive offices of New Ametek are located at Station Square, Paoli, Pennsylvania 19301 and its telephone number is (610) 647-2121.

THE WATER FILTRATION BUSINESS

  The Water Filtration Business is currently comprised of an operating division of AMETEK, the Plymouth Products Division, and three foreign subsidiaries of AMETEK: Ametek Filters, Limited; APIC International S.A., and AFIMO S.A.M. The Water Filtration Business is a leader engaged in the design, manufacture and marketing of point-of-use filtration products for the separation, clarification and purification of liquids, primarily water. The Water Filtration Business's strategy is to be a leader in the global residential water filtration market and has opportunistically pursued selected specialty filtration markets.

  In May 1967, AMETEK acquired Plymouth Industrial Products, a plastic injection molding company, and named it Plymouth Plastics Division. In 1972, AMETEK purchased the present Sheboygan, Wisconsin plant site. As the division's focus on water and fluid filtration products increased, the division name was changed in May 1974 to Plymouth Products.

  In 1991, AMETEK acquired Ametek Filters, Limited, a manufacturer of industrial filtration products, located in Billingham, U.K., providing a base for expansion into European markets. The acquisition of APIC and AFIMO, a French producer of filtration devices, in November 1995 added new markets, products, technology, and complementary customers.

  The Water Filtration Business's manufacturing is vertically integrated at two of its three manufacturing sites, where it employs proprietary and patented processes to manufacture and assemble the major components of its filtration units. The primary raw materials are carbon, various resins, plastics, and metals. The Water Filtration Business has not experienced a shortage of raw materials in the past three years and expects an adequate supply of raw materials at competitive prices to be available from multiple suppliers.

  The Water Filtration Business's products include fluid filtration cartridges for consumer, commercial, and industrial customers in the United States and over 100 other countries. It offers a broad line of point-of-use cartridge filters, ranging from whole-house to countertop water filtration systems, as well as special-purpose filter housings and replacement cartridges that significantly improve the quality and taste of water. The Water Filtration Business has been a leader in water filtration products and technology for over 25 years. It is known worldwide for quality products sold with the following recognized brand names: AMETEK, Kleen-Plus(R), American Plumber, APIC and Fluid-O.

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

  Point-of-use drinking water filters are designed to enhance taste and remove specific items, including hazardous chemicals, bacteria, particles and heavy metals. For example, the Water Filtration Business's countertop filter with a chemical metal removal cartridge is designed to remove unpleasant taste and odor, including chlorine, dissolved lead and mercury, 99.95% of disease-causing Giardia and Cryptosporidium cysts; certain pesticides and chemicals; sediment and sand particles as small as 0.5 microns (nominal). After processing 400 gallons of water, this cartridge filter is removed from the filter housing and replaced. Sales of replacement products are an important source of recurring revenues. The residential point-of-use countertop water filters are completely portable and fit most standard faucets with an aerator; installation requires no tools other than pliers.

  Filter cartridges and housings also are used in such applications as commercial food and beverage dispensing, and cosmetic, chemical production, the electronics industry and medical applications. Other products include under-sink, icemaker, pitcher, recreational vehicle, reverse osmosis and whole-house water filters, each offering a range of features for specialized and general applications.

  The Water Filtration Business's sales and marketing strategy focuses on comprehensive programs to address a broad range of customer needs. These include sales, marketing and promotional programs, product packaging and display, and pricing programs.

  The Water Filtration Business's markets include residential, commercial, and industrial segments. Distribution channels include major hardware chains, national home centers, water treatment distributors and private label products for original equipment manufacturers and mass merchandisers. The Water Filtration Business also has a branded line of filters, housings, and cartridges designed for residential and commercial installation by plumbing professionals. The five largest customers accounted for 18% and 19% of the Water Filtration Business's sales for the three-month periods ended March 31, 1997 and in 1996, respectively, with the three largest customers, Home Depot, Ace Hardware and Cotter & Co., accounting for 8.7%, 3.2% and 2.3%, respectively, of the first quarter 1997 sales, and 6.7%, 3.9% and 3.3%, respectively, of 1996 sales.

  Driving the commercial market segment is an increasing global need for consistent water product quality for such uses as food service, fountain beverages, steam ovens, coffee and tea. Industrial markets cover a wide range of applications where component products and systems are used.

  The Water Filtration Business continues to grow at a faster rate than the general filtration market. The Water Filtration Business's global markets are highly competitive, including many domestic and international companies. No one company has a significant presence in all markets. The principal methods of competition are new product development, product performance and quality, innovation, and distribution. Technical, and after market service and products are also important competitive advantages.

  At March 31, 1997, the Water Filtration Business employed 409 people, of which 261 were covered by a union. The Water Filtration Business has four operating plants in one state and three foreign countries. Of these facilities, two are owned and two are leased. The owned properties consist of 12 acres in Sheboygan, Wisconsin, of which 259,000 square feet are under roof, and four acres in Teeside, England, of which 29,000 square feet are under roof. The leases on the leased properties expire over a range of years from 1997 to 2003, with renewal options for varying terms contained in the leases. The Water Filtration Business's machinery, plants and offices are in satisfactory operating condition and are adequate for their respective uses.

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

                     DESCRIPTION OF CULLIGAN CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of Culligan consists of 60,000,000 shares of Culligan Common Stock, and 2,000,000 shares of preferred stock, par value $.01 per share ("Culligan Preferred Stock"). As of June 27, 1997, there were 21,391,201 shares of Culligan Common Stock issued and outstanding. Although no shares of Culligan Preferred Stock have been issued as the date hereof, an aggregate of 300,000 shares have been reserved for issuance in connection with Culligan's stockholder rights plan described below under "Culligan Stockholder Rights Plan."

COMMON STOCK

  The holders of Culligan Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of Culligan stockholders. Subject to preferences that may be applicable to any outstanding Culligan Preferred Stock, holders of Culligan Common Stock are entitled to receive ratably such dividends as may from time to time be declared by the Culligan Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Culligan, holders of Culligan Common Stock would be entitled to share ratably in all assets of Culligan available for distribution to holders of Culligan Common Stock remaining after payment of liabilities and liquidation preference of any outstanding Culligan Preferred Stock. Holders of Culligan Common Stock have no preemptive rights and have no rights to convert their Culligan Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Culligan Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Culligan Board has the authority to issue Culligan Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by Culligan stockholders. Although no shares of Culligan Preferred Stock have been issued as of the date hereof, an aggregate of 300,000 shares of junior participating preferred stock have been reserved for issuance in connection with Culligan's stockholder rights plan described below under "Culligan Stockholder Rights Plan." Culligan has no other present plans to issue any shares of Culligan Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for Culligan Common Stock is The First National Bank of Boston.

CULLIGAN STOCKHOLDER RIGHTS PLAN

  On September 13, 1996, Culligan declared a dividend distribution of one right (a "Culligan Right") for each outstanding share of Culligan Common Stock to stockholders of record at the close of business on September 26, 1996 (the "Rights Record Date"). Each Culligan Right entitles the registered holder to purchase from Culligan one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at a purchase price of $78, subject to adjustment. The description and terms of the Culligan Rights are set forth in a Rights Agreement (the "Culligan Rights Agreement") between Culligan and The First National Bank of Boston, as Culligan Rights Agent. Culligan Rights also attach to all other shares of Culligan Common Stock, including the shares issuable in the Merger, issued prior to the Distribution Date (as defined below) or the earlier expiration of the Culligan Rights Agreement.

  Initially, the Culligan Rights will be attached to all Culligan Common Stock certificates representing shares then outstanding, and no separate Culligan Rights Certificates will be distributed. The Culligan Rights will separate from Culligan Common Stock and a Distribution Date will occur upon the earlier of (i) ten (10) business days following public announcement that a person or group of affiliated or associated persons (an "Acquiring

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

Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Culligan Common Stock, other than an Exempted Person (the "Stock Acquisition Date"), or (ii) ten (10) business days (or such later date as the Culligan Board shall determine) following commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. "Exempted Person" indicates any person who was the beneficial owner, on September 3, 1996, of 15% or more of the outstanding shares of Culligan Common Stock and such person's affiliates and associates, provided that such person, and such person's affiliates and associates, do not increase their percentage ownership of Culligan Common Stock by more than five percentage points over their percentage ownership on such date.

  Until the Distribution Date, (i) Culligan Rights will be evidenced by Culligan Common Stock certificates and will be transferred with and only with such Culligan Common Stock certificates, (ii) new Culligan Common Stock certificates issued after the Record Date will contain a notation incorporating the Culligan Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Culligan Common Stock outstanding will also constitute the transfer of the Culligan Rights associated with the Culligan Common Stock represented by such certificate. Pursuant to the Culligan Rights Agreement, Culligan reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of rights, a certain number of Culligan Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

  Culligan Rights are not exercisable until the Distribution Date and will expire at the close of business on September 13, 1997, unless earlier redeemed or extended by Culligan as described below.

  As soon as practicable after the Distribution Date, Culligan Rights Certificates will be mailed to holders of record of Culligan Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Culligan Rights Certificates alone will represent the Culligan Rights.

  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Culligan Common Stock that the disinterested directors of Culligan determine not to be inadequate and to otherwise be in the best interest of Culligan and its stockholders), each holder of a Culligan Right will thereafter have the right to receive, upon exercise, Culligan Common Stock (or, in certain circumstances, cash, property or other securities of Culligan) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Culligan Rights that are, or (under certain circumstances specified in the Culligan Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Culligan Rights are not exercisable following the occurrence of the event set forth above until such time as Culligan Rights are no longer redeemable by Culligan as set forth below.

  For example, at an exercise price of $78 per Culligan Right, each Culligan Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $156 worth of Culligan Common Stock (or other consideration, as noted above) for $78. Assuming that Culligan Common Stock had a per share value of $39 at such time, the holder of each valid Culligan Right would be entitled to purchase four shares of Culligan Common Stock for $78.

  In the event that, at any time following the Stock Acquisition Date, (i) Culligan is acquired in a merger or other business combination transaction (other than a merger which follows an offer described in the second preceding paragraph), or (ii) fifty percent (50%) or more of Culligan's assets, cash flow or earning power is sold or transferred, each holder of a Culligan Right (except Culligan Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Culligan Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

  At any time until ten (10) business days following the Stock Acquisition Date, Culligan may redeem the Culligan Rights in whole, but not in part, at a price of $.005 per Culligan Right (payable in cash, Culligan Common Stock or other consideration deemed appropriate by the Culligan Board). Immediately upon the action of the Culligan Board ordering redemption of the Culligan Rights, the Culligan Rights will terminate and the only right of the holders of Culligan Rights will be to receive the $.005 redemption price.

  Until a Culligan Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Culligan, including, without limitation, the right to vote or to receive dividends. While the distribution of Culligan Rights will not be taxable to stockholders or to Culligan, stockholders may, depending upon the circumstances, recognize taxable income in the event that Culligan Rights become exercisable for Culligan Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

  Any of the provisions of the Culligan Rights Agreement may be amended by the Culligan Board prior to the Distribution Date. After the Distribution Date, the provisions of the Culligan Rights Agreement may be amended by the Culligan Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Culligan Rights, or to shorten or lengthen any time period under the Culligan Rights Agreement; provided, however, that no amendment to lengthen a time period relating to when the Culligan Rights may be redeemed may be made at such time as the Culligan Rights are not redeemable.

  Culligan Rights have certain anti-takeover effects. Culligan Rights will cause substantial dilution to a person or group that attempts to acquire Culligan on terms not approved by the Culligan Board. The Culligan Rights should not interfere with any merger or other business combination approved by the Culligan Board since Culligan Rights may be redeemed by Culligan at any time until ten (10) business days following the Stock Acquisition Date.

                     COMPARISON OF RIGHTS OF STOCKHOLDERS

  The rights of holders of AMETEK Common Stock are presently governed by Delaware corporate law, the AMETEK Certificate and the AMETEK By-Laws. As a result of the Merger, holders of AMETEK Common Stock will become stockholders of Culligan, also a Delaware corporation. Accordingly, such holders' rights will be governed by Delaware corporate law, the Culligan Certificate and the Culligan By-Laws. Certain differences in the rights of stockholders arise from distinctions between the AMETEK Certificate and the Culligan Certificate and between the AMETEK By-Laws and the Culligan By-Laws. The following is a brief description of the material differences. This description does not purport to be a complete statement of all differences between the rights of the stockholders of AMETEK and the stockholders of Culligan, and the identification of specific differences is not meant to indicate that other differences do not exist. The following description is qualified in its entirety by reference to the AMETEK Certificate, the AMETEK By-Laws, the Culligan Certificate and the Culligan By-Laws. For information on how to obtain copies of any of these documents, see "AVAILABLE INFORMATION."

COMMON STOCK CLASSIFICATION

  AMETEK and Culligan have issued and outstanding just one class of shares of common stock. Each holder of Culligan Common Stock and each holder of AMETEK Common Stock has one vote for each share registered in such stockholder's name. See "DESCRIPTION OF CULLIGAN CAPITAL STOCK."

DIRECTORS

  The AMETEK Certificate and AMETEK By-Laws provide that the AMETEK Board shall consist of no fewer than 6 nor more than 12 directors, as determined by the AMETEK Board or AMETEK's stockholders, and be elected for a one-year term at the annual meeting of holders of AMETEK Common Stock. The AMETEK By-Laws provide that the number of directors of AMETEK may be increased or decreased by holders of AMETEK Common Stock at any annual or special meeting and may be increased or decreased by the affirmative vote of not less than 75% of directors then in office. The Culligan Certificate and Culligan By-Laws provide that the Culligan Board shall consist of no fewer than 3 nor more than 15 members as determined by the Culligan Board, such number of directors to be divided into three classes (Class I, Class II and Class III), each class having a three-year term and consisting, as nearly as possible, of one-third of the total number of directors. At each annual meeting of stockholders of Culligan, successors to the class of directors whose terms expire will be elected for a three-year term of office, with the three-year term of each class of the directors expiring at successive annual meetings of the stockholders, so that one class will be elected each year.

  The purpose of a classified board is to promote conditions of continuity and stability in the composition of a board of directors and in the policies formulated by a board of directors, by guaranteeing that in the ordinary course at least two-thirds of the directors will at all times have had at least one year's experience as directors of a corporation. However, for similar reasons, a classified board may deter certain mergers, tender offers or other takeover attempts which some or a majority of the holders of a corporation's stock may deem to be in their best interest, since it would take two annual meetings of stockholders to elect a majority of the board of directors of such corporation. Similarly, a classified board structure would delay stockholders who do not like the policies of a board of directors from removing a majority of a board of directors at a single annual meeting.

  None of the AMETEK Certificate, the AMETEK By-Laws, the Culligan Certificate or Culligan By-Laws provides for the removal of directors. Accordingly, the removal of directors of both AMETEK and Culligan is governed by the DGCL, which provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote for the election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

  The term "cause" is not defined in the DGCL. Consequently, any question concerning the legal standard for "cause" would have to be judicially determined.

ADVANCE NOTICE OF NOMINATIONS FOR THE ELECTION OF DIRECTORS AND STOCKHOLDERS PROPOSALS

  The Culligan By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of Culligan (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Culligan Board, or by a stockholder who has given timely written notice to the Secretary of Culligan prior to the meeting at which directors are to be elected, will be eligible for election as directors of Culligan. The Stockholder Notice Procedure provides that at an Annual Meeting only such business may be conducted as has been specified in the notice of the meeting given by or at the direction of the Culligan Board (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Culligan Board (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of Culligan of such stockholder's intention to bring such business before such meeting.

  Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made or business to be conducted at an annual meeting to be timely, such notice must be received by Culligan not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting or, in the event that less than seventy (70) days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, not later than the close of business on the 10th day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Culligan not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

  In addition, under the Stockholder Notice Procedure, a stockholder's notice to Culligan proposing to nominate a person for election as a director or conduct certain business at an annual meeting must contain certain specified information. If the Chairman of the Board of Directors of Culligan presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  The AMETEK By-Laws do not contain a similar advance notice provision. Accordingly, except as provided in Regulation 14A under the Exchange Act, holders of AMETEK Common Stock are able to nominate candidates for election as directors at stockholders' meetings or to submit proposals without advance notice to AMETEK. Consequently, holders of AMETEK Common Stock can more easily submit director nominees and other matters for stockholder consideration as compared to Culligan stockholders.

ACTION BY WRITTEN CONSENT

  The Culligan By-Laws allow stockholders to take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize a proposed action at a meeting at which all shares entitled to vote were present and voted. The AMETEK By-Laws permit holders of AMETEK Common Stock to act by written consent without a meeting, provided that such action must be authorized by unanimous written consent signed by all of the holders of outstanding voting stock. However, under the DGCL, unless a corporation's certificate of incorporation provides otherwise, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Accordingly, since the AMETEK Certificate does not provide for requirements for action by written consent that are different than the DGCL, the DGCL requirements outlined in the previous sentence would most likely control any action by written consent taken by holders of AMETEK Common Stock.

MEETINGS OF STOCKHOLDERS

  The AMETEK By-Laws provide that a special meeting of the stockholders of AMETEK may be called by the President of AMETEK. The President or Secretary of AMETEK is required to call a special meeting whenever requested in writing to do so by a majority of the AMETEK Board or by stockholders owning not less than twenty percent of the shares of AMETEK then issued and outstanding and entitled to vote at such meeting.

  The Culligan By-laws provide that a special meeting of the stockholders of Culligan may be called by the Chairman, the President, any Vice President, the Secretary or any Assistant Secretary of Culligan, and any such officer is required to call a special meeting at the request in writing of a majority of the Culligan Board.

AMENDMENT OF CERTIFICATE OF INCORPORATION

  Under the DGCL, a certificate of incorporation of a Delaware corporation may be amended by approval of the amendment by the board of directors of such corporation and the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon unless the certificate of incorporation prescribes a higher requirement. Neither the AMETEK Certificate nor the Culligan Certificate prescribes a higher requirement.

AMENDMENT OF BY-LAWS

  The AMETEK By-Laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders of AMETEK or by the AMETEK Board at any regular meeting of the stockholders or of the AMETEK Board or at any special meeting of the stockholders of AMETEK or of the AMETEK Board if notice of such alteration, amendment, repeal or adoption or new By-Laws be contained in the notice of such special meeting and such amendment is approved by a majority of the Directors of AMETEK or the affirmative vote of the holders of a majority of outstanding shares of AMETEK Common Stock. The Culligan By-Laws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by Culligan stockholders or by the Culligan Board, provided that notice of such alteration, amendment, repeal or adoption of new By-Laws is contained in the notice of such meeting of stockholders or the Culligan Board and such amendments are approved by either a majority of the Directors of Culligan or the affirmative vote of the holders of a majority of the outstanding shares of Culligan Common Stock.

APPROVALS OF MERGERS AND ASSETS SALES

  Under the DGCL, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation or other subsidiary owned by it without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon.

  None of the AMETEK Certificate, the AMETEK By-Laws, the Culligan Certificate or the Culligan By-Laws contains supermajority voting provisions relating to the approval of business combinations by stockholders.

STATE ANTI-TAKEOVER STATUTES

  Section 203, a statutory provision restricting business combinations with certain stockholders who acquire 15% or more of a Delaware corporation's voting stock, is applicable to AMETEK but not to Culligan because the Culligan Certificate provides that Section 203 shall not apply to Culligan. Section 203 prohibits certain "business combinations" transactions (defined broadly to include mergers, consolidations, sales or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between a publicly held Delaware corporation and any "interested stockholder" for a period of three years after the date on which the interested stockholder became an interested stockholder unless (a) prior to that date the corporation's board of directors approved either the proposed business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholders.

  Section 203 would not prevent the holders of a controlling interest from exercising control over AMETEK or Culligan and would not prevent a hostile takeover or hostile acquisition of control of AMETEK or Culligan. Section 203 may, however, discourage or make more difficult a hostile takeover or acquisition of control.

LIMITATION OF LIABILITY

  Section 102(b)(7) of the DGCL allows a Delaware corporation to limit or eliminate the personal liability of directors to a corporation and its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. The Culligan Certificate and the AMETEK Certificate provide for the limitation of liability as permitted by Section 102(b)(7).

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Also, these provisions do not eliminate or limit the liability of a director for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or stock repurchases, or any transaction from which the director derived an improper personal benefit. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the DGCL provides that a Delaware corporation may indemnify its officers and directors who are a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the corporation by, among other things, a majority vote of directors who were not parties to such action, suit or proceeding (whether or not a quorum), provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The Culligan Certificate and Culligan By-laws and AMETEK Certificate and AMETEK By-laws each provides for indemnification of officers and directors as permitted by Section 145.

  Culligan has entered into indemnification agreements with each of Culligan's directors and officers. The indemnification agreements require, among other things, Culligan to indemnify the officers and directors to the fullest extent permitted by law, and to advance such directors and officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Culligan will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under Culligan directors' and officers' liability insurance. Although such indemnification agreements offer substantially the same scope of coverage afforded by the Culligan Certificate and Culligan By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Culligan Board or by Culligan stockholders to eliminate the rights provided therein.

STOCKHOLDER RIGHTS PLANS

  The terms and provisions of the Culligan Rights Plan, the AMETEK Rights Plan and the New Ametek Rights Plan are substantially similar, except for differences relating to (i) the definition of an "Acquiring Person", (ii) the "Purchase Price" of the rights, (iii) the "Redemption Price" of the rights,
(iv) the expiration date of the rights, and (v) the exception of certain stockholders from certain provisions of the rights plans. For information on the Culligan Rights Plan and the New Ametek Rights Plan, see "DESCRIPTION OF CULLIGAN CAPITAL STOCK--Culligan Stockholder Rights Plan" (included herein) and "DESCRIPTION OF NEW AMETEK CAPITAL STOCK--Description of Stockholders' Rights Plan" in the New Ametek Information Statement which is included as Appendix E hereto.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Culligan Common Stock to be issued in connection with the Merger are being passed upon for Culligan by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Culligan as of January 31, 1997 and 1996 and for each of the years in the three-year period ended January 31, 1997, have been incorporated by reference in this Joint Proxy Statement/Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of the Water Filtration Business and the consolidated financial statements of AMETEK appearing or incorporated by reference in this Joint Proxy Statement/Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the registration statement or incorporated by reference herein. Such combined financial statements and consolidated financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 PROPOSAL (2)

                        ELECTION OF DIRECTORS OF AMETEK

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

  The entire AMETEK Board of eight directors is proposed to be elected at the Special Meeting to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. These directors will resign as directors of AMETEK at the Effective Time but will continue as the directors of New Ametek. See "MANAGEMENT" in the New Ametek Information Statement which is included as Appendix E for additional information concerning the New Ametek Board. All proxies received by the AMETEK Board will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. Each nominee who receives a plurality vote by ballot of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be elected as a director. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The AMETEK Board knows of no reason to anticipate that this will occur.

             INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS

                                        PRINCIPAL OCCUPATION         DIRECTOR
                                            OR POSITION,           CONTINUOUSLY
        NAME OF NOMINEE         AGE    OTHER DIRECTORSHIPS(1)         SINCE
        ---------------         ---    ----------------------      ------------
 WALTER E. BLANKLEY++..........  61 Chairman of the Board and          1990
                                     Chief Executive Officer of
                                     AMETEK since April 1993.(2)
 LEWIS G. COLE*,**.............  66 Senior Partner, Stroock &          1987
                                     Stroock & Lavan LLP,
                                     Attorneys.
 HELMUT N. FRIEDLAENDER.,*.....  83 Private Investor.                  1955
 SHELDON S. GORDON*,+,++,**....  61 Chairman of Union Bancaire         1989
                                     Privee International, Inc.
                                     since May 1996.(3)
 CHARLES D. KLEIN+,.,++........  59 A Managing Director of             1980
                                     American Securities, L.P.
                                     and an executive officer of
                                     the corporate general
                                     partner of several
                                     affiliated entities.
 JAMES R. MALONE+,.,**.........  54 Chairman of the Board of HMI       1994
                                     Industries, Inc. since
                                     December 1996, Chairman of
                                     the Board of Anchor
                                     Resolution Corp. (formerly
                                     Anchor Glass Container
                                     Corp.) from January 1996 to
                                     February 1997 and Chairman
                                     of the Board of Intek
                                     Capital Corporation since
                                     September 1990.(4)
 DAVID P. STEINMANN*...........  56 A Managing Director of             1993
                                     American Securities, L.P.
                                     and an executive officer of
                                     the corporate general
                                     partner of several
                                     affiliated entities.
 ELIZABETH R. VARET+,++........  53 A Managing Director of             1987
                                     American Securities, L.P.
                                     and chairman of the
                                     corporate general partner
                                     of several affiliated
                                     entities.

--------
 * Member of the Audit Committee.
 + Member of the Compensation Committee.
 . Member of the Nominating Committee.
++ Member of the Executive Committee.
** Member of the Pension Investment Committee.
(1) Except as noted, each nominee has held his or her present occupation for a period in excess of five years.
(2) Mr. Blankley has been Chief Executive Officer since April 1990. From April 1990 to April 1993, He also served as President of AMETEK. Mr. Blankley is also a Director of AMCAST Industrial Corporation and CDI Corporation.
(3) Mr. Gordon was a General Partner of The Blackstone Group, L.P. from April 1991 to May 1995 and was a Limited Partner until May 1996. He is also a director of Anangel-American Shipholdings Limited, and Energy Ventures, Inc.
(4) Mr. Malone was President and Chief Executive Officer of Anchor Glass Container Corp. from May 1993 to January 1996 and was Chairman, President and Chief Executive Officer of Grimes Aerospace Co. from September 1990 to May 1993. He is also a director of AmSouth Bank N.A.

  AMETEK has an Audit Committee, a Compensation Committee, a Nominating Committee and a Pension Investment Committee, all of which are comprised of non-employee directors.

  In addition, AMETEK has an Executive Committee comprised of two or more Directors which meets on an as needed basis when the Board is not in session. This Committee may exercise all the power of the AMETEK Board in the management of the business and affairs of AMETEK except the power to fill vacancies of the AMETEK Board or to change members of or fill vacancies in the committee or to make or amend the By-Laws of AMETEK. The functions of the Audit Committee include: reviewing with independent auditors the plan and results of the audit engagement; reviewing the scope and results of AMETEK's procedures for internal auditing; and reviewing the adequacy of AMETEK's system of internal accounting controls.

  The functions of the Compensation Committee's non-employee directors include: study and analysis of and recommendations to the AMETEK Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices; recommendations to the AMETEK Board regarding incentive compensation awards and officers' salary adjustments; and administrative oversight of stock option plans and other incentive and compensation plans.

  The functions of the Nominating Committee include: determining an appropriate size and composition of the AMETEK Board; considering qualifications of prospective AMETEK Board member candidates; conducting research to identify and recommend nomination of suitable candidates; and reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the AMETEK Board and committee responsibilities.

  The Pension Investment Committee reviews the administration of AMETEK's retirement plans, including compliance, investment manager and trustee performance and results of independent audits of the plans.

  During 1996, there were 6 meetings of the AMETEK Board, 2 meetings of the Audit Committee, 8 meetings of the Compensation Committee, 1 meeting of the Nominating Committee, 3 meetings of the Pension Investment Committee and 7 meetings of the Executive Committee.

STOCK OWNERSHIP

  The following table sets forth the number of shares of Common Stock of AMETEK beneficially owned as of April 30, 1997 by each director, by each of the executive officers included in the Summary Compensation Table, and by all directors and executive officers of AMETEK as a group, and the percentage of the outstanding shares of Common Stock so owned by each such person and such group.

                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                             --------------------------------------------------
                                             (NUMBER OF SHARES)
                                SOLE      SHARED
                             VOTING AND VOTING OR                       PERCENT
                             INVESTMENT INVESTMENT  RIGHT TO              OF
            NAME              POWER(2)   POWER(3)  ACQUIRE(4)   TOTAL    CLASS
            ----             ---------- ---------- ---------- --------- -------
WALTER E. BLANKLEY..........   84,952      48,567   248,750     382,269    *
LEWIS G. COLE............(5)   10,000     514,588       --      524,588  1.6%
HELMUT N. FRIEDLAENDER...(6)   48,500      30,400       --       78,900    *
SHELDON S. GORDON...........   30,000         --        --       30,000    *
FRANK S. HERMANCE...........   20,000         --    122,500     142,500    *
CHARLES D. KLEIN.....(7)(10)   50,000       6,600       --       56,600    *
JAMES R. MALONE..........(8)   20,000         --        --       20,000    *
GEORGE E. MARSINEK..........    5,218         --     85,000      90,218    *
JOHN J. MOLINELLI...........   22,892         --     87,500     110,392    *
ALBERT J. NEUPAVER..........    9,847         --     71,750      81,597    *
DAVID P. STEINMANN...(9)(10)   34,700      94,264       --      128,964    *
ELIZABETH R. VARET......(11)   65,800   1,071,808       --    1,137,608  3.5%
All directors and executive
 officers as a group,
 consisting of 17 persons,
 including individuals named
 above..................(10)  428,323   1,162,319   669,125   2,259,967  6.9%

--------
 *Represents less than 1% of the outstanding shares of AMETEK Common Stock.
 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and investment power.
 (2) Reported in this column are shares (including certain restricted shares) with respect to which directors and officers have sole voting and investment power.
 (3) Reported in this column are other shares with respect to which directors and officers have or share voting and/or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power; however, beneficial ownership may be disclaimed. Although shared beneficial ownership is included in each of the individual totals, these shares are only reported once in the total for all directors and executive officers as a group.
 (4) Reported in this column are shares which executive officers have a present right to acquire or are acquirable within 60 days of April 30, 1997 through the exercise of stock options awarded under AMETEK, Inc. Stock Option Plans.
 (5) Mr. Cole has shared voting and investment power with respect to 514,588 shares, as to 4,000 shares of which such power is shared with Messrs. Klein and Steinmann and others, and as to 510,588 shares of which such power is shared with Ms. Varet and others.
 (6) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.
 (7) Mr. Klein has shared voting and investment power with respect to 6,600 shares, as to 4,000 shares of which such power is shared with Messrs. Cole and Steinmann and others and as to 2,600 shares of which such power is shared with Mr. Steinmann and others.

 (8) Includes 6,667 shares held pursuant to a restricted stock award under the 1991 Stock Incentive Plan.
 (9) Mr. Steinmann has shared voting and investment power with respect to 94,264 shares, as to 82,720 shares of which such power is shared with Ms. Varet and others, as to 2,600 shares of which such power is shared with Mr. Klein and others, as to 4,944 shares of which such power is shared with others and as to 4,000 shares of which such power is shared with Messrs. Cole, Klein and others.
(10) Mr. Steinmann is an executive officer and a director, and Mr. Klein is a portfolio manager of Oak Hall Capital Advisors, L.P., an investment manager of (i) the AMETEK, Inc. Employees' Master Retirement Trust, which holds among its assets 571,400 shares, and (ii) AMETEK Foundation, Inc., which holds among its assets 55,800 shares; none of these shares has been included in the above table. Oak Hall Capital Advisors, L.P. is an affiliate of American Securities, L.P.
(11) Includes 10,000 shares owned by a trust of which Ms. Varet's husband is a beneficiary and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 1,061,808 shares, as to 510,588 shares of which such power is shared with Mr. Cole and others, as to 468,500 shares of which such power is shared with others and as to 82,720 shares of which such power is shared with Mr. Steinmann and others.

  The following table sets forth the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding AMETEK Common Stock as of April 30, 1997:

        NAME AND ADDRESS OF                                                     PERCENT
          BENEFICIAL OWNER           AMOUNT OF NATURE OF BENEFICIAL OWNERSHIP   OF CLASS
        -------------------         ------------------------------------------- --------
 FMR Corp.........................  Sole dispositive, but no
 82 Devonshire Street                voting power for(1)....   3,982,100 shares
 Boston, MA 02109-3614              Sole voting and
                                     dispositive power for..      76,200 shares
                                                               ----------------
                                    TOTAL(1)................   4,058,300 shares  12.4%
                                                               ================
 Gabelli Asset Management Company
  International Advisory Services   Sole voting and
 Ltd. ............................   dispositive power for..       3,500 shares
 c/o Appleby, Spurling & Kempe
 Cedar House, 41 Cedar Avenue
 Hamilton, HM12, Bermuda
 Gabelli Funds, Inc. .............  Sole voting and
 One Corporate Center                dispositive power for..     810,000 shares
 Rye, NY 10580-1434
 GAMCO Investors, Inc. ...........  Sole voting power for
 One Corporate Center                3,495,400 shares but
 Rye, NY 10580-1434                  sole dispositive power
                                     for....................   3,384,000 shares
                                                               ----------------
                                    TOTAL(2)................   4,197,500 shares  12.8%
                                                               ================

--------
(1) Based on Schedule 13(G) filed on February 14, 1997.
(2) Based on Schedule 13(D) filed on March 27, 1997. Mr. Mario J. Gabelli is deemed to have beneficial ownership of these shares. However, based upon a
    Schedule 13(D) filed on June 13, 1997, Gabelli Funds, Inc. and Gabelli Asset Management Company have sole voting and dispositive power for 780,000 shares and 3,500 shares, respectively, GAMCO Investors, Inc. has sole voting power for 2,949,300 shares but sole dispositive power for 3,055,300 shares and Mr. Mario J. Gabelli is deemed to have beneficial ownership of 3,838,800 shares, or 11.7% of outstanding AMETEK Common Stock.

                           COMPENSATION OF DIRECTORS

  The annual rate of compensation for services as a non-employee director of AMETEK was revised effective January 1, 1996, to $35,000 per year plus $2,500 for each meeting attended. Mr. Blankley, the only employee director of AMETEK in 1996, did not receive any compensation for his services as a director.

  Pursuant to a Retirement Plan for Directors (the "Directors Plan"), AMETEK has agreed to provide retirement benefits and death benefits to those directors who have not accrued benefits under the Employees' Retirement Plan of AMETEK, Inc. and who have completed at least three years of service as a director or officer of AMETEK. Effective January 1, 1997, the Directors Plan was amended to limit participation to those Directors who became members of the AMETEK Board prior to January 1, 1997. The retirement benefit payable under the Directors Plan is an annual amount equal to 100% of the highest annual rate of compensation for directors during the director's period of service on the AMETEK Board; however, the benefit is reduced proportionately if the participant has less than five years of service. AMETEK shall satisfy its obligations arising under the Directors Plan exclusively from its general assets. All of the current directors other than Mr. Blankley are participants in the Directors Plan and each of these participants, other than Messrs. Malone and Steinmann, has accrued an annual retirement benefit of $50,000. Mr. Steinmann has accrued an annual retirement benefit of $40,000, and Mr. Malone has accrued an annual retirement benefit of $30,000

  Pursuant to a Death Benefit Program for Directors (the "Directors Program"), AMETEK has entered into individual agreements with certain directors. The agreements require AMETEK to pay death benefits to directors' designated beneficiaries and to pay benefits to the directors under certain circumstances. The Directors Program currently provides for a benefit, payable for ten years, in an annual amount equal to 100% of the highest annual rate of compensation during the director's period of service on the AMETEK Board, commencing at death or the later of age 70 or retirement; however, with respect to directors who became participants after January 1, 1989, the directors must complete at least five years of service as a director before they become eligible to receive a benefit upon the later of age 70 or retirement. Active directors also have a group term life insurance benefit of $50,000. To fund benefits under the Directors Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered directors. AMETEK retains the right to terminate any or all of the Directors Program agreements under certain circumstances. All of the current directors other than Mr. Blankley are participants in the Directors Program.

                         EXECUTIVE OFFICERS OF AMETEK

  Officers are appointed by the AMETEK Board to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

          NAME           AGE                    PRESENT POSITION WITH AMETEK
          ----           ---                    ----------------------------
Walter E. Blankley...... 61  Chairman of the Board and Chief Executive Officer
Frank S. Hermance....... 48  President and Chief Operating Officer
John. J. Molinelli...... 50  Senior Vice President--Chief Financial Officer
Albert J. Neupaver...... 46  President of the Electromechanical and Industrial Materials Groups
Robert W. Chlebek....... 53  President of the Precision Instruments Group
George E. Marsinek...... 60  Senior Vice President--Electromechanical Group
Philip A. Goodrich...... 40  Senior Vice President--Corporate Development
Robert R. Mandos, Jr.... 38  Comptroller
Deirdre D. Saunders..... 49  Treasurer and Assistant Secretary
Donna F. Winquist....... 48  Corporate Counsel and Corporate Secretary

  WALTER E. BLANKLEY'S employment history with AMETEK and other directorships currently held are included under the section "INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS."

  FRANK S. HERMANCE was elected President and Chief Operating Officer on November 21, 1996. He previously had been Executive Vice President and Chief Operating Officer since January 1, 1996 and most recently he served as President of the Precision Instruments Group, a position he was elected to on September 23, 1994. He joined AMETEK as a Group Vice President in November 1990. Mr. Hermance is also a Director of CTB, Inc., a poultry farming, feeding equipment and housing company.

  JOHN J. MOLINELLI was named Senior Vice President--Chief Financial Officer on April 29, 1994. Previously he had served as Vice President and Comptroller of AMETEK since April 1993. He was elected Comptroller in 1991.

  ALBERT J. NEUPAVER was elected President of the Electromechanical Group on January 10, 1997, and was elected President of the Industrial Materials Group on September 23, 1994. Previously he served as a Group Vice President since May 1994. He was elected Vice President of AMETEK in 1991.

  ROBERT W. CHLEBEK joined AMETEK as President of the Precision Instruments Group on March 1, 1997. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. ("Philips") since 1993. Previously, he held general management positions with Philips.

  GEORGE E. MARSINEK became Senior Vice President--Electromechanical Group effective January 10, 1997. For health reasons, he stepped aside from his previous position as President of the Electromechanical Group which he had held since September 23, 1994, before which he had been a Group Vice President since April 1990.

  PHILIP A. GOODRICH joined AMETEK as Senior Vice President--Corporate Development on August 28, 1996. Prior to joining AMETEK, Mr. Goodrich had been Vice President of Corporate Development at General Signal Corporation for seven years.

  ROBERT R. MANDOS, JR. was elected Comptroller of AMETEK effective April 1, 1996. Mr. Mandos's more than 15 years of experience with AMETEK includes various financial positions; most recently he had served as Director of Financial Information at corporate headquarters and Division Vice President-- Finance for the multiplant operations of the U.S. Gauge Division.

  DEIRDRE D. SAUNDERS has served as Treasurer and Assistant Secretary since April 1993. Ms. Saunders joined AMETEK in 1987 as Assistant Treasurer. Previously, she served in financial and treasury positions with Exide Corporation and Buckeye Pipe Line Company.

  DONNA F. WINQUIST became Corporate Secretary effective May 1, 1997. She retained her responsibilities as Corporate Counsel to which position she was appointed in December 1994. She joined AMETEK as Manager of Legal Services in 1991 and became Director of Legal Services in 1992.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information for the fiscal years ended December 31 in each of 1996, 1995 and 1994 concerning compensation paid or accrued for the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of AMETEK.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                  ANNUAL COMPENSATION        COMPENSATION AWARDS
                              ---------------------------- -----------------------
                                                 OTHER     RESTRICTED  SECURITIES   ALL OTHER
        NAME AND              SALARY   BONUS     ANNUAL      STOCK     UNDERLYING  COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)     ($)   COMPENSATION   AWARDS   OPTIONS/SARS    ($)(1)
   ------------------    ---- ------- ------- ------------ ---------- ------------ ------------
Walter E. Blankley...... 1996 487,000 440,000     --          --         80,000       2,736
 Chairman of the Board
  and Chief              1995 472,000 400,000     --          --         75,000       1,752
 Executive Officer       1994 457,500 335,000     --          --        125,000       1,656
Frank S. Hermance....... 1996 300,000 225,000     --          --        100,000       1,776
 President and Chief Op-
  erating                1995 228,000 152,000     --          --         30,000       1,332
 Officer                 1994 220,000 125,000     --          --         50,000       1,326
George E. Marsinek...... 1996 225,000 150,000     --          --         30,000       3,096
 Senior Vice President-- 1995 215,000 165,000     --          --         30,000       1,620
 Electromechanical Group 1994 205,500 150,000     --          --         50,000       1,554
John J. Molinelli....... 1996 200,000 140,000     --          --         30,000       1,872
 Senior Vice President-- 1995 182,500 125,000     --          --         25,000       1,356
 Chief Financial Officer 1994 157,933 100,000     --          --         40,000       1,350
Albert J. Neupaver ..... 1996 197,500 140,000     --          --         25,000       1,680
 President of the
  Electromechanical      1995 180,000 110,000     --          --         25,000       1,302
 and Industrial Materi-
  als Groups             1994 170,000  75,000     --          --         40,000       1,284

--------
(1) The amounts reported represent AMETEK's contributions ($1,200 each) to The AMETEK Savings and Investment Plan for each of the individuals listed above and the dollar value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table provides details regarding stock options granted to the named executive officers in 1996. In addition, the table provides the hypothetical gains and "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. No stock appreciation rights ("SARs") were granted to the named executive officers in 1996.

                        STOCK OPTION/SAR GRANTS IN 1996
                                                                                    POTENTIAL
                                                                               REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL
                                                                                 RATES OF STOCK
                                                                               PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                  FOR OPTION TERM (2)
                                      -----------------------------            -------------------
                          NUMBER OF   PERCENT OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO
                         OPTIONS/SARS   EMPLOYEES IN     EXERCISE   EXPIRATION
      NAME               GRANTED (1)    FISCAL YEAR    PRICE ($/SH)    DATE      5%($)    10%($)
      ----               ------------ ---------------- ------------ ---------- --------- ---------
Walter E. Blankley......    80,000         11.35          17.375    04/08/2006   874,164 2,215,302
Frank S. Hermance.......   100,000         14.18          17.375    04/08/2006 1,092,704 2,769,128
George E. Marsinek......    30,000          4.25          17.375    04/08/2006   327,811   830,738
John J. Molinelli.......    30,000          4.25          17.375    04/08/2006   327,811   830,738
Albert J. Neupaver......    25,000          3.55          17.375    04/08/2006   273,176   692,282

--------
(1) The options granted in 1996 to Messrs. Blankley, Hermance, Marsinek, Molinelli, and Neupaver are exercisable after the first anniversary of the date of the grant (April 8, 1996) during each of the four succeeding twelve-month periods only to the extent of twenty-five percent of the total number of shares optioned. In all cases, optioned shares that may have been but were not purchased during any one twelve-month period may be purchased during any one or more succeeding twelve-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, retirement or termination of employment in connection with a change in control.
(2) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

  The following table illustrates stock option and SARs exercised by the named executive officers during 1996 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and SARs that were exercisable and unexercisable as of December 31, 1996, and the values of "in-the-money" stock options and SARs on December 31, 1996, which represent the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options/SARs.

  AGGREGATED OPTIONS/SARS EXERCISED IN 1996 AND OPTION/SAR VALUES AT DECEMBER
                                   31, 1996

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                           SHARES                       OPTIONS/SARS         THE-MONEY OPTIONS/SARS
                         ACQUIRED ON              AT DECEMBER 31, 1996 (#)  AT DECEMBER 31, 1996 ($)
                          EXERCISE      VALUE     ------------------------- -------------------------
          NAME               (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Walter E. Blankley......   93,750      761,719      201,250      211,250     1,463,281    1,203,750
Frank S. Hermance.......   20,000      151,719       77,500      147,500       611,562      743,750
George E. Marsinek......        0            0       57,500       77,500       417,187      428,750
John J. Molinelli.......    6,000       44,000       63,750       68,750       515,468      373,281
Albert J. Neupaver......   12,000      102,000       53,250       63,750       413,656      350,781

                      DEFINED BENEFIT AND ACTUARIAL PLANS

  The Employees' Retirement Plan of AMETEK (the "Retirement Plan") is a noncontributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                              PENSION PLAN TABLE

                                               ANNUAL BENEFITS BASED ON
                                         YEARS OF SERVICE AT NORMAL RETIREMENT
                                                        AGE (1)
     AVERAGE                            ---------------------------------------
   COMPENSATION                           15      20      25      30      35
   ------------                         ------- ------- ------- ------- -------
   $150,000............................  58,800  62,600  66,500  66,500  66,500
   200,000.............................  79,200  84,300  89,400  89,400  89,400
   250,000.............................  99,600 106,000 112,400 112,400 112,400
   300,000............................. 120,000 127,700 135,300 135,300 135,300
   350,000............................. 140,400 149,300 158,300 158,300 158,300
   400,000............................. 160,800 171,000 181,200 181,200 181,200
   450,000............................. 181,200 192,700 204,200 204,200 204,200
   500,000............................. 201,600 214,400 227,100 227,100 227,100
   550,000............................. 222,000 236,000 250,100 250,100 250,100
   600,000............................. 242,400 257,700 273,000 273,000 273,000
   650,000............................. 262,800 279,400 296,000 296,000 296,000
   700,000............................. 283,200 301,100 318,900 318,900 318,900

--------
(1) Benefit amounts assume a participant reaches age 65 in 1997; for younger participants, the benefit amounts are less than the amounts indicated above.

  At December 31, 1996, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-37; Mr. Hermance-6; Mr. Marsinek-32; Mr. Molinelli-28, and Mr. Neupaver-20.

  The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($160,000 for 1997) cannot be taken into account under the Retirement Plan. The individuals named in the Summary Compensation Table are subject to this limitation. However, in accordance with a nonqualified supplemental pension arrangement that, as of the Spin-Off Date, New Ametek will assume, AMETEK has agreed to provide to Mr. Blankley a benefit in an amount equal to the excess of the annual pension benefit that would be payable to him under the terms of the Retirement Plan in the absence of statutory restrictions over the amount actually payable under the Retirement Plan. The benefit is limited to the projected excess payable at age 65 determined as of May 21, 1991, taking into account the statutory restrictions as of such date. Pursuant to an agreement entered into with Mr. Blankley, a restricted stock award was granted under the 1991 Stock Incentive Plan of AMETEK, Inc. for a number of shares of AMETEK Common Stock having a fair market value on the day of grant equal to 50% of the then present value of Mr. Blankley's projected benefit under the supplemental pension arrangement. Effective with the Spin-Off and the Merger, shares of New Ametek Common Stock and Culligan Common Stock will be substituted for the AMETEK Common Stock in amounts consistent with the terms of the Spin-Off and the Merger. The remaining portion of the benefit will be payable in cash directly out of New Ametek's general assets. Under this arrangement, Mr. Blankley does not receive an amount sufficient to provide him with his full benefit under the Retirement Plan, since the amount of compensation that can be taken into account under the statutory restrictions in effect in 1991 has been subsequently reduced.

  In addition, pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan ("SERP") that, as of the Spin-Off Date, New Ametek will assume, AMETEK has agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan resulting from those restrictions. The contribution for Mr. Blankley under the SERP will be limited to 13% of his compensation that is not taken into account under the agreement described in the preceding paragraph. The credited amounts shall be deemed to be invested in AMETEK Common Stock and, upon retirement, shall be distributed in kind. In addition, a one-time credit shall also be made to each such executive's account equal to the value of the shares of common stock, if any, that would have been credited to the executive's account had the SERP been in effect since January 1, 1989. An executive's right to a benefit under the SERP will become non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan (or the retirement feature of The AMETEK Savings and Investment Plan) becomes non-forfeitable.

  For retirements occurring in 1997, the maximum annual pension benefit payable at normal retirement age is restricted, by law, to the greater of $125,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $125,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

  Persons joining AMETEK after January 1, 1997 are not eligible to participate in the Retirement Plan, but instead are eligible to participate in a new defined contribution feature of AMETEK's 401(k) Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report, submitted by the Compensation Committee of the AMETEK Board of Directors (the "Compensation Committee"), provides information regarding policies and practices concerning compensation of the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

COMPENSATION OVERVIEW

  The functions performed by the Compensation Committee include recommending to the Board of Directors (a) remuneration arrangements for senior management and directors and (b) compensation plans in which officers and employees are eligible to participate. Members of the Compensation Committee are directors who are not employees of AMETEK. The current members of the Compensation Committee are Messrs. Gordon, Klein and Malone and Ms. Varet.

  Executive compensation consists of three principal elements: (a) salary; (b) annual bonus and (c) grants of stock options and stock appreciation rights and restricted stock awards under AMETEK plans. Additional retirement and other benefits are provided for AMETEK's executives similar to those typically provided by other major corporations.

  Decisions about executive officers' salary and bonus are made under the supervision of the Compensation Committee, while decisions concerning compensation in the form of stock options, SARs and restricted stock awards are made under the supervision of the committee of the Board of Directors designated for the appropriate plan. The members of each of these plan committees currently are the same as the members of the Compensation Committee; thus, references in this report to the "Compensation Committee" should be read where appropriate, as references to the various plan committees.

  Underlying the Compensation Committee's decisions with respect to executive officers' compensation is the belief that it is fundamentally important that AMETEK attract, retain, motivate and benefit from the guidance and experience of talented and qualified individuals so that AMETEK's short-term and long-term success will continue and its profitability and worldwide reputation for quality, and thus stockholder value, will grow. AMETEK also believes that its officers and executives have been encouraged to acquire a larger equity interest in AMETEK, thereby having additional incentives, corresponding to the interests of stockholders, to put forth their maximum efforts for the success and profitability of AMETEK's businesses and the achievement of increased stockholder value. Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of companies used in the Performance Graphs set forth on page 98 and for certain other companies identified by an independent employee benefits consulting firm retained by AMETEK. It is the current intention of the AMETEK Board and the Compensation Committee to continue the above practices.

SALARY

  Salary levels for AMETEK's executive officers are established principally on the basis of the executive's responsibilities. In each case, consideration is given both to personal factors such as the individual's experience and record and the responsibility associated with his or her position and to external factors such as salaries paid to similarly situated executive officers by comparable companies and prevailing conditions in the geographic area where the executives' principal services will be performed. Comparable companies were identified as described above. Annual adjustments to each executive officer's salary are determined based on the foregoing factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees within AMETEK, to the performance of the executive's duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. In evaluating the salaries paid to similarly situated executive officers, consideration is given to the full range of such salaries and to the experience and records of those executives who received salaries at the high, medium and low points of such range. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for comparable companies. In addition, in establishing salary levels, consideration is given to the competitiveness of the total annual compensation received by AMETEK's executive officers as compared to the total compensation received by other similarly situated executive officers.

ANNUAL BONUS

  Bonuses are viewed as a reward for individual contributions to AMETEK's performance, based not only on AMETEK's short-term results but also on the investments made by AMETEK for the future growth of AMETEK's profits. In addition, consideration is given to the achievement of selected financial goals (i.e., operating performance, asset management and business growth development) and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. Bonus decisions generally are made toward the end of each year. Pursuant to AMETEK's Additional Compensation Plan, each year an aggregate amount, generally equal to five percent of income before federal income taxes exclusive of capital gains and certain non-recurring charges, is accrued for the purposes of paying bonuses to executive officers and certain other employees. As a result of overall performance in 1996, which met or exceeded the targeted financial goals referred to above, the bonus pool for 1996 increased compared to 1995. The Chairman of the Board and Chief Executive Officer reviews performance by AMETEK and the individual contributions of each executive officer to AMETEK's performance and makes recommendations to the Compensation Committee with respect to the suitable bonus amount to be awarded to such individual for that year based on such review. The Compensation Committee then meets with the Chairman of the Board and Chief Executive Officer to consider such recommendations, makes any changes that may be deemed appropriate, and presents its recommendations to the Board of Directors which then discusses and votes upon the bonuses. The principal financial performance measures considered by the Compensation Committee are earnings, return on assets and cash flow, with the relative weight of each of these factors being roughly equal. However, the significance of any one of these factors may vary from one executive officer to another depending upon whether that officer has been assigned other long-term goals, such as reorganizing a business line, developing new products or increasing market penetration for current products.

                STOCK OPTIONS, SARS AND RESTRICTED STOCK AWARDS

  Awards of stock options, SARs and shares of restricted stock are considered an important complement to the cash elements of AMETEK's executive officers' compensation described above and have the purpose of aligning the executives' interests with the stockholders' interests. The plans under which such awards are made have been approved by AMETEK's stockholders. AMETEK stock options and SARs generally require the executive to be employed by AMETEK on the exercise date and become exercisable in stages over a period of years following the date of grant. The exercise price of options generally equals the mean market price of AMETEK's stock on the grant date; accordingly, such options will only yield income to the executive if the market price of AMETEK's stock is greater, at the time of exercise, than it was when the option was granted. Although AMETEK has not yet done so, it could grant options with average prices greater than the market price of AMETEK's stock on the grant date in order to vary the long-term incentive being created for the option recipient. It is believed that a principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options and SARs to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. Awards of shares of restricted stock are subject to forfeiture restrictions which prohibit the recipient from selling such shares until the specified period of restriction following the date the award lapses. Such awards provide inducements to the executive officers to remain with AMETEK over the long term and to work to enhance corporate performance and, correspondingly, stockholder value. When considering whether to make grants of stock options and SARs or awards of restricted stock, the Compensation Committee reviews practices of other comparable companies (which are identified as described above) as well as individual performance-related criteria such as those already described, and takes into consideration the effect such awards might have on AMETEK's performance and stockholder value. The measures of AMETEK's performance that are considered in making such awards, and the relative weight of each of these factors, are the same as those used in determining bonus levels, which are described above. The long-term objectives that an officer has been assigned are also considered. However, in determining to grant options or SARs or award restricted stock, the Compensation Committee has generally placed greater emphasis on long-term objectives than it has in its determination of bonus awards.

  The Compensation Committee believes that stock ownership by executive officers can help strengthen the alignment of interests between AMETEK's management and shareholders. Upon the suggestion of and in consultation with AMETEK's Chief Executive Officer, the Compensation Committee has established guidelines for stock ownership by its executive management. Although these guidelines are non-binding, it is expected that each executive officer of AMETEK will work toward achieving the target levels. It is assumed that such levels can be reached by an executive officer within a 5 year period. To reach his or her target level, an executive officer must own AMETEK shares having a market value at least equal to a specified multiple of such executive officer's base salary. The multiples established by the Compensation Committee are 5 in the case of the Chief Executive Officer, 4 in the case of the Chief Operating Officer, 3 in the case of a Senior Vice President and 2 in the case of any other executive officer. In its awarding of future option grants, the Compensation Committee intends to take account of the progress made by an executive officer in reaching the target ownership level.

                       MR. BLANKLEY'S 1996 COMPENSATION

  In determining the appropriate levels for Mr. Blankley's 1996 base salary, bonus and stock option grant, the Compensation Committee considered the same factors that it considered when fixing compensation levels for AMETEK's other executive officers and sought to achieve the same corporate goals. The Compensation Committee also considered the major initiatives and programs which, in 1996, were commenced or furthered under Mr. Blankley's leadership, such as: (a) recognition of additional cost benefits resulting from AMETEK's plan to enhance stockholder value adopted in November 1993, together with substantial progress in implementing the operating strategies called for by such plan; (b) continued development of a deeper and more experienced senior management team; (c) continued improvements in asset management throughout AMETEK, including the reduction of inventory levels and cycle time resulting from the introduction of flow management as part of AMETEK's TQM effort; (d) establishment of a majority owned joint venture operation in Shanghai, PRC for the production of electric motors; (e) substantial progress in establishing operations and pursuing other opportunities in various Eastern European and other emerging market locations, including the opening of production facilities for electric motors in the Czech Republic and Mexico and (f) continued progress in expanding its international sales activities. Certain personal criteria also were reviewed, such as the fact that 1996 was the fourth year of Mr. Blankley's service as Chairman of the Board and Chief Executive Officer after more than 37 years of service with AMETEK in many positions including the position of President. The Compensation Committee also evaluated data regarding CEO compensation practices of other comparable companies (which are identified as described above) so that Mr. Blankley's total compensation package would be in line with that of CEOs in such other companies. A major factor in fixing Mr. Blankley's bonus was the fact that AMETEK achieved essentially all of its financial goals established for 1996, including earnings per share, return on assets and cash flow.

                                SECTION 162(M)

  Section 162(m) of the Code generally limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1,000,000. For the 1996 taxable year, AMETEK did not exceed, and therefore was not affected by, this limitation.

                                              Mr. Sheldon S. Gordon
                                              Mr. Charles D. Klein
                                              Mr. James R. Malone
                                              Ms. Elizabeth R. Varet

                           STOCK PERFORMANCE GRAPHS

  AMETEK re-evaluated the composition of its Industry Performance Peer Group as of December 31, 1996, and determined that a change was appropriate. The new Industry Performance Peer Group is the Dow Jones Electrical Components and Equipment Industry Group ("DJEE"). The former Industry Performance Peer Group consisted of two separate industry groups published by Business Week as the "Electrical Products" and "Instrument" groups. Through investor communications, AMETEK has learned that the investing public cannot easily access the cumulative total return performance of AMETEK's former Performance Peer Group. For these reasons, AMETEK believes the change is appropriate. AMETEK believes its new Industry Performance Peer Group will provide current and potential investors with information that is more readily available and with an industry group that is a more relevant comparison for purposes of evaluating stock performance and AMETEK's executive compensation.

  Assuming an initial investment of $100 invested on December 31, 1991, and the reinvestment of all dividends, the following graphs compare AMETEK's cumulative total return plotted on an annual basis, with the S&P 500 Index and the new and former Performance Peer Groups. The first graph compares AMETEK's cumulative total return for the previous five years to the new Performance Peer Group (DJEE). As required by the Commission, a second graph has also been provided which compares AMETEK's cumulative total return for the same five-year period to the former Performance Peer Group.

                          NEW PERFORMANCE PEER GROUP
                                     LOGO

                                  1991    1992    1993    1994    1995    1996
                                 ------- ------- ------- ------- ------- -------
AMETEK.......................... $100.00 $124.46 $101.56 $136.56 $153.77 $184.69
S&P 500.........................  100.00  107.62  118.46  120.03  165.13  203.05
DJEE............................  100.00  101.41  111.33  115.71  150.26  181.84

                         FORMER PERFORMANCE PEER GROUP
                                     LOGO

                                  1991    1992    1993    1994    1995    1996
                                 ------- ------- ------- ------- ------- -------
AMETEK.......................... $100.00 $124.46 $101.56 $136.56 $153.77 $184.69
S&P 500.........................  100.00  107.62  118.46  120.03  165.13  203.05
Published Industry..............  100.00  101.44  112.79  109.92  148.15  185.08

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Sheldon S. Gordon, Charles D. Klein, James R. Malone and Elizabeth R. Varet have comprised the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm.

  The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 1996 and continues to render services as General Counsel for AMETEK and its subsidiaries. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., including Oak Hall Capital Advisors, L.P., rendered during 1996 and continues to render financial advisory, investment management and other services to AMETEK. American Securities, L.P. is controlled, indirectly, through family trusts of which Ms. Varet and Mr. Cole are co-trustees, by Ms. Varet and members of her family and by Messrs. Steinmann and Klein.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires AMETEK's directors and officers to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK.

These filing requirements also apply to holders of more than ten percent of AMETEK's Common Stock; to AMETEK's knowledge, such holders are those listed in the table in "--Stock Ownership." To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 1996, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

  AMETEK has entered into change of control agreements with most of its executive officers, including the executives listed in the Summary Compensation Table, which agreements New Ametek will assume effective as of the Spin-Off Date. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. Under the agreements, the sum of the executive's prior year's salary, plus the greater of (a) the current year's bonus, or (b) the average of the two prior years' bonuses (as limited under Section 280G of the Code) will be continued for a period of one, two or three years (as defined in each executive's agreement), and health benefits will be continued until Medicare eligibility, coverage under another group health plan, or ten years or the executive's death, whichever is earlier, in the event that the executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control. For purposes of the agreements, a "Change of Control" means that the acquisition of 20% or more of the voting stock of New Ametek by a party other than AMETEK (or its affiliates), or a merger or consolidation after which the stockholders of AMETEK do not own or control at least 50% or more of the voting stock of AMETEK, or any sales or other disposition of all or substantially all of AMETEK's assets, or a plan of liquidation is approved. None of the events related to the Spin-Off or the Merger will be deemed to constitute a Change of Control.

  Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80, but not less than for 15 years (the 15-year minimum guarantee does not apply to executives whose inclusion in the Program is approved after December 31, 1986). The specified dollar amount of the payments is determined on the basis of the executive's salary and age. In addition, the standard death benefit payable for participants in the Program from AMETEK's group term life insurance policy was revised effective January 1, 1996, to two times the executive's annual salary, limited to $200,000. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of an amount equal to the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

  To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Blankley, Hermance, Marsinek, Molinelli and Neupaver are participants in the Program.

                                 PROPOSAL (3)

                      APPOINTMENT OF INDEPENDENT AUDITORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL

  The Board of Directors has appointed the firm of Ernst & Young LLP, which has audited the accounts of AMETEK since 1930, as independent auditors for the year 1997. The stockholders are requested to signify their approval of the appointment.

  Ernst & Young LLP will continue as the independent auditors for New Ametek.

  It is expected that a representative of Ernst & Young LLP will be present at the Special Meeting. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  As of this date the AMETEK Board is not aware of any matters which may come before the meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the meeting.

  Proposals of stockholders intended to be presented at AMETEK's 1998 Annual Meeting must be received by AMETEK at its executive offices shown on page 9 of this Joint Proxy Statement/Prospectus on or prior to November 10, 1997 (which is 120 days prior to the anticipated mailing date of proxy materials for the 1998 Annual Meeting) to be eligible for inclusion in the proxy material to be used in connection with the 1998 Annual Meeting.

                                          By order of the Board of Directors

                                          /s/ Donna F. Winquist
                                          Donna F. Winquist
                                          Corporate Secretary

Dated: Paoli, Pennsylvania, June 30, 1997

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
AUDITED COMBINED FINANCIAL STATEMENTS
-------------------------------------
Report of Independent Auditors............................................  F-2
Combined Statement of Income for the years ended December 31, 1996, 1995 and 1994..................................................................  F-3
Combined Balance Sheet at December 31, 1996 and 1995......................  F-4
Combined Statement of Cash Flows for the years ended December 31, 1996,
1995 and 1994.............................................................  F-5
Notes to Combined Financial Statements....................................  F-6
UNAUDITED COMBINED FINANCIAL STATEMENTS
---------------------------------------
Combined Statement of Income for the three months ended March 31, 1997 and
1996......................................................................  F-15
Combined Balance Sheet at March 31, 1997..................................  F-16
Condensed Combined Statement of Cash Flows for the three months ended
March 31, 1997 and 1996...................................................  F-17
Notes to Unaudited Combined Financial Statements..........................  F-18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations
 of the Water Filtration Business.........................................  F-19

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of AMETEK, Inc.

  We have audited the accompanying combined balance sheets of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) as of December 31, 1996 and 1995, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of AMETEK's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) at December 31, 1996 and 1995, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 14, 1997

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                          COMBINED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------- -------
Net sales............................................. $68,650  $55,643 $54,086
                                                       -------  ------- -------
Expenses:
  Cost of sales, excluding depreciation...............  44,039   35,768  33,563
  Selling, general and administrative.................  10,332    7,477   7,071
  Depreciation........................................   1,919    1,575   1,528
                                                       -------  ------- -------
    Total expenses....................................  56,290   44,820  42,162
                                                       -------  ------- -------
Operating income......................................  12,360   10,823  11,924
Other income (expense), net...........................      (9)      32      17
                                                       -------  ------- -------
Income before income taxes............................  12,351   10,855  11,941
Provision for income taxes............................   4,188    3,857   4,210
                                                       -------  ------- -------
Net income............................................ $ 8,163  $ 6,998 $ 7,731
                                                       =======  ======= =======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                             COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents.................................... $   697 $   367
  Receivables, net.............................................   9,030   6,800
  Inventories..................................................   7,882   7,256
  Deferred income taxes........................................      79      86
  Other current assets.........................................     482     219
                                                                ------- -------
    Total current assets.......................................  18,170  14,728
Property, plant and equipment, net.............................  17,548  16,650
Intangibles and other assets...................................   3,539   6,144
                                                                ------- -------
                                                                $39,257 $37,522
                                                                ======= =======
                   LIABILITIES AND NET WORTH
                   -------------------------
Current liabilities:
  Notes payable................................................ $   343 $    --
  Accounts payable.............................................   3,827   3,047
  Income taxes payable.........................................      79       2
  Accrued liabilities..........................................   3,295   2,176
                                                                ------- -------
    Total current liabilities..................................   7,544   5,225
Long-term notes payable........................................      --     311
Deferred income taxes..........................................   1,606   1,656
Other long-term liabilities....................................     400     462
Net worth......................................................  29,707  29,868
                                                                ------- -------
                                                                $39,257 $37,522
                                                                ======= =======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
  Net income........................................... $8,163  $6,998  $7,731
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization......................  2,247   1,657   1,625
    Deferred income taxes..............................    (43)     32      80
    Changes in working capital:
      (Increase) decrease in receivables...............   (440) (1,230)     57
      (Increase) decrease in inventories and other
      current assets...................................    341    (635)    (96)
      Increase (decrease) in payables, accruals and
      income taxes.....................................    296     150    (981)
    Other..............................................    (16)     40     (28)
                                                        ------  ------  ------
        Total operating activities..................... 10,548   7,012   8,388
                                                        ------  ------  ------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment........... (2,169) (2,404) (2,434)
  Purchase of business.................................     --  (5,699)     --
  Other................................................   (142)     --      --
                                                        ------  ------  ------
        Total investing activities..................... (2,311) (8,103) (2,434)
                                                        ------  ------  ------
FINANCING ACTIVITIES:
  Change in notes payable..............................     --      --     313
  Cash transfer (to) from AMETEK, Inc.................. (7,907)  1,020  (6,086)
                                                        ------  ------  ------
        Total financing activities..................... (7,907)  1,020  (5,773)
                                                        ------  ------  ------
Increase (decrease) in cash and cash equivalents.......    330     (71)    181
CASH AND CASH EQUIVALENTS:
  Beginning of year....................................    367     438     257
                                                        ------  ------  ------
  End of year.......................................... $  697  $  367  $  438
                                                        ======  ======  ======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements present the financial position, results of operations and cash flows of the Water Filtration Business (the "Water Filtration Business") owned directly or indirectly by AMETEK, Inc. ("AMETEK") and its subsidiaries. The accompanying combined financial statements have been prepared on a historical cost basis and present financial information for the Water Filtration Business as derived from AMETEK's historical cost financial accounts. All significant intercompany accounts and transactions of the Water Filtration Business have been eliminated.

 Description of Business

  The Water Filtration Business is primarily in the business of manufacturing water filtration products for retail, residential, commercial and industrial customers in the United States and many foreign countries worldwide. The Water Filtration Business sells its products through both retail and wholesale distribution channels. It has a broad line of cartridge filtration products, offering whole-house, countertop and other complete water filtration systems. The Water Filtration Business's point-of-use drinking water filters and cartridges are designed for the removal of objectionable taste, odor, hazardous chemicals and bacteria. In addition, the Water Filtration Business produces filters, housings and cartridges for use in food and beverage dispensing, cosmetics and chemical production applications; as well as for use by plumbing professionals to serve their residential and commercial customers.

  The Water Filtration Business's operations consist of Plymouth Products, a United States division of AMETEK, and three wholly owned foreign subsidiaries:
AMETEK Filters, Limited; APIC International S.A.("APIC"); and AFIMO S.A.M. ("AFIMO").

2. THE WATER FILTRATION BUSINESS MERGER

  On February 5, 1997, AMETEK announced that it will separate all of its other businesses from the Water Filtration Business and a wholly owned subsidiary of Culligan Water Technologies, Inc. ("Culligan") will be merged with and into the Water Filtration Business for a total purchase price to Culligan of approximately $155 million. The purchase price, less assumed debt, is payable to AMETEK's stockholders in Culligan common stock valued at $37.50 per share. Following the merger, Culligan will assume $25 million of AMETEK's debt. Based on the assumption of $25 million of AMETEK's debt, Culligan will distribute 3,466,667 shares of its common stock to AMETEK's stockholders, or 0.11 shares of Culligan common stock for each outstanding share of AMETEK common stock (based on shares outstanding at December 31, 1996).

  The transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the merger and distribution will be tax-free for federal income tax purposes, and approval by AMETEK's stockholders.

  In connection with the merger of the Water Filtration Business into Culligan, AMETEK will enter into certain contractual agreements with Culligan. Such agreements include an Indemnification Agreement, a Tax Allocation Agreement, a Trademark Agreement and a Transition Services Agreement. The agreements will provide, among other things, each party's rights and obligations with respect to tax matters, use of trade names, certain indemnification matters, and support services to facilitate an orderly transition as they relate to the Water Filtration Business.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  The Water Filtration Business's revenues are recorded when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that the customer may not return the products, or be given allowances, except at the Water Filtration Business's option. The provision for estimated warranty costs (not material in amount) is recorded at the time of sale and periodically adjusted to reflect actual experience.

 Cash Management

  AMETEK uses a centralized cash management system for all of its domestic operations, including that of the Water Filtration Business. Cash and cash equivalents, consisting of highly liquid investments with maturities of three months or less when purchased, reflected in the combined balance sheet, represents balances maintained by the Water Filtration Business's foreign operations.

 Inventories

  Inventories are stated at lower of cost or market, cost being determined on a first-in, first-out (FIFO) basis. Reserves are provided for obsolete inventory and for slow moving inventory based on historical and projected usage.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated principally on the straight-line method (accelerated methods for tax purposes) over the useful lives of the assets. Expenditures for maintenance and repairs, which do not materially extend the lives of the assets, as well as expenditures for tools and dies, are included in operations as incurred.

  Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which established new accounting standards for measuring the impairment of long-lived assets, was adopted by the Water Filtration Business in the first quarter of 1996. The adoption of this new Statement did not have any impact on the Water Filtration Business's combined financial position or results of operations.

 Advertising Costs

  Costs incurred for producing and communicating advertising are expensed when incurred, including costs incurred under the Water Filtration Business's cooperative advertising programs with its dealers and mass merchandisers.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Intangible Assets

  Intangible assets consists of goodwill, and other acquired intangibles. For financial reporting purposes, goodwill is being amortized on a straight-line basis over 20 to 30 years. The other acquired intangibles are being amortized over their estimated useful lives of five to seven years. The Water Filtration Business reviews the carrying value of intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

 Foreign Currency Translation

  Results of operations of foreign subsidiaries are translated to U.S. dollars by using the average exchange rates during the year. The assets and liabilities of those subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. The related foreign currency translation adjustments are recorded in a separate component of net worth.

 Income Taxes

  The results of the Water Filtration Business's U.S. operations are included in AMETEK's consolidated United States federal and state income tax returns. The provision for income taxes included in these combined financial statements represents the Water Filtration Business's allocated share of AMETEK's domestic income tax expense (including a credit attributable to U.S. export sales), which approximates the net expense that the Water Filtration Business would have incurred on a separate tax return basis, along with the actual income tax provisions of its foreign subsidiaries.

  As part of the plan of the merger, AMETEK and Culligan have entered into a Tax Matters Agreement. This agreement generally provides that for periods prior to the merger the two companies will retain the liability for any unpaid taxes attributable to their respective operations.

 Research and Development

  Water Filtration Business-funded research and development costs are charged to operations as incurred. The amounts charged to operations during the years ended December 31, 1996, 1995 and 1994 were $600,000, $500,000 and $300,000, respectively.

4. ACQUISITION

  On November 1, 1995, the Water Filtration Business purchased APIC and AFIMO, a French- and Monaco-based manufacturer of water filtration products, for $5.7 million cash. Accounting for this acquisition was completed in early 1996 upon the determination of fair values of the assets acquired and the liabilities assumed. The acquisition was accounted for by the purchase method and the results of APIC's and AFIMO's operations are included in the Water Filtration Business's combined results from the date of acquisition.

  Assuming that the acquisition was made as of January 1, 1994, pro forma unaudited net sales would have been $63.0 million for 1995 and $60.6 million for 1994. Pro forma operating income and net income for 1995 and 1994 would not have been materially different from the amounts reported.

5. TRANSACTIONS WITH AMETEK

  Net worth as shown in the combined balance sheet primarily represents AMETEK's cumulative net investment in the combined business of the Water Filtration Business. AMETEK's practice is to incur indebtedness for its domestic operations at the parent company level, or at a limited number of foreign

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

subsidiaries, and to centrally manage various cash functions for its domestic operations. The Water Filtration Business's financing requirements have, therefore, been substantially satisfied by transactions with AMETEK. There are no material intercompany purchase or sale transactions between AMETEK and the Water Filtration Business. Advances from AMETEK and excess cash sent to AMETEK are reflected as net transactions with AMETEK and are included in net worth. No interest is charged, or has been otherwise allocated to the Water Filtration Business on outstanding balances due AMETEK.

  The following table sets forth the changes in net worth.

                                                           DECEMBER 31,
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
      Beginning balance.............................. $29,868  $21,868  $20,159
      Cash from operations........................... (10,367)  (8,687)  (9,436)
      Working capital transfers, net.................    (527)   1,784      839
      Additions to property, plant and equipment.....   2,169    2,402    2,434
      Purchase of business...........................      --    5,699       --
      Net income.....................................   8,163    6,998    7,731
      Other..........................................     401     (196)     141
                                                      -------  -------  -------
      Ending balance................................. $29,707  $29,868  $21,868
                                                      =======  =======  =======
      Average balance................................ $29,788  $25,868  $21,014
                                                      =======  =======  =======

  Cumulative losses from foreign currency translation adjustment included in the net worth shown above at December 31 are as follows: 1996--$647,000; 1995--$533,000; 1994--$519,000.

  At December 31, 1996, the Water Filtration Business's U.K. subsidiary, Ametek Filters, Limited, had non-interest bearing notes payable to a subsidiary of AMETEK totaling $343,000. The notes are payable in 2002, but are being accelerated for payment in 1997, prior to the merger. The amount due is shown as notes payable in the accompanying combined balance sheet.

  The Plymouth Products Division participates with other AMETEK Divisions in a number of risk management, insurance and employee benefit programs, some of which are self insured directly by AMETEK, or insured through its captive insurance subsidiary. An estimate of the expense attributable to the Plymouth Products Division for such programs is reflected in the combined statement of income. The combined balance sheet includes accruals for specific workers' compensation and product liability claims of the Plymouth Products Division which were transferred through the intercompany account with AMETEK (see note
6).

  Certain operating expenses, capital expenditures, general corporate expenses, and other cash requirements of the Water Filtration Business were paid or accrued by AMETEK and charged directly or allocated to the Water Filtration Business. Amounts included in the combined statement of income related to the services provided to the Water Filtration Business by AMETEK amounted to approximately $1.7 million in 1996, $1.4 million in 1995, and $1.3 million in 1994.

  These charges and allocations include amounts for consulting, legal and other support services and were based on direct charges and an estimate of the proportion of such corporate expenses related to the Water Filtration Business for the periods presented and, in the opinion of management, have been made on a reasonable basis.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


6. OTHER BALANCE SHEET INFORMATION

                                                              (IN THOUSANDS)
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
      INVENTORIES
      Finished goods......................................... $ 5,155  $ 5,644
      Work in process........................................     198      202
      Raw materials..........................................   2,529    1,410
                                                              -------  -------
                                                              $ 7,882  $ 7,256
                                                              =======  =======
      PROPERTY, PLANT AND EQUIPMENT, at cost
      Land................................................... $   195  $   188
      Buildings..............................................  12,909   12,612
      Machinery and equipment................................  19,426   16,836
                                                              -------  -------
                                                               32,530   29,636
      Less accumulated depreciation.......................... (14,982) (12,986)
                                                              -------  -------
                                                              $17,548  $16,650
                                                              =======  =======
      INTANGIBLES AND OTHER ASSETS
      Acquired intangibles, at cost:
        Goodwill............................................. $ 3,210  $    27
        Non-compete agreements...............................     623      372
        Other acquired intangibles...........................     129      129
                                                              -------  -------
                                                                3,962      528
        Less accumulated amortization........................    (644)    (318)
                                                              -------  -------
                                                                3,318      210
      Intangible pension asset...............................     221      235
      Investment in acquired business........................      --    5,699
                                                              -------  -------
                                                              $ 3,539  $ 6,144
                                                              =======  =======
      ACCRUED LIABILITIES
      Accrued employee compensation and benefits............. $ 1,254  $ 1,068
      Real estate, personal property, social and other non
       income taxes..........................................     307      337
      Accrued workers compensation and product liability
      insurance..............................................     640      161
      Other..................................................   1,094      610
                                                              -------  -------
                                                              $ 3,295  $ 2,176
                                                              =======  =======

     The allowance for uncollectible accounts receivable at December 31 was as follows: 1996--$0 and 1995--$15.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


7. INCOME TAXES

  The details of the provision for (benefit from) income taxes are as follows:

                                                              (IN THOUSANDS)
                                                           ---------------------
                                                            1996    1995   1994
                                                           ------  ------ ------
      Provision for income taxes:
      Current:
        Federal........................................... $3,836  $3,571 $3,907
        Foreign...........................................     76       4     --
        State.............................................    302     262    221
                                                           ------  ------ ------
          Total current...................................  4,214   3,837  4,128
                                                           ------  ------ ------
      Deferred:
        Federal...........................................    (24)      4     45
        State.............................................     (2)     16     37
                                                           ------  ------ ------
          Total deferred..................................    (26)     20     82
                                                           ------  ------ ------
            Total provision............................... $4,188  $3,857 $4,210
                                                           ======  ====== ======

  Significant components of the Water Filtration Business's deferred tax (asset) liability as of December 31 are as follows:

                                                                     (IN
                                                                 THOUSANDS)
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
      Current deferred tax (asset) liability:
        Reserves not currently deductible...................... $  (76) $  (82)
        Other..................................................     (3)     (4)
                                                                ------  ------
        Net current deferred tax asset.........................    (79)    (86)
                                                                ------  ------
      Long-term deferred tax (asset) liability:
        Differences in basis of property and accelerated
        depreciation...........................................  1,729   1,592
        Reserves not currently deductible......................   (224)    (57)
        Other..................................................    101     121
                                                                ------  ------
        Net long-term deferred tax liability...................  1,606   1,656
                                                                ------  ------
          Net deferred tax liability........................... $1,527  $1,570
                                                                ======  ======

  The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
      Statutory rate.......................................... 35.0% 35.0% 35.0%
      State income taxes, net of federal income tax benefit...  1.6   1.7   1.4
      Foreign Sales Corporation credits....................... (1.0) (1.0) (0.8)
      Effect of foreign operations and other.................. (1.7) (0.2) (0.3)
                                                               ----  ----  ----
                                                               33.9% 35.5% 35.3%
                                                               ====  ====  ====

  Undistributed earnings of the Water Filtration Business's foreign subsidiaries at December 31, 1996, are considered to be indefinitely reinvested and are not significant. Accordingly, no provision has been recorded for U.S. deferred income taxes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. PENSION PLANS

  The Water Filtration Business maintains a noncontributory defined benefit pension plan for eligible U.S. hourly employees. Additionally, eligible U.S. salaried employees participate in AMETEK's salaried pension plan. Benefits are generally based on years of service and average compensation. Pension costs under these plans are funded through a trust established in connection with the plans, which is maintained by AMETEK. Assets of the trust are principally invested in a variety of equity and debt instruments. Pension expenses (excluding administrative expenses) associated with these plans are charged directly to the Water Filtration Business and are shown in the table below. AMETEK's funding policy with respect to these plans is to contribute amounts determined annually on an actuarial basis that provide for current and future benefits in accordance with funding requirements of federal law and regulation. In connection with the Merger, AMETEK will transfer to New Ametek all liabilities with respect to pension benefits of the Water Filtration Business's U.S. salaried employees. Accordingly, no pension-related assets or liabilities associated with the salaried U.S. employees are included in the accompanying combined balance sheet. Employees of the foreign operations are covered by pension arrangements in their individual country of operation and no liabilities associated with these arrangements are included in the balance sheets.

  Net pension expense consists of the following components:

                                   (IN THOUSANDS)
                                  -------------------
                                  1996   1995   1994
                                  -----  -----  -----
      Service cost for benefits
       earned during the period.  $ 227  $ 192  $ 193
      Interest cost on projected
       benefit obligation.......    314    287    240
      Actual return on plans
      assets....................   (361)  (326)  (294)
      Net amortization and
      deferrals.................     10      6    (33)
                                  -----  -----  -----
        Net pension expense.....  $ 190  $ 159  $ 106
                                  =====  =====  =====

  Net pension expense reflects an expected long-term rate of return on plan assets of 9 1/4% for 1996, 1995 and 1994. The actual return has been adjusted to defer gains and losses that differ from the expected return. The present value of the projected benefit obligation was determined by using an assumed discount rate of 7 3/4% in 1996, 7 1/2% in 1995 and 7 3/4% in 1994. The
balance sheet reflects an additional long-term pension liability of $400,000 ($462,000 in 1995), a long-term intangible asset of $221,000 ($235,000 in
1995), and a change in net worth (net of deferred taxes) of $116,000 in 1996 ($148,000 in 1995).

  The following table sets forth the funded status of the hourly plan:

                                                                     (IN
                                                                 THOUSANDS)
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
      Actuarial present value of benefit obligations:
      Vested benefit obligation...............................  $  922  $  784
                                                                ======  ======
      Accumulated benefit obligation..........................  $1,128  $1,053
                                                                ======  ======
      Projected benefit obligation............................  $1,128  $1,053
      Plan assets at fair value...............................     954     689
                                                                ------  ------
      Plan assets less than projected benefit obligation......    (174)   (364)
      Unrecognized prior service cost.........................     193     205
      Unrecognized net loss...................................     179     228
      Unrecognized net transition obligation, net of amortiza-
       tion...................................................      28      30
                                                                ------  ------
      Prepaid pension expense.................................  $  226  $   99
                                                                ======  ======

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The Water Filtration Business provides benefits to eligible U.S. employees through participation in the AMETEK Saving and Investment Plan, a defined contribution plan. Expenses relating to this plan in 1996, 1995, and 1994 were not material.

  The Water Filtration Business does not provide significant postretirement or postemployment benefits other than pensions.

9. LEASES

  Future minimum lease payments under non-cancelable leases with remaining terms of more than one year amounted to $1,637,000, consisting of annual payments of $442,000 in 1997, and decreasing amounts thereafter.

  Rent expense under operating leases of $761,000 was charged to income in 1996, $244,000 in 1995, and $202,000 in 1994.

10. STOCK OPTIONS

  AMETEK has certain Stock Option Plans under which incentive stock options, stock appreciation rights, restricted stock awards and phantom stock awards may be granted to officers and key employees. In connection with the separation of the water filtration business, employees of the Water Filtration Business with options in the Plans that are not exercised prior to the effective date, will either be converted into their cash value or Culligan options, at the election of the employee, based on a formula that preserves the inherent economic value and vesting terms and provisions of such AMETEK options. Stock options for 113,140 shares of AMETEK common stock at prices ranging from $11.69 to $19.19 were outstanding at December 31, 1996. Stock options for 50,590 shares were exercisable at December 31, 1996.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


11. GEOGRAPHIC INFORMATION

  Net sales, income before income taxes and identifiable assets by geographic area for the year ended December 31 are as follows:

                                                            (IN THOUSANDS)
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
      Net sales (based on destination):
        United States.................................  $49,341 $44,410 $44,573
        International (including United States exports
         shown below):
          Europe......................................   12,214   4,810   3,171
          Other.......................................    7,095   6,423   6,342
                                                        ------- ------- -------
            Total combined............................  $68,650 $55,643 $54,086
                                                        ======= ======= =======
      Income before income taxes
        United States.................................  $11,544 $10,800 $11,817
        Europe........................................      807      55     124
                                                        ------- ------- -------
            Total combined............................  $12,351 $10,855 $11,941
                                                        ======= ======= =======
      Identifiable assets
        United States.................................  $29,685 $29,204 $26,625
        Europe........................................    9,572   8,318   2,537
                                                        ------- ------- -------
            Total combined............................  $39,257 $37,522 $29,162
                                                        ======= ======= =======
      United States export sales (reported in
       international sales above)
        Europe........................................  $ 3,229 $ 2,082 $ 1,923
        Asia..........................................    3,014   2,765   2,167
        Canada........................................    1,017   1,009   1,013
        Other.........................................    2,388   2,138   1,759
                                                        ------- ------- -------
            Total combined............................  $ 9,648 $ 7,994 $ 6,862
                                                        ======= ======= =======

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    (IN THOUSANDS)
                                      ------------------------------------------
                                       FIRST  SECOND   THIRD    FOURTH    TOTAL
                                      QUARTER QUARTER QUARTER QUARTER(A)  YEAR
                                      ------- ------- ------- ---------- -------
1996
----
  Net sales.......................... $18,499 $18,036 $17,877  $14,238   $68,650
  Operating income................... $ 3,644 $ 3,728 $ 3,139  $ 1,849   $12,360
  Net income......................... $ 2,344 $ 2,410 $ 2,135  $ 1,274   $ 8,163
1995
----
  Net sales.......................... $14,553 $13,913 $14,344  $12,833   $55,643
  Operating income................... $ 3,066 $ 2,431 $ 2,675  $ 2,651   $10,823
  Net income......................... $ 2,027 $ 1,537 $ 1,733  $ 1,701   $ 6,998

--------
(a) Fourth quarter 1996 reflects the short-term impacts of a soft economy in Europe, the impact of changes in foreign currency exchange rates, and the residual effects of a two week truckers' strike in France. The fourth quarter of 1996 also reflects the recognition of higher than normal charges related to advertising and sales promotion programs in the Water Filtration Business's retail water filtration market.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                    COMBINED STATEMENT OF INCOME (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                 THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------
                                                      1997            1996
                                                 --------------  --------------
Net sales....................................... $       18,721  $       18,499
                                                 --------------  --------------
Expenses:
  Cost of sales, excluding depreciation.........         12,045          11,944
  Selling, general & administrative.............          2,882           2,441
  Depreciation..................................            527             470
                                                 --------------  --------------
    Total expenses..............................         15,454          14,855
                                                 --------------  --------------
Operating income................................          3,267           3,644
Other expenses, net.............................             (5)             (1)
                                                 --------------  --------------
Income before income taxes......................          3,262           3,643
Provision for income taxes......................          1,048           1,299
                                                 --------------  --------------
Net income...................................... $        2,214  $        2,344
                                                 ==============  ==============

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                       COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1997

                             (DOLLARS IN THOUSANDS)

                                ASSETS
Current assets:
  Cash and cash equivalents........................................... $    938
  Receivables, net....................................................   12,244
  Inventories.........................................................    6,848
  Deferred income taxes...............................................       94
  Other current assets................................................      720
                                                                       --------
    Total current assets..............................................   20,844
                                                                       --------
Property, plant and equipment.........................................   33,051
  Less accumulated depreciation.......................................  (15,451)
                                                                       --------
                                                                         17,600
                                                                       --------
Intangibles and other assets..........................................    3,216
                                                                       --------
                                                                       $ 41,660
                                                                       ========
                      LIABILITIES AND NET WORTH
Current liabilities:
  Notes payable....................................................... $    363
  Accounts payable....................................................    4,396
  Income taxes payable................................................      107
  Accrued liabilities.................................................    3,728
                                                                       --------
    Total current liabilities.........................................    8,594
Deferred income taxes.................................................    1,606
Other long-term liabilities...........................................      400
Net worth.............................................................   31,060
                                                                       --------
                                                                       $ 41,660
                                                                       ========

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

             CONDENSED COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
  Net income.................................................. $ 2,214  $ 2,344
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.............................     595      545
    Deferred income taxes.....................................     (15)     (11)
    Net change in operating working capital...................  (1,538)  (1,179)
    Other.....................................................     (56)     361
                                                               -------  -------
      Total operating activities..............................   1,200    2,060
                                                               -------  -------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment..................    (675)    (283)
                                                               -------  -------
      Total investing activities..............................    (675)    (283)
                                                               -------  -------
FINANCING ACTIVITIES:
  Cash transfer to AMETEK, Inc................................    (322)  (1,140)
  Change in notes payable.....................................      38       --
                                                               -------  -------
      Total financing activities..............................    (284)  (1,140)
                                                               -------  -------
Increase in cash and cash equivalents.........................     241      637
CASH AND CASH EQUIVALENTS:
  As of January 1.............................................     697      367
                                                               -------  -------
  As of March 31.............................................. $   938  $ 1,004
                                                               =======  =======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                MARCH 31, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying combined financial statements are unaudited. AMETEK's management believes that all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the combined financial position of the Water Filtration Business at March 31, 1997, and the combined results of its operations and cash flows for the three month periods ended March 31, 1997 and 1996 have been included. Quarterly results of operations are not necessarily indicative of results for the full year.

2. INVENTORIES

  The estimated components of inventory stated at lower of FIFO cost or market at March 31, 1997 are (in thousands):

      Finished goods and parts.......................................... $4,031
      Work in process...................................................    308
      Raw materials and purchased parts.................................  2,509
                                                                         ------
                                                                         $6,848
                                                                         ======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE WATER FILTRATION BUSINESS

  Management's discussion and analysis of the Water Filtration Business's financial condition and results of operations set forth below should be read in conjunction with the Selected Combined Historical Financial Data of the Water Filtration Business and the Combined Financial Statements of the Water Filtration Business and the notes thereto.

BUSINESS OVERVIEW

  The Water Filtration Business of AMETEK consists of a United States division, the Plymouth Products Division, and three foreign subsidiaries, Ametek Filters, Limited, APIC International S.A. ("APIC") and AFIMO S.A.M. ("AFIMO"). All of AMETEK's businesses other than the Water Filtration Business are to be separated from AMETEK, and Culligan Merger Sub is to be merged with and into AMETEK. See "The Water Filtration Business Merger" in Note 2 to the audited Combined Water Filtration Business Financial Statements.

  The Water Filtration Business's primary business is the manufacturing of water filtration cartridge products for retail, residential, commercial, and industrial markets in the United States and many countries worldwide. The Water Filtration Business sells its products to both the retail and wholesale distribution channels, including direct sales to the plumbing industry to serve their residential and commercial customers. It is a leader in point-of-use drinking water filters and cartridges designed for the removal of objectionable taste, odor, hazardous chemicals and bacteria from water. Its products also include filter cartridges and housings which are used in diverse applications such as food and beverage dispensing, cosmetics, and chemical production applications. For the three months ended March 31, 1997 and for years 1996 and 1995, sales to commercial and industrial markets accounted for approximately 50% of the Water Filtration Business's net sales. In all periods, sales to retail and residential markets were about 40% of the Water Filtration Business's net sales and utility and turf irrigation products accounted for the remainder of the sales.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

 Results of Operations

  Sales for the first quarter of 1997 were $18.7 million, relatively unchanged from $18.5 million of sales recorded for the same quarter of 1996. Higher exports by the Water Filtration Business's U.S. operation were largely offset due to lower sales by the European operations. Sales performance also varied by market segment, with higher sales in the water treatment, industrial and utility/turf irrigation markets and by lower sales to the retail and commercial markets.

  Selling, general and administrative expenses were $2.9 million in the first quarter of 1997, compared with $2.4 million in the first quarter of 1996, an increase of 18.1%. Selling expenses as a percentage of sales increased to 15.4% of sales in the 1997 first quarter, compared with 12.8% of sales in the same quarter of 1996. The increased proportion of selling expenses was due partially to higher advertising and sales commission expenses in the retail business of the U.S. operation, and from a relatively higher proportion of selling expenses from the APIC and AFIMO French and Monaco operations.

  Operating income for the first quarter of 1997 was $3.3 million, compared with $3.6 million in the 1996 first quarter, a decrease of 10.3%. Operating income as a percentage of sales was 17.5% in the 1997 first quarter, compared with 19.7% in the first quarter of 1996. The lower operating margin was due to higher raw material cost in the current first quarter and to the higher proportion of selling expenses mentioned above.

  The effective tax rate for the first quarter of 1997 was 32.1%, compared with 35.7% for the same quarter of 1996. The lower 1997 rate was due partly to a lower state tax provision for the U.S. operation, and to lower taxes on foreign earnings.

  The effects of the above items resulted in net income for the first quarter of 1997 of $2.2 million, compared with $2.3 million in the same quarter of 1996, a decrease of $.1 million or 5.5%.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 Results of Operations

  For 1996, sales were $68.6 million, compared to $55.6 million in 1995, an increase of $13.0 million or 23.4%. Increased market penetration into the worldwide water treatment and retail markets, and the introduction of new products into the industrial filtration markets by the Water Filtration Business's United States operations, plus the full year's sales contribution from the November 1995 acquisition of APIC and AFIMO, contributed almost equally to the sales increase. Export shipments from the U.S. continued an increasing trend, growing $1.6 million or 20.7% to $9.6 million in 1996.

  Selling, general and administrative expenses were $10.3 million in 1996, compared to $7.5 million in 1995, an increase of $2.9 million or 38.2%. Selling expenses as a percentage of sales increased to 14.7% of sales in 1996 compared to 13.0% of sales in 1995. The increased proportion of selling expenses was due partially to higher advertising and sales commission expenses related to penetration of highly competitive U.S. channels, including mass merchandisers and national home center chains, and from a relatively higher proportion of selling expenses from the APIC and AFIMO acquisition.

  Operating income for 1996 was $12.4 million, compared to $10.8 million in 1995, an increase of $1.5 million or 14.2%. The profit increase reflected the higher sales volume, including the full year profit contribution of the APIC and AFIMO acquisition. Operating income as a percentage of sales was 18.0% in 1996, compared with 19.5% in 1995. The lower operating margin was due to the higher proportion of selling expenses in 1996, and a lower proportion of earnings from the APIC and AFIMO acquisition.

  The effective tax rate for 1996 was 33.9%, compared to 35.5% for 1995. The lower 1996 rate was due primarily to lower foreign taxes, mostly from the Water Filtration Business's United Kingdom ("U.K.") operation, which benefited from net operating loss carryforwards.

  The effects of the above items resulted in net income for 1996 of $8.2 million, compared to $7.0 million in 1995, an increase of $1.2 million or 16.6%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Results of Operations

  For 1995, sales were $55.6 million, an increase of $1.6 million or 2.9% compared to 1994 totals. The sales increase came primarily from the Water Filtration Business's United States operation, resulting from expansion into worldwide industrial and water treatment filtration markets, and to higher sales of new industrial filtration products by the Water Filtration Business's U.K. operation. Export sales from the Water Filtration Business's United States operation increased $1.1 million to $8.0 million in 1995, an increase of 16.5%. The overall sales increase however, was largely offset by lower domestic sales in the retail and commercial markets. Sales to the Walter Filtration Business's retail markets declined in 1995 from 1994 levels, primarily due to adverse winter weather conditions, which had a diminishing effect on consumer buying in early 1995.

  Operating profit margins decreased to 19.5% in 1995 from 22.0% in 1994, due to reduced operating efficiencies, primarily from the United States operation. Higher engineering, product development and new product introduction costs were absorbed in 1995 in preparation for sales growth in 1996. The effects of the above items more than offset the profit contribution from the sales increase, resulting in operating income for 1995 of $10.8 million, a decrease of $1.1 million or 9.2% from 1994.

  Net income for 1995 was $7.0 million, compared to $7.7 million in 1994, a decrease of $.7 million or 9.5%, reflecting the lower operating margins discussed above.

LIQUIDITY AND CAPITAL RESOURCES

 March 31, 1997 Compared to December 31, 1996

  Working capital at March 31, 1997 amounted to $12.2 million, an increase of $1.6 million from December 31, 1996. The increase was largely due to an increase in receivables, which was relatively proportionate to the higher sales levels in the first quarter of 1997 compared to the last quarter of 1996. The ratio of current assets to current liabilities at March 31, 1997 was
2.43 to 1, compared to 2.41 to 1 at December 31, 1996.

  Cash provided by operating activities totaled $1.2 million in the first quarter of 1997, compared to $2.1 million in the same quarter of 1996, a decrease of $.9 million. The decrease was due primarily to an increase in overall working capital requirements and to the reduced level of earnings in the 1997 quarter.

  Cash used for investing activities totaled $.7 million in the first quarter of 1997, compared to $.3 million in the first quarter of 1996. The total use of cash for investing activities in both periods was for additions to property, plant and equipment.

  Financing activities used cash totaling $.3 million in the first quarter of 1997, compared to cash used totaling $1.1 million in the first quarter of 1996, representing the net cash transferred to AMETEK.

 December 31, 1996 Compared to December 31, 1995

  Working capital at December 31, 1996 amounted to $10.6 million, an increase of $1.1 million from year-end 1995, largely due to the international water filter business acquired in November 1995. Accounting for this acquisition was completed in early 1996. The ratio of current assets to current liabilities at December 31, 1996 was 2.41 to 1, compared to 2.82 to 1 at December 31, 1995.

  Cash provided by operating activities totaled $10.5 million in 1996, compared to $7.0 million in 1995, an increase of $3.5 million. The increase was due to higher earnings and lower overall working capital requirements.

  Cash used for investing activities totaled $2.3 million in 1996, compared to $8.1 million in 1995. The primary use of cash in 1996 was for additions to property, plant, and equipment, which totaled $2.2 million, compared to $2.4 million in 1995. Investing activities in 1995 also included a $5.7 million cash outlay for the business acquisition mentioned above.

  Financing activities used cash totaling $7.9 million in 1996, representing the remittance of operating cash to AMETEK. Net cash transfers from AMETEK were $1.0 million in 1995.

NEW ACCOUNTING STANDARDS

  In the first quarter of 1996, the Water Filtration Business adopted Financial Accounting Standards Board ("FASB") Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Statement No. 121 establishes new accounting standards for measuring the impairment of long-lived assets The adoption of this new statement did not have any impact on the Water Filtration Business's combined financial position or results of operations.

INTERNAL REINVESTMENT

 Capital Expenditures

  Capital expenditures were $.7 million for the three months ended March 31, 1997 and $2.2 million in 1996, essentially unchanged from $2.4 million in 1995. Approximately 71% of the expenditures for the first quarter of 1997 and 89% of the 1996 expenditures were for additional manufacturing equipment to increase production efficiencies, and to expand production capacity. The Water Filtration Business expects 1997 capital spending to exceed the 1996 level, with continued emphasis on increasing production efficiencies and expansion, primarily in the United States operation.

 Product Development and Engineering

  Product development and engineering expenses totaled $.4 million for the first quarter of 1997, $1.5 million in 1996, $1.2 million in 1995, and $1.0 million in 1994. Such expenditures were directed toward the development of new products and processes, and improvement of existing products and processes, primarily related to the Water Filtration Business's U.S. operations.

ENVIRONMENTAL MATTERS

  The Water Filtration Business is subject to environmental laws and regulations regarding its operating locations and the environmental effects of doing business at these sites. Currently, the Water Filtration Business is not the subject of any government-mandated clean-ups at any of its operating sites. Provisions for environmental clean-up and maintenance for the Water Filtration Business were not material for 1996, 1995, and 1994. The Water Filtration Business believes that, based on past experience and current evaluations, any future environmental actions are not likely to have a materially adverse effect on future combined results of operations, financial position, or cash flows of the Water Filtration Business.

IMPACT OF INFLATION AND FOREIGN OPERATIONS

  The Water Filtration Business attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In general, the Water Filtration Business believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on domestic and foreign operations.

  A portion of the Water Filtration Business's sales come from its foreign operations. Although these operations are geographically dispersed, which partially mitigates the risks associated with operating in particular countries, the Water Filtration Business is subject to the usual risks associated with international operations, including the exposure to fluctuation in foreign currency exchange rates. The Water Filtration Business believes that the economic risk associated with its foreign operations is minimized because most of the products sold within the foreign markets are sourced and distributed locally. In addition, except for a limited amount of dividends and other payments to AMETEK, the Water Filtration Business reinvests profits in the country where the profits are derived.

                                                                      APPENDIX A

                         AMENDED AND RESTATED AGREEMENT
                     AND PLAN OF MERGER AND REORGANIZATION

                          DATED AS OF FEBRUARY 5, 1997

                                  BY AND AMONG

                       CULLIGAN WATER TECHNOLOGIES, INC.,

                         CULLIGAN WATER COMPANY, INC.,

                                  AMETEK, INC.

                                      AND

                        AMETEK AEROSPACE PRODUCTS, INC.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I
                                   THE MERGER
 Section 1.1  The Merger.................................................   A-2
 Section 1.2  Effective Time.............................................   A-2
 Section 1.3  Closing....................................................   A-2
 Section 1.4  Effects of the Merger......................................   A-2
 Section 1.5  Certificate of Incorporation and By-Laws...................   A-2
 Section 1.6  Directors..................................................   A-2
 Section 1.7  Officers...................................................   A-2
                                   ARTICLE II
                            CONVERSION OF SECURITIES
 Section 2.1  Conversion of Capital Stock................................   A-3
 Section 2.2  Exchange of Certificates...................................   A-3
                                  ARTICLE III
                   CERTAIN PRE- AND POST-MERGER TRANSACTIONS
 Section 3.1  Ancillary Agreements.......................................   A-5
 Section 3.2  Contribution of Assets and Assumption of Liabilities.......   A-5
 Section 3.3  Distribution...............................................   A-5
 Section 3.4  Audited Closing Balance Sheet..............................   A-5
                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND SPINCO
 Section 4.1  Organization...............................................   A-6
 Section 4.2  Capitalization.............................................   A-7
 Section 4.3  Authority..................................................   A-7
 Section 4.4  Consents and Approvals; No Violations......................   A-8
 Section 4.5  SEC Reports and Financial Statements.......................   A-9
              Information in Disclosure Documents and Registration
 Section 4.6  Statements.................................................   A-9
 Section 4.7  Retained Business..........................................   A-9
 Section 4.8  Litigation.................................................  A-10
 Section 4.9  Opinion of Financial Advisor...............................  A-10
 Section 4.10 Employee Benefits..........................................  A-10
 Section 4.11 Absence of Undisclosed Liabilities.........................  A-12
 Section 4.12 Absence of Certain Changes or Events.......................  A-12
 Section 4.13 No Violation of Law........................................  A-13
 Section 4.14 Licenses...................................................  A-13
 Section 4.15 Taxes......................................................  A-13
 Section 4.16 Employees..................................................  A-14
 Section 4.17 Environmental Matters......................................  A-15
 Section 4.18 Intellectual Property......................................  A-16
 Section 4.19 Transactions with Affiliates...............................  A-17
 Section 4.20 Material Agreements; Bank Accounts.........................  A-17
 Section 4.21 Rights Agreement...........................................  A-18
 Section 4.22 Insurance..................................................  A-18
 Section 4.23 DGCL Section 203...........................................  A-18
 Section 4.24 Brokers or Finders.........................................  A-18

                                                                            PAGE
                                                                            ----
                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

 Section 5.1  Organization...............................................   A-18
 Section 5.2  Capitalization.............................................   A-18
 Section 5.3  Authority..................................................   A-19
 Section 5.4  Consents and Approvals; No Violations......................   A-19
 Section 5.5  SEC Reports and Financial Statements.......................   A-20
                     Information in Disclosure Documents and Registration
 Section 5.6  Statements.................................................   A-20
 Section 5.7  Absence of Certain Changes or Events.......................   A-20
 Section 5.8  Taxes......................................................   A-20
 Section 5.9  Interim Operations of Merger Sub...........................   A-20
 Section 5.10 Brokers or Finders.........................................   A-20

                                   ARTICLE VI

                                   COVENANTS

 Section 6.1  Conduct of Business of the Company.........................   A-21
 Section 6.2  Covenants of Parent........................................   A-22

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

 Section 7.1  Reasonable Efforts.........................................   A-23
 Section 7.2  Cooperation................................................   A-23
 Section 7.3  Letters of the Company's Accountants.......................   A-24
 Section 7.4  Letters of Parent's Accountants............................   A-24
 Section 7.5  Access to Information......................................   A-24
 Section 7.6  Stockholders Meeting.......................................   A-24
              Legal Conditions to Distribution and Merger; Legal
 Section 7.7   Compliance................................................   A-25
 Section 7.8  Stock Exchange Listing.....................................   A-25
 Section 7.9  Employee Matters; Employee Benefit Plans...................   A-25
 Section 7.10 Stock Options..............................................   A-25
 Section 7.11 No Solicitation............................................   A-26
 Section 7.12 Fees and Expenses..........................................   A-26
 Section 7.13 Affiliate Agreements.......................................   A-27
 Section 7.14 Notification of Certain Matters............................   A-27
 Section 7.15 Tax-Free Nature of Transactions............................   A-27
 Section 7.16 Indebtedness...............................................   A-27
 Section 7.17 Internal Revenue Service Ruling............................   A-27

                                  ARTICLE VIII

                                   CONDITIONS

 Section 8.1  Conditions to Each Party's Obligation To Effect the Merger.   A-28
 Section 8.2  Conditions of Obligations of Parent........................   A-29
 Section 8.3  Conditions of Obligations of the Company...................   A-29

                                                                            PAGE
                                                                            ----
                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

 Section  9.1  Termination................................................  A-30
 Section  9.2  Effect of Termination......................................  A-31
 Section  9.3  Amendment..................................................  A-31
 Section  9.4  Extension; Waiver..........................................  A-31

                                   ARTICLE X

                                 MISCELLANEOUS

 Section 10.1  Survival of Representations, Warranties and Agreements.....  A-31
 Section 10.2  Notices....................................................  A-31
 Section 10.3  Interpretation.............................................  A-32
 Section 10.4  Counterparts...............................................  A-32
 Section 10.5  Entire Agreement; No Third Party Beneficiaries.............  A-32
 Section 10.6. Governing Law..............................................  A-33
 Section 10.7  Specific Performance.......................................  A-33
 Section 10.8  Publicity..................................................  A-33
 Section 10.9  Assignment.................................................  A-33

                        AMENDED AND RESTATED AGREEMENT
                     AND PLAN OF MERGER AND REORGANIZATION

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 5, 1997, by and among Culligan Water Technologies, Inc., a Delaware corporation ("Parent"), Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Ametek, Inc., a Delaware corporation (the "Company"), and Ametek Aerospace Products, Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company ("Spinco").

  WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective stockholders that Parent indirectly acquire the business of the Company's Plymouth Products Division and the Retained Subsidiaries (as defined in the Distribution Agreement(as defined below)) pursuant to the terms and conditions set forth in this Agreement;

  WHEREAS, the Board of Directors of the Company has approved a contribution and distribution agreement substantially in the form of Annex I hereto (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined in Section 1.2), pursuant to which (a) all of the Company's assets and liabilities, other than those used primarily in or associated primarily with the Retained Business (as defined in the Distribution Agreement), will be contributed to or assumed by Spinco (such contribution of assets and assumption of liabilities, together with all other intercompany transfers of assets and other actions described in Article 1 of the Distribution Agreement, the "Contribution") and (b) shares of capital stock of Spinco will be distributed (the "Distribution") on a pro rata basis to the stockholders of the Company as provided in the Distribution Agreement in order to divest the Company of the businesses and operations that Parent is unwilling to acquire;

  WHEREAS, as set forth in Section 3.1 hereof, Parent, the Company and Spinco are entering or will enter into (a) a trademark agreement substantially in the form attached hereto as Annex II (the "Trademark Agreement"), (b) a tax allocation agreement substantially in the form attached hereto as Annex III (the "Tax Allocation Agreement"), (c) a transition services agreement substantially in the form attached hereto as Annex IV (the "Transition Services Agreement"), and (d) an indemnification agreement substantially in the form attached hereto as Annex V (the "Indemnification Agreement", collectively, together with the Distribution Agreement, the Trademark Agreement, the Tax Allocation Agreement, and the Transition Services Agreement, the "Ancillary Agreements");

  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that, following the Distribution, the merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent, would be in the best interest of their respective stockholders; and

  WHEREAS, for federal income tax purposes, it is intended that (a) the Contribution followed by the Distribution will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) the Distribution will qualify as a tax-free distribution pursuant to Section 355 of the Code, and (c) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code, and this Agreement is intended to be and is hereby adopted as a plan of reorganization;

  WHEREAS, on February 5, 1997, Parent, Merger Sub, the Company and Spinco entered into the original Agreement and Plan of Merger and Reorganization and desire to amend and restate such original agreement in its entirety as of the date of such original agreement.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall thereupon cease, (iii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and
(iv) the corporate existence of the Company with its properties, rights, privileges, powers and franchises shall continue unaffected by the Merger.

  Section 1.2 Effective Time. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the "Effective Time".

  Section 1.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VIII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions to Closing contained in Article VIII and at least one day after the Distribution, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

  Section 1.5 Certificate of Incorporation and By-Laws.

  (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A and, as amended, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

  (b) The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

  Section 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

  Section 1.7 Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company, including any Company Rights (as such term is defined in Section 4.2 hereof) incident thereto (collectively, the "Company Common Stock") or the holder of any capital stock of Merger Sub:

    (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub (the "Merger Sub Common Stock") shall continue to be one issued and outstanding, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock. All shares of Company Common Stock that are owned by the Company as treasury stock shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the number (rounded to the nearest one-thousandth of a share) (the "Exchange Ratio") of fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") determined by dividing (x) (A) the Net Equity Value (as defined below), by (B) $37.50, by (y) the number of shares of Company Common Stock outstanding at the Effective Time as certified to Parent by the Company's registrar and transfer agent. For purposes hereof, the "Net Equity Value" shall be an amount equal to (A) $155,000,000, minus (B) the amount of the Retained Debt (as defined in Section 4.11), minus (C) the product of 12.3 multiplied by the amount by which Adjusted EBIT (as defined below) for the Retained Business for the year ended December 31, 1996 as derived from the Interim Audited Financial Statements is less than $12,300,000. For purposes hereof, "Adjusted EBIT" shall mean earnings before interest and taxes as set forth in the income statement included in the Interim Audited Financial Statements, adjusted by Ernst & Young LLP (or another "big six" accounting firm selected by the Company) to reflect the financial results that would have been reported if prepared in accordance with the Reference Items (as defined in Section 3.4), together with a special report confirming that the preparation of the calculation of Adjusted EBIT is in accordance with this Agreement. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (d) Adjustment of Exchange Ratio. If after the date hereof and prior to the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  Section 2.2 Exchange of Certificates.

  (a) Exchange Agent. Following the Closing Date, Parent shall make available to a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, which shares shall be deemed to be issued at the Effective Time, together with cash to be paid in lieu of fractional shares (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto contemplated by Section 2.2(c) and cash in lieu of fractional shares, being hereinafter referred to as the "Exchange Fund").

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall be in such form and have such provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II, and (B) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) hereof, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.2 and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall so surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of certificates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fractional interest multiplied by the Average Parent Share Price

(as defined). The "Average Parent Share Price" shall be equal to the average of the closing prices of the Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the ten (10) trading days ending on the second trading day immediately prior to the Effective Time.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this
Article II shall, subject to any applicable abandoned property, escheat or similar law, thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled pursuant to this Article II.

  (g) No Liability. None of Parent, Merger Sub, the Company or Spinco shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash for payment in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                   CERTAIN PRE- AND POST-MERGER TRANSACTIONS

  Section 3.1 Ancillary Agreements. Prior to the Distribution, the Company will (a) execute and deliver the Distribution Agreement, the Trademark Agreement, the Tax Allocation Agreement, the Transition Services Agreement, and the Indemnification Agreement and (b) cause Spinco to execute and deliver the Distribution Agreement, the Trademark Agreement, the Transition Services Agreement, the Tax Allocation Agreement, and the Indemnification Agreement. Prior to the Distribution, Parent will execute and deliver the Indemnification Agreement.

  Section 3.2 Contribution of Assets and Assumption of
Liabilities. Immediately prior to the Distribution and pursuant to the terms of the Distribution Agreement, the Company and Spinco will consummate the Contribution.

  Section 3.3 Distribution. At least one day prior to the Effective Time, and pursuant to the terms of Article 3 of the Distribution Agreement, the Company will cause the Contribution to be consummated and effect the Distribution.

  Section 3.4 Audited Closing Balance Sheet. No later than 45 days after the Closing Date, Spinco shall deliver to Parent an audited consolidated balance sheet for the Retained Business as of the Closing Date after giving effect to the Distribution (but not the Merger), which shall be audited by Spinco's independent public accountants in accordance with United States generally accepted accounting principles (the "Audited Closing Balance Sheet"). The Audited Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") and, to the extent consistent with GAAP, on a basis consistent with the Retained Business Financial Statements (as defined in Section 4.7(a)). Together with the delivery of the Audited Closing Balance Sheet, Spinco shall deliver an adjusted balance sheet of the Retained Business as of the Closing Date (the "Adjusted Closing Balance Sheet") which shall adjust the Audited Closing Balance Sheet (x) to reflect the financial position that would have been reported if prepared in accordance with the items (and accounting principles) set forth on Schedule 3.4 and (y) to exclude any cash paid to the Company by Spinco (or retained by the Company) pursuant to Section 1.5(e) of the Distribution Agreement to compensate Parent for the Special Offer Amount (as defined in the Distribution Agreement) and for any unexercised options held by any Retained Employees (as defined in Section 7.8(a)) following the Effective Time (clauses (x) and (y) being referred to as the "Reference Items"). Notwithstanding the foregoing, in the event that a liability or accrual appears in the Adjusted Closing Balance Sheet which was not identified as a Reference Item and which was not reflected on the balance sheet included in the Retained Business Financial Statements, no adjustment shall be made pursuant to this Section 3.4 to the extent such liability or accrual is an Assumed Liability (as defined in the Distribution Agreement). To the extent that the Adjusted Net Worth (as defined below) of the Retained Business as calculated from the Adjusted Closing Balance Sheet is less than $31,745,000, then Spinco shall pay to the Company in cash the amount of such shortfall in Adjusted Net Worth within thirty days of the delivery of the Adjusted Closing Balance Sheet (or, if later, upon resolution of the matters set forth in the Notice (as defined below)). To the extent that the Adjusted Net Worth of the Retained Business as calculated from the Adjusted Closing Balance Sheet is more than $31,745,000, then the Company shall pay Spinco in cash the amount of such excess up to a maximum amount of $2,000,000 within thirty days of the delivery of the Adjusted Closing Balance Sheet (or, if later, upon resolution of the matters set forth in the Notice). For purposes hereof, the term "Adjusted Net Worth" shall mean the amount by which consolidated assets exceed consolidated liabilities, in each instance as set forth on the Adjusted Closing Balance Sheet. Any payment required to be made pursuant to this Section 3.4 shall not be affected by or offset against any adjustment to or reduction of Net Equity Value pursuant to Section 2.1(c) hereof. Spinco agrees that representatives of Parent shall be given access to all work papers, books, records and other information related to the preparation of the Adjusted Closing Balance Sheet. Should Parent determine that the Audited Closing Balance Sheet is not in accordance with this Agreement, Parent shall so notify Spinco within 30 days of receipt of the Adjusted Closing Balance Sheet of those items on which Parent is not in agreement (the "Notice"), including the amount by which Parent believes the Adjusted Net Worth as calculated from the Adjusted Closing Balance Sheet is overstated (collectively, the "Parent Adjustment"). The parties shall then promptly designate representatives who shall meet for the purpose of resolving the differences between the parties. If such differences have not been resolved within 30 days after receipt by Spinco of the Notice, then Parent and Spinco shall select and retain an independent public accounting firm mutually agreeable to the parties (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) (the "Third Party Firm") to resolve such differences. The Third Party Firm shall be requested to render a decision within thirty days of its selection. The decision of the Third Party Firm shall be final and binding on both parties. The fees and expenses of the Third Party Firm shall be (i) paid by Parent if less than 25% of the dollar amount of the Parent Adjustment is required to be made or (ii) paid by Spinco if more than 75% of the dollar amount of the Parent Adjustment is required to be made or (iii) shared equally by Parent and Spinco if 25% or more but less than 75% of the dollar amount of the Parent Adjustment is required to be made.


                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY AND SPINCO

  The Company and Spinco represent and warrant to Parent and Merger Sub as follows:

  Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Retained Business. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Retained Business or on the ability of the Company to consummate the transactions contemplated hereby. True, accurate and complete copies of the Company's and each of its Subsidiaries' Certificate of Incorporation and Bylaws (or similar organizational documents), including all amendments thereto, have heretofore been delivered to Parent. Such Certificate of Incorporation and By-laws (or similar organizational document) are in full force and effect and neither the Company nor any of the Retained Subsidiaries is in violation of any provision of its charter, by-laws or comparable organizational documents.

  Section 4.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock of which, as of January 31, 1997, 32,726,763 shares were issued and outstanding and 1,481,332 shares were held in treasury and (ii) 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"), of which no shares are issued and outstanding and 1,000,000 shares are designated Series A Junior Participating Preferred Stock, par value $1.00 per share ("Company Series A Preferred Stock"), and are reserved for issuance in accordance with the Rights Agreement, dated as of July 26, 1989, between the Company and Chase Manhattan Bank, N.A. ("Company Rights Plan"), pursuant to which the Company has issued rights ("Company Rights") to purchase shares of Company Series A Preferred Stock. As of January 31, 1997, 3,763,203 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options (the "Company Stock Options") pursuant to the Company's 1995 Stock Incentive Plan, 1991 Stock Incentive Plan, 1987 Employees' Non-Qualified Stock Option and Stock Appreciation Rights Plan, 1983 Employees' Incentive Stock Option Plan, and 1981 Employees' Non-Qualified Stock Option and Stock Appreciation Rights Plan (collectively, the "Company Stock Plans"). All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company having the right to vote at meetings of stockholders of the Company (or convertible into securities having the right to vote at such meetings) ("Voting Debt") of the Company are issued or outstanding. Except as set forth above or in the Company Disclosure Schedule (as defined below), as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character binding on the Company or any of its Subsidiaries with respect to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries. Except as set forth above or in the Company Disclosure Schedule, there are no existing, and as of the Effective Time there will not be outstanding, options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character obligating the Retained Company or any of the Retained Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Retained Company or any of the Retained Subsidiaries or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating the Retained Company or any of the Retained Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, commitment, understanding or restriction. Except as set forth in the Company Disclosure Schedule, as of the Effective Time, the only capital stock of the Company outstanding shall be the Company Common Stock and there will not be any contractual obligations of the Retained Company or any of the Retained Subsidiaries to repurchase, redeem or otherwise acquire, or to issue, whether upon exercise of options, warrants or otherwise, any shares of capital stock of the Retained Company or any of the Retained Subsidiaries. Since January 31, 1997, no shares of Company Common Stock have been issued except issuance of shares reserved for issuance and issued pursuant to the Company Stock Plans in the ordinary course of business. Except as set forth in the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to voting any shares of capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Retained Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto and such shares are owned by the Company or by a Subsidiary (as defined below) of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind.

  Section 4.3 Authority. The Company and Spinco have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto) and to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement and the Ancillary Agreements by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast and the formal declaration of the Distribution by the Company's Board of Directors). The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and Spinco and the consummation by the Company and Spinco of the Distribution and the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and Spinco, and no other corporate proceedings on the part of the Company and Spinco are necessary to authorize this Agreement and the Ancillary Agreements, the Merger or the Distribution or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement and the Ancillary Agreements by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast and the formal declaration of the Distribution by the Company's Board of Directors). This Agreement and each of the Ancillary Agreements has been or (to the extent such Ancillary Agreement is not being entered into as of the date hereof) will be duly executed and delivered by the Company and Spinco (to the extent a party thereto) and constitutes or (to the extent such agreement is not being entered into as of the date hereof) will constitute a valid and binding obligation of each of the Company and Spinco, as the case may be, enforceable against each of them in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors rights.

  Section 4.4 Consents and Approvals; No Violations.

  (a) Except as set forth in the Company Disclosure Schedule, and except (a) for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules of the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE"), and filings under state securities or "blue sky" laws, (b) the filing of the Certificate of Merger as required by the DGCL, (c) the noteholders' consent referred to in
Section 8.3(d) and (d) the consent of the Required Banks under the Credit Agreement dated as of August 2, 1996, as amended and restated as of September 12, 1996, among the Company, Various Lending Institutions, Bank of Montreal, Corestates Bank, N.A. and PNC Bank, National Association, as Co-Agents, and The Chase Manhattan Bank, as Administrative Agent (the "Company Credit Agreement"), none of the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Company or Spinco, or the consummation by the Company or Spinco of the transactions contemplated hereby or thereby and compliance by the Company and Spinco with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the charter or by-laws or comparable organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, or require any permit, authorization, consent or approval to be obtained by the Company or any of its Subsidiaries from, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iv) result in the triggering of any right of first refusal or other right under any stockholder, partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party or (v) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for failures, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Retained Company and the Retained Subsidiaries or on the ability of the Company to consummate the transactions contemplated hereby.

  (b) Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any Contract, except for any such conflicts, defaults or violations which have not had in each case and are not likely to have a material adverse effect on the Retained Company and the Retained Subsidiaries.

  Section 4.5 SEC Reports and Financial Statements. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent true and complete copies of, all forms, reports and documents required to be filed since January 1, 1994 by it under the Securities Act or the Exchange Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The consolidated financial statements of the Company included in the Company SEC Documents (including the notes and schedules thereto, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which are not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  Section 4.6 Information in Disclosure Documents and Registration
Statements. None of the information supplied or to be supplied by the Company or its representatives, including, without limitation, the audited pro forma consolidated balance sheet and pro forma consolidated statements of income of the Retained Company and the Retained Subsidiaries as of December 31, 1996 and for the year then ended (the "Interim Audited Financial Statements") for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") or in any registration statement on Form S-1, Form 10 or other applicable form to be filed with the SEC by Spinco in connection with the distribution of shares of Spinco Common Stock in the Distribution (the "Distribution Registration Statement" and, together with the S-4, the "Registration Statements") will, at the time the Registration Statements become effective under the Securities Act or Exchange Act, as applicable, and at the Effective Time and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, in the case of the S-4, and at the time of the Distribution, in the case of the Distribution Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Distribution Registration Statement will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by the Company or Spinco with respect to statements made therein based on information supplied by Parent for inclusion in the Proxy Statement or the Distribution Registration Statement, respectively, or with respect to information concerning Parent or any of its Subsidiaries included in the Proxy Statement or the Distribution Registration Statement.

  Section 4.7 Retained Business.

  (a) Attached hereto as Exhibit 4.7 is an unaudited pro forma consolidated balance sheet of the Retained Company and the Retained Subsidiaries at December 31, 1996 (including the notes thereto, the "Retained Business Balance Sheet") and unaudited pro forma consolidated statement of income for the Retained Company and the Retained Subsidiaries for the year then ended (collectively with the Retained Business Balance Sheet, the "Retained Business Financial Statements"). The Retained Business Financial Statements have been prepared on a pro forma basis giving effect to the Distribution in accordance with GAAP (except as expressly stated therein) on a basis consistent with the Company Financial Statements referred to in Section 4.5, and fairly present in all material respects (subject, in the case of such unaudited statements, to normal, recurring audit adjustments which will not be material in amount) the assets and liabilities of the Retained Company and the Retained Subsidiaries as at the date thereof after giving effect to the Distribution (assuming the Distribution occurred on December 31, 1996), and the results of its operations for the period then ended, after giving effect to the Distribution (assuming the Distribution occurred on January 1, 1996).

  (b) As of December 31, 1996, the Company or the Retained Subsidiaries directly or indirectly owned or had a valid leasehold interest in the assets reflected on the Retained Business Balance Sheet, free and clear of any liens, claims, encumbrances or other rights of third parties, except as may be reflected in the Retained Business Balance Sheet or as may be set forth therein or in the Company Disclosure Schedule or for any non-consensual liens or defects in title which do not, individually or in the aggregate, interfere with the conduct of the Retained Business as currently conducted or the utilization of the Retained Assets. The Retained Business includes all of the assets or rights that are material to the Retained Company and the Retained Subsidiaries. All of the buildings and other material tangible personal property owned or leased by the Company and its Subsidiaries that are included in the Retained Business are in good working condition (normal wear and tear excepted) and are suitable in all material respects for the purposes for which they are being used. The Company has reasonable relationships will all customers, employees and others having business dealings with the Retained Business.

  (c) At the Effective Time, except as contemplated by the Distribution Agreement, neither Spinco nor any of its Subsidiaries will use in the conduct of its business or own or have rights to use any assets or property, whether tangible, intangible or mixed, which are also primarily used in the conduct of the Retained Business. Except as set forth in the Company Disclosure Schedule, at the Effective Time neither Spinco nor any of its Subsidiaries will be a party to any material agreement, arrangement or understanding with the Retained Company or any of the Retained Subsidiaries (other than the Ancillary Agreements and any agreements contemplated by the Distribution Agreement).

  Section 4.8 Litigation. Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Entity which, (i) individually or in the aggregate, is reasonably likely to have a material adverse effect on the Retained Company and the Retained Subsidiaries taken as a whole or (ii) exists on the date hereof and in which the amount claimed or cost of compliance with the action sought is in excess of $100,000 for the Retained Company and the Retained Subsidiaries or $1,000,000 in any other case. Except as disclosed in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have or be reasonably expected to have a material adverse effect on the Retained Company or a material adverse effect on the ability of the Company or Spinco to consummate the transactions contemplated hereby or by the Ancillary Agreements.

  Section 4.9 Opinion of Financial Advisor. The Company has received the oral opinion of Goldman, Sachs & Co., to be confirmed in writing, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders, a copy of which opinion will be delivered to Parent.

  Section 4.10 Employee Benefits.

  (a) The Company Disclosure Schedule contains a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover the

Retained Employees or former employees of the Retained Business and which are maintained or contributed to by the Company, Spinco or any entity which may be deemed a single employer with the Company under Section 4001 of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414 of the Code (an "ERISA Affiliate") (regardless of whether they are funded or unfunded or foreign or domestic), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the ERISA (collectively, the "Retained Employee Compensation and Benefit Plans"). True and complete copies of all the Retained Employee Compensation and Benefit Plans, including any trust instruments and/or insurance contracts, if any, forming a part of any such plans, and all amendments thereto; current summary plan descriptions; where applicable, the most current determination letter received from the Internal Revenue Service (the "Service") and most recent determination letter application, and where applicable, annual reports, financial statements and actuarial reports for the last three plan years, which fairly and accurately reflect the financial condition of the plans have been made available to Parent.

  (b) All of the Retained Employee Compensation and Benefit Plans are in material compliance with all applicable laws, including without limitation, ERISA and the Code. Each Retained Employee Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Retained Employee Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither the Company nor any ERISA Affiliate has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any ERISA Affiliate to a tax or penalty imposed by either Sections 4975 or 4976 of the Code or Section 502(i) of ERISA in an amount which would have a material adverse effect on the Retained Business. Neither the Company nor any ERISA Affiliate has contributed or been required to contribute to any Multiemployer Plan (as defined in ERISA).

  (c) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any ongoing, frozen or terminated Retained Employee Compensation and Benefit Plan, currently or formerly maintained by any of them.

  (d) All contributions required to be made or accrued as of December 31, 1996 under the terms of any Retained Business Compensation and Benefit Plan have been timely made or have been reflected on the Audited Closing Balance Sheet. No Retained Employee Pension Plan has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate has provided, or is required to provide, security to any Retained Employee Pension Plan pursuant to Section 401(a)(29) of the Code.

  (e) No Retained Employee Compensation and Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Retained Business beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA).

  (f) All Retained Employee Compensation and Benefit Plans covering Company Employees located outside of the United States comply in all material respects with applicable local law. Except as set forth in the Company Disclosure Schedule, the Retained Company and the Retained Subsidiaries will have at the Effective Time no unfunded liabilities with respect to any Retained Employee Pension Plan which covers foreign Retained Employees.

  (g) The consummation of the transactions contemplated by this Agreement or in the Ancillary Agreements will not (i) entitle any of the Retained Employees to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or the Ancillary Agreements or (ii) except as expressly provided in the Distribution Agreement, accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

  (h) Except as set forth in the Company Disclosure Schedule, the Retained Company and the Retained Subsidiaries will not have at the Effective Time unfunded liabilities with respect to any Retained Employee Pension Plan which covers former Employees.

  (i) Except as provided in Section 7.9 hereof, immediately after the Effective Time, the Retained Company or the Retained Subsidiaries could terminate each Compensation and Benefit Plan in accordance with its terms without incurring any material liability.

  (j) With respect to the Company and the Retained Business, the transactions contemplated by this Agreement and the Distribution Agreement will not cause any additional payments to be due under any Retained Employee Compensation and Benefit Plan, nor accelerate the payment or vesting of any amounts due under any Retained Employee Compensation and Benefit Plan, nor result in any excess parachute payment within the meaning of Code Section 280G.

  (k) There are no pending or to the knowledge of the Company, threatened or anticipated, claims by or on behalf of any Retained Employee Compensation and Benefit Plan, by any employee or beneficiary covered under any such Retained Employee Compensation and Benefit Plan, or otherwise involving any such Retained Employee Compensation and Benefit Plan (other than routine claims for benefits).

  (l) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Retained Employee Compensation and Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

  Section 4.11 Absence of Undisclosed Liabilities. Except as set forth in the Company Disclosure Schedule or as contemplated by this Agreement, the Retained Business did not have at December 31, 1996, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which were incurred after December 31, 1996 in the ordinary course of business consistent with past practice, (ii) not incurred in the ordinary course of business which in the aggregate would not have a material adverse effect on the business, results of operations or financial condition of the Retained Business, (iii) which are accrued or reserved against in the Retained Business Financial Statements, or (iv) which have been discharged or paid in full prior to the date hereof, and except for liabilities for indebtedness allocated to the Retained Company in an amount not less than $25,000,000 nor more than $75,000,000, the exact amount of which shall be determined by the Company in its discretion, after consultation with Parent, prior to the filing of the preliminary proxy statement to be included in the Registration Statement (such allocated indebtedness being referred to as the "Retained Debt").

  Section 4.12 Absence of Certain Changes or Events. Except as set forth on the Company Disclosure Schedule, since December 31, 1996, the Retained Business has conducted its business only in the ordinary and usual course consistent with past practice, and there has not been any change, circumstance or development, or combination of changes, circumstances or developments, which individually or in the aggregate have or are reasonably expected to have a material adverse effect on the Retained Business; provided that the foregoing shall not include any such effect (i) which is attributable to or results from general or regional economic conditions, conditions generally affecting the water treatment and filtration industry, rather than the Retained Business alone, or circumstances affecting such industry of a cyclical nature, (ii) for which there is adequate insurance coverage, (iii) which is attributable, directly or indirectly, to any action or inaction of Parent or Merger Sub or their representatives, or (iv) for which (x) Parent would be fully compensated and made whole as a result of the adjustments made by Section 3.4 and (y) there would be no ongoing or prospective effect on the results of operations, cash flow or business of the Retained Business.

  Section 4.13 No Violation of Law. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or, to the knowledge of the Company, is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Entity, except for violations which, individually or in the aggregate, do not have a material adverse effect on the Retained Business.

  Section 4.14 Licenses. The Company has, and as of the Closing Date the Retained Company will have, all permits, licenses, waivers and authorizations, which are necessary for it to conduct the Retained Business in the manner in which it is presently being conducted (collectively, "Licenses"), other than any Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on the Retained Company and the Retained Subsidiaries. No event has occurred or other fact exists with respect to such Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination of any of such Licenses or would result in any other impairment of the rights of the holder of any of such Licenses other than revocations, terminations or other impairments which would not, individually or in the aggregate, have a material adverse effect on the Retained Company and the Retained Subsidiaries. The Company and its Subsidiaries have duly performed their respective obligations under such Licenses in all material respects. There is not pending or, to the knowledge of the Company, threatened, any application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of or any rights of the holder under any such License other than any Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on the Retained Business.

  Section 4.15 Taxes.

  (a) Except as set forth in Section 4.15 of the Company Disclosure Schedule:

    (i) the Company and its Subsidiaries have (A) duly filed (or there has been filed on their behalf) with the appropriate taxing authority all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made adequate provision on their financial statements (or there has been paid or adequate provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof;

    (ii) there are no liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due;

    (iii) neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which is reasonably likely to have a material adverse effect on the Company or any of its Subsidiaries;

    (iv) the Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws;

    (v) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received a written notice of any pending audits or proceedings;

    (vi) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company and its Subsidiaries has expired, for all periods through and including December 31, 1987, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

    (vii) there are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

    (viii) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes that will not be terminated pursuant to the Tax Allocation Agreement;

    (ix) neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

    (x) except for any payments made in connection with the transactions contemplated by this Agreement, the deductibility of compensation paid by the Company and/or its Subsidiaries will not be limited by Section 162(m) of the Code;

    (xi) no adjustments or deficiencies relating to Tax Returns of the Company and its Subsidiaries have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled;

    (xii) no payment to be made in connection with the transactions contemplated by this Agreement will fail to be deductible under Section 280G of the Code; and

    (xiii) the Company is not aware of any facts relating to the Company or any of its Subsidiaries that would cause (i) the Contribution to fail to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution to fail to qualify as a tax-free distribution pursuant to Section 355 of the Code or (iii) the Merger to fail to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

  (b) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

  Section 4.16 Employees. The Company has made available to Parent a list of the employees currently employed in the Retained Business indicating the positions which they now hold, their current rates of compensation and which employees, if any, are on short or long term disability, family and medical, military, workers' compensation, or any other type of leave of absence; and copies of all employee handbooks, and policy and procedure manuals. As of the date hereof, except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or contract with a labor union or labor organization with respect to the Retained Business. Except as set forth in the Company Disclosure Schedule, as of the date hereof, there are no actions relating to the Retained Business pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees which, individually or in the aggregate would have a material adverse effect on the Retained Business, and, to the knowledge of the Company, as of the date hereof, there are no organizational efforts presently being made involving any of the employees of the Retained Company or the Retained Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all laws relating to wages, hours, collective bargaining, and the payment of social security and similar taxes to the extent applicable to the Retained Business, and, as of the date hereof, no person has, to the knowledge of the Company, asserted that the Company or any of its Subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing to the extent applicable to the Retained Business.

  Section 4.17 Environmental Matters.

  (a) Except as disclosed in the Company SEC Documents as filed prior to the date hereof or as set forth in the Company Disclosure Schedule:

    (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions thereof) applicable to the Retained Assets or Retained Business, and to the best knowledge of the Company or its Subsidiaries, there are no actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. All permits and other governmental authorizations applicable to the Retained Assets or Retained Business currently held by the Company pursuant to such applicable Environmental Laws are identified in the Company Disclosure Schedule;

    (ii) the properties presently or to the best knowledge of the Company, formerly owned or operated by the Retained Business (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as defined below), except for inventories of such Hazardous Substances to be used, and wastes generated therefrom, in the ordinary course of business (which inventories and wastes, if any, were and are stored or disposed of in material compliance with applicable laws and regulations and in a manner such that there has been no Release (as defined below) of any such substances into the environment), do not contain, and have not contained, any underground storage tanks, do not have any asbestos or PCBs present (and, to the best knowledge of the Company, have not had any asbestos or PCBs removed therefrom) and have not been used as a sanitary landfill or hazardous waste disposal site (provided, however, that with respect to Properties formerly owned or operated by the Company, such representation is limited to the period prior to the disposition of such Properties by the Company or one of its Subsidiaries);

    (iii) neither the Company nor any of its Subsidiaries has received or is aware of any actual claims, notices, demand letters, lawsuits or requests for information from any Governmental Entity, any private third party, or any employee of the Company or its Subsidiaries alleging that the Company or any of its Subsidiaries is or ever was in violation of, or liable under, any Environmental Laws with respect to the Retained Business or the Retained Assets, which allegation or matter is unresolved;

    (iv) the Company and its Subsidiaries are not subject to any court order, administrative order or decree affecting the Properties, or lien on the Properties, arising under any Environmental Law;

    (v) neither the Company nor its Subsidiaries has received any written notice, order or request for information from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for Cleanup (as defined below) or paying for the cost of Cleanup of any Hazardous Substances or any other waste or substance in relation to the Retained Assets or Retained Business and neither the Company nor its Subsidiaries has entered into any agreements concerning such Cleanup, nor are the Company or its Subsidiaries aware of any facts which might reasonably give rise to such notice, order or agreement; and

    (vi) the Company and its Subsidiaries have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or its Subsidiaries pertaining to Hazardous Substances in, on, beneath or adjacent to any Property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or regarding the Company or its Subsidiaries compliance with applicable Environmental Laws.

  (b) The Schedules provided pursuant to this Section 4.17 will indicate whether the matter or item disclosed relates to Properties owned or used in the Retained Business.

  (c) Definitions.

  (i)"Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

  (ii) "Environmental Laws" means all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances

  (iii) "Hazardous Substances" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

  (iv) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

  Section 4.18 Intellectual Property.

  (a) Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries are the sole and exclusive owners of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, technology and know-how (including all trade secrets, data bases, customer lists, confidential information, discoveries, inventions and improvements), rights in computer software and other proprietary rights and information used or held for use in connection with the Retained Business as currently conducted (collectively, "Proprietary Rights"), free and clear of all liens, claims, charges, security interests and encumbrances.

  (b) Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries have not, as of and since the date upon which they acquired any of the Proprietary Rights, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any of the Proprietary Rights to any third party, (ii) entered into any license, franchise or other agreement with respect to any of the Proprietary Rights with any third person, or (iii) otherwise encumbered any of the Proprietary Rights. The Company and its Subsidiaries have taken all commercially reasonable measures to maintain and enforce the Proprietary Rights and to safeguard the secrecy of all Proprietary Rights that are considered to be trade secrets.

  (c) To the best knowledge of the Company, neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor the conduct of the Retained Company and the Retained Subsidiaries as currently conducted conflicts or infringes in any way with any proprietary right of any third party that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Retained Company and the Retained Subsidiaries. There is no claim, suit, action or proceeding pending or to the knowledge of the Company threatened against the Company or any of its Subsidiaries (i) alleging that use of the Proprietary Rights by the Company or any of its Subsidiaries conflicts or infringes in any way with any third party's proprietary rights, or (ii) challenging the Company's or its Subsidiaries' ownership of or right to use or the validity of any Proprietary Right. To the best knowledge of the Company, there are no conflicts or infringements by any third party of any Proprietary Rights.

  (d) The ownership or possession of Proprietary Rights and the right to secure such rights currently enjoyed by the Retained Company and the Retained Subsidiaries will not be affected in any material way by the transactions contemplated by this Agreement and the Ancillary Agreements, except as expressly provided in the Trademark Agreement.

  Section 4.19 Transactions with Affiliates. As of the date hereof, except
(i)as was disclosed in the Company's proxy statement for its 1996 annual meeting of stockholders (the "1996 Proxy Statement"), or (ii) as disclosed in
Section 4.19 of the Company Disclosure Schedule, (A) there are no outstanding notes payable to or accounts receivable from, or advances by the Retained Company or any of the Retained Subsidiaries to, and neither the Retained Company nor any of the Retained Subsidiaries is otherwise a creditor of, any stockholder, officer, director, employee, Subsidiary or affiliate of the Company, other than any such transactions which do not exceed $5,000 individually or $50,000 in the aggregate, and (B) neither the Retained Company nor any of the Retained Subsidiaries is a party to any Contract with any stockholder, officer, director, or employee of the Retained Company or any of the Retained Subsidiaries. Following the Effective Time, the Retained Company shall not retain responsibility for any loans other than those extended to employees of the Retained Company and the Retained Debt.

  Section 4.20 Material Agreements; Bank Accounts.

  (a) Except as disclosed in the Company Disclosure Schedule or as contemplated by the 1997 budget for capital expenditures relating to the Retained Business provided to Parent by the Company (the "Capital Expenditure Budget"), neither the Retained Company nor any of the Retained Subsidiaries is a party to any Contract: (i) to undertake capital expenditures or to acquire any property in an aggregate amount exceeding $100,000; (ii) to loan money or to extend credit in an amount greater than $25,000 (except for moving expenses paid to employees of the Retained Business in accordance with the Company's historical policies) to any person or group of related persons; (iii) involving rebates, sales, advertising or other allowances with customers in an amount of more than $100,000 per annum; (iv) which would restrict the Retained Company or any of the Retained Subsidiaries or any affiliate of the Retained Company or any of the Retained Subsidiaries from carrying on any business anywhere in the world or which would restrict the products or services which the Retained Company or its affiliates may sell or the customers to whom the Retained Company or its affiliates may sell; (v) involving any indebtedness, obligation or liability for borrowed money or the guaranty of any such indebtedness, obligation or liability; (vi) involving the provision of services to customers of the Retained Company and the Retained Subsidiaries in an aggregate amount greater than $100,000 per annum; (vii) involving any lease of personal or real property having annual payments in excess of $25,000 per annum; or (viii) which is material to the Retained Company and the Retained Subsidiaries. The consummation of the Distribution, the Merger or the other transactions contemplated hereby or in the Ancillary Agreements will not impair any of the Retained Company's or any of its Subsidiaries' rights under any such Contract whether oral or written. To the best knowledge of the Company, except as set forth in Section 4.20 of the Company Disclosure Schedule, there is no breach or violation of, or default under any such Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, prepayment or acceleration under any such Contract.

  (b) Set forth in the Company Disclosure Schedule is: (i) the name of each bank in which the Company has an account or safe deposit box used by the Retained Business, the identifying numbers or symbols therefor and the name of each person authorized to draw thereon or to have access thereto; and (ii) the name of each person, if any, holding powers of attorney from the Company, true copies of which have previously been delivered to Parent.

  Section 4.21 Rights Agreement. The Company has taken all necessary actions to render the Company Rights Plan inapplicable to the Merger, the Distribution and the other transactions contemplated hereby and by the Ancillary Agreements.

  Section 4.22 Insurance. Set forth in the Company Disclosure Schedule is a schedule of the insurance coverage (including policy limits, coverage layers, and named insureds) maintained by or on behalf of the Retained Company and the Retained Subsidiaries on the assets, properties, premises, operations and personnel of the Retained Company and the Retained Subsidiaries.

  Section 4.23 DGCL Section 203. Prior to the date hereof, the Board of Directors of the Company has approved the Merger and the other transactions contemplated by this Agreement and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger and related transactions contemplated hereby.

  Section 4.24 Brokers or Finders. Neither the Company nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any brokers' or finder's fee or any other commission or similar fee in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby except for Goldman Sachs & Co., whose fees and expenses, as previously disclosed to Parent, will be paid by the Company prior to the Effective Time (or by Spinco following the Effective Time) in accordance with the Company's agreement with such firm.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant to the Company and Spinco as follows:

  Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on Parent. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Parent or the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Parent and Merger Sub have heretofore made available to the Company a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of Parent and Merger Sub. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its charter, by-laws or comparable organizational documents.

  Section 5.2 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of: (i) 60,000,000 shares of Parent Common Stock, of which, as of January 31, 1997, 21,344,961 shares were issued and outstanding and no shares were held in treasury and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding and 300,000 shares are designated Series A Junior Participating Preferred Stock, and are reserved for issuance in connection with the Rights Agreement, dated as of September 13, 1996, between Parent and the First National Bank of Boston ("Parent's Stockholders Rights Plan"). All the outstanding shares of Parent capital stock are, and all shares of Parent Common Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof, no Voting Debt of Parent is issued or outstanding. Except for up to 2,250,000 shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options and stock incentive rights pursuant to

Parent stock option, director stock option and other benefit plans (collectively, the "Parent Stock Plans"), as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character (i) relating to the issued or unissued capital stock or Voting Debt of Parent or any of its Subsidiaries, (ii) obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other material equity interests in, Parent or of any of its Subsidiaries or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or (iii) obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, commitment, understanding or restriction. As of the date of this Agreement, there are no contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

  Section 5.3 Authority. Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent a party thereto) by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement, or the Merger or for Parent and Merger Sub to consummate the transactions so contemplated. This Agreement and the Ancillary Agreements (to the extent Parent or Merger Sub is a party thereto) have been executed and delivered by Parent and Merger Sub and each constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors rights.

  Section 5.4 Consents and Approvals; No Violations.

  (a) Except (i) for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the rules of the NYSE, and filings under state securities or "blue sky" laws, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) the consent of the required lenders under the Revolving Credit Agreement dated as of July 14, 1995 by and among Culligan Water Technologies, Inc., Culligan International Company and the other Borrowers as defined therein and The First National Bank of Boston, Credit Lyonnais New York Branch, Wells Fargo Bank, National Association and the other financial institutions which become party thereto, or any successor or replacement agreement thereto, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements (to the extent a party thereto) by Parent and Merger Sub nor the consummation by either of them of the transactions contemplated hereby or thereby nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of Parent and Merger Sub, (ii) require any filing by Parent or its Subsidiaries with, or permit, authorization, consent or approval of, any Governmental Entity to be obtained by Parent or its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii) or (iv), for failures, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent or on the ability of Parent to consummate the transactions contemplated hereby.

  (b) Except as set forth in Section 5.4 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any Contract, except for any such conflicts, defaults or violations which have not had and are not likely to have a material adverse effect on Parent.

  Section 5.5 SEC Reports and Financial Statements. Parent has timely filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports and other documents required to be filed by it since September 12, 1995 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which will not, in the aggregate, be material in amount) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  Section 5.6 Information in Disclosure Documents and Registration
Statements. None of the information supplied or to be supplied by Parent or its representatives for inclusion or incorporation by reference in (i) the Registration Statements will, at the time the Registration Statements become effective under the Securities Act or Exchange Act, as applicable, and at the Effective Time, in the case of the S-4, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and (ii) the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion in the S-4 or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference in the S-4.

  Section 5.7 Absence of Certain Changes or Events. Since September 30, 1996, there has not been any change, circumstance or development, or combination of changes, circumstances or developments, which individually or in the aggregate have or are reasonably expected to have a material adverse effect on Parent.

  Section 5.8 Taxes. Parent is not aware of any facts relating to Parent or any of its Subsidiaries that would cause (i) the Contribution to fail to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution to fail to qualify as a tax-free distribution pursuant to Section 355 of the Code or (iii) the Merger to fail to qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

  Section 5.9 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  Section 5.10 Brokers or Finders. Neither Parent nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby except Bear, Stearns & Co. Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm.

                                  ARTICLE VI

                                   COVENANTS

  Section 6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except for the Distribution and the other transactions expressly provided for in the Distribution Agreement or as contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing:

    (a) Ordinary Course. The Company and its Subsidiaries shall (i) carry on the Retained Business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve intact the present business organization of the Retained Company and the Retained Subsidiaries, keep available the services of the present officers and employees of the Retained Company and the Retained Subsidiaries and preserve the relationships with customers, suppliers and others having business dealings with the Retained Company and the Retained Subsidiaries. The Company will consult with Parent concerning the conduct of the Retained Business and will not initiate any new marketing plans or make any strategic changes in the conduct of the Retained Business without the prior consent of Parent (which consent shall not be unreasonably withheld), and Parent will have the right to have representatives present at the facilities of the Retained Business during normal business hours and upon reasonable prior notice to observe its operations in order to facilitate a transition. Notwithstanding the generality of the foregoing, the Company shall, and shall cause the Retained Subsidiaries to, consult with Parent with respect to any decisions, actions or inactions that are reasonably expected to result in either (x) a significant deviation in capital expenditures of the Retained Business from that set forth in the Capital Expenditure Budget or (y) a significant change in working capital as of the Closing Date from the amount of working capital set forth in the Retained Business Balance Sheet.

    (b) Issuance of Securities. Except as expressly contemplated by this Agreement or any of the Ancillary Agreements, the Company shall not permit the Retained Subsidiaries to, issue, transfer, pledge or sell, or authorize or propose or agree to the issuance, transfer, pledge or sale of, any shares of its capital stock of any class, any Voting Debt or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, Voting Debt, equity interests or convertible securities.

    (c) Governing Documents. The Company shall not, nor shall it permit the Retained Company or any of the Retained Subsidiaries to, amend or propose to amend its certificate of incorporation or by-laws or comparable organizational documents.

    (d) No Acquisitions; Material Commitments. The Company shall not, nor shall it permit any of its Subsidiaries included in the Retained Business to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice, other than transactions which are unrelated to the Retained Business and which will not adversely affect the Company's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

    (e) No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries included in the Retained Business to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary and usual course of business consistent with past practice, other than transactions which are unrelated to the Retained Business and which will not materially adversely affect the Company's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

    (f) Indebtedness. The Company shall not permit the Retained Company or any of the Retained Subsidiaries, to (i) incur, assume, pre-pay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money except in the ordinary and usual course of business consistent with past practice,
  (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Retained Company or any of the Retained Subsidiaries or guarantee any obligations of others, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary and usual course of business consistent with past practice.

    (g) Changes to Benefit Plans. Except as set forth in the Company Disclosure Schedule and except as expressly provided in the Distribution Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Compensation and Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice and the payment of bonuses to employees consistent with past practice, increase in any manner, the compensation or fringe benefits of any director, officer or employee or pay any benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, in each case only to the extent that the foregoing relate to the Retained Business or the Retained Employees.

    (h) Advice of Changes; Filings. The Company shall promptly advise Parent orally and in writing of any change or development or combination of changes or developments that would cause the representation in Section 4.12 to be untrue. The Company shall promptly provide Parent (or its counsel) copies of all filings made by the Company with any federal, state or foreign Governmental Entity in connection with this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

    (i) Accounting Policies and Procedures. The Company will not and will not permit any of the Retained Subsidiaries to change any of its accounting principles, policies or procedures, except as may be required by GAAP.

    (j) Tax Matters. The Company shall not take or cause or permit to be taken, and shall not permit any of its Subsidiaries to take or cause or permit to be taken, any action, or allow to exist any condition, that could
  (i) disqualify the Contribution followed by the Distribution as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) disqualify the Distribution as a tax free distribution pursuant to Section 355 of the Code, or (iii) disqualify the Merger as a tax-free reorganization pursuant to Section 368(a) of the Code.

    (k) Spinco. The Company shall (i) not engage in or allow transfers of assets or liabilities or engage or enter into other transactions between the Retained Company and the Retained Subsidiaries, on the one hand, and Spinco or any of its Subsidiaries, on the other hand, except as contemplated by the Distribution Agreement or the Tax Allocation Agreement or as to which the Retained Company and the Retained Subsidiaries are indemnified pursuant to the Indemnification Agreement, (ii) abide and cause Spinco to abide by its respective obligations under the Distribution Agreement, and (iii) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement.

  Section 6.2 Covenants of Parent.

  (a) During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that Parent shall not take any action that would result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would materially impair the ability of Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

  (b) Parent shall not take or cause or permit to be taken, and shall not permit any of its Subsidiaries to take or cause or permit to be taken, any action, or allow to exist any condition, that could (i) disqualify the Contribution followed by the Distribution as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) disqualify the Distribution as a tax-free distribution pursuant to Section 355 of the Code, or (iii) disqualify the Merger as a tax-free reorganization pursuant to Section 368(a) of the Code.

  (c) Parent shall promptly advise the Company orally and in writing of any change or development or combination of changes or developments that would cause the representation in Section 5.8 to be untrue. Parent shall promptly provide the Company (or its counsel) copies of all filings made by Parent with any federal, state or foreign Governmental Entity in connection with this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  Section 7.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4, the Distribution Registration Statement and the Proxy Statement, including the preparation of any financial information to be included therein and the obtaining of any required audit,
(ii) such actions as may be required to have the S-4 and the Distribution Registration Statement declared effective under the Securities Act or Exchange Act, as applicable, and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto,
(iii) such actions as may be required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock and Spinco Common Stock contemplated hereby and in the Distribution Agreement, and (iv) the distribution of the prospectus constituting a part of the S-4, the prospectus or information statement constituting a part of the Distribution Registration Statement and the Proxy Statement to stockholders of the Company. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

  Section 7.2 Cooperation. Following the expiration or early termination of the applicable waiting period under the HSR Act, each of the parties hereto agrees that the business of the Retained Business will be operated in cooperation between Parent and the Company and shall continue to be managed and administered by the Company under the procedures set forth in this Section
7.2. In order to facilitate the close cooperation of the Company with Parent in the operation of the Retained Business, the parties hereto agree as follows:
    (a) The appointment, including compensation and contractual agreements, of all senior executives of the Retained Business shall be made by the Company following consultation with Parent. The Company shall cooperate with Parent on personnel policies and procedures for the Retained Business, including, without limitation, setting salary and bonus standards, termination and severance policies, and employee benefit policies.

    (b) The Company shall cooperate and consult with the financial officers of Parent with respect to policies and procedures relating to financial and accounting matters of the Retained Business, including without limitation,
  (i) the preparation of the accounts, books and records, (ii) the preparation of financial statements, (iii) the monitoring of operating performance under a budget previously prepared, and (iv) the preparation and review of monthly management reports; provided, however, that the Company shall not be required to change any such policies or procedures.

    (c) Parent and the Company shall consult with each other in determining the best interests of the Retained Business with respect to capital expenditures or investments, issuances of guarantees, creation of mortgages or liens, establishment of credit lines, or other material transactions affecting the Retained Business.

    (d) The Company shall cooperate with the personnel of Parent in developing ongoing sales and marketing strategies and financial and other standards for the Retained Business and the Company will not initiate any new marketing plans or make any strategic changes in the operations of the Retained Business without the prior consent of Parent (which consent shall not be unreasonably withheld).

    (e) Parent will have the right to have one or more representatives present at the facilities of the Retained Business during normal business hours in order to facilitate the cooperation contemplated by this Section 7.2.

  Nothing contained in this Section 7.2 shall be construed to limit the Company's obligations under Section 6.1

  Section 7.3 Letters of the Company's Accountants. The Company shall cause to be delivered to Parent letters of Ernst & Young LLP, the Company's independent auditors, each dated a date within two business days before the date on which the S-4 and the Distribution Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and the Distribution Registration Statement, respectively, which letters shall be brought down to the Effective Time.

  Section 7.4 Letters of Parent's Accountants. Parent shall cause to be delivered to the Company and Spinco letters of KPMG Peat Marwick LLP, Parent's independent auditors, dated a date within two business days before the date on which the S-4 and the Distribution Registration Statement, respectively, shall become effective and addressed to the Company and Spinco, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and the Distribution Registration Statement, respectively, which letter shall be brought down to the Effective Time.

  Section 7.5 Access to Information. Upon reasonable notice, the Company and Parent shall (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, environmental consultants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and all other information (including, without limitation, information relating to Taxes of the Company and its Subsidiaries or Parent and its Subsidiaries) concerning the business, properties and personnel of the Retained Company and Parent (and their respective Subsidiaries) as either party reasonably requests, including with respect to Parent to conduct an environmental audit of the properties of the Retained Business, and, during such period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws. The environmental assessment(s) noted herein may include, at Parent's discretion, the performance of environmental testing (including, but not limited to, the collection and analysis of soil samples, surface water samples, groundwater samples, sediment, air emissions, and building materials) at the properties of the Retained Business. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the confidentiality agreement previously entered into by Parent and the Company (the "Confidentiality Agreement").

  Section 7.6 Stockholders Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable after the S-4 and the Distribution Registration Statement are declared effective by the SEC for the purpose of voting upon the approval and adoption of this Agreement and, if the Company determines such approval to be necessary or appropriate, upon the Distribution. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and, if the Company determines such approval to be necessary or appropriate, the Distribution Agreement and shall use its best efforts to hold such meeting as soon as practicable after the S-4 and the Distribution Registration Statement are declared effective by the SEC; provided that the Company may withdraw or modify its recommendation if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such withdrawal or modification is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law in connection with a Company Acquisition Transaction (as defined in Section 7.11 hereof).

  Section 7.7 Legal Conditions to Distribution and Merger; Legal
Compliance. Each of the Company, Parent and Merger Sub will use its reasonable efforts to comply promptly with all legal requirements which may be imposed on itself or its respective Subsidiaries with respect to the Distribution and the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of filings with any Governmental Entity required to be made by Parent or the Company and their respective Subsidiaries with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective Subsidiaries in connection with the Distribution or the Merger. Subject to the terms and conditions hereof, each of the Company and Parent will, and will cause its respective Subsidiaries to, promptly use its reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by such party in connection with the Distribution or the Merger or the taking of any action contemplated thereby or by this Agreement or the Distribution Agreement. The Company agrees that it shall use its reasonable efforts to take, and to cause its Subsidiaries to take, such actions as are necessary to assure compliance by the Retained Company and the Retained Subsidiaries with all applicable legal requirements relating to Licenses, employment and benefits matters and other governmental regulations.

  Section 7.8 Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and any other national securities exchange on which shares of Parent Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

  Section 7.9 Employee Matters; Employee Benefit Plans.

  (a) Set forth in the Company Disclosure Schedule is a list of all employees of the Company and its Subsidiaries who, if the Effective Time occurred as of the date of this Agreement, would remain with the Retained Company and the Retained Subsidiaries following the Distribution and the Merger (the "Current Employees"). The Current Employees together with any other employees hereafter hired by the Company in the ordinary course of business as, or assigned by the Company in the ordinary course of business to be, employees of the Retained Business, but excluding any of such Current Employees or subsequently hired or assigned employees who on the Distribution Date are (i) not employees of the Company or (ii) have with the consent of Parent been assigned by the Company to a business other than the Retained Business, are collectively called the "Retained Employees".

  (b) Prior to the Distribution, the Company shall, and shall cause its Subsidiaries to, assign to Spinco or its Subsidiaries or terminate all employment and severance agreements with employees of the Company who are not Retained Employees. Except as provided in the following sentence, the parties hereto acknowledge and agree that, whether or not such employment and severance agreements are so assigned or terminated, all liabilities and obligations under or arising from such agreements shall be deemed to be "Assumed Liabilities," as such term is defined in the Distribution Agreement. Parent shall, and shall cause the Surviving Corporation to, honor all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries set forth in Section 7.9 of the Company Disclosure Schedule with respect to the Retained Employees as such agreements (or policies) are in effect on the date of this Agreement.

  (c) Parent shall not have any liability or obligation, including, without limitation, in respect of severance, to or for any employee or former employee of the Company or any of its Subsidiaries based upon events, occurrences or services performed by such employees or former employees on or prior to the Closing Date and, in the case of employees of the Company or any of its Subsidiaries other than Retained Employees, following the Closing Date.

  (d) As soon as practicable following the Effective Time, Parent shall cause the Parent 401(k) Plan to accept a plan-to-plan transfer from the Company's 401(k) Plan (as adopted and assumed by Spinco) of the account balances of the Retained Employees (including, if applicable, the outstanding balances of any participant loans to the extent that the transfer of such loans will not cause a taxable distribution to the participant subject to each such Retained Employee executing a loan agreement with Parent's 401(k)).

  (e) Parent shall provide Spinco with an annual statement of the compensation earned by each Retained Employee from Parent or its Subsidiaries (or any successor thereto or affiliate thereof) after the Effective Time. Parent shall also notify Spinco, within thirty days of the retirement, death, disability or other termination of employment of any Retained Employee from Parent or its Subsidiaries (or any successor thereto or affiliated thereof). Upon request, Spinco shall provide Parent with an annual statement of the Retained Employee's accrued benefits under the Company's Salaried Pension Plan (as assumed by Spinco).

  Section 7.10 Stock Options. All options to acquire shares of Company Common Stock pursuant to any of the Company Stock Plans (other than options held by the Retained Employees) which are outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be assumed by Spinco as provided in Section 1.5 of the Distribution Agreement and, except as specifically provided in the Distribution Agreement, following the Effective Time shall not represent a right to acquire shares of either Parent or the Surviving Corporation.

  Section 7.11 No Solicitation. Until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing non-public information concerning the Retained Business), or take any other action to facilitate any inquiries with respect to or the making of, any proposal that constitutes an Acquisition Transaction (as defined below); provided that nothing shall prohibit the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal with respect to a Company Acquisition Transaction (as defined below), if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent stating that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer involving the Company. The Company will keep Parent informed on a reasonable basis of the status and general nature of any discussions or negotiations with respect to a Company Acquisition Transaction, including any changes to any material terms and conditions thereof. As used herein, an Acquisition Transaction shall mean a merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving either (i) the Company and its Subsidiaries, substantially as an entirety (a "Company Acquisition Transaction") or (ii) the Retained Business or the Retained Subsidiaries. As used herein, a Retained Business Acquisition Transaction shall mean an Acquisition Transaction which relates to the Retained Business (a "Retained Business Acquisition Transaction").

  Section 7.12 Fees and Expenses.

  (a) Except as set forth in Section 7.12(b) and subject to the Distribution Agreement, whether or not the Merger and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the Company and Parent shall each pay one-half of the printing, mailing and filing costs incurred in connection with the S-4, the Distribution Registration Statement and the Proxy Statement.

  (b) So long as Parent shall not have materially breached its obligations under this Agreement, the Company will pay Parent, in immediately available funds, $5,000,000 (promptly, but in no event later than thirty days after such amount becomes due), if within twelve months following the termination of this Agreement pursuant to Section 9.1(c)(ii) or (iii) or Section 9.1(d)(ii) the Company shall enter into an agreement, arrangement or understanding providing for an Acquisition Transaction. Notwithstanding the foregoing, the Company will pay, in immediately available funds, the reasonable out-of-pocket expenses incurred by Parent in connection with the Merger and the Distribution, promptly but in no event later than 30 business days after being provided with a statement of such expenses together with documentation satisfactory to the Company substantiating the incurrence of such expenses, after the termination of this Agreement pursuant to Section 9.1(c) (other than by reason of a breach of the representations and warranties contained in
Section 4.15(xiii)) or Section 9.1(d)(ii). Parent will pay in immediately available funds, the out-of-pocket expenses incurred by the Company in connection with the Merger and the Distribution promptly but in no event later than 30 days after being provided with a statement of such expenses together with documentation satisfactory to Parent substantiating the incurrence of such expenses, after the termination of this Agreement pursuant to Section 9.1(d)(i).

  Section 7.13 Affiliate Agreements. The Company shall use its best efforts to cause each of those persons who may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates") and who will become the beneficial owners of Parent Common Stock pursuant to the Merger to deliver to Parent on or prior to the Closing Date a written "affiliates' agreement" in customary form. If any Affiliate refuses to provide such agreement, Parent may place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by such Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock to the effect that the shares of Parent Common Stock received by such Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed, (x) pursuant to an effective registration statement under the Securities Act, (y) in compliance with Rule 145 promulgated under the Securities Act, or (z) pursuant to another exemption under the Securities Act.

  Section 7.14 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 7.15 Tax-Free Nature of Transactions. Each party agrees to report the Contribution as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, the Distribution as a tax-free distribution pursuant to Section 355 of the Code and the Merger as a tax-free reorganization pursuant to
Section 368(a)(1)(B) of the Code on all Tax Returns and other filings, and take no position inconsistent therewith in any audit or administrative or judicial proceeding or otherwise. The parties shall not, and shall not permit any of their respective Subsidiaries to, take or cause or permit to be taken, any action, or allow to exist any condition, that would, disqualify the Contribution as a tax-free reorganization pursuant to Section 368(a)(1)(D), disqualify the Distribution as a tax-free distribution pursuant to Section 355 of the Code or disqualify the Merger as a reorganization pursuant to Section 368(a)(1)(B) of the Code.

  Section 7.16 Indebtedness. Except as reflected on the Retained Business Balance Sheet, the Company agrees that immediately prior to the Effective Time, after giving effect to the Contribution and the other transactions contemplated by the Ancillary Agreements, there will not be outstanding any indebtedness for borrowed money, or any guarantees in respect of any indebtedness for borrowed money of any third party, in respect of which the Retained Company or the Retained Subsidiaries is obligated, other than the Retained Debt.

  Section 7.17 Internal Revenue Service Ruling. As promptly as practicable following the date hereof, the Company and Parent shall prepare and submit to the IRS a request for a private letter ruling to the effect that (i) the Contribution followed by the Distribution will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Distribution will qualify as a tax-free distribution pursuant to 355 of the Code and (iii) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code. The initial ruling request and any supplements or materials submitted to the Service relating thereto (each, an "IRS Submission") shall be true and correct in all material respects and all relevant and material facts relating to the requested rulings shall be disclosed to the Service. The Company shall provide Parent with a reasonable opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the IRS and no IRS Submission shall be filed with the IRS unless the Company and Parent shall have agreed as to the contents of such IRS Submission prior to such filing. The Company shall promptly provide Parent with copies of each IRS Submission as filed with the Service. Neither the Company nor the Company's representatives shall conduct any communications, other than non-substantive administrative communications, with the Service concerning such private letter ruling, including meetings or conferences with Service personnel, whether telephonically or in person or otherwise, without the participation of (or express waiver of such participation by) Parent or Parent's representatives. Parent shall reasonably cooperate in good faith with the Company in seeking to obtain such private letter ruling.

                                 ARTICLE VIII

                                  CONDITIONS

  Section 8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast.

    (b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance. The shares of Spinco Common Stock to be distributed to the Company's stockholders pursuant to the Distribution shall have been authorized for listing on the NYSE and the PSE, upon official notice of issuance.

    (c) HSR Approval. Any applicable waiting period under the HSR Act shall have expired or been terminated.

    (d) Other Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain would have a material adverse effect on Spinco or the Retained Company and their respective Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

    (e) Registration Statement. The Registration Statements shall have become effective under the Securities Act or the Exchange Act, as the case may be, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

    (f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

    (g) Consummation of the Distribution. The Distribution shall have become effective in accordance with the Distribution Agreement.

    (h) Private Letter Ruling. The IRS shall have issued and not revoked a private letter ruling (the "Private Letter Ruling"), reasonably satisfactory in form and substance to Parent and the Company substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time:

      (i) the Contribution followed by the Distribution qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code;

      (ii) the Distribution qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and

      (iii) the Merger qualifies as a tax-free reorganization pursuant to
    Section 368(a)(1)(B) of the Code, and that Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In the event that the IRS shall not have issued the Private Letter Ruling to include any one or more of the three requested rulings described in the preceding sentence (each, an "Omitted Ruling"), this condition shall nevertheless be satisfied if, on or prior to the Closing Date, the Company shall have received an opinion of Stroock & Stroock & Lavan LLP and Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (together, the "Tax Opinions") to the same effect as each such Omitted Ruling.

  (i) Legislation. There shall be no proposed legislation introduced and pending in bill form and pending action in the United States Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the United States federal income tax consequences described in the Private Letter Ruling or the Tax Opinions in respect of the Contribution, the Distribution or the Merger.

  Section 8.2 Conditions of Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Parent:

    (a) Representations and Warranties. The representations and warranties of the Company and Spinco shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company and its Subsidiaries (including Spinco) shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Distribution Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

    (c) Adjusted EBIT. The amount of Adjusted EBIT shall not be less than $11,850,000.

    (d) Opinion of Counsel. Parent shall have received the opinion of Stroock & Stroock & Lavan LLP concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger.

    (e) Assumption of Notes. Spinco shall have assumed all obligations of the Company under the Indenture dated as of March 15, 1994 between the Company and Corestates Bank, N.A., as amended or supplemented (the "Indenture") pursuant to which the Company's 9 3/4% Senior Notes Due 2004 (the "Notes") were issued.

    (f) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority shall be pending or threatened against the Company or Parent or any of their Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement.

  Section 8.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by the Company:

    (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

    (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

    (c) Opinion of Counsel. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger.

    (d) Noteholders' Consent. Holders of a majority of the Notes have consented to an amendment of, or supplemental indenture under, the Indenture so as to permit the Distribution.

    (e) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority shall be pending or threatened against the Company or Parent or any of their Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement.

    (f) Average Parent Share Price. The Average Parent Share Price on the proposed Closing Date (assuming satisfaction or waiver of all other conditions) shall be greater than $31.00 per share.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and this Agreement by the stockholders of the Company:

    (a) by mutual consent of Parent and the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated before October 31, 1997 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

    (c) by Parent if (i) there has been a material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein or in the Distribution Agreement, or any material failure on the part of the Company to comply with its obligations hereunder or thereunder, and, in the case of a material breach of covenant or failure to comply, such material breach of covenant or failure to comply, if capable of being cured, is not cured within thirty days, (ii) the Company's stockholders do not approve of the Merger and this Agreement and, if applicable, the Distribution at the meeting required under Section 7.6 hereof, or (iii) the Board of Directors of the Company withdraws, amends, or modifies in a manner adverse to Parent its favorable recommendation of the Merger;

    (d) by the Company if (i) there has been a material breach on the part of Parent in the representations, warranties or covenants of Parent set forth herein, or any material failure on the part of Parent to comply with its obligations hereunder, and, in the case of a material breach of covenant or failure to comply, such material breach of covenant or failure to comply, if capable of being cured, is not cured within thirty days, or (ii) the Company's stockholders do not approve of the Merger and this Agreement and, if applicable, the Distribution at the meeting required under Section 7.6 hereof; or

    (e) by either Parent or the Company if any change in federal income Tax law or regulation applicable to the Contribution, the Distribution or the Merger disqualifies any one of such transactions or combination thereof from tax-free treatment (determined without regard to any IRS private letter ruling applicable thereto).

  Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, Spinco or their affiliates or respective officers or directors, other than the provisions of
Section 7.12; provided, however, that any such termination shall not relieve any party from liability for any breach of this Agreement.

  Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                                 MISCELLANEOUS

  Section 10.1 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, subject to the terms of the Indemnification Agreement.

  Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to
      Culligan Water Technologies, Inc.
      One Culligan Parkway
      Northbrook, Illinois 60062
      Attn: General Counsel

      with a copy to

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022
      Attn: Gregory A. Fernicola
      Telecopy: (212) 735-2000

      and

    (b) if to the Company or Spinco, to
        Ametek, Inc.
        Station Square
        Paoli, Pennsylvania 19301
        Attn: Chairman of the Board
      with a copy to

      Stroock & Stroock & Lavan LLP
      180 Maiden Lane
      New York, New York 10038
      Attn: David H. Kaufman
      Telecopy: (212) 806-6006

  Section 10.3 Interpretation.

  (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 5, 1997.

  (b) As used in this Agreement, any reference to the Company and its Subsidiaries (as defined) means the Company and each of its Subsidiaries; any reference to the "Retained Company" and its Subsidiaries or the Surviving Corporation and its Subsidiaries means the Company and those of its direct and indirect Subsidiaries comprising the Retained Business after giving effect to the Distribution; any reference to Spinco and its Subsidiaries means Spinco at the time of the Distribution and those entities that at or immediately prior to the Distribution will be direct or indirect Subsidiaries of or merged with or liquidated into Spinco; and reference to Subsidiaries of Spinco mean those entities that at or immediately prior to the Distribution will be direct or indirect Subsidiaries of or merged with or liquidated into Spinco. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to an entity means that such event, change or effect is materially adverse to the business, properties, assets, liabilities, results of operations or financial condition of such entity and its Subsidiaries taken as a whole.

  (c) As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

  (d) As used in this Agreement, the term "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent on the date hereof which discloses various items or matters with respect to the representations, warranties and covenants of the Company in this Agreement. Any item or matter disclosed or referred to in the Company Disclosure Schedule with respect to any Section or provision of this Agreement shall be deemed disclosed for purposes of any other Section or provision of this Agreement to which it may be applicable whether or not any cross reference appears in the Company Disclosure Schedule. Disclosure of any item that may or may not be strictly required to be disclosed by this Agreement shall not be deemed to imply that such item is material, nor shall the inclusion of such an item create any standard of materiality.

  Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

  Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Ancillary Agreements (including the documents and the instruments referred to herein and therein) and the Confidentiality Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

  Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

  Section 10.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  Section 10.8 Publicity. Except as otherwise required by law, the rules of National Association of Securities Dealers, Inc. or the rules of NYSE and PSE, for so long as this Agreement is in effect, neither the Company nor Parent shall, nor shall they permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

  Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Spinco have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Culligan Water Technologies, Inc.

                                                 /s/ Edward A. Christensen
                                          By: _________________________________
                                            Name: Edward A. Christensen
                                            Title: Vice President, General
                                                 Counsel and Secretary

                                          Culligan Water Company, Inc.

                                                 /s/ Edward A. Christensen
                                          By: _________________________________
                                            Name: Edward A. Christensen
                                            Title: Vice President, General
                                                 Counsel and Secretary


                                          Ametek, Inc.

                                                   /s/ John J. Molinelli
                                          By: _________________________________
                                            Name: John J. Molinelli
                                            Title: Senior Vice President --
                                                 Chief Financial Officer

                                          Ametek Aerospace Products, Inc.

                                                   /s/ John J. Molinelli
                                          By: _________________________________
                                            Name: John J. Molinelli
                                            Title: Senior Vice President --
                                                 Chief Financial Officer

                                                                    APPENDIX B1

         AMENDED AND RESTATED CONTRIBUTION AND DISTRIBUTION AGREEMENT

  AMENDED AND RESTATED CONTRIBUTION AND DISTRIBUTION AGREEMENT, dated as of February 5, 1997 (this "Agreement") between AMETEK, INC., a Delaware corporation (the "Company"), and AMETEK AEROSPACE PRODUCTS, INC., a Delaware corporation and a wholly owned subsidiary of the Company ("Spinco").

                                  WITNESSETH

  WHEREAS, the Company operates various lines of business through divisions and/or subsidiaries (the "Businesses");

  WHEREAS, one such line of business consists of the Company's Plymouth Products Division and the Company's Ametek Filters Limited, APIC International S.A., and AFIMO SAM subsidiaries (collectively, the "Retained Business");

  WHEREAS, the Company, Spinco, Culligan Water Technologies Inc., a Delaware corporation ("Culligan"), and Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan ("Merger Sub"), are parties to an Amended and Restated Agreement and Plan of Merger and Reorganization dated the date hereof (the "Merger Agreement"), providing for the merger of Merger Sub and the Company (the "Merger");

  WHEREAS, it is a condition precedent to the Merger that the Company spin-off Spinco to the Company's stockholders (the "Spin-off") and the Board of Directors of the Company has determined that it is appropriate and desirable that the Company contribute (as defined below) to Spinco all of its assets and businesses other than the Retained Assets (as defined below) and that Spinco assume the liabilities of the Company other than the Retained Liabilities (as defined below), all as more particularly set forth below;

  WHEREAS, it is further contemplated in the Merger Agreement that following such contribution of assets and prior to the Effective Time (as defined in the Merger Agreement), the Company effectuate the Spin-off by distributing as a dividend to the holders of shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") all of the outstanding shares of common stock, par value $.01 per share, of Spinco (the "Spinco Common Stock"), so that following the Spin-off, the Company will own no shares of capital stock of Spinco (such distribution prior to the Effective Time is hereinafter referred to as the "Distribution");

  WHEREAS, it is the intention of the parties that following the Distribution, Spinco will continue all of the Company's Businesses other than the Retained Business (collectively, the "Spinco Businesses") and the Company will retain the Retained Assets, the Retained Employees (as defined in the Merger Agreement) and the Retained Liabilities;

  WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the businesses and operations to be conducted by Spinco, which Culligan is unwilling to acquire; and

  WHEREAS, the parties intend that the transactions contemplated hereby and under the Merger Agreement qualify as a tax-free spin-off and reorganization under Sections 368(a)(1)(D), 355 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, on February 5, 1997, the Company and Spinco entered into the original Agreement and desire to amend and restate such Agreement in its entirety as of the date of such original Agreement;


                                     B1-1

  NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the other agreements and instruments executed in connection with this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                          1. CONTRIBUTION OF ASSETS.

  1.1. Contribution of Assets. On the Distribution Date (as defined below), subject to the conditions of this Agreement, the Company shall contribute, convey, assign, transfer and deliver (collectively, "contribute") to Spinco all of the right, title and interest of the Company in and to all of the assets, properties, rights and business of the Company of every kind and description, wherever located, other than the Retained Assets (collectively, the "Contributed Assets"). Failure to identify specifically on applicable Schedules hereto any assets, property or rights of the Company relating to the Spinco Businesses that are intended to be contributed to Spinco pursuant to this Agreement shall not exclude such assets, property or rights from the Contributed Assets. Without limiting the generality of the definition of the Contributed Assets, the Contributed Assets shall include the following:

    (a) all real property owned in fee, and all leases, easements and other rights and interests in real property owned by others, other than the Retained Facility (as defined below), including, without limitation, the properties listed on Schedule 1.1(a) hereto (collectively, the "Contributed Realty");

    (b) the shares of all of the capital stock of the subsidiaries listed on
  Schedule 1.1(b) hereto (the "Spinco Subsidiaries") and all interests in any joint ventures;

    (c) all machinery, equipment, plant, vehicles, office furniture and equipment, computer hardware, tools, spare parts, other chattels, fixtures, leasehold improvements and fixed assets not included in the Retained Assets;

    (d) all inventories of raw materials, supplies, work-in-process and finished goods not included in the Retained Assets;

    (e) all accounts receivable not included in the Retained Assets;

    (f) all purchase, sale and other orders from, and agreements with, customers and vendors not included in the Retained Assets (the "Assigned Orders");

    (g) all other contracts, agreements, equipment leases, licenses and other instruments not included in the Retained Assets (the "Assigned
  Instruments");

    (h) (i) all United States and foreign patents, patent applications, patent disclosures, industrial designs, and inventions (whether or not patentable and whether or not reduced to practice), (ii) all United States and foreign registered and unregistered trademarks, service marks, domain names, licenses, logos, sales materials and trade names, including, without limitation, rights to the "Ametek" trademark, (iii) all registrations, applications and renewals of any of the foregoing, (iv) all trade secrets, confidential information, know-how, customer lists, software, formulae, manufacturing and production processes and techniques, mask works, research and development information, product designations, quality standards, investigations, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, (v) all license agreements and sub-license agreements to and from third parties relating to any of the foregoing, and (vi) all other proprietary rights of the Company (collectively, the "Intellectual Property"), in each case to the extent not included in the Retained Assets (collectively, the "Contributed Intellectual Property"); provided that the Contributed Intellectual Property shall include, without limitation, (A) the items listed or described in Schedule 1.1(h) hereto, (B) the right to file patents and patent applications corresponding to any of the foregoing patents and patent applications, (C) all of the Company's right to the "Ametek" name and to the use thereof, subject to certain rights relating to the "Ametek" name as set forth in the Trademark Agreement referred to in Section 2.2(h), and (D) any rights or licenses held by the Company with respect to the use of any Intellectual Property owned by others, except to the extent included in the Retained Assets;

                                     B1-2

    (i) originals or true and complete copies of all books and records, including customer and supplier lists, employee records, tax records, credit files, quotations and bids, and all sales literature and specifications, in each case not included in the Retained Assets;

    (j) to the extent transferable, all governmental licenses, permits, authorizations, consents and approvals required to carry on the Spinco Businesses as now conducted;

    (k) all cash and cash equivalents (including marketable securities), except for cash being held in the accounts of the Retained Business as of the Distribution Date (which shall not include any lockbox arrangements) and for an amount (if any) equal to the sum of (i) 60% of the Special Offer Amount (as defined below) and (ii) the Retained Option Amount (as defined below);

    (l) all prepaid expenses and deferred charges, prepaid insurance deposits and insurance premiums and pension assets relating to the Spinco Businesses;

    (m) all insurance policies of the Company, including insurance policies on executives of the Company (but excluding certain insurance policies covering Retained Employees); provided that existing claims or claims arising prior to the Distribution Date relating to the Retained Business and which remain outstanding on the Distribution Date shall not be included in the Contributed Assets and provided further that if Spinco holds any insurance (excluding self-insurance) covering any such existing claim, the Company shall be entitled to the benefits thereof to the extent that such coverage can be enforced for the Company's benefit but subject to the conditions that Spinco's experience ratings or premium costs not be adversely affected by enforcement, that Spinco shall not be required to make any expenditure in connection with such enforcement and that all cost of such enforcement shall be for the Company's account.

    (n) to the extent transferable, all rights to contribution protection and covenants not to sue granted to the Company by third parties in connection with environmental matters being assumed by Spinco;

    (o) all proprietary or confidential business or technical information, records and policy statements of the Company, which relate generally to the Company or the Spinco Businesses rather than primarily to the Retained Business, such as accounting procedures, instructions, organizational manuals, strategic plans and other documents or materials of a general nature, except that the Company shall retain non-exclusive rights to use such materials which are presently used in the Retained Business;

    (p) all proprietary or confidential business or technical information, records and policy statements which primarily relate to any Spinco Business;

    (q) the goodwill associated with the Spinco Businesses; and

    (r) any other tangible or intangible personal property that is not included in the Retained Assets;

all as the same shall exist on the Distribution Date, subject only to the disposition of any assets by the Company prior to the Distribution Date, provided that if any Contributed Asset is also material to the Retained Business, the parties shall, on the Distribution Date, enter into such reasonable arrangements, including licensing, sublicensing, leasing or subleasing, as shall enable the Company to continue to use such asset in the Retained Business perpetually and at no cost. No contract or agreement which is by law not assignable without the consent of any party thereto shall be deemed assigned pursuant to this Agreement unless and until such consent or a waiver therefrom is given. The Company agrees to use commercially reasonable efforts to obtain prior to the Distribution Date all such consents and waivers. If any such consent or waiver is not obtained before the Distribution Date and the Distribution is nevertheless consummated, the Company agrees to continue to use its commercially reasonable efforts to obtain all such consents or waivers as have not been obtained prior to such date and further agrees to cooperate with Spinco after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Spinco, on terms at least as favorable as those to which the Company is entitled, the benefits under the applicable contract or agreement, including, without limitation, enforcement, at the cost and for the benefit of Spinco, of any and all rights of the Company against any other party thereto arising out of the breach or cancellation thereof by such party; provided that Spinco will hold the Company harmless with respect to such contracts or arrangements relating thereto.

                                     B1-3

  1.2. The Retained Assets. The "Retained Assets" shall consist of the following:

    (a) the parcel of real property described on Schedule 1.2(a) hereto, together with all improvements thereon and all easements and appurtenances inuring thereto (the "Retained Facility");

    (b) the machinery, equipment, plant, vehicles, office furniture and equipment, computer hardware, tools, spare parts, other chattels, fixtures, improvements and fixed assets Related to the Retained Business (as defined below), including the items listed on Schedule 1.2(b) hereto;

    (c) the inventories of raw materials, supplies, work-in-process and finished goods, whether on or off site or in transit, Related to the Retained Business:

    (d) the accounts receivable Related to the Retained Business;

    (e) all purchase, sale and other orders from, and agreements with, customers and vendors Related to the Retained Business (collectively, the "Retained Orders"), including the orders listed on Schedule 1.2(e) hereto;

    (f) all other contracts, agreements, equipment leases, licenses and other instruments Related to the Retained Business (the "Retained Instruments"), including the contracts listed on Schedule 1.2(f) hereto;

    (g) the Intellectual Property Related to the Retained Business, including the items listed on Schedule 1.2(g) hereto and the rights provided in and subject to the Trademark Agreement;

    (h) the outstanding capital stock of Ametek Filters Limited, APIC International SA and AFIMO SAM (the "Retained Subsidiaries"); provided that any director's qualifying shares of such subsidiaries will be transferred (with, to the extent necessary, the assistance of Spinco) to any director appointed to the board of directors of any Retained Subsidiary on or after the Closing (as defined below);

    (i) all cash and cash equivalents being held in the accounts of the Retained Business as of the Distribution Date (which shall not include any lockbox arrangements) and an amount (if any) equal to the sum of (i) 60% of the Special Offer Amount and (ii) the Retained Option Amount;

    (j) the goodwill Related to the Retained Business;

    (k) the books, records and data Related to the Retained Business;

    (l) all insurance policies of the Company which cover only Retained Employees, and an amount of cash equal to the account balances of Retained Employees under the Company's Dependent and Health Care Reimbursement Plan as of the Distribution Date (reduced by the amount of claims filed but not yet processed as of that date, which claims will be processed and settled by Spinco); and

    (m) any other tangible or intangible personal property that is Related to the Retained Business.

The items listed on any schedules referred to above are subject to change, provided such change occurs in compliance with Section 6.1 of the Merger Agreement. For purposes hereof, "Related to the Retained Business" shall mean
(x) with respect to tangible personal property, any such property that is located on the premises of the Retained Facility, any such property located on the premises of vendors, customers or distributors if it is primarily related to the Retained Business and any other such property if it is used primarily in the Retained Business; and (y) with respect to property that is neither real property nor tangible personal property, any such property, wherever located, if it is used primarily by, arises primarily from, or relates primarily to, the Retained Business; provided, further, that if any asset included under clause (x) or (y) above is also material to any of the Spinco Businesses, the parties shall, on the Distribution Date, enter into such reasonable arrangements, including licensing, sublicensing, leasing or subleasing, as shall enable Spinco to continue to use such asset in the relevant Spinco Business perpetually and at no cost.

  1.3. Retained Liabilities. For purposes hereof, "Liabilities" shall mean all debts, obligations, liabilities and commitments of the Company of any nature, whether absolute or contingent, monetary or non-monetary,

                                     B1-4
direct or indirect, known or unknown, matured or unmatured. For purposes hereof, the "Retained Liabilities" shall mean all of the following:

    (a) all Liabilities under the Retained Orders and the Retained Instruments, including, without limitation, all Liabilities with respect to sales orders placed for products of the Retained Business to the extent such orders have not been filled as of the Distribution Date;

    (b) all Liabilities (including contingent liabilities) with respect to tort liability, general liability or other claims to the extent resulting from or arising out of the Retained Business or the Retained Assets, including, without limitation, any claim for personal injury, property damage or economic loss, resulting from or relating to any product manufactured or sold, or service provided by, the Retained Business, whether before, on or after the Distribution Date;

    (c) all Liabilities under any laws concerning the disposal or release of hazardous or toxic substances, public health and safety, or pollution or protection of the environment relating to or arising out of the Retained Facility or the Retained Business;

    (d) all Liabilities relating to or arising out of the ownership or use of the Retained Facility;

    (e) all Liabilities for express or implied warranties given by the Company to its customers with respect to products manufactured and sold, or services rendered, by the Company relating to the Retained Business;

    (f) the Retained Debt (as defined in the Merger Agreement);

    (g) all accounts payable and accrued liabilities relating to the Retained Business;

    (h) all Liabilities reflected or reserved against on the Distribution Date or reflected on the Audited Closing Balance Sheet (as defined in the Merger Agreement) relating to the Retained Business;

    (i) all employee-related Liabilities incurred prior to the Distribution Date with respect to the Retained Employees for services rendered prior to the Distribution Date, including, without limitation, salaries, wages, incentive pay, severance benefits, vacation benefits, medical benefits, disability benefits, life insurance benefits, and any other benefits incurred by Retained Employees prior to the Distribution Date (except that Spinco shall assume liability for (A) uninsured health, dental and vision benefits but only with respect to claims incurred prior to the Distribution Date, and (B) those benefits incurred by Retained Employees prior to the Distribution Date which are covered by insurance policies assigned to and assumed by Spinco), and all liability relating to or arising out of the Retained Division Hourly Employees' Pension Plan (the "Retained Hourly Pension Plan");

    (j) all obligations of the Company under this Agreement and the other Ancillary Agreements (as defined in the Merger Agreement) to be performed after the Distribution;

    (k) all other Liabilities, whenever arising, to the extent that such Liabilities arise out of or in connection with or are otherwise related to the management or conduct of the Retained Business, including without limitation, the products made, sold or distributed in connection with the Retained Business, prior to, on or following the Distribution Date or the former, present or future Retained Employees (but only with respect to the time any such individual was a Retained Employee); provided that the Liabilities referred to in this clause (k) shall not include any Liability expressly included in the Assumed Liabilities;

    (l) all Liabilities arising out of the operation of the Retained Business following the Distribution Date.

  1.4. Liabilities to be Assumed by Spinco. In connection with the contribution of the Contributed Assets, Spinco shall assume, on the Distribution Date, all of the Liabilities other than the Retained Liabilities (collectively, the "Assumed Liabilities"), including:

    (a) all Liabilities under the Assigned Orders and the Assigned Instruments, including, without limitation, all Liabilities with respect to sales orders placed for products of the Spinco Businesses to the extent such orders have not been filled as of the Distribution Date;

    (b) all Liabilities (including contingent liabilities) with respect to tort liability, general liability or other claims to the extent resulting from or arising out of the Spinco Businesses or the Contributed Assets,

                                     B1-5
  including, without limitation, any claim for personal injury, property damage or economic loss, resulting from or relating to any product manufactured or sold, or service provided by, the Spinco Businesses, whether before, on or after the Distribution Date;

    (c) all Liabilities under any laws concerning the disposal or release of hazardous or toxic substances, public health and safety, or pollution or protection of the environment relating to or arising out of the Contributed Realty or the Spinco Businesses;

    (d) all Liabilities relating to or arising out of the ownership or use of the Contributed Realty;

    (e) all Liabilities for express or implied warranties given by the Company to its customers with respect to products manufactured and sold, or services rendered, by the Company relating to the Spinco Businesses;

    (f) the principal amount of any bank debt of the Company as of the Distribution Date, plus all interest, fee and other obligations with respect thereto, other than the Retained Debt;

    (g) all accounts payable and accrued liabilities relating to the Spinco Businesses;

    (h) all Liabilities reflected or reserved against on the Distribution Date relating to the Spinco Businesses;

    (i) all employee-related Liabilities incurred prior to the Distribution Date with respect to employees of the Company (other than the Retained Employees), including, without limitation, salaries, wages, incentive pay, severance benefits, vacation benefits, medical benefits, disability benefits, life insurance benefits, and any other benefits incurred by such employees prior to the Distribution Date (provided that Spinco shall also assume liability for (A) uninsured health, dental and vision benefits incurred by Retained Employees prior to the Distribution Date but only if claims therefor have been submitted prior to the Distribution Date, and (B) those benefits incurred by Retained Employees prior to the Distribution Date which are covered by insurance policies assigned to and assumed by Spinco) and all liability relating to or arising out of the defined benefit pension plans maintained by the Company other than the Plymouth Products Hourly Pension Plan, and all liability relating to or arising out of the Spinco Employees 401(k) Plan (as defined in Section 1.5(b) below);

    (j) all Liabilities in respect of the Company's 9 3/4% Senior Notes due 2004 and the Indenture, dated as of March 15, 1994, between the Company and Corestates Bank, N.A. relating thereto;

    (k) all other Liabilities, whenever arising, that arise out of or in connection with or are otherwise related to the management or conduct of the Spinco Businesses, including without limitation, the products made, sold or distributed in connection with the Spinco Businesses, prior to, on or following the Distribution Date or the former, present or future Spinco Employees (but only with respect to the time any such individual was a Spinco Employee);

    (l) all Liabilities arising out of the operation of the Spinco Businesses following the Distribution Date; and

    (m) all Liabilities relating to the Ketema Inc. spin-off and pursuant to any agreements related thereto (including any amendments thereof).

  1.5. Employees and Employee Benefit Plans.

  (a) Employment. The Company will terminate the employment of all employees of the Company, except the Retained Employees, as of the Distribution Date. Spinco will, as of the Distribution Date, offer employment to all employees of the Company who are employed on that date, except the Retained Employees, on the same terms and conditions as such employees are employed by the Company immediately prior to the Distribution Date; provided, however, that an employee's ceasing to be an employee of the Company and being offered employment by Spinco shall not constitute a termination or qualifying event under any severance policy of the Company or otherwise (and, if applicable, the Company will amend any such severance policy to so provide).


                                     B1-6

  (b) 401(k) Plans. Effective as of the Distribution Date, Spinco shall adopt the Company's 401(k) Plan, and shall assume all liabilities for benefits thereunder, regardless of whether such benefits accrued before or after the Distribution Date, and shall be responsible for all contributions to be made to the Company's 401(k) Plan, regardless of whether such obligation to contribute relates to services performed before or after the Distribution Date. Effective as of the Distribution Date, the Retained Employees shall not be eligible to make any contributions, or have the Company make any contributions on their behalf, to the Company's 401(k) Plan. As soon as practicable on or after the Effective Time (as defined in the Merger Agreement) of the Merger, Spinco shall cause the Company's 401(k) Plan to initiate a direct plan-to-plan transfer to Culligan's 401(k) Plan of the account balances of the Retained Employees (including, if applicable, any outstanding participant loans to the extent that the transfer of such loans will not cause a taxable distribution to the participant, subject to each such Retained Employee's executing a loan agreement for the balance of such loans with Culligan's 401(k) Plan) under the Company's 401(k) Plan; provided that Culligan's 401(k) Plan, shall have agreed to accept such transfer.

  (c) Welfare Plans. Effective as of the Distribution Date, Spinco shall assume all severance, vacation, medical, disability, life insurance, split-dollar and any other welfare benefit plans covering employees (and their spouses and dependents), other than the Retained Employees, and their spouses or dependents, (including any insurance policies maintained under or in connection with welfare benefit plans or split-dollar arrangements being assumed by Spinco) or, in the event any such arrangement or plan covers both Retained Employees and Spinco Employees, Spinco shall only assume the portion of such arrangement or plan relating to the Spinco Employees and, in either case, Spinco shall be liable for all benefits thereunder with respect to the Spinco Employees (and their spouses and dependents), including benefits for covered expenses incurred, and benefits accrued, prior to the Distribution Date; provided that Spinco shall not apply any pre-existing condition exclusion or limitation to a Spinco Employee unless it applied immediately prior to the Distribution Date. Prior to the Distribution Date, the Company shall use its best efforts to obtain the consent of any life insurance or disability insurance carrier of any policy covering both Retained Employees and Spinco Employees to split the policy into two separate policies, one covering only Retained Employees ("Retained Employees Welfare Benefit Insurance Policies") and the other covering only Spinco Employees ("Spinco Employees Welfare Benefit Insurance Policies"); in the event that an insurance carrier agrees to the splitting of existing insurance policies as aforesaid, then, effective as of the Distribution Date, Spinco shall only assume the Spinco Employee Welfare Benefit Insurance Policies (and not the Retained Employees Welfare Benefit Insurance Policies). Effective as of the Distribution Date, Spinco will also assume liability (i) for those uninsured health, dental and vision benefits incurred by Retained Employees prior to the Distribution Date but only if claims therefor have been incurred prior to such Distribution Date and (ii) for those benefits incurred by Retained Employees prior to the Distribution Date which are covered by insurance policies assigned to and assumed by Spinco. Effective as of the Distribution Date, Spinco shall also be liable for any retiree medical benefits to retired Company employees and their dependents, pursuant to the retiree medical plans or policies of the Company.

  (d) Defined Benefit Plans. Effective as of the Distribution Date, Spinco shall adopt the Company's defined benefit pension plans other than the Retained Hourly Pension Plan (the "Spinco Pension Plans"), subject to the provision that each employee of the Company shall be given credit, for all purposes under said Plans, for service before the Distribution Date recognized by said Plans before the Distribution Date. Spinco shall, as of the date of its adoption of the Spinco Pension Plans, assume all liabilities for benefits thereunder, regardless of whether such benefits accrued before or after the Distribution Date, and shall be responsible for all funding obligations thereunder, regardless of whether such funding obligations relate to services performed before or after the Distribution Date. Effective as of the Distribution Date, Spinco shall assume the Company's Group Pension Trust, and any individual or sub-trust thereunder, except for any trust maintained solely in connection with the Retained Hourly Pension Plan. As soon as practicable on or after the Distribution Date, Spinco shall cause the assets of the Retained Hourly Pension Plan which are held in the Group Pension Trust to be transferred to such trustee or trustees or other funding agencies as shall be designated by the Company under the Retained Hourly Pension Plan; pending said transfer of assets, Spinco shall cause all payments to retirees and beneficiaries under the Retained Hourly Pension Plan to continue to be made from the Group Pension Trust and shall charge any and all such payments, and the related expenses, if any, to the interest of the Retained Hourly Pension Plan

                                     B1-7
thereunder. Spinco shall cause the Company's Salaried Pension Plan to be amended to provide that Retained Employees shall not be considered terminated until they terminate employment with the Company, at which time they shall be entitled to benefits in accordance with the terms of the Company's Salaried Pension Plan (which shall have been adopted by Spinco) based upon their benefits accrued as of the Distribution Date; provided, however, that each Retained Employee's final average annual compensation shall be determined by treating compensation earned with the Company after the Distribution Date as if it were compensation earned with Spinco, but the Retained Employee's annual compensation for each year after 1996 which shall be recognized for purposes of the Company's Salaried Pension Plan will be limited to an amount equal to such Retained Employee's 1996 plan compensation, increased by 5% per annum, compounded annually; and, provided further, that periods of service with the Company after the Distribution Date shall be treated as service with Spinco for purposes of determining a Retained Employee's vesting and eligibility for early retirement, disability and pre-retirement death benefits under the Salaried Pension Plan (but not for the purpose of determining the benefit amount thereof).

  (e) Stock Option and Stock Incentive Plans. Prior to the Distribution Date, Spinco shall adopt one or more stock option, stock incentive or similar plans or arrangements for Spinco's eligible employees and directors, which plans or arrangements shall be subject to approval by the Company, as the sole stockholder of Spinco, prior to the Distribution Date. Effective as of the Distribution Date, all outstanding options to purchase Company Common Stock held by employees other than the Retained Employees, whether or not such options are then exercisable, shall be assumed by Spinco and shall be exercisable upon the same terms and conditions as under the applicable option and the Company stock option or stock incentive plan, except that each such option shall be exercisable for a whole number of shares of Spinco Common Stock and for a per share exercise price such that the aggregate spread between the value of the Company Common Stock and the exercise price immediately before the Distribution Date, and the per share ratio between the value of the Company Common Stock and the exercise price immediately before the Distribution Date, shall be preserved, in accordance with Treasury Regulations (S)1.425-1 and in such a manner as will not cause such assumption to be considered a "modification" of the option under said section (or would not cause such assumption to be a modification of the option if such option were an incentive stock option under Section 422 of the Code). All stock appreciation rights granted with respect to Company Common Stock held by employees other than the Retained Employees, whether or not then exercisable, shall be assumed by Spinco and shall be exercisable upon the same terms and conditions as under the applicable stock appreciation rights and the Company stock option or stock incentive plan, except that each such stock appreciation right shall be exercisable with respect to a whole number of shares of Spinco Common Stock and with respect to an adjusted base value such that the aggregate spread between the value of the Company Common Stock and the base value of the stock appreciation right immediately before the Distribution Date, and the per share ratio between the value of the Company Common Stock and the base value of the stock appreciation right immediately before the Distribution Date, shall be preserved.

  As soon as practicable after the signing of this Agreement, the Company shall amend each stock option previously granted to a Retained Employee to provide that for a period beginning not later than March 20, 1997 and ending 3 business days prior to the Distribution Date (the "Special Offer Period"), each Retained Employee (i) shall be entitled to exercise his stock option or options in full, without regard to the limitations on exercise to which the option is otherwise subject, and (ii) that the Retained Employee shall have the right, in the alternative, during the Special Offer Period, to surrender such option or options, in whole or in part, and to receive from the Company an amount equal to the excess of the aggregate Average Company Share Price (as defined below) of the shares of stock subject to the surrendered options over the aggregate exercise price thereof (such aggregate amount being referred to as the "Special Offer Amount") (60% of such amount shall be retained by the Company), payable in cash within ten days after the Effective Time (as defined in the Merger Agreement) of the Merger (the "Special Offer"), provided that the exercise or the surrender of options pursuant to the Special Offer shall be contingent upon the consummation of the Merger pursuant to the Merger Agreement, and provided further that the Special Offer shall expire at the end of the Special Offer Period and any options held by Retained Employees and not exercised or surrendered pursuant to the terms of the Special Offer (the "Retained Options") shall thereafter continue in accordance with their terms as in effect prior to the Special Offer, adjusted as

                                     B1-8
described in the following paragraph. In addition to, but not in diminution, of, the Company's obligation to provide the Special Offer, the Company may take such further reasonable steps as are appropriate to encourage Retained Employees to exercise their stock options prior to the Distribution Date. If there are any Retained Options on the Distribution Date, whether or not then exercisable, Spinco shall cause to be retained by the Company at the Distribution Date an amount of cash equal to the spread between the aggregate Average Company Share Price and the aggregate exercise price for such Retained Options (the "Retained Option Amount"). For purposes of this Subsection (e), the "Average Company Share Price" shall be equal to the average of the closing prices of the Company Common Stock on the New York Stock Exchange Composite Transactions Reporting System, as reported in the Wall Street Journal, for the ten (10) trading days ending on the second trading day immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger.

  Effective as of the Distribution Date, the Company shall continue to maintain its stock option and stock incentive plans and shall cause each Retained Option, whether or not then exercisable, granted to a Retained Employee thereunder to be adjusted so that each such option shall be exercisable for a whole number of shares of Company Common Stock and for a per share exercise price such that the aggregate spread between the value of the Company Common Stock and the exercise price immediately before the Distribution Date, and the per share ratio between the value of the Company Common Stock and the exercise price immediately before the Distribution Date, shall be preserved, in accordance with Treasury Regulations (S)1.425-1 and in such a manner as will not cause such assumption to be considered a "modification" of the option under said section (or would not cause such assumption to be a modification of the option if such option were an incentive stock option under Section 422 of the Code). All stock appreciation rights held by Retained Employees granted with respect to Company Common Stock shall continue to be exercisable upon the same terms and conditions as prior to the Distribution Date under the applicable stock option or stock incentive plan, except that the Company shall cause each such stock appreciation right to be adjusted so that it shall be exercisable with respect to a whole number of shares of Company Common Stock and with respect to an adjusted base value such that the aggregate spread between the value of the Company Common Stock and the base value of the stock appreciation right immediately before the Distribution Date, and the per share ratio between the value of the Company Common Stock and the base value of the stock appreciation right immediately before the Distribution Date, shall be preserved. In addition, the Retained Options as adjusted pursuant to the terms of this paragraph, shall upon the consummation of the Merger be further adjusted (by the compensation committee of the Company following the Merger) in accordance with the terms of the Company's stock option and stock incentive plans which provide for adjustments in the event of a merger involving the Company.

  (f) Bonuses. Effective as of the Distribution Date, Spinco shall assume all liability for bonuses payable to employees other than the Retained Employees for 1997 pursuant to the Company's bonus plan, and the amount of such bonuses shall be calculated without regard to the occurrence of the Distribution.

  (g) Workers' Compensation. Effective as of the Distribution Date, Spinco shall assume all liability, including liability that arose prior to the Distribution Date, for workers' compensation claims by employees other than the Retained Employees, without regard to the date on which such claims become payable. The Company shall continue to be responsible for all liability, including liability that arose prior to the Distribution Date, for workers' compensation claims by Retained Employees (or former employees of the Retained Business), without regard to the date on which such claims become payable.

  (h) Preservation of Employee Plans. Except as provided in Section 4.1, no provision of this Agreement shall be construed as a limitation on the right of the Company or Spinco to amend or terminate any employee plan which the Company or Spinco would otherwise have under the terms of such employee plan or otherwise.

  1.6. Tax Liabilities; Indemnification. Notwithstanding any provision herein to the contrary, any and all liabilities relating to taxes shall be allocated solely in accordance with the provisions of the Tax Allocation Agreement (as defined in the Merger Agreement). Nothing contained in this Section 1 or elsewhere in this Agreement shall prejudice the rights of any party under the Indemnification Agreement (as defined in the Merger Agreement) or the Tax Allocation Agreement.

                                     B1-9

  1.7. Distribution of Subsidiary Stock; Merger of Subsidiaries; Spinco Charter and Related Matters.

  (a) Immediately prior to the Distribution Date, the Company shall cause its wholly-owned subsidiary, API (UK), to effect a dividend of the shares of Ametek Filters Limited then held by API (UK) to the Company.

  (b) Immediately prior to the Distribution Date, the Company shall cause its direct, wholly owned subsidiary, Amespace Inc., which owns 100% of the outstanding capital stock of Spinco, to merge with and into Spinco, with Spinco being the surviving corporation.

  (c) Prior to the Distribution Date, the Company and Spinco shall cause (i) the certificate of incorporation and by-laws of Spinco to be amended and restated, in such form and with such provisions as the board of directors of Spinco shall specify and (ii) Spinco to adopt and enter into a shareholders rights agreement in the form and with the provisions specified by the board of directors of Spinco.

  1.8. Issuance of Spinco Common Stock to the Company. Spinco shall issue to the Company, contemporaneously with the contribution by the Company to Spinco of the Contributed Assets and the assumption by Spinco of the Assumed Liabilities, as contemplated in Sections 1.1 and 1.3, respectively, such additional number of shares of Spinco Common Stock as may be required in order for the Company to fulfill its obligations pursuant to Section 3.2.

  1.9. Certain Transaction Costs.

  (a) The parties shall share equally all of the following costs: (i) printing and mailing costs with respect to the Registration Statements (as defined in the Merger Agreement), (ii) costs of obtaining the audited financial statements required for the Registrations Statements, (iii) filing fees with respect to the Registration Statements and (iv) the filing fee required under the HSR Act (as defined in the Merger Agreement) in connection with the Merger.

  (b) The parties shall share equally all taxes and other governmental assessments, charges or levies, costs of title insurance and other conveyance costs which arise or are incurred (i) in connection with the transfer of the Contributed Assets to Spinco pursuant to the Distribution and (ii) in connection with or as a result of the Merger, in each case including but not limited to all sales, value-added, registration, transfer (including documentary and stamp) or similar taxes, whether domestic or foreign, but excluding any taxes based upon the Company's net income.

  (c) Notwithstanding anything herein to the contrary, the maximum amount for which the Company shall be liable under Sections 1.9(a) and 1.9(b) shall not exceed $1,500,000 in the aggregate.

                                  2. CLOSING.

  2.1. Closing and Distribution Date. Subject to Section 5, the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at such place and on such date (within three business days after all of the conditions precedent set forth in Section 5 to be satisfied prior to the Closing have been satisfied or waived) as shall be agreed upon by the parties (the "Distribution Date").

  2.2. Company Deliveries. At the Closing, the Company shall execute and deliver to Spinco:

    (a) one or more bills of sale and instruments of assignment substantially in the form of Exhibit A hereto, duly executed by the Company;

    (b) full warranty deeds, with recourse limited to title insurance, duly executed by the Company, with respect to such of the Contributed Realty as is owned in fee by the Company;

    (c) assignments of the leases included in the Contributed Realty, duly executed by the Company;

    (d) assignments of the Contributed Intellectual Property, duly executed by the Company;

                                     B1-10

    (e) assignments of the Assigned Orders and the Assigned Instruments, duly executed by the Company;

    (f) a distribution agency agreement (the "Distribution Agency Agreement") between the Company and the Company's transfer agent (the "Distribution Agent") relating to the Distribution in form and substance satisfactory to the parties thereto and duly executed by the Company and such transfer agent;

    (g) all cash, cash equivalents and marketable securities then held by the Company constituting Contributed Assets;

    (h) the Trademark Agreement (as defined in the Merger Agreement), duly executed by the Company;

    (i) the Tax Allocation Agreement, duly executed by the Company;

    (j) the Transition Services Agreement (as defined in the Merger Agreement), duly executed by the Company;

    (k) the Indemnification Agreement, duly executed by the Company;

    (l) an assignment, duly executed by the Company, of the following rights of the Company under the Confidentiality Agreement, dated September 27, 1996, between the Company and Culligan: (i) the confidentiality obligations of Culligan thereunder insofar as they relate to any Evaluation Material (as therein defined) that does not pertain primarily to the Retained Business, (ii) the agreement by Culligan that no representation has been made regarding the Evaluation Material and that no liability shall be asserted based on the use thereof, (iii) the standstill provisions contained therein and (iv) any provisions of general applicability (such as governing law and choice of jurisdiction) to the extent relevant to the foregoing; and

    (m) all such other conveyances, deeds, assignments, confirmations, powers of attorney, and other instruments, duly executed by the Company, as Spinco shall determine are necessary, expedient or proper in order to effectuate the contribution of the Contributed Assets as contemplated hereby.

  2.3. Spinco Deliveries. At the Closing, Spinco shall execute and deliver to the Company:

    (a) an Instrument of Assumption substantially in the form and substance reasonably satisfactory to the parties hereto (the "Instrument of Assumption"), duly executed by Spinco;

    (b) a certificate or certificates representing all of the outstanding shares of common stock of Spinco, in the number determined in accordance with Section 3.2(f), for delivery to the Distribution Agent for distribution pursuant to the Distribution Agency Agreement.

    (c) the Trademark Agreement, duly executed by Spinco;

    (d) the Tax Allocation Agreement, duly executed by Spinco;

    (e) the Transition Services Agreement, duly executed by Spinco; and

    (f) the Indemnification Agreement, duly executed by Spinco.

                             3. THE DISTRIBUTION.

  3.1. Cooperation Prior to the Distribution. As promptly as practicable after the date hereof and prior to the commencement of business on the Distribution Date, the Company and Spinco shall take all such action as may be necessary or appropriate to effect the Distribution, including without limitation the specific actions set forth in Section 3.2 or Section 3.3 as applicable.

  3.2. The Distribution.

  (a) The Company and Spinco shall prepare and Spinco shall file with the Securities and Exchange Commission (the "SEC"), a registration statement on Form 10 (the "Form 10") to effect the registration of the Spinco Common Stock pursuant to the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act"). The Company and Spinco shall use reasonable

                                     B1-11
efforts to cause the Form 10 to be declared effective under the Exchange Act or, if the Company reasonably determines that the Distribution may not be effected without registering the Spinco Common Stock pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Company shall use its best efforts to cause the Spinco Common Stock to be registered pursuant to the Securities Act, and thereafter effect the Distribution in accordance with the terms of this Agreement, including without limitation, using its best efforts to cause such registration statement to be declared effective.

  (b) The Company and Spinco shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated in this Agreement to be in effect for Spinco.

  (c) The Company and Spinco shall take all such action as may be necessary or appropriate under any applicable state securities or blue sky laws or other applicable laws in connection with the transactions contemplated in this
Section 3.2.

  (d) The Company and Spinco shall prepare, and Spinco shall file and seek to make effective, an application to permit listing or quotation of the Spinco Common Stock on New York Stock Exchange and the Pacific Stock Exchange.

  (e) The Company's Board of Directors (or any duly appointed committee thereof) shall in its sole discretion establish the record date for the Distribution (the "Distribution Record Date") and the Distribution Date and any appropriate procedures in connection with the Distribution (subject in each case to the provisions of applicable law); such action shall not create any obligation on the part of the Company to effect the Distribution. In no event, however, shall the Distribution occur prior to such time as (i) the Form 10 or other registration statement referred to in Section 3.2(a) shall have been declared effective by the SEC, (ii) the Spinco Common Stock shall have been approved for listing or quotation in accordance with Section 3.2(d) and (iii) the conditions set forth in Section 5 have been satisfied or waived.

  (f) Subject to Section 5, following the Distribution Record Date, but prior to the Distribution Date, the Company shall deliver to the Distribution Agent one or more share certificates representing all of the outstanding shares of Spinco Common Stock to be distributed in the Distribution and shall instruct the Distribution Agent to distribute on the Distribution Date one share of Spinco Common Stock for each share of Company Common Stock held by holders of record of such stock on the Distribution Record Date. Spinco agrees to provide all share certificates that the Distribution Agent shall require in order to effect the Distribution. All shares of Spinco Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

  (g) Immediately upon consummation of the Distribution the Company shall not hold or beneficially own directly or indirectly any shares of Spinco Common Stock.

  3.3. Company Approval of Certain Spinco Actions. Unless otherwise provided in this Agreement, the Company shall cooperate with Spinco in effecting, and if so requested by Spinco, the Company shall, as the sole stockholder of Spinco ratify any actions that are reasonably necessary or desirable to be taken by Spinco to effectuate, prior to the Distribution Date, the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, the following : (a) the preparation and approval of the Certificate of Incorporation and By-laws of Spinco to be in effect at the Distribution Date; (b) the election or appointment of directors and officers of Spinco to serve in such capacities commencing on the Distribution Date; (c) the adoption, preparation and implementation of appropriate employee benefit plans on the Distribution Date;
(d) the adoption, preparation and implementation of appropriate plans, agreements and arrangements for Spinco employees and Spinco non-employee directors (including, without limitation, plans, agreements or arrangements pursuant to which securities of Spinco would be acquired by employees); and
(e) the registration under applicable securities laws of any securities of Spinco issued or distributed pursuant to Section 3.2 and any securities issuable pursuant to employee benefit plans as contemplated in clause (c) above.

                                     B1-12

  3.4. Elimination of Intercompany Accounts. The net amounts of all intercompany receivables, payables and indebtedness between the Company and Retained Subsidiaries, on the one hand, and Spinco and the Spinco
Subsidiaries, on the other hand, as of the Distribution Date, will be satisfied in full by capital contribution without any further documentation, as of the Distribution Date.

  3.5. Resignations. The Company shall cause all employees, other than the Retained Employees, to resign, effective as of the Distribution Date, from all positions as officers or directors of the Company or as officers or directors of any Company subsidiary in which they serve; provided, however, that such employees shall be offered the same position as officer or director of Spinco as of the Distribution Date.

  3.6. Guarantees. The Company and Spinco shall each use its best efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, the Company or any Company subsidiary removed as guarantor of or obligor for any indebtedness or obligations for which Spinco or any Spinco Subsidiary is primarily liable. Spinco shall indemnify, defend and hold harmless the Company from and against any and all liabilities of the Company arising from a guarantee or other obligation of the Company for which Spinco is primarily liable.

  3.7.  Litigation.

  (a) With respect to any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal (collectively, any "Action") now pending or which may hereafter be commenced or threatened relating to or arising from the Spinco Businesses which may result in liability for the Company, the Company and Spinco shall each use its best efforts to have Spinco or a Spinco subsidiary substituted as parties to such Action in the place of and for the Company, any Retained Subsidiary or any Retained Employee and to have the Company, any Retained Subsidiary or any Retained Employee removed as parties to such Action following the Distribution Date.

  (b) With respect to all Actions now pending or which may hereafter be commenced or threatened relating to or arising from the Retained Business which may result in liability for Spinco, the Company and Spinco shall each use its best efforts to have the Company substituted as a party to such Action in the place of and for Spinco, any Spinco subsidiary or any employee of Spinco and to have Spinco, any Spinco subsidiary or any employee of Spinco removed as parties to such Action following the Distribution Date.

  (c) At all times from and after the Distribution Date, each of the Company and Spinco shall use reasonable efforts to make available to the other upon written request its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved (without reimbursement for such persons' salaries).

  (d) At all times from and after the Distribution Date, each of the Company and Spinco shall use reasonable efforts to make available to the other upon written request its and its subsidiaries records, books, contracts, instruments, computer data and other data which may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved.

                                 4. COVENANTS.

  4.1. Employee Plans

  (a) The Company shall continue to employ the Retained Union Employees immediately after the Distribution Date under the terms and conditions of the Collective Bargaining Agreements.

  (b) The Company shall continue to employ the Retained Employees other than the Retained Union Employees immediately after the Distribution Date on the same terms and conditions as they are employed immediately prior to the Distribution Date. For the two year period following the Distribution Date, the Company agrees that the compensation and benefit levels for any such Retained Employees who continue to be employed

                                     B1-13
by the Company will be generally comparable in the aggregate as those in effect for such Retained Employees immediately prior to the Distribution Date.

  (c) The Company shall give the Retained Employees (including Retained Union Employees) credit for their service with the Company prior to the Distribution Date for all purposes, including eligibility, vesting and benefit accrual under any vacation policy or any employee benefit plan covering the Retained Employee (whether in existence as of the Distribution Date or adopted thereafter); provided, however, that the Company shall not be required to provide such past service credit for purposes of benefit accrual under any pension or retirement plan other than with respect to Retained Union Employees. Except as otherwise provided in this Section 4.1, the Company or any successor shall have the right to amend and terminate any of its employee benefit plans, programs or arrangements at any time in accordance with applicable law. In the event the Company or any successor thereto shall terminate the services of any Retained Employee within a two year period following the Distribution Date, the Company or any successor thereto shall pay severance pay to such Retained Employee in an amount no less than the amount that such employee would have received if the severance policy of the Company in effect immediately prior to the Distribution Date had been in effect on the date of such Employee's termination. In addition, following the consummation of the Merger, medical, disability and life insurance benefits for the Retained Employees (including the Retained Union Employees) shall be available without any exclusions or limitations for pre-existing conditions or treatments or waiting periods for eligibility (other than any pre-existing condition that was not waived by the Company's corresponding plan prior to the consummation of the Merger.

  4.2. Licenses and Permits. Each party hereto shall prepare and file with the appropriate licensing and permitting authorities for the transfer or issuance, as may be necessary or advisable in connection with the Distribution, of all governmental licenses and permits required in order for each of the Company and Spinco to operate the Retained Business and the Spinco Businesses, respectively, following the Distribution.

                                5. CONDITIONS.

  5.1. General Condition. The respective obligations of each party hereto to consummate the Distribution and to perform all other obligations set forth herein are subject to the satisfaction or waiver (as provided for therein) of all of the conditions set forth in Section 8.1 and Section 8.3 of the Merger Agreement.

  5.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Distribution and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the condition that Spinco shall have effected its assumption of the Assumed Liabilities, as contemplated in Section 1.4.


  5.3. Conditions to the Obligations of Spinco. The obligations of Spinco to consummate the transactions contemplated herein and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the condition that the Company shall have contributed to Spinco the Contributed Assets, as contemplated in Section 1.1.

  5.4. Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or other public or private entity the failure of which to obtain would have a material adverse effect on either Spinco or the Company, shall have been filed, occurred, or been obtained.

                     6. ACTS AND INSTRUMENTS OF TRANSFER.

  6.1. Acts and Instruments. Whenever reasonably requested to do so by Spinco, on or after the Distribution Date, the Company shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents, other instruments and documents, in form reasonably satisfactory to Spinco and its counsel, as shall be reasonably necessary or advisable to carry out the intent of this Agreement and to vest in Spinco all the right, title and interest of the Company in and to the Contributed Assets. The Company

                                     B1-14
shall take such steps as may be required to put Spinco in actual possession and control of the Contributed Assets as of the time of Closing.

  6.2. Authorization to Spinco. Without limiting in any respect the right, title and interest in and to the Contributed Assets to be acquired by Spinco hereunder, effective upon the Closing, the Company hereby irrevocably authorizes Spinco, and its successors and assigns: to demand and receive, from time to time, any and all of the Contributed Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of the Company, or otherwise, any and all proceedings at law, in equity or otherwise, which Spinco shall deem expedient or desirable. The Company further agrees that Spinco shall retain for its own account any amounts collected pursuant to the foregoing authorization, and the Company agrees to pay to Spinco, if and when received (but subject to Section 8.3), any amounts which shall be received by the Company after the Distribution Date in respect of any of the Contributed Assets. Without limiting in any respect the Company's right, title and interest in and to the Retained Assets, effective upon the Closing, Spinco hereby irrevocably authorizes the Company and its successors and assigns: to demand and receive, from time to time, any and all of the Retained Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of Spinco, or otherwise, any and all proceedings at law, in equity or otherwise, which the Company shall deem expedient or desirable. Spinco further agrees that the Company shall retain for its own account any amounts collected pursuant to the foregoing authorization, and Spinco agrees to pay to the Company, if and when received (but subject to Section 8.3), any amounts which shall be received by Spinco after the Distribution Date in respect of the Retained Assets.

                        7. CORRESPONDENCE AND RECORDS.

  7.1. Correspondence. The Company hereby authorizes Spinco, on and after the Distribution Date, to receive and open mail addressed to the Company and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to the Spinco Businesses, the Contributed Assets or the Assumed Liabilities. Spinco shall deliver to the Company any mail which relates to the Retained Business, the Retained Assets or the Retained Liabilities addressed to the Company which is delivered to and received by it. Spinco hereby authorizes the Company, on and after the Distribution Date, to receive and open mail addressed to Spinco and to deal with the contents thereof in a responsible manner, provided that such mail relates (or reasonably appears to relate) to the Retained Business, the Retained Assets or the Retained Liabilities. The Company shall deliver to Spinco any mail which relates to the Spinco Businesses, the Contributed Assets or the Assumed Liabilities addressed to Spinco which is delivered to and received by it.

  7.2. Change of Name. Upon consummation of the Merger, the Company will change its name to a name that does not use the word "Ametek" or any variation thereof and shall itself cease all use of the "Ametek" name. Effective at the Distribution Date, Spinco will change its name to "Ametek" and shall own all rights to the "Ametek" name and logo. The Company shall not have any right to use the "Ametek" name except in accordance with the terms and conditions of the Trademark Agreement.

                              8.OTHER AGREEMENTS.

  8.1. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated in this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated by this Agreement.

                                     B1-15

  8.2. Insurance. On or before the Distribution Date, the Company shall transfer and assign to Spinco all of the Company's insurance policies other than any policy which relates solely to the Retained Business. If any policy by its terms may not be assigned, it is the intent of the parties that Spinco receive the benefit of any coverage under any insurance policy. The Company agrees to keep such policy in effect during the remaining term of the policy and to refrain from taking any actions (other than making a claim) which may affect Spinco's entitlement to the benefits of, or coverage under, such policy.

  8.3. Settlement for Cash Collections and Disbursements. For each calendar month, commencing with the month in which the Closing occurs and continuing until determined by the parties no longer to be necessary, Spinco and the Company shall cause all cash collections and cash disbursements received by Spinco and its subsidiaries for the benefit of the Company and its subsidiaries, or by the Company and its subsidiaries for the benefit of Spinco and its subsidiaries, during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as reasonably possible after the receipt thereof.

                 9. NON-COMPETITION AND ACCESS TO INFORMATION.

  9.1. Covenant Not to Compete.

  (a) Spinco agrees for a period of five (5) years after the Distribution Date, directly or indirectly, in the Territory (as defined below) (i) not to sell any products or render services or to have any interest as a shareholder, owner, agent, consultant, or otherwise in any other person, firm or corporation engaged in the manufacture or sale of the kind of products, or the rendering of the kind of services, which are currently being manufactured, sold or provided by the Retained Business or (ii) solicit any customer or supplier of the Retained Business as of the date hereof for any purpose competitive with the business of the Retained Business.

  (b) Spinco agrees that, for a period of two years after the Distribution Date, neither it nor any corporation or other entity directly or indirectly controlled by, or successor to it, shall, without the Company's prior approval, hire, retain, employ or engage in any business with any Retained Employee, nor will it, directly or indirectly offer to transfer or retain any of the Retained Employees. The Company agrees that, for a period of two years after the Distribution Date, neither it nor any corporation or other entity directly or indirectly controlled by, or successor to it, shall, without Spinco's prior approval, hire, retain, employ or engage in any business with any Spinco Employee, nor will it, directly or indirectly offer to transfer or retain any of the Spinco Employees. The parties' obligations under this
Section 9.1(b) shall not apply to any Retained Employee or Spinco Employee after such individual's employment with the Company or Spinco, respectively, has terminated; provided that such termination is not attributable to conduct by the other party which constitutes a breach of this Section 9.1(b).

  (c) Nothing contained in this Section 9 shall prohibit Spinco from acquiring any business a minority component (as defined below) of which is engaged in a business in competition with the Retained Business. Nothing in this Section 9 shall prohibit Spinco from continuing the filtration applications for products from the Company's high temperature textile business and specialty metals business, including any developments and extensions thereof. For purposes hereof, "minority component" shall mean a business in competition with the Retained Business which either (i) represents less than 25 percent of the consolidated assets and consolidated revenues of the parent entity being acquired by Spinco that owns or controls such minority component or (ii) had total revenues during for its most recently completed fiscal year of $10,000,000 or less. If any such minority component represents more than 10 percent of either the consolidated assets or consolidated revenues of the parent entity owning or controlling such minority component, then no later than 30 days following Spinco's acquisition of such parent entity, Spinco shall offer to sell to the Company such minority component at a purchase price (which shall be exclusively in cash unless Spinco otherwise agrees) equal to its Fair Market Value (as defined below). Following such an offer, the parties shall endeavor to agree on the fair market value of such component ("Fair Market Value"). If the parties are unable to agree on a Fair Market Value within 15 days after such offer is made, then each of Spinco and the Company shall retain an independent investment bank or accounting firm who shall be instructed to appraise such minority component and, based on such appraisal, to

                                     B1-16
determine the Fair Market Value thereof. In such case, the Fair Market Value shall equal the average of the Fair Market Values determined by such appraisers, provided that if an appraiser reports a range of values, the midpoint of such range shall be deemed the Fair Market Value determined by such appraiser for purposes of this provision. The Company shall have the option of acquiring such minority component at such Fair Market Value during the 30 day period (as extended to comply with waiting periods under applicable law) following the determination thereof. In any documentation relating to such acquisition, Spinco's representations and warranties with respect to such minority component shall be limited only to the period of time during which such minority component was owned by Spinco (subject, however, to the following sentence). To the extent assignable, Spinco will assign to the Company Spinco's rights with respect to such minority component under the documentation pursuant to which Spinco acquired the same. If the Company does not acquire such minority component within such 30 day period (as so extended), Spinco may thereafter retain such minority component free from any restrictions under this Section 9.1

  (d) For purposes of this Section 9.1, ownership of five (5) percent or less of any class of outstanding securities of a company whose securities are listed on a national securities exchange or quoted or traded on the National Association of Securities Dealers Automated Quotation System shall not be deemed to constitute ownership or participation in the ownership of the business of such company and shall not constitute a violation of Section 9.1(a) above.

  (e) If any portion of this Section 9.1 shall be determined to be invalid and unenforceable, such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect.

  (f) The parties agree that the "Territory" shall be worldwide.

  9.2. Access to Information.

  (a) Provision of Corporate Records. Each of the Company and Spinco shall use its best efforts to arrange, as soon as practicable following the Distribution Date, for the delivery to the other party of the relevant portions of all corporate books and records. The Company shall maintain in its possession all relevant portions of the corporate books and records relating directly and primarily to the Retained Business, Retained Employees, Retained Assets or Retained Liabilities, including all active agreements, files and government filings and licenses.

  From and after the Distribution Date, all such books, records and copies shall be the property of the Company. Spinco shall retain in its possession all relevant portions of all corporate books and records relating to the Spinco Businesses, Spinco Employees, Contributed Assets and Assumed Liabilities and all general corporate books and records including all active agreements, files and government filings and licenses. From and after the Distribution Date, all such books, records and copies referred to in the preceding sentence shall be the property of Spinco. Any material containing incidental information relating to the Retained Business, but relating primarily to the Spinco Businesses, shall be retained by Spinco and copies of the relevant portions thereof shall be provided to the Company.

  (b) Access to Information. From and after the Distribution Date, each of the Company and Spinco shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified information, to the personnel, properties, books and records of such party and its subsidiaries insofar as such access is reasonably required by the other party.

  (c) Confidentiality. The Company shall hold, and shall cause its respective employees, agents, consultants and advisors to hold, in strict confidence, using the same efforts it uses protecting its own confidential and proprietary information, all confidential or proprietary information concerning the Spinco Businesses in its possession (except to the extent that such information has been (i) in the public domain or becomes publicly known through no wrongful act of any of the Company or its employees, agents, consultants or advisors,
(ii) received from a party who is under no confidentiality or secrecy obligation with respect thereto, or (iii) disclosed

                                     B1-17
pursuant to governmental or judicial requirements). Spinco shall hold, and shall cause its respective employees, agents, consultants and advisors to hold, in strict confidence, using the same efforts it uses protecting its own confidential and proprietary information, all information confidential or proprietary information concerning the Retained Business in its possession (except to the extent that such information has been (i) in the public domain or becomes publicly known through no wrongful act of any of Spinco or its employees, agents, consultants or advisors, (ii) received from a party who is under no confidentiality or secrecy obligation with respect thereto, or (iii) disclosed pursuant to governmental or judicial requirements).

  (d) Cooperation with Respect to Government Filings and Reports. Each of the Company and Spinco agree to provide the other party with such cooperation and information, including, but not limited to, all records, books, contracts, instruments, computer data and other data, as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing, contemplated by this Agreement or in conducting any other government proceeding relating to pre-Distribution events. Such cooperation and information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority to the appropriate party. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or information provided hereunder.

                              10. MISCELLANEOUS.

  10.1. Termination. This Agreement (a) may be terminated at any time prior to the Distribution Date by mutual written consent of the Company and Culligan, or (b) shall terminate upon termination of the Merger Agreement prior to the Merger.

  10.2. Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and together with the Merger Agreement and the other Ancillary Agreements (as defined in the Merger Agreement), to the extent applicable, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by the Company and Culligan.

  10.3. No Third Party Rights. No person or entity other than the parties hereto, including, but not limited to, any former or present employee of Spinco or the Company (including any assignee or beneficiary thereof) shall have any rights with respect to any obligations of any entity under this Agreement, the Merger Agreement or the other Ancillary Agreements (including the documents and instruments referred to herein and therein), and nothing in this Agreement, the Merger Agreement or such other Ancillary Agreements (including the documents and instruments referred to herein and therein), expressed or implied, is intended to confer on any such employee any rights or remedies.

  10.4. Amendments; Waivers. This Agreement (including the Annexes, Schedules and exhibits hereto) may be amended by the parties at any time prior to the Distribution Date with the prior written consent of Culligan. Any such amendment shall be in writing signed on behalf of the party or parties to be charged. At any time prior to the Distribution Date, either the Company or Spinco may waive compliance by the other party with any of the agreements or conditions contained in this Agreement with the prior consent of Culligan. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such parties. The failure of any party to this Agreement to assert any of its rights under or to enforce any provision of this Agreement or otherwise shall not constitute a waiver of its rights under such provision or any other provision.

  10.5. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted

                                     B1-18
by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

  If to the Company prior to the Closing Date:

    Ametek, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attention: Chairman of the Board

    With a copy to:

    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038
    Attention: David H. Kaufman
    Facsimile No. (2l2) 806-6006

  If to the Company on or after the Closing Date:

    Culligan Water Company, Inc.
    c/o Culligan Water Technologies, Inc.
    One Culligan Parkway
    Northbrook, Illinois 60062-6209
    Attention: President

    With a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10021
    Attention: Gregory A. Fernicola
    Facsimile No.: (212) 735-2000

  If to Culligan:

    Culligan Water Technologies, Inc.
    One Culligan Parkway
    Northbrook, Illinois 60062-6209
    Attention: President

With a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10021
    Attention: Gregory A. Fernicola
    Facsimile No.: (212) 735-2000

  If to Spinco prior to the Closing Date:

    Ametek Aerospace Products, Inc.
    c/o Ametek, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attention: Chairman of the Board

                                     B1-19

    With a copy to:

    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038
    Attention: David H. Kaufman
    Facsimile No. (2l2) 806-6006

  If to Spinco on or after the Closing Date:

    Ametek, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attention: Chairman of the Board

    With a copy to:

    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038
    Attention: David H. Kaufman
    Facsimile No. (2l2) 806-6006

  Prior to the Closing Date, Culligan shall receive copies of all notices given hereunder by any party at the address set forth above.

  10.6. Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Neither party may assign its rights or delegate its obligations under this Agreement without the express written consent of the other party.

  10.7. Governing Law; Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles. Each of the parties hereto expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court and to the jurisdiction of any other competent court of the State of Delaware located in the County of New Castle, City of Wilmington, Delaware, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein and agrees not to commence any litigation relating thereto except in such courts. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated herein to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 12.4. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

  10.8. Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

  10.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  10.10. Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules and Exhibits hereto, and references herein to Annexes, Sections, Schedules and Exhibits are to the

                                     B1-20
sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          Ametek, Inc.

                                          By:   /s/ John J. Molinelli
                                          Title: Senior Vice President-- Chief
                                              Financial Officer

                                          Ametek Aerospace Products, Inc.

                                          By:   /s/ John J. Molinelli
                                          Title: Senior Vice President-- Chief
                                              Financial Officer


                                     B1-21

                                                                    APPENDIX B2

  INDEMNIFICATION AGREEMENT, dated as of       , 1997 (this "Agreement"),
among Culligan Water Technologies, Inc., a Delaware corporation ("Parent"), Ametek, Inc. a Delaware corporation (the "Company"), and Ametek Aerospace Products, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company ("Spinco").

                             W I T N E S S E T H :

  WHEREAS, the Company, Parent, Spinco and Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Merger Sub with and into the Company;

  WHEREAS, the Board of Directors of the Company has approved a Contribution and Distribution Agreement in the form attached as Annex I to the Merger Agreement (the "Distribution Agreement") which will be entered into prior to the Effective Time (as defined in the Merger Agreement), pursuant to which, among other things, (a) all of the Company's assets and liabilities, other than those used primarily in or associated primarily with the Retained Business (as defined in the Merger Agreement) will be contributed to or assumed by Spinco (such contributions of assets and assumption of liabilities, together with all other intercompany transfers of assets and other actions described in Article 1 of the Distribution Agreement, the "Contribution") and
(b) shares of capital stock of Spinco will be distributed (the "Distribution") on a pro rata basis to the stockholders of the Company as provided in the Distribution Agreement in order to divest the Company of the businesses and operations that Parent is unwilling to acquire;

  WHEREAS, it is a condition to the consummation of such transactions, that the parties hereto execute and deliver this Agreement;

  WHEREAS, the parties to this Agreement have determined that it is necessary and desirable to set forth certain agreements that will govern certain indemnification matters that may arise following the Contribution, the Distribution and the Merger.

  NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

  1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Distribution Agreement, as the case may be. As used in this Agreement, the following terms shall have the following respective meanings:

    "Indemnifiable Losses" shall mean, subject to Section 2.4 hereof, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims (as defined in Section 2.3(a) hereof), including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, incurred by an Indemnitee.

    "Indemnitee" shall mean any of the Parent Indemnitees or the Spinco Indemnitees who or which may seek indemnification under this Agreement.


                                     B2-1

    "Parent Indemnitees" shall mean Parent, each Affiliate of Parent, including any of its direct or indirect Subsidiaries (including, after the Effective Time, the Retained Business), and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

    "Spinco Indemnitees" shall mean Spinco, each Affiliate of Spinco, including any of its direct or indirect Subsidiaries, and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                                  ARTICLE II

                                INDEMNIFICATION

  2.1. Indemnification by Spinco. Except as otherwise specifically provided in the Merger Agreement or any of the Ancillary Agreements and subject to the provisions of this Article II, Spinco shall indemnify, defend and hold harmless the Parent Indemnitees from and against, and pay or reimburse the Parent Indemnitees for, all Indemnifiable Losses, as incurred:

    (i) arising out of or resulting from (x) the Contributed Assets or the Assumed Liabilities (including the failure by Spinco or any Subsidiary or Affiliate of Spinco to pay, perform or otherwise discharge such Assumed Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of the Company's business (other than the conduct and operation of the Retained Business) prior to the Effective Time;

    (ii) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in the Proxy Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by the Company relating to Spinco or the Company contained in or omitted from the Registration Statements or the Proxy Statement;

    (iii) arising out of or resulting from the breach by Spinco or any of its Subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Ancillary Agreements which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time;

    (iv) arising out of or resulting from any breach of or inaccuracy in any representation or warranty of the Company or Spinco contained in the Merger Agreement;

    (v) arising out of or resulting from any actual or alleged violation of any law, rule or regulation of any Governmental Entity by the Company or Spinco or any of their Subsidiaries or any director, officer, employee or agent of the Company or Spinco or any of their Subsidiaries (collectively, "Legal Matters") occurring or alleged to have occurred at or prior to the Effective Time in respect of the Spinco Businesses;

    (vi) relating to or arising from any claim that the execution, delivery or performance by the Company or Spinco of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which the Company or any of its Subsidiaries is a party prior to the Distribution; and

    (vii) arising out of or relating to the handling, use, storage, recycling, treatment, transport, Release or disposal of Hazardous Substances by the Company, any of its Subsidiaries, affiliates or predecessors (including any prior owner of the Retained Realty (as defined below)) or any third party engaged by any of them, prior to the Effective
  Time: (A) at any former properties or facilities of the Company or any of its

                                     B2-2
  subsidiaries, affiliates, or predecessors (including any prior owner of the Retained Realty (as defined below)), including former properties or facilities relating to the Retained Assets or the Retained Business (but not including any real property owned or leased by the Retained Company and the Retained Subsidiaries, as of the Distribution Date (the "Retained Realty")); (B) at the Retained Realty, but only to the extent that the Indemnifiable Losses arise from activities or business operations that preceded the activities or business operations of the Retained Business at the Retained Realty; and (C) at any site or location other than the Retained Realty where such handling, use, storage, recycling, treatment, transport, Release or disposal (or arranging for such activities by third parties) was related to the activities or business operations of the Retained Assets or the Retained Business (provided that this clause (C) shall not cover any migration of a Release from the Retained Realty).

  2.2. Indemnification by Parent. Except as otherwise specifically provided in the Merger Agreement or any of the Ancillary Agreements and subject to the provisions of this Article II, Parent shall indemnify, defend and hold harmless, or cause the Company to indemnify, defend and hold harmless, the Spinco Indemnitees from and against, and pay or reimburse the Spinco Indemnitees for, all Indemnifiable Losses, as incurred:

    (i) arising out of or resulting from (x) the Retained Business or the Retained Liabilities (including the failure by Parent or any of its Subsidiaries to pay, perform or otherwise discharge such Retained Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of the Retained Business following the Effective Time (other than any such conduct or operation which would give rise to a right to indemnification by the Parent Indemnitees under Section 2.1);

    (ii) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in the Proxy Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Parent relating to Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) contained in or omitted from the Registration Statements or in the Proxy Statement;

    (iii) arising out of or resulting from the breach by Parent or any of its Subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Ancillary Agreements which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; and

    (iv) relating to or arising from any claim that the execution, delivery or performance by Parent or Merger Sub of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which Parent or Merger Sub is a party prior to the Distribution.

  2.3. Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide Indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim promptly; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure. After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

  (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the

                                     B2-3
indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that if, under applicable standards of professional conduct (as advised by counsel to the indemnifying party), a conflict on any significant issue between the Indemnitee and the indemnifying party or between any two or more Indemnitees exists in respect of such Third Party Claim, the indemnifying party shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in order to resolve such conflict. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention and the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee, (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim, or (z) in the case of any Legal Matter. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.

  (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnitee to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. Any notice pursuant to this Section 2.3(c) shall contain a statement, in prominent and conspicuous type, that if the indemnifying party does not dispute its liability to the Indemnitee with respect to the claim made in such notice (the "Claim") by notice to the Indemnitee prior to the expiration of a 30-calendar-day period following the indemnifying party's receipt of the second notice of the Claim, the Claim shall be conclusively deemed a liability of the indemnifying party. If the Indemnitee has provided the indemnifying party two such notices not less than 30 days apart and the indemnifying party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of the second such notice that the indemnifying party disputes its liability to the Indemnitee under this Agreement, the Claim shall be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of the Claim (or any portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to the Claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations, such Indemnitee shall be free to pursue such remedies as may be available to it under applicable law.

  2.4. Certain Limitations. The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the

                                     B2-4

Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies other than pursuant to retrospective or other self-insurance type policies) with respect to such Indemnifiable Losses or other liability. The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this agreement shall be increased by the income taxes (if any) payable by an Indemnitee with respect to the inclusion of such amount in such Indemnitee's taxable income and reduced by any tax benefit actually realized by such Indemnitee with respect to such Indemnifiable Loss; provided, however, that in computing the amount of any such tax benefit, the Indemnitee shall be deemed to recognize all other items of loss, deduction or credit before claiming such Indemnifiable Loss on the Indemnitee's relevant tax returns. To the extent permitted by law, Spinco, Parent, the Company and their respective Affiliates will use their best efforts to claim such Indemnifiable Loss on their respective tax returns and utilize such tax benefit in a manner which is designed to maximize (on a present value basis) the tax benefit described herein. Any indemnifying party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Indemnifiable Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such Indemnifiable Loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such Indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the indemnifying party the excess (if any) of (A) the sum of the amount theretofore paid by the indemnifying party in respect of such Indemnifiable Loss plus the amount received from the third party in respect thereof, less (B) the full amount of such Indemnifiable Loss or other liability.

  2.5. Limitation on Indemnification. (a) With respect to Indemnifiable Losses arising under Section 2.1(iv), Spinco shall not have any liability under
Article II of this Agreement unless the aggregate of all Indemnifiable Losses for which Spinco would, but for this Section 2.5, be liable under Article II exceeds on a cumulative pre-tax basis an amount equal to $800,000 (the "Basket Amount"); provided, that, once the Basket Amount is exceeded, Spinco shall only pay Indemnifiable Losses that are in excess of such Basket Amount. Notwithstanding the foregoing, Spinco's liability for Indemnifiable Losses arising under Section 2.1(iv) shall be limited (i) in the aggregate to $25,000,000 and (ii) to only those Indemnifiable Losses for which Spinco has received written notice of on or prior to eighteen months from the Closing Date.

  (b) Notwithstanding any other provision hereof, in no event shall any party be liable for or obligated to indemnify any other party from and against any punitive damages (other than punitive damages asserted in a Third Party Claim) or damages which could have been reasonably avoided as a result of customary and prudent business practices.

  2.6. Exclusive Remedy. The parties hereto agree that the indemnification provided in this Agreement and in the Tax Allocation Agreement shall be the exclusive remedies of the parties with respect to the matters covered hereby and thereby. Notwithstanding anything herein to the contrary, no party shall be entitled to any indemnification hereunder with respect to the matters covered by the indemnification provisions of the Tax Allocation Agreement, which shall be the exclusive provisions with respect to such matters. In no event shall any of such indemnification provisions herein and/or in the Tax Allocation Agreement entitle any party to more than one recovery with respect to any Indemnifiable Loss.

                                  ARTICLE III

                                 MISCELLANEOUS

  Section 3.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or mailed by registered or certified mail (return receipt

                                     B2-5
requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to

    Culligan Water Technologies, Inc.
    One Culligan Parkway
    Northbrook, Illinois 60062
    Attn: General Counsel

    with a copy to

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022
    Attn: Gregory A. Fernicola
    Telecopy: (212) 735-2000

    and

  (b) if to Spinco, to

    Ametek, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attn: Chairman of the Board

    with a copy to

    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038
    Attn: David H. Kaufman
    Telecopy: (212) 806-6006

  Section 3.2. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context
otherwise requires, shall be deemed to refer to       , 1997.

  Section 3.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

  Section 3.4. Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Ancillary Agreements (including the documents and the instruments referred to herein and therein) and the Confidentiality Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder; provided, however, that any Indemnitee that is not a party hereto or thereto is intended to be a third party beneficiary of this Agreement.

                                     B2-6

  Section 3.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

  Section 3.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 3.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parities hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parities as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

  IN WITNESS WHEREOF, Parent, the Company and Spinco have caused this Indemnification Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Culligan Water Technologies, Inc.

                                          By:__________________________________
                                            Name:
                                            Title:

                                          Ametek, Inc.

                                          By:__________________________________
                                            Name:
                                            Title:

                                          Ametek Aerospace Products, Inc.

                                          By:__________________________________
                                            Name:
                                            Title:


                                     B2-7

                                                                    APPENDIX B3

                         TRANSITION SERVICES AGREEMENT

  AGREEMENT dated as of February 5, 1997, by and between Ametek, Inc., a Delaware corporation ("Spinco"), and Culligan Water Company, Inc., a Delaware corporation (the "Company").

                             W I T N E S S E T H :

  WHEREAS, Spinco and the Company have entered into a Contribution and Distribution Agreement (the "Distribution Agreement") dated as of February 5, 1997, pursuant to which, among other things, all of the businesses of the Company other than the Retained Business (as defined therein) shall be contributed to Spinco (the "Contribution") prior to the distribution to the stockholders of the Company of all of the capital stock of Spinco (the "Distribution"), in accordance therewith (terms defined in the Distribution Agreement shall have the same meaning when used herein);

  WHEREAS, following such Contribution and Distribution, Culligan Water Company, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), shall be merged with and into the Company (the "Merger"), pursuant to an Agreement and Plan of Merger and Reorganization dated as of February 5, 1997 (the "Merger Agreement") by and among Culligan, Merger Sub, the Company and Spinco; and

  WHEREAS, as a condition to the consummation of the Merger, Spinco shall provide the Company with certain transition services and support for a limited period of time after the date hereof, subject to terms and conditions set forth herein;

  NOW, THEREFORE, the parties agree as follows:

  1. Transition Services. For a period of up to 9 months after the date hereof (subject to extension as provided below), Spinco shall provide the Company with the services set forth on Schedule A hereto (collectively, the "Services"). The Company may, from time to time during the term hereof, request one or more of such Services by written notice and the same shall be provided as promptly as reasonably practicable following such request. Spinco agrees to provide such Services in a manner consistent with the manner in which such services were provided by the Company to the Retained Business prior to the Distribution. In consideration for such Services, the Company shall pay to Spinco a fee based on Spinco's fully burdened costs of providing such Services, which shall be mutually agreed by Spinco and the Company prior to the time such Services are so provided.

  2. Billing. Within five days of the end of each month, Spinco shall deliver to the Company an invoice setting forth the amounts due, if any, for each of the Services provided during such month. Terms of payment on any invoice sent pursuant hereto will be thirty days from the date of such invoice, and all invoices will be paid without deduction or setoff for any reason whatsoever, except upon the prior written consent of Spinco.

  3. Term. The Agreement shall become effective as of the date hereof and terminate on 9 months hereafter, unless extended by the mutual consent of the parties for an additional 3-month period on the same terms and conditions provided for herein (which consent shall not be unreasonably withheld).

  4. Termination. The Company may, at its option, terminate this Agreement at any time on 30 days prior written notice to Spinco.

  5. Force Majeure. Neither party shall be responsible for any delay in performance, or nonperformance, caused by circumstances beyond the reasonable control of the party affected, including, but not limited to, acts of God, fire, flood, war, government action, whether federal, state or local, including any law, regulation, order or notice of any governmental agency or authority, accident, labor dispute or shortage, explosion, transportation or utilities or failure of machinery, piping or equipment.

                                     B3-1

  6. No Warranty. Spinco makes no warranty concerning the adequacy or effectiveness of any of the Services and all such Services are provided "AS IS", without warranty or liability, except for Spinco's bad faith or willful misconduct. In no event, however, will Spinco be liable for any special, consequential or punitive damages.

  7. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed given on the date delivered if delivered personally (including by courier), on the date transmitted if sent by telecopy (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Spinco:

    Ametek, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attention: Chairman of the Board

  If to the Company:

    Culligan Water Company, Inc.
    One Culligan Parkway
    Northbrook, Illinois 60062-6209
    Attention: President

  8. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempt to do so shall be null and void.

  9. Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the internal laws of the State of New York without giving effect to principles of conflicts of law.

  10. No Partnership. Nothing continued in or relating to this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties.

  11. No Agency. Neither Spinco nor the Company shall have or hold itself out as having any authority or agency to act on behalf of the other.

  12. Entire Agreement. This Agreement, together with the Exhibits, constitutes the entire agreement of Spinco and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

  13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same investment.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          AMETEK, Inc.


                                      By:
                                          -------------------------------------

                                          CULLIGAN WATER COMPANY, INC.

                                      By:
                                          -------------------------------------

                                     B3-2

                                   SCHEDULE A

                                    SERVICES

     payroll

     administrative services related toemployee medical, health and pension benefits advertising

     property and casualty insurance

     fixed asset accounting

     vehicle fleet management

     management information systems

     lock box transfers


                                      B3-3

                                                                    APPENDIX B4

                              TRADEMARK AGREEMENT

  This TRADEMARK AGREEMENT dated as of the    day of      , 1997 between
AMETEK, Inc., a Delaware corporation (the "Company") and Ametek Aerospace Products, Inc., a Delaware corporation ("New Ametek").

  WHEREAS, on the date hereof, the Company is distributing to the Company's stockholders all of the shares of common stock of New Ametek and, prior to such distribution, is contributing to New Ametek all of its assets and business other than the Retained Assets as defined in and pursuant to the Contribution and Distribution Agreement, dated as of February 5, 1997, between the Company and New Ametek (the "Distribution Agreement"); and

  WHEREAS, following the Distribution (as defined in the Distribution Agreement), Culligan Water Company, Inc. ("Merger Sub"), a wholly owned subsidiary of Culligan Water Technologies, Inc. ("Culligan"), will merge into the Company, pursuant to the terms and conditions of an Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997, as amended and restated, among Culligan, Merger Sub, the Company and New Ametek (as thereafter amended, the "Merger Agreement"), with the Company being the surviving corporation and changing its name to "Culligan Water Company, Inc."; and

  WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Company and New Ametek enter into this Agreement which sets forth the Company's right to use the "Ametek" trade name and certain related trademarks, service marks and logos (as more fully described below) in connection with the Retained Business (as defined in the Distribution Agreement), subject to the terms and conditions set forth herein;

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

  1. DEFINITIONS.

  (a) All capitalized terms not specifically defined herein shall have the same meaning ascribed to them in the Distribution Agreement and Merger Agreement.

  (b) The term "Mark(s)" shall be used herein to mean the "Ametek" trade name and any of New Ametek's trademarks, service marks or logos which use the word "Ametek" and are currently in use by the Retained Business, in substantially the full and complete form identified in Exhibit B hereto.

  (c) The term "Products" shall mean the products currently being manufactured and/or sold by the Retained Business identified in Exhibit C hereto, as the same may be improved and modified from time to time by the Company and other products that have substantially the same function and purpose as those products currently manufactured and/or sold by the Retained Business.

  2. RIGHT TO USE. (a) The Company and New Ametek agree that during the Initial Term (as defined below), and subject to the terms and conditions hereof, the Company has retained, as part of the Retained Assets, the right to use the Marks on the Products and in connection with the manufacturing, advertising, promotion, distribution, sales and servicing thereof, but only in the product and marketing channels in which such Marks are currently used by the Retained Business or any expansion thereof, which is in the water filtration field, and only in the manner permitted hereunder. Such right to use the Marks shall be equivalent in scope to a worldwide, exclusive license to use the Marks subject to the conditions set forth earlier in this paragraph.


                                     B4-1

  (b) With respect to each Renewal Term (as defined below), New Ametek hereby grants to the Company for such Renewal Term and subject to the terms and conditions hereof, a worldwide, exclusive license to use the Marks on the Products and in connection with the manufacturing, advertising, promotion, distribution, sales and servicing thereof, but only in the product and marketing channels in which such Marks are currently used by the Retained Business or any expansion thereof, which is in the water filtration field and only in the manner permitted hereunder.

  (c) The Company warrants, represents and agrees that it shall not use the Marks, alone or in combination with other terms, as part of a corporate name.

  (d) Concurrently with the execution hereof, Culligan is delivering to New Ametek, a duly executed guaranty, substantially in the form of Exhibit A hereto, guaranteeing the Company's obligations hereunder.

  3. TERM. This Agreement shall commence on the date hereof and, subject to earlier termination as provided below, shall continue for an initial term of five (5) years (the "Initial Term"); provided that the Company may extend the term hereof for up to three (3) successive periods of one (1) year (each, a "Renewal Term" and collectively the "Renewal Terms") by written notice given at least 90 days prior to the end of such Initial Term or any Renewal Term, as the case may be.

  4. ROYALTIES.

  (a) No royalty shall be applicable with respect to the Initial Term. The Company agrees to pay to New Ametek, as a royalty, $1,000,000 for each Renewal Term (the "Annual Royalty").

  (b) The Annual Royalty for any Renewal Term shall be paid to New Ametek in two equal installments, with the first installment to be made no later than the Semi-Annual Date (as defined below) occurring during such Renewal Term and the second installment shall be made no later than the last day of such Renewal Term; provided that, if this Agreement for any reason terminates during a Renewal Term, the Annual Royalty for the pro-rata portion for such year, to the extent unpaid, shall become immediately due and payable. A "Semi-Annual Date" shall be the day occurring six months after the date hereof and each subsequent anniversary of such day.

  5. AUDIT. The Company shall keep true, complete and accurate records and books of account containing particulars customary to the trade with respect to all Products bearing any of the Marks which are manufactured or sold by the Company or its subsidiaries, parents or affiliates. Such records, books of account and related information shall be kept in the Company's principal place of business and said records, books and the supporting data shall be available, upon reasonable advance notice and during normal business hours, at the request of New Ametek for inspection by an independent certified public accountant retained by New Ametek at New Ametek's expense for the purpose of verifying any matter relevant to this Agreement.

  6. MARKING. The Company agrees to mark the Products (including samples thereof distributed to the public) with the appropriate common law or statutory trademark notice to maintain the validity and protectability of the Marks. (For example, the trademark notice in the United States would consist of Ametek7.) Such notices shall be placed on all Products (including samples thereof distributed to the public) and all hang-tags and packaging for the Products and in all other ways customary in the trade for articles distributed to the public and in accordance with the legal requirements of any relevant jurisdiction.

  7. QUALITY OF GOODS AND SERVICES. The design, manufacture, styling, workmanship of all Products (including all services in connection therewith), and all advertising, marketing and promotional materials relating to any of the Products and every use of the Marks shall at all times be in conformance with industry standards and be of good and marketable quality, provided that the quality level of such Products shall at no time be at a level below that maintained by New Ametek as of the date hereof and shall at all times fully comply with all applicable laws and regulations of any relevant jurisdiction. Any proposed material change in the use of any of the Marks or any new item of the Products, which differs from the line of products being offered by the Retained Business immediately prior to the date hereof and set forth in Exhibit B, shall require New

                                     B4-2

Ametek's prior approval, which shall not be unreasonably withheld or delayed. The Company shall furnish to New Ametek, at New Ametek's request not more than once every six (6) months, samples of the Company's products and other materials using the Marks. In the event New Ametek provides written notice to the Company stating that one of the Company's products does not meet the quality standards under this Section 7, then New Ametek or its authorized agents and representatives shall have the right, at New Ametek's expense, to inspect all facilities or premises maintained by or on behalf of the Company including, without limitation, its showrooms and the plants, factories or other manufacturing, production or warehouse facilities of the Company at which the Products are being or are proposed to be manufactured, produced, displayed or stored to ascertain whether the quality standards provided for in this Section 7 are being satisfied. Such inspection shall be conducted in a manner that shall not unreasonably interfere with the business operations of the Company. In the event the Company receives written notice from New Ametek setting forth a reasonable basis and with specificity that the Products do not comply with New Ametek's quality standards under this Section 7, the Company shall achieve conformity with such standards within 30 days of receipt of such notice, or, if conformity with such standards is not reasonably achievable within such 30 day period, then the Company shall have up to 60 days to achieve such conformity provided that the Company commences such remedial steps within such 30-day period and diligently pursues such remedial steps.

  8. OWNERSHIP OF MARKS. The Company acknowledges that New Ametek is the sole and exclusive owner of the Marks except as contemplated by Section 2, and the Company shall not contest New Ametek's rights in the Marks or the validity of this Agreement. The Company will cooperate with New Ametek and execute any and all documents during the term of this Agreement, reasonably requested by New Ametek and at New Ametek's expense, in order to protect and maintain New Ametek's exclusive rights and title to the Marks including, without limitation, filing any applications, recordings of this Agreement or other documentation regarding the Marks with governmental authorities having jurisdiction over the granting and maintaining of trademark registrations. The Company further agrees to notify New Ametek of any infringing use of the Marks by others promptly after such infringing use comes to the Company's attention. New Ametek shall have the sole right to bring infringement or unfair competition proceedings involving the Marks except as set forth in Paragraph 15(a).

  9. MAINTENANCE OF MARKS. New Ametek agrees to take all necessary steps to maintain the Marks in full force and effect during the term of this Agreement.

  10. TERMINATION. New Ametek shall have the right to terminate this Agreement upon 30-days' written notice to the Company if (a) any Insolvency Event (as defined below) occurs with respect to the Company, or (b) the Company breaches in any material respect any of its duties or obligations under this Agreement and such breach is not remedied by the Company within 30 days of receipt of written notice from New Ametek setting forth such breach, or if such breach is not reasonably remediable within such 30 day period, then the Company shall have up to 60 days to remedy such breach provided that the Company commences such remedial steps within such 30-day period and diligently pursues such remedial steps. An "Insolvency Event" shall have occurred if (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of the property or assets of the Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrator or similar official for the Company or for a substantial part of the property or assets of the Company or (iii) the winding-up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (B) the Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceedings or the filing of any petition described in (A) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrator or similar official for the

                                     B4-3

Company or for a substantial part of the property or assets of the Company,
(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing. The Company may terminate this Agreement at any time upon at least 60 days written notice to New Ametek; however, no such termination by the Company shall limit New Ametek's right to terminate this Agreement as provided above.

  11. POST-TERMINATION OBLIGATIONS. Upon termination of this Agreement, the Company shall, subject to a 180-day sell-off period, cease all use of the Marks or any term confusingly similar thereto and shall cease selling any remaining inventory bearing the Marks and (at New Ametek's option) destroy, modify (with New Ametek's consent) or surrender to New Ametek all signs, letterhead, product name plates and other materials in the Company's possession, custody or control which use the Marks or any term confusingly similar thereto so as to cease using the Marks or any term confusingly similar thereto. The Company acknowledges that all rights in, to and under the Marks and the goodwill connected therewith shall remain the property of New Ametek. Upon termination and/or expiration of this Agreement for any reason, the Company will, subject to a 180-day sell-off period, promptly discontinue the use of the Marks, whether as a trademark, service mark or trade name and will not resume the use of the same or adopt any mark confusingly similar thereto; provided that nothing herein shall prohibit resales by customers of the Company of Products sold by the Company prior to the end of the 180 day sell-off period.

  12. NEW AMETEK'S RIGHTS. All use of the Marks by the Company and in any variation thereof shall inure to the exclusive benefit of New Ametek. All rights in the Marks other than those specifically retained by or granted to the Company hereunder are reserved to New Ametek.

  13. REPRESENTATION OF NEW AMETEK. New Ametek represents and warrants that it is the sole and exclusive owner of the Marks.

  14. INDEMNIFICATION AND INSURANCE.

  (a) The Company agrees to indemnify and hold harmless New Ametek and each of its shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them by any party, other than New Ametek, its officers, directors, employees or agents, for or by reason of (i) the infringement of patents, trade secret rights or rights to any intellectual property of a third party, other than the Mark(s), as a result of the manufacture, warehousing, marketing, promotion, publicity, advertising, sale or distribution of the Products by the Company or any of its agents, representatives, contractors, sublicensees or assigns, (ii) any acts, whether of omission or commission, that may be committed or suffered by the Company or any of its agents, representatives, contractors, sublicensees or assigns in connection with this Agreement, (iii) any liability (including, without limitation, any personal injury or property damage) arising out of the manufacture, warehousing, marketing, promotion, publicity, sale, advertising, or distribution of or the use by any consumer of, the Products, or any violation of any warranty, representation or agreement made by the Company or any of its agents, representatives, contractors, sublicensees or assigns with respect to the Products, or (iv) the breach, in any material respect, by the Company of any of its representations, warranties or covenants in this Agreement. New Ametek shall give the Company written notice of any such claim promptly following its receipt thereof. The Company shall have the opportunity to undertake and to control the defense and settlement thereof through attorneys selected by the Company after notice to and consultation with New Ametek and good faith negotiations regarding alternative counsel if New Ametek has reasonable objections to the Company's choice of counsel. Notwithstanding the foregoing, the Company shall not, without the consent of New Ametek, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment which settlement, compromise or judgment would materially and adversely affect New Ametek or the value, reputation or prestige of the Marks. New Ametek will

                                     B4-4
cooperate with the Company in the investigation, defense and settlement of any such claim and shall have the right to participate in (but not to control) any such defense through counsel of its own choice, but at New Ametek's own expense. If the Company elects not to undertake the defense of any such claim, it will be responsible for reimbursing New Ametek for any expenses reasonably incurred by New Ametek, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 14(a), in addition to any damages ultimately awarded against New Ametek.

  (b) Without limiting the indemnification provided in Section 14(a) above, the Company agrees to carry and maintain, throughout the term of this Agreement and for five years thereafter, with an insurance carrier authorized to do business in the State of New York and having a rating of A VI or better according to Best's Insurance Reports, a broad form Comprehensive General Liability Insurance Policy or, if such policy is not reasonably available, such other policy as would provide substantially the same protection to the Company and New Ametek written on an occurrence basis covering the Company's activities with respect to the Products which includes but is not limited to coverage for contractual liability, premises operations, products liability, personal injury and advertising injury liability and broad form property damage liability, which shall provide protection to New Ametek of at least Two Million Dollars ($2,000,000) per occurrence and in the aggregate; provided that the Company may have a deductible or self-insured retainage in an amount of not in excess of $500,000. The Company shall have New Ametek named as an additional insured on such policies. The Company shall, within thirty (30) days after the date thereof, provide to New Ametek a certificate of such insurance from the insurance carrier which sets forth the scope of coverage and the limits of liability stated above and further provides that the policies may not be materially changed or cancelled without at least thirty
(30) days' prior written notice to New Ametek. Prior to any such cancellation, the Company shall provide New Ametek with a certificate of insurance evidencing that a new insurance policy with the same coverage and terms described above will be in place prior to such termination. Upon reasonable request by New Ametek during the Initial Term and each Renewal Term, the Company shall deliver to New Ametek evidence in form and substance reasonably satisfactory to New Ametek, of the maintenance and renewal of the required insurance, including without limitation, renewal certificates and copies of those portions of policies, riders and endorsements pertaining to this Agreement. Any insurance policy purchased by or carried by New Ametek shall not be required to contribute in case of any loss by any third party, including New Ametek or the Company, relating to the Products and either the certificate of insurance to be provided hereunder or an endorsement to such policy shall so state.

  (c) New Ametek agrees to indemnify and hold harmless the Company and each of its shareholders, officers, directors, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them by any party, other than the Company, its officers, directors, employees or agents, for or by reason of (i) the infringement of the Mark(s), as a result of the manufacture, warehousing, marketing, promotion, publicity, advertising, sale or distribution of the Products by New Ametek or the Company or any of its agents, representatives, contractors, sublicensees or assigns, (ii) any acts, whether of omission or commission, that may be committed or suffered by New Ametek or any of their agents, representatives, contractors, sublicensees or assigns in connection with this Agreement, or (iii) the breach, in any material respect, by New Ametek of any of its representations, warranties or covenants in this Agreement. The Company shall give New Ametek written notice of any such claim promptly following its receipt thereof. New Ametek shall have the opportunity to undertake and to control the claim and settlement thereof through attorneys selected by New Ametek after notice to and consultation with the Company and good faith negotiations regarding alternative counsel if the Company has reasonable objections to New Ametek's choice of counsel. Notwithstanding the foregoing, New Ametek shall not, without the consent of the Company, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment which settlement, compromise or judgment would materially and adversely affect the Company. The Company will cooperate with New Ametek in the investigation, defense and settlement of any such claim and shall have the right to participate in (but not to control) any such defense through counsel of its own choice, but at the Company's own expense. If New Ametek elects not to undertake any such claim, it will be responsible for reimbursing the Company for

                                     B4-5
any expenses reasonably incurred by the Company, including but not limited to reasonable attorneys', accountants', and other experts' fees and expenses in the investigation, defense and settlement of such claim and in enforcing its rights pursuant to this Section 14(a), in addition to any damages ultimately awarded against the Company.

  (d) Nothing contained in this Section 14 shall in any way diminish the indemnifications provided for in the Indemnification Agreement, dated as of the date hereof between Culligan, the Company and New Ametek.

  15. INFRINGEMENT. (a) The Company agrees that if during the term of this Agreement, any Mark shall in the opinion of the Company be infringed or used without authorization by any other person, firm, corporation or other entity, New Ametek shall have the sole and exclusive right, but not the obligation, to take any and all steps in its name, or in the name of the Company or in their joint names, as New Ametek (in its sole discretion) may deem advisable, including, without limitation, the institution of any action or proceeding to seek damages for and/or to enjoin such infringement or unauthorized use, and to prosecute, settle, compromise or otherwise dispose of the same. Notwithstanding the foregoing, the Company shall have an opportunity to participate in the decision-making process related thereto, but the final decision shall be controlled by New Ametek. In the event of any such action or proceeding, the Company agrees to execute any and all papers deemed necessary or advisable by counsel for New Ametek and, at New Ametek's expense (except in the case of an action or proceeding taken or initiated by the Company), to do whatever else may be deemed necessary or advisable by such counsel to assist in the prosecution of such action or proceeding. If New Ametek elects not to undertake any such claim, the Company, at its sole expense, may institute any action or proceeding to seek damages for and/or to enjoin such infringement or unauthorized use, and to prosecute, settle, compromise or otherwise dispose of the same. In the event of any such action or proceeding, New Ametek agrees to execute any and all papers deemed necessary or advisable by counsel for the Company and, at the Company's expense (except in the case of an action or proceeding taken or initiated by New Ametek), to do whatever else may be deemed necessary or advisable by such counsel to assist in the prosecution of such action or proceeding.

  (b) The party bearing the cost in connection with any such action shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after institution of any action or proceeding) or otherwise in connection with any such action except to the extent of actual damages suffered by the party not bearing the cost.

  (c) In the event that the Company is made a party defendant in any action or proceeding for infringement based on or arising from the use during the term hereof of any Mark on or in connection with the Products, then the Company shall promptly give written notice to New Ametek thereof and New Ametek shall have the right to join in the defense of such action or proceeding at its own cost and expense and, at its option, the Company may take over, on behalf and in the name of the Company, the conduct of the defense of such action or proceeding.

  16. NO AGENCY. Nothing in this Agreement shall constitute the parties hereto as principal and agent, partners or joint venturers for any purpose and the Company shall have no power or authority to bind New Ametek or to incur any obligations on New Ametek's behalf.

  17. MISCELLANEOUS.

  17.1 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, and together with the Merger Agreement, and the Distribution Agreement, to the extent applicable, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior understandings of the parties hereto with respect to its subject matter.

  17.2 AMENDMENTS; WAIVERS. This Agreement (including the exhibits hereto) may be amended by the parties only if set forth in an instrument in writing signed by the parties. Either the Company or New Ametek may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in

                                     B4-6
writing signed by the parties. The failure of any party to this Agreement to assert any of its rights under, or to enforce any provision of, this Agreement or otherwise shall not constitute a waiver of its rights under such provision or any other provision.

  17.3 COMMUNICATIONS. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

  If to New Ametek:

    AMETEK, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attention: Chairman of the Board

    With a copy to:

    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038
    Attention: David H. Kaufman
    Facsimile No. (2l2) 806-6006

  If to the Company:

    Culligan Water Company, Inc.
    One Culligan Parkway
    Northbrook, Illinois 60062-6209
    Attention: General Counsel

    With a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022
    Attention: Gregory A. Fernicola
    Facsimile No. (212) 735-2000

  17.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Neither party may assign its rights or delegate its obligations under this Agreement without the express written consent of the other party.

  17.5 GOVERNING LAW; JURISDICTION. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable conflicts of law principles. Each of the parties hereto expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court and to the jurisdiction of any other competent court of the State of Delaware located in the County of New Castle, City of Wilmington, Delaware, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated herein and agrees not to commence any litigation relating thereto except in such courts. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated

                                     B4-7
herein to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 17.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

  17.6 SAVINGS CLAUSE. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

  17.7 EQUITABLE REMEDIES. The Company acknowledges that its failure to comply with the provisions of this Agreement may cause irreparable harm and damage to New Ametek, including, without limitation to New Ametek's name, reputation, goodwill and trademarks, for which no adequate remedy at law would exist and that New Ametek, therefore, would in such event be entitled to specific performance and other forms of injunctive and equitable relief hereunder.

  17.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  17.9 CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Exhibits hereto. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          Ametek Aerospace Products, Inc.
                                          (to be renamed AMETEK, Inc.)

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          AMETEK, Inc.
                                          (to be renamed Culligan Water
                                          Company, Inc.)

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                     B4-8

                                   EXHIBIT A

                                   GUARANTY

  This Guaranty is made as of the    day of     , 1997, by Culligan Water
Technologies, Inc. ("Guarantor") in favor of Ametek Aerospace Products, Inc. (the "Beneficiary").

                                  BACKGROUND

  WHEREAS, the Beneficiary and AMETEK, Inc. (the "Company") have entered into
a Trademark Agreement, dated       , 1997, providing the Company with the
right to use certain trademarks of the Beneficiary (the "Trademark
Agreement");

  WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997, as amended and restated as of
May   , 1997, among Guarantor, Culligan Water Company, Inc. ("Merger Sub"),
the Company and the Beneficiary (as the same may be amended from time to time, the "Merger Agreement"), Merger Sub is to merge with and into the Company at the Effective Time (as defined therein), with the Company surviving as a wholly owned subsidiary of Guarantor and with the Company being renamed "Culligan Water Company, Inc." and Beneficiary being renamed "AMETEK, Inc."; and

  WHEREAS, the execution and delivery of this Guaranty is a condition to Beneficiary entering into the Trademark Agreement;

  NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, Guarantor hereby agrees as follows:

    1. Guarantor hereby unconditionally and irrevocably guarantees to Beneficiary the prompt and complete payment and performance, when due, of all liabilities and obligations of the Company to Beneficiary arising under, pursuant to or in connection with the Trademark Agreement (collectively, the "Guaranteed Liabilities"). This Guaranty constitutes a guaranty of payment and not of collection.

    2. Guarantor hereby waives notice of acceptance of this Guaranty and notice of any Guaranteed Liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any other such Guaranteed Liability, notice of any suit or the taking of other action by Beneficiary against, and any other notice to, the Company. Guarantor shall not exercise any right of subrogation arising as a result of any payment hereunder until all of the Guaranteed Liabilities shall have been irrevocably paid in full.

    3. Beneficiary may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the absolute and unconditional obligations of Guarantor hereunder: (i) agree to any change in the terms of any Guaranteed Liability pursuant to the terms of the Trademark Agreement, (ii) take or fail to take any action of any kind in respect of any security for any Guaranteed Liability, (iii) exercise or refrain from exercising any rights against the Company or others, or (iv) compromise or subordinate any Guaranteed Liability including any security therefor. In addition, the liability of Guarantor hereunder shall be absolute and unconditional irrespective of: (A) any lack of validity or enforceability or any Guaranteed Liability or any agreement or instrument relating to any Guaranteed Liability, (B) any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Guaranteed Liability or Beneficiary's rights hereunder or (C) any other circumstances, not referred to earlier in this Guaranty, which might otherwise constitute a defense available to, or a discharge of, Guarantor in respect of this Guaranty.

    4. This Guaranty shall continue in full force and effect until all Guaranteed Liabilities have been irrevocably satisfied in full. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance (or any part thereof) of any

                                     B4-9

  Guaranteed Liability, or interest thereon, is rescinded or must otherwise be restored or returned by Beneficiary due to any bankruptcy, insolvency, reorganization, liquidation or receivership laws or otherwise.

    5. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of law).

  In Witness Whereof, Guarantor has executed this Guaranty as of the day and year first above written.

                                          CULLIGAN WATER TECHNOLOGIES, INC.

                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________


                                     B4-10

                                                                     APPENDIX C

                           PERSONAL AND CONFIDENTIAL

                                                               February 5, 1997

Board of Directors
AMETEK, Inc.
Station Square
Paoli, PA 19301

Ladies and Gentlemen:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of AMETEK, Inc. (the "Company") of the Exchange Ratio (as defined below) to be received for each Share pursuant to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement" and, together with the ancillary agreements thereto, the "Agreement"), dated as of February 5, 1997 by and among Culligan Water Technologies, Inc. ("Culligan"), Culligan Water Company, Inc. ("Merger Sub"), Ametek Aerospace Products, Inc. ("Spinco") and the Company. Pursuant to the Merger Agreement, Merger Sub shall be merged with and into the Company (the "Merger"). Prior to the effectiveness of the Merger, pursuant to a Contribution and Distribution Agreement, dated as of February 5, 1997 (the "Contribution Agreement") among the Company and Spinco, the Company will contribute (the "Contribution") all of its assets other than the Retained Assets (as defined in the Contribution Agreement) to Spinco, and Spinco will assume all of the liabilities of the Company other than the Retained Liabilities (as defined in the Contribution Agreement); Spinco's Common Stock (the "Spinco Common Stock") will then be distributed pro rata to holders of Shares (the "Distribution"). In the Merger, each issued and outstanding Share will be canceled and converted into the right to receive that number of shares (the "Exchange Ratio") of Common Stock, par value $0.01 per share (the "Culligan Common Stock") of Culligan determined by dividing (i) (a) the Net Equity Value (as defined in the Merger Agreement) divided by (b) $37.50 by
(ii) the number of Shares outstanding at the Effective Time (as defined in the Merger Agreement).

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as sole underwriter of the Company's offering, in March 1994, of 9 3/4% Senior Notes 2004. We also have provided certain investment banking services to Culligan from time to time, including having acted as managing underwriter of Culligan's initial public offering in December 1995 and of a secondary sale of Culligan Common Stock in October 1996, and we may provide investment banking services to each of the Company and Culligan in the future.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1995 and, in the case of Culligan, for the fiscal year ended January 31, 1996; Culligan's Prospectuses, dated December 14, 1995 and October 7, 1996; certain interim reports to stockholders of the Company and Culligan and certain Quarterly Reports on Form 10-Q of the Company and Culligan; certain other communications from the Company and Culligan to their respective stockholders; and certain internal financial analyses and forecasts for the businesses that will remain with the Company after the distribution of Spinco (the "Retained Business") prepared by the Company's management. We also have held discussions with certain members of the management of the Company, the Retained Business and Culligan regarding the past and current business operations, financial condition and future prospects of the Retained Business and Culligan respectively. In addition, we have reviewed the reported price and trading activity for the Culligan Common Stock, compared certain financial and stock market information for the Retained Business with similar information for certain companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water filtration industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, and have assumed such accuracy and completeness for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Retained Business or Culligan or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not been asked to solicit, and accordingly, we have not solicited, third parties with respect to a potential alternative transaction. We have assumed, with your consent, that the Merger will be tax-free to the Company. Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Exchange Ratio and does not constitute a recommendation to any holder of Shares as to how such holder of Shares should vote on the proposed transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of the Shares.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

                                                                      APPENDIX D


                                  AMETEK, INC.

                        AMETEK AEROSPACE PRODUCTS, INC.

                                      AND

                        CULLIGAN WATER TECHNOLOGIES INC.

                           TAX ALLOCATION AGREEMENT

  This TAX ALLOCATION AGREEMENT (this "Agreement"), dated as of [ ], 1997, among AMETEK, INC., a Delaware corporation (the "Company"), AMETEK AEROSPACE PRODUCTS, INC., a Delaware corporation and a wholly owned subsidiary of the Company ("Spinco"), and CULLIGAN WATER TECHNOLOGIES INC., a Delaware corporation ("Acquiror").

                             W I T N E S S E T H :

  WHEREAS, the Company, Acquiror and Culligan Water Company, Inc., a wholly owned subsidiary of Acquiror ("Sub"), have entered into an Amended and Restated Agreement and Plan of Merger and Reorganization dated as of February 5, 1997 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company;

  WHEREAS, the Board of Directors of the Company has approved a Contribution and Distribution Agreement in the form attached to the Merger Agreement (the "Distribution Agreement");

  WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger;

  WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Distribution Agreement to consummate the Contribution and Distribution (as defined in the Distribution Agreement); and

  WHEREAS, Acquiror and the Company, on behalf of each of them and the Company Group (as defined herein) and Spinco, on behalf of itself and the Spinco Group (as defined herein), wish to provide for the allocation between the Company Group and the Spinco Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as defined herein) and to provide for certain other matters;

  NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Distribution Agreement, as the case may be. As used in this Agreement, the following terms shall have the following respective meanings:

  "Acquiror Tax Opinions" means the opinions, if any, received by Acquiror from Skadden, Arps, Slate, Meagher & Flom LLP pursuant to Section 8.1(h) of the Merger Agreement.

  "Acquiror's Tax Representation Letter" means the representation letter, if any, delivered by Acquiror to Skadden, Arps, Slate, Meagher & Flom LLP and Stroock & Stroock & Lavan LLP in reliance upon which they will render their respective Tax Opinions.

  "Action" has the meaning set forth in Section 5.5(b).

  "Actually Realized" or "Actually Realizes" means, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event (including the receipt of any Tax Refund), the time at which the amount of Taxes payable by such person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for such payment, transaction, occurrence or event.

  "Affiliate" means with respect to each of the parties hereto, (i) a corporation, partnership, limited liability company, trust, joint venture or other business entity in which 50% or more of the outstanding equity or voting power is owned (directly or indirectly) by such party, and (ii) a partnership in which a general partner interest is owned by such party. For this purpose, in no event shall the Company or Spinco be treated as Affiliates.

  "Affiliated Group" means the affiliated group of corporations within the meaning of Section 1504 of the Code of which the Company is the common parent.

  "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted Federal Tax laws.

  "Company Group" means, solely for purposes of this Agreement, the Company and its Affiliates, other than Spinco and its Affiliates (determined after giving effect to the Contribution and Distribution) and, for Post-Tax Indemnification Periods, shall include Acquiror and its Affiliates.

  "Company Tax Item" means a Tax Item that is attributable to the Company Group and is not a Spinco Tax Item.

  "Company Tax Opinions" means the opinions, if any, received by the Company from Stroock & Stroock & Lavan LLP pursuant to Section 8.1(h) of the Merger Agreement.

  "Consolidated Federal Tax Returns" are the Federal Tax Returns for the Affiliated Group for any Pre-Distribution Taxable Period.

  "Distribution Date" means the date on which the Distribution occurs or is deemed to occur for Federal Income Tax purposes and shall be deemed effective as of the close of business on such date.

  "Group" means either the Company Group or the Spinco Group, as the context provides.

  "Income Tax Benefit" means for any taxable period the excess of (i) the Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

  "Income Tax Detriment" means for any taxable period the excess of (i) the Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

  "Income Taxes" means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above.

  "Indemnitee" has the meaning set forth in Section 5.2.

  "Indemnitor" has the meaning set forth in Section 5.2.

  "Indemnity Issue" has the meaning set forth in Section 5.2.

  "IRS" means the Internal Revenue Service.

  "Post-Distribution Taxable Period" means a taxable period beginning after the Distribution Date.

  "Post-Tax Indemnification Period" means any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

  "Pre-Distribution Taxable Period" means a taxable period ending on or before the Distribution Date.

  "Private Letter Ruling Request" means the private letter ruling request concerning the Contribution, Distribution and Merger submitted to the IRS and any supplementary submissions thereto.

  "Pro Forma Tax Returns" has the meaning set forth in Section 2.1(c).

  "Responsible Party" has the meaning set forth in Section 5.3.

  "Reverse Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

  "Straddle Period" means a taxable period that begins before and includes but does not end on the Distribution Date.

  "Spinco Group" means Spinco and its Affiliates, determined immediately after the Contribution and Distribution.

  "Spinco Tax Item" means a Tax Item solely attributable to the Spinco Group.

  "Spinco's Tax Representation Letter" means the representation letter, if any, delivered by Spinco and the Company to Skadden, Arps, Slate, Meagher & Flom LLP and Stroock & Stroock & Lavan LLP in reliance upon which they will render their respective Tax Opinions.

  "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, wage withholding, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest (including the actual interest that would have accrued if there were no netting of Taxes), penalties and additions to any such tax, or additional amounts imposed by any Taxing Authority (domestic or foreign) upon the Company Group, the Spinco Group, the Acquiror or any of their Affiliates.

  "Tax Audit Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for, or refunds or adjustments with respect to, Taxes.

  "Tax Deficiency" means a net increase in Taxes payable as a result of a Tax Audit Proceeding or an amendment of a Tax Return or an event having a similar effect.

  "Tax Indemnification Period" means any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on and includes the Distribution Date.

  "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credits or any other item which is taken into account in determining taxable income or is otherwise taken into account in determining Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

  "Tax Opinions" means the Acquiror Tax Opinions and the Company Tax Opinions, if any.

  "Tax Records" has the meaning set forth in Section 6.2.

  "Tax Refund" means a refund of Taxes (including a reduction in Taxes as a result of the utilization of any credit or any offset against Taxes or Tax Items) reduced (but not below zero) by any net increase in Taxes Actually Realized by the recipient (or its Affiliate) thereof as a result of the receipt thereof.

  "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

  "Taxing Authority" means any governmental or quasi-governmental body exercising any Taxing authority or Tax regulatory authority.

  "Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Tax Indemnification Period.

  "Transfer Taxes" means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) arising as a result of or otherwise incurred in connection with any of the transactions contemplated by the Distribution Agreement, the Merger Agreement and the agreements ancillary thereto.

                                  ARTICLE II

                             FILING OF TAX RETURNS

  2.1. Preparation of Tax Returns.

  (a) Consistent with Agreements. Each of the parties to this Agreement agrees to, and to cause each of its relevant Affiliates to, report the Contribution and Distribution as transactions described in Sections 355 and 368(a)(l)(D) of the Code and the Merger as a "reorganization" under Section 368(a)(1)(B) of the Code on all Tax Returns and other filings, and take no position inconsistent therewith or with the consummation of such transactions as set forth in the Merger Agreement, the Distribution Agreement, the Acquiror's Tax Representation Letter, Spinco's Tax Representation Letter or the Private Letter Ruling Request (in the absence of a controlling change in law or circumstance). The parties agree that consistent with the principles of
Section 381 of the Code and with applicable law, Spinco and only Spinco shall reflect any Tax Item arising in or attributable to a Tax-Indemnification Period on its own Tax Returns following the Distribution Date.


  (b) Consistent with Past Practice. Except for any accounting method changes pursuant to applications that are approved by the IRS and reflected in
Schedule 4.15 of the Merger Agreement and any accounting method elections and changes that may be effective as of the day after the Distribution Date and are applicable only to the Spinco Group (or otherwise have no adverse affect on the Company Group, as determined by the Company Group in its reasonable discretion), all Tax Returns described in Sections 2.2(a), (b), (c) and (d) hereof filed after the date of this Agreement, in the absence of a controlling change in law or circumstance, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed and in a manner that does not unreasonably accelerate deductions or defer income between Tax Indemnification Periods and Post-Tax Indemnification Periods. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

  (c) Spinco Obligations. Spinco agrees to cooperate in good faith with the Company to determine the appropriate amount of Tax Items attributable, if any, to the Company Group to be reflected on any Tax Returns for Straddle Periods to be prepared and filed by Spinco in accordance with Section 2.2. With respect to each of the 1996 taxable year and the taxable year ending on and including the Distribution Date, (i) Spinco will deliver to the Company at least 60 days prior to the filing of the Tax Returns for such taxable year, a pro forma Federal and state Income Tax Return (the "Pro Forma Tax Returns") prepared on the assumption that the Project J Division is a separate taxpayer and including only those tax items relating to the Project J Division for such taxable years and (ii) will consult with the Company with respect to the application of the Tax Items shown on the Pro Forma Tax Returns to the Tax Items to be shown on the Tax Returns. The computations made with respect to the Pro Forma Tax Returns shall be made, where applicable, on a basis consistent with the principles of Treasury Regulation Section 1.1502-76(b)(2). Spinco will inform and consult with the Company regarding any Tax Audits or any other adjustments which would materially affect any of the Tax Items shown on the Pro Forma Tax Returns. Spinco will provide the Company with copies of all Tax Returns described in Section 2.2(a), (b) and (c) promptly after filing.

  (d) Company Obligations. The Company agrees to cooperate in good faith with Spinco to determine the appropriate amount of Tax Items attributable to the Spinco Group to be reflected on any Tax Returns for Straddle Periods to be prepared and filed by the Company in accordance with Section 2.2. The Company further agrees to provide Spinco with a copy of each such Tax Return at least 30 days before it is filed and to follow the procedures in Section 4.2 relating to the calculation of Taxes and to not file any such Tax Returns without the prior written consent of Spinco, which consent shall not be unreasonably withheld. If such consent is withheld, Spinco shall so notify the Company at least 10 days prior to the due date for filing such Tax Returns (giving effect to applicable extensions). The Company will promptly provide Spinco with copies of all such Tax Returns after filing.

  2.2. Filing of Tax Returns.

  (a) Consolidated Federal Tax Returns. The Consolidated Federal Tax Returns required to be filed after the date hereof shall be prepared and filed or caused to be prepared and filed by Spinco.

  (b) Pre-Distribution Period Tax Returns. All Tax Returns other than those described in Section 2.2(a) which include a member of the Spinco Group or the Company Group that are required to be filed for any Pre-Distribution Taxable Period shall be prepared and filed or caused to be prepared and filed by Spinco.

  (c) Spinco Straddle Period Tax Returns. All Tax Returns other than those described in Section 2.2(a) which are required to be filed by any member of the Spinco Group for any Straddle Period shall be prepared and filed or caused to be prepared and filed by Spinco.

  (d) Company Straddle Period Tax Returns. All Tax Returns other than those described in Section 2.2(a) which are required to be filed by any member of the Company Group for any Straddle Period shall be prepared and filed or caused to be prepared and filed by the Company.

  (e) Post-Distribution Period Tax Returns. All Tax Returns for all Post-Distribution Taxable Periods shall be the responsibility of the Spinco Group if such Tax Returns relate to a member or members of the Spinco Group or their respective assets or businesses, or shall be the responsibility of the Company Group if such Tax Returns relate to a member or members of the Company Group or their respective assets or businesses.

  2.3. Procedures for Filing Tax Returns.

  (a) Designation. The Company hereby irrevocably designates, and agrees to cause each of its Affiliates to so designate, Spinco as its agent to take any and all actions necessary or incidental to the preparation and filing of the Tax Returns described in Sections 2.2(a), (b) and (c). Spinco hereby irrevocably designates, and agrees to cause each of its Affiliates to so designate, the Company as its agent to take any and all actions necessary or incidental to the preparation and filing of the Tax Returns described in
Section 2.2(d).

  (b) Closing of Straddle Period. To the extent permitted by law or administrative practice, the taxable year of any member of the Company Group which includes the Distribution Date shall be treated as closing on (and including) the Distribution Date. The Company, Acquiror, Spinco and their respective Affiliates agree to treat, on all Tax Returns and in all Tax Audit Proceedings, the Affiliated Group as terminating for Federal income tax purposes as a result of the Merger.

                                  ARTICLE III

                               PAYMENT OF TAXES

  3.1. Payment of Tax Liabilities.

  (a) Pre-Distribution and Consolidated Liabilities. Except as otherwise provided in this Agreement, Spinco or a member of the Spinco Group shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax Returns described in Sections 2.2(a) and 2.2(b).

  (b) Separate Straddle Period Tax Liabilities. (i) Spinco Liability. Except as otherwise provided in this Agreement, Spinco or a member of the Spinco Group shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax Returns described in Section 2.2(c).

  (ii) Company Liability. Except as otherwise provided in this Agreement, the Company or a member of the Company Group shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax Returns described in
Section 2.2(d). Spinco shall pay directly to or at the direction of the Company, at least two days prior to the date payment (including estimated payment) thereof is due, the Spinco Group's allocable share (as determined under Section 4.1) of those Taxes due.

  (c) Post-Distribution Period Tax Liabilities. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

  3.2. Tax Refunds and Carrybacks

  (a) Retention and Payment of Tax Refunds. Except as otherwise provided in this Agreement, Spinco shall be entitled to retain, and to receive within ten days after Actually Realized by the Company Group, the portion of all Tax Refunds of Taxes for which the Spinco Group is liable pursuant to Section 3.1 or Section 5.1(a), and the Company shall be entitled to retain, and to receive within ten days after Actually Realized by the Spinco Group, the portion of all Tax Refunds of Taxes for which the Company Group is liable pursuant to
Section 3.1 or Section 5.1(b). Notwithstanding the foregoing, (i) all Tax Refunds resulting from the carryback of any Company Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Company Group and, if and to the extent Actually Realized by Spinco, Spinco shall pay over to the Company any such Tax Refund within ten days after it is Actually Realized by Spinco or any member of the Spinco Group, (ii) all Tax Refunds resulting from (A) the carryback of any Spinco Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period, or (B) with respect to each Retained Option, up to the Retained Option Amount corresponding to such Retained Option, the Tax Items that would have been attributable to such Retained Option had the Retained Option been exercised on the date of the Merger, shall be for the account of Spinco and, if and to the extent Actually Realized by the Company, the Company shall pay over to Spinco any such Tax Refund within ten days after it is Actually Realized by the Company or any member of the Company Group and (iii) all Tax Refunds resulting from the utilization of any Tax Items (such as the utilization of a minimum or foreign tax credit or Section 481(a) adjustments which reduces current year Taxes) of the Company or its Affiliates arising in a Tax Indemnification Period shall be for the account of Spinco and, if and to the extent Actually Realized by the Company, the Company shall pay over to Spinco any such Tax Refund within ten days after it is Actually Realized by the Company or any member of the Company Group. In computing the amount of any Tax Refunds described in (i), (ii) or (iii) above, the party paying over such Tax Refunds shall be deemed to recognize all other items of income, gain, loss, deduction or credit before the utilization of any Tax Item causing a Tax Refund described in this Section 3.2(a). Spinco, Acquiror, the Company and their respective Affiliates will use their best efforts to claim and utilize the Tax Items referred to in (i), (ii) or (iii) in a manner which is designed to maximize (on a present value basis) the Tax Refunds described therein.

  (b) Refund Claims. Spinco shall be permitted to file at Spinco's sole expense, and the Company shall reasonably cooperate with Spinco in connection with, any claims for Tax Refund to which Spinco is entitled pursuant to this
Section 3.2 or any other provision of this Agreement. Spinco shall reimburse the Company for any reasonable out-of-pocket costs and expenses incurred by any member of the Company Group in connection with such cooperation. The Company shall be permitted to file at the Company's sole expense, and Spinco shall reasonably cooperate with the Company in connection with, any claims for Tax Refund to which the Company is entitled pursuant to this Section 3.2 or any other provision of this Agreement. The Company shall reimburse Spinco for any reasonable out-of-pocket costs and expenses incurred by any member of the Spinco Group in connection with such cooperation.

  Any claim for a Tax Refund under Section 3.2(b) to which Spinco is entitled and which relates to a Tax Return for which the Company is required to file under Section 2.2 shall be subject to the Company Group's consent (such consent not to be unreasonably withheld). Any claim for a Tax Refund under
Section 3.2(b) to which the Company Group is entitled shall be subject to the Spinco Group's consent (such consent not to be unreasonably withheld). A copy of a claim for any Tax Refund to which either party is entitled to file under
Section 3.2(b) shall be provided to the other party no later than 30 days prior to the filing of such Tax Refund claim.

  In the event that Spinco and the Company are each entitled to file a Tax Refund claim pursuant to Section 3.2(b) for the same period, such Tax Refunds of the Company and Spinco shall be allocated, in a manner analogous to Treasury Regulation Section 1.1552-1(a)(2), to the Company and Spinco on the basis of the percentage of the total Tax Refund which the Tax Refund of the Company or Spinco if computed on a separate return would bear to the total amount of the Tax Refunds for the Company and Spinco so computed.

                                  ARTICLE IV

                      ALLOCATION AND CALCULATION OF TAXES

  4.1. Allocations. In the case of any Tax Return described in Section 2.2(d), the Spinco Group will be allocated the portion of such Taxes due with respect to such Tax Return attributable to the period up to and including the Distribution Date. This amount shall be computed (i) in the case of periodic Taxes that are not based on income or receipts (e.g., property taxes), by allocating to the Spinco Group a portion of such Taxes based on the ratio of the number of days in the Straddle Period prior to and including the Distribution Date to the total number of days in the Straddle Period and (ii) in the case of all other Taxes, as if such taxable period ended on and included the Distribution Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other "flow-through" entity, as if a taxable period of such partnership or other "flow-through" entity ended on and included the Distribution Date. Spinco will determine the allocations for this Section in a manner consistent with the principles set forth in Section 4.2.

  4.2. Calculations and Determinations. All calculations and determinations required to be made pursuant to this Agreement (including the calculation in Section 4.1) shall be made in good faith by the party making such calculations or determinations. Except for any accounting method changes pursuant to applications for accounting method changes filed prior to the date hereof and any accounting method elections and changes that may be effective as of the day after the Distribution Date, all calculations and determinations required to be made pursuant to this Agreement (including the calculation in Section 4.1), shall be made, in the absence of a controlling change in law or circumstance, on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed and in a manner that does not unreasonably accelerate deductions or defer income between Tax Indemnification Periods and Post-Tax Indemnification Periods.

  4.3. Principles of Determination. In implementing this Agreement, except as otherwise specifically provided, the parties shall make any adjustments that are necessary to ensure that, with respect to Taxes for Straddle Periods or Pre-Distribution Taxable Periods, payments and reimbursements between the parties reflect the principles that the Company is to bear responsibility only for Taxes for the Company Group (and any Affiliates) that are attributable to the portion of any Straddle Period after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period) and that (i) Spinco is to bear responsibility for all other Taxes for Straddle Periods and Pre-Distribution Taxable Periods, (ii) Spinco is to be entitled to any Tax Refunds relating to Tax Items attributable to Tax Indemnification Periods and (iii) Spinco is to be entitled to any Tax Refunds (up to the Retained Option Amount) relating to Tax Items that would have been attributable to the Retained Options had the Retained Options been exercised on the Merger Date.

                                   ARTICLE V

                       TAX INDEMNIFICATION; TAX CONTESTS

  5.1. Indemnification.

  (a) Spinco Indemnification. Except as otherwise provided in Section 5.1(b), Spinco and the Spinco Group shall be liable for and shall indemnify, defend and hold harmless the members of the Company Group and Acquiror and each of their respective Affiliates and representatives from and against (A) all Taxes of the Company Group and the Spinco Group for Pre-Distribution Taxable Periods
(B) all Taxes of the Company Group and the Spinco Group for the portion of any Straddle Period ending on and including the Distribution Date, (C) all Taxes of the Spinco Group for the portion of any Straddle Period beginning on the day after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period), (D) all Taxes of the Spinco Group for Post-Distribution Taxable Periods, (E) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or a comparable state, local or foreign law) for Income Taxes of any person (other than a member of the Company Group or the Spinco Group) which is or has ever been affiliated with any member of the Company Group or the Spinco Group or with which any member of the Company Group or the Spinco Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return for any Pre-Distribution Taxable Period or Straddle Period,
(F) all Taxes for which Spinco is liable pursuant Section 5.5, (G) all Taxes for any taxable period (whether beginning before, on or after the Distribution
Date) that would not have been payable but for the breach by any member of the Spinco Group of any representation, warranty or obligation under this Agreement or the Merger Agreement, (H) all liability for Taxes resulting from the Contribution, Distribution and/or Merger (but not including (i) any periodic Taxes that are not based on income or receipts attributable to collateral consequences of such transactions, such as a reassessment of Company Group property for property Tax purposes resulting from the change in control incident to the Merger and (ii) Taxes, if any, attributable to payments made to the Company in the form of "true-ups" or other purchase price adjustments pursuant to the terms of the Merger Agreement) other than liability arising from an Action, as defined in Section 5.5(b), (I) all Taxes of the Company Group attributable to the recapture of any inventory reserves of the Company Group, whether pursuant to a change in accounting method or otherwise, (J) the Spinco Group's share of any Transfer Taxes, as provided in
Section 1.9(b) of the Distribution Agreement and (K) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

  (b) Company and Acquiror Indemnification. Except as otherwise provided in
Section 5.1(a), the Company and Acquiror shall be liable for and shall indemnify, defend and hold harmless the Spinco Group from and against (A) all Taxes of the Company Group for Post-Distribution Taxable Periods, (B) all Taxes of the Company Group for the portion of any Straddle Period beginning on the day after the Distribution Date (calculated by treating the day after the Distribution Date as the first day of a taxable period), (C) all Taxes for which the Company is liable pursuant to Section 5.5, (D) all Taxes for any taxable period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Company Group of any representation, warranty or obligation under this Agreement or the Merger Agreement, (E) the Company Group's share of any Transfer Taxes, as provided in Section 1.9(b) of the Distribution Agreement and (F) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

  (c) Joint Indemnification. Notwithstanding anything to the contrary contained herein, in the event that Spinco and the Company would each be liable for Taxes resulting from the Contribution, Distribution and/or the Merger pursuant to Section 5.1(a) and 5.1(b) (without regard to any action taken by the other party), Spinco and the Company shall each be liable for one half of such Taxes and shall indemnify each other for any excess of such amount paid, in the aggregate, to any one or more Taxing Authorities.

  (d) Payments. Subject to Section 5.6(b), any indemnity payment required to be made pursuant to this Section 5.1 shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Taxing Authority.

  5.2. Notice of Indemnity. Whenever a party hereto (hereinafter an "Indemnitee") becomes aware of the existence of an issue raised by any Taxing Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Group for any Post-Tax Indemnification Period (in the case of the Company Group) or for any Tax Indemnification Period (in the case of the Spinco Group) or require a payment hereunder to the other party (hereinafter an "Indemnity Issue"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "Indemnitor") of such Indemnity Issue. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or its Affiliate is actually materially prejudiced by such failure to give notice.

  5.3. Tax Contests. The Indemnitor and its representatives, at the Indemnitor's expense, shall be (A) entitled to participate in all conferences, meetings or proceedings with any Taxing Authority, the subject matter of which is or includes an Indemnity Issue, (B) entitled to participate in all appearances before any court, the subject matter of which is or includes an Indemnity Issue, and (C) required to consent (which consent shall not be unreasonably withheld) to the settlement of all Tax Audits pertaining to or including an Indemnity Issue. Subject to the Indemnitor's right to consent (which consent shall not be unreasonably withheld) to the settlement of all Tax Audits pertaining to or including an Indemnity Issue, the party who has responsibility for filing the Tax Return under this Agreement (the "Responsible Party") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. If the Indemnitor is not the Responsible Party, such cooperation may include permitting the Indemnitor, at the Indemnitor's sole expense, to litigate or otherwise resolve any Indemnity Issue. Notwithstanding any other provision of this Agreement, if Spinco has materially satisfied its obligations under this Agreement and if the Company fails to permit Spinco to control any Indemnity Issue (other than an Indemnity Issue resulting solely from an Action) relating to the qualification of the Contribution and Distribution as transactions described in Sections 355 and 368(a)(1)(D) of the Code or the qualification of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, then Spinco shall not be liable for and shall not indemnify the Company Group for any Tax Deficiency resulting from an adverse determination of such Indemnity Issue.

Notwithstanding anything to the contrary contained in this Section 5.3, any Indemnity Issue involving the qualification of the Contribution and the Distribution as transactions described in Sections 355 and 368 (a)(1)(D) of the Code or the Merger as a "reorganization" described in Section 368(a)(1)(B) of the Code, that (i) relates solely to an Action shall be controlled solely by the Company (and no consent of Spinco shall be required with respect to any settlement of such Indemnity Issue), (ii) relates solely to circumstances other than an Action shall be controlled solely by Spinco (and no consent of the Company shall be required with respect to any settlement of such Indemnity Issue) and (iii) relates to circumstances described in both (i) and (ii) above shall be jointly controlled by the Company and Spinco.

  5.4. Timing Adjustments.

  (a) Timing Differences. If a Tax Audit Proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Spinco has or would otherwise have under
Section 5.1 and/or an increase in the amount of a Tax Refund to which Spinco is entitled under Section 3.2, then in each Post-Tax Indemnification Period in which the Company Group Actually Realizes an Income Tax Detriment, Spinco shall pay to the Company an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Spinco shall be required to make under this Section 5.4(a) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Spinco Group for all taxable periods and the Company Group for all Tax Indemnification Periods as a result of such Timing Difference. Spinco shall make all such payments within ten days after the Company notifies Spinco that the relevant Income Tax Detriment has been Actually Realized.

  (b) Reverse Timing Differences. If a Tax Audit Proceeding or an amendment of a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity obligation of Spinco under
Section 5.1 and/or a decrease in the amount of a Tax Refund to which Spinco is or would otherwise be entitled to under Section 3.2, then in each Post-Tax Indemnification Period in which the Company Group Actually Realizes an Income Tax Benefit, the Company shall pay to Spinco within ten days after the Company has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which the Company shall be required to make under this Section 5.4(b) with respect to any Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments realized by the Company Group and the Spinco Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

  5.5. Certain Transactions.

  (a) Consistent with Representations. Spinco shall, and shall cause each Spinco Group member to, comply with and take no action inconsistent with Spinco's Tax Representation Letter or the Private Letter Ruling Request. Acquiror shall, and shall cause each member of the Company Group to, comply with and take no action inconsistent with Acquiror's Tax Representation Letter or the Private Letter Ruling Request. The Spinco Group, Acquiror and the Company Group shall use their respective best efforts to have the Contribution and the Distribution qualify as transactions described in Sections 355 and 368
(a)(l)(D) of the Code and to have the Merger qualify as a "reorganization" within the meaning of Section 368(a)(l)(B) of the Code.

  (b) Tax-Free Reorganization Treatment. Acquiror and the Company agree to indemnify and hold the Spinco Group harmless from and against any Taxes resulting from any Action (as hereinafter defined) which causes either the Contribution and the Distribution to fail to qualify as transactions described in Sections 355 and 368(a)(1)(D) of the Code or the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) (1) (B) of the Code. An "Action" shall mean any of the actions taken by Acquiror, the Company or any of their respective Affiliates (other than the members of the Spinco Group) within the two-year period beginning on and continuing after the Distribution Date which is inconsistent with Acquiror's Tax Representation Letter or the Private Letter Ruling Request or any actions taken by Acquiror or any of its Affiliates prior to and including the date of the Merger. Notwithstanding the foregoing, an Action shall not include any transaction or action disclosed or described in the Acquiror's Tax Representation Letter, Private Letter Ruling Request or required or otherwise contemplated by the Merger Agreement (or any agreement or document included as an exhibit thereto), or of which the Company or Spinco has actual knowledge as of the Distribution Date. An Action shall not include any action on the part of any member of the Spinco Group, or any of their respective shareholders, officers, directors or agents. For purposes of this Section 5.5(b), the amount of any Taxes resulting from an Action shall equal the difference between (i) the Taxes actually paid with respect to the Contribution, Distribution and the Merger and (ii) the amount of Taxes that would have been payable with respect to the Contribution, Distribution and the Merger in the absence of such Action.

  5.6. Payments Net of Taxes

  (a) Gross Up and Characterization. The amount of any payment under this Agreement shall be (i) increased to take account of any net Tax cost incurred by the recipient thereof as a result of the receipt or accrual of payments hereunder (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the recipient arising from the incurrence or payment of any such payment, other than any such net Tax benefit that the recipient is specifically entitled to retain pursuant to this Agreement. In computing the amount of any such Tax cost or Tax benefit, the recipient shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment hereunder. Except as provided in Section 5.6(b), or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient has Actually Realized such cost or benefit. It is the intention of the parties that payments made pursuant to this Agreement are to be treated as relating back to the Contribution and Distribution as an adjustment to the assets and liabilities contributed thereunder, and the parties shall not take any position inconsistent with such intention before any Taxing Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

  (b) Time for Payment. Notwithstanding any other provision of this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $25,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $25,000 payment obligations arising during such calendar quarter exceeds $150,000. Unless otherwise specified by the recipient for items exceeding $100,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at an effective Tax rate to be agreed upon from time-to-time by the parties)) to the extent such recipient is entitled to a corresponding deduction.

  (c) Right to Offset. Any party making a payment under this Agreement shall have the right to reduce any such payment by any amounts owed to it by the other party to this Agreement.

                                  ARTICLE VI

                    COOPERATION AND EXCHANGE OF INFORMATION

  6.1. Cooperation and Exchange of Information. Each party hereto, on behalf of itself and its Affiliates, agrees to provide the other parties hereto with such cooperation and information as such other parties shall reasonably request, and as promptly as practicable, in connection with the preparation or filing of any Tax Return or claim for or allocation of a Tax Refund not inconsistent with this Agreement or in conducting any Tax Audit Proceedings or other proceeding in respect to Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Spinco as an officer of the Company and Acquiror and each of their respective Affiliates solely for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Taxing Authorities and defending Tax Audit Proceedings, in each case if such actions relate to Tax matters pertaining to or arising in the Tax Indemnification Period, as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Tax Items on the Pro Forma Tax Returns and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Taxing Authorities, and records concerning the ownership and Tax basis of property, which either party may possess and which relate to the Tax Items on the Pro Forma Tax Returns. Subject to the rights of the Company Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the Company Group with respect to Tax Returns and Taxes for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its Affiliates to make, their employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder. Any party hereto requesting cooperation or information from the other parties hereto will reimburse such other parties for all reasonable out of pocket expenses incurred in providing such cooperation or assistance.

  6.2. Record Retention. The Company and Spinco agree to (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto ("Tax Records") existing on the Distribution Date or created through the Distribution Date, for 10 years from the Distribution Date and (ii) allow the other parties to this Agreement and their representatives (and representatives of any of its Affiliates), at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, and have access to such employees, as the Company and Spinco may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and without disruption to the respective business of either party. At the end of the 10-year period described in clause (i), the Company or Spinco, as the case may be, shall transfer such records (or cause such records to be transferred) to the other party (at such other party's sole expense), unless such other party notifies the Company or Spinco, as the case may be, within 90 days prior to the expiration of the 10-year period, that such other party does not desire to receive such Tax Records, in which case the Company or Spinco, as the case may be, may destroy or otherwise dispose of such undesired documents.

                                  ARTICLE VII

                                 MISCELLANEOUS

  7.1. Entire Agreement. This Tax Allocation Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

  7.2. Company Representation. The Company represents that (i) it will become a member of the Acquiror's "consolidated group," as such term is defined in Treasury Regulation Section 1.1502-1(h), on the date of the Merger, and (ii) all of its income and other Tax Items will be included in Acquiror's consolidated Federal Tax Returns from and after the date of the Merger.

  7.3. Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties. Anything in this Agreement or the Merger Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Merger Agreement, the provisions of this Agreement shall control.

  7.4. Resolution of Disputes. Any disputes between the parties with respect to this Agreement that cannot be resolved by good faith effort by the parties shall be resolved by a "Big Six" public accounting firm or a law firm satisfactory to Spinco and the Company, whose determination shall be final and binding on all parties and whose fees and expenses shall be shared by each of Spinco and the Company in accordance with the final allocation of the Tax liability in dispute.

  7.5. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt,
(ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or
(iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a) If to Spinco:

    Ametek, Inc.
    Station Square
    Paoli, Pennsylvania 19301
    Attention: Chairman of the Board

    with copies to:

    Jeffrey D. Uffner
    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038-4982
    Attention: Jeffrey D. Uffner

  (b) if to Acquiror or the Company:

    Culligan Water Technologies, Inc.
    One Culligan Parkway
    Northbrook, Illinois 60062-6209
    Attention: General Counsel

    with copies to:

    Stuart M. Finkelstein
    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022-3817
    Attention: Stuart M. Finkelstein

  7.6. No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

  7.7. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

  7.8. Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Spinco and the Company, or their successors.

  7.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  7.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

  7.11. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

  7.12. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  7.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

  7.14. Agent. Any consent rights of members of the Spinco Group under this Agreement shall be exercised by Spinco on behalf of the Spinco Group, and any notices given by the Company Group to Spinco shall be deemed to be given to each member of the Spinco Group. Any consent rights of the Company Group under this Agreement shall be exercised by Acquiror on behalf of the Company Group, and any notices given by Spinco to Acquiror shall be deemed to be given to each member of the Company Group.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          Ametek, Inc.

                                          By:__________________________________
                                            Name:
                                            Title:

                                          Ametek Aerospace Products, Inc.

                                          By:__________________________________
                                            Name:
                                            Title:

                                          Culligan Water Technologies Inc.

                                          By:__________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX E

                                                                     APPENDIX E

                             INFORMATION STATEMENT

                        AMETEK AEROSPACE PRODUCTS, INC.

                        (To Be Renamed "AMETEK, INC.")

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

  This Information Statement is being furnished to stockholders of AMETEK, Inc., a Delaware corporation ("AMETEK"), in connection with the distribution by AMETEK of all of the outstanding shares of common stock, par value $.01 per share ("New Ametek Common Stock"), of Ametek Aerospace Products, Inc. ("New Ametek"), a Delaware corporation and wholly owned subsidiary of AMETEK, to the holders of common stock of AMETEK, par value $.01 per share ("AMETEK Common Stock"), on a share for share basis (the "Spin-Off"). No consideration will be paid by the holders of AMETEK Common Stock for the shares of New Ametek Common Stock to be received by them in the Spin-Off. Promptly after the Spin-Off, the corporate name of New Ametek will be changed to "AMETEK, Inc."

  At the time of the Spin-Off (the "Spin-Off Date"), New Ametek will own all of AMETEK's assets except those relating to the water filtration business of AMETEK, which consists of AMETEK's Plymouth Products Division, and the following three foreign subsidiaries of AMETEK: Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M. (collectively, the "Water Filtration Business"), and will have assumed all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK.

  The completion of the Spin-Off is a condition to the parties' obligations to consummate the merger (the "Merger") provided for in the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 (the "Merger Agreement"), by and among Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan ("Culligan Merger Sub"), AMETEK and New Ametek. The Spin-Off will be effected only if all of the other conditions to the Merger, including approval of the Spin-Off and the Merger by the stockholders of AMETEK, have been satisfied or waived. See "THE MERGER AGREEMENT" in the Joint Proxy Statement/Prospectus, of which this Information Statement is Appendix E (the "Joint Proxy Statement/Prospectus"). The Spin-Off and the Merger are intended to be tax-free.

  There is currently no public trading market for the shares of New Ametek Common Stock; however, it is expected that a "when-issued" trading market will develop for the New Ametek Common Stock prior to the Merger. New Ametek has applied for listing of New Ametek Common Stock on the New York Stock Exchange (the "NYSE") and on the Pacific Exchange, Inc. (the "PCX").

                               ----------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

                               ----------------

    THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

            The date of this Information Statement is June 30, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ADDITIONAL INFORMATION....................................................    3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................    3
SUMMARY...................................................................    4
  New Ametek..............................................................    4
  The Spin-Off and the Merger.............................................    6
RISK FACTORS..............................................................    9
  Relationship with AMETEK................................................    9
  Dependence on Several Customers.........................................    9
  Environmental Matters...................................................    9
  Risks Associated with International Operations..........................    9
  Collective Bargaining Agreements........................................    9
  Dependence on General Economic Conditions...............................    9
  Technological Change and Product Development............................   10
  Proposed Tax Legislation................................................   10
  Absence of Trading Market...............................................   10
  Certain Anti-Takeover Provisions........................................   10
AMETEK SELECTED HISTORICAL FINANCIAL INFORMATION..........................   11
NEW AMETEK UNAUDITED PRO FORMA FINANCIAL INFORMATION......................   12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   17
THE CREDIT AGREEMENT......................................................   19
THE CONTRIBUTIONS AND THE SPIN-OFF........................................   20
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................   27
LISTING AND TRADING OF NEW AMETEK COMMON STOCK............................   29
DIVIDEND POLICY...........................................................   29
BUSINESS..................................................................   30
MANAGEMENT................................................................   38
BENEFICIAL OWNERSHIP OF NEW AMETEK COMMON STOCK...........................   47
BACKGROUND OF THE SPIN-OFF AND THE MERGER.................................   48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   48
DESCRIPTION OF NEW AMETEK CAPITAL STOCK...................................   49
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...................   55

                            ADDITIONAL INFORMATION

  New Ametek has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form 10 (such registration statement, as it may be amended or supplemented, the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of New Ametek Common Stock to be received by the holders of AMETEK Common Stock in the Spin-Off. This Information Statement does not contain all of the information which is set forth in the Registration Statement and the exhibits and schedules thereto. Statements in the Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the exhibits and schedules thereto filed by New Ametek with the Commission may be inspected at the public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be obtained on line at the Commission Web site (http://www.sec.gov).

  Following effectiveness of the Registration Statement and consummation of the Spin-Off, New Ametek will be required to comply with the reporting requirements of the Exchange Act and will file reports, proxy statements and other information with the Commission. Such documents will be available for inspection and copying at the public reference facilities of the Commission listed above. In addition it is expected that reports, proxy statements and other information concerning New Ametek will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  New Ametek incorporates herein by reference (i) AMETEK's Annual Report on Form 10-K for the year ended December 31, 1996 (the "AMETEK 10-K") and (ii) AMETEK's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be modified or superseded, for purposes of this Information Statement, to the extent that a statement contained herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

  THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. NEW AMETEK HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS INFORMATION STATEMENT HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO AMETEK OR NEW AMETEK ARE AVAILABLE UPON REQUEST FROM AMETEK, INC., STATION SQUARE, PAOLI, PENNSYLVANIA 19301, ATTENTION: DONNA F. WINQUIST, CORPORATE SECRETARY, (610) 647-2121. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 2, 1997.

                                    SUMMARY

  The following is a summary of the information contained elsewhere in this Information Statement. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information and financial statements, including the notes thereto, set forth elsewhere in this Information Statement. A more complete description of the Merger may be found in the Joint Proxy Statement/Prospectus, of which this Information Statement is Appendix E. Unless otherwise defined herein, capitalized terms used in this summary shall have the respective meanings ascribed to them elsewhere in this Information Statement. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS INFORMATION STATEMENT IN ITS ENTIRETY. Unless the context indicates otherwise, all references to the "Company" or to the "Company's" activities, results of operations or financial condition prior to the date of this Information Statement refer to AMETEK and its subsidiaries and to the activities, results of operations or financial condition of AMETEK and its subsidiaries, and all references to the "Company" subsequent to the date of this Information Statement refer to New Ametek.

                                   NEW AMETEK

  New Ametek was incorporated in Delaware on May 8, 1986 and has been a wholly owned subsidiary of AMETEK since August 1989. To date, New Ametek's business has consisted entirely of manufacturing aerospace instrumentation. Prior to the Spin-Off, AMETEK will transfer or cause to be transferred to New Ametek all of AMETEK's assets other than those which are part of the Water Filtration Business, and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK (collectively, the "Contributions"). See "THE CONTRIBUTIONS AND THE SPIN-OFF--Terms of the Distribution Agreement--The Contributions." Immediately following the Spin-Off and the Merger, New Ametek will change its name to "AMETEK, Inc." The information in this Information Statement assumes that the Contributions will be completed.

  AMETEK's products are currently produced and sold world-wide through the following three groups:

  . Electromechanical Group--fractional horsepower electric motors and blowers for vacuum cleaners and other floor-care products, as well as for appliances, lawn tools, computer equipment and other business machines.

  . Precision Instruments Group--pressure gauges and other devices for measuring, monitoring and controlling industrial manufacturing processes and instruments for heavy vehicles, commercial and military aircraft and jet engines.

  . Industrial Materials Group--specialty metal products for electronics, general industry and consumer goods, and plastic compounding for the automotive and housing industries; temperature and corrosion resistant materials. Currently, this Group also includes the Water Filtration Business which will not be transferred to New Ametek.

  New Ametek will continue operating each of these businesses except for the Water Filtration Business. Management believes AMETEK currently is, and upon completion of the Spin-Off, New Ametek will continue to be, a leading global manufacturer of electrical and electromechanical products and materials engineered for niche markets with operations in the United States, Europe, Asia and Mexico. It is expected that approximately one-third of New Ametek's total sales will be to international markets. AMETEK's business has grown over the years through a focus on the manufacturing of electronic, electromechanical and electrical products for niche markets where, based on technological or cost advantages, AMETEK has or seeks to build a significant market share. The management of New Ametek intends to continue this focus.

  Upon completion of the Spin-Off, substantially all of the properties and assets of AMETEK will have been transferred to New Ametek, which will then be an independent, publicly held company. Although the separation of AMETEK's other businesses, operations and companies from the Water Filtration Business has been structured as a "spin-off" of New Ametek for legal, tax and other reasons, New Ametek will in substance be the successor to AMETEK. As the successor to AMETEK, New Ametek will succeed to many important aspects of AMETEK's existing businesses, organization and affairs, namely: (i) New Ametek will be renamed "AMETEK, Inc." upon consummation of the Spin-Off and the Merger; (ii) New Ametek will be headquartered at AMETEK's current headquarters in Paoli, Pennsylvania; (iii) New Ametek's Board of Directors (the "New Ametek Board") will consist of those persons currently constituting the AMETEK Board of Directors; (iv) New Ametek's executive management will consist of the current AMETEK executive management; and (v) the businesses to be conducted by New Ametek will consist of AMETEK's Electromechanical, Precision Instruments and Industrial Materials business lines, except for the Water Filtration Business.

  Following completion of the Spin-Off and the Merger, the management of New Ametek intends to reorganize the businesses of New Ametek into two groups: the Electromechanical Group and the Electronic Instruments Group. This new organizational structure will better reflect New Ametek's principal emphasis on electromechanical and electronics related businesses.

  In November 1993, AMETEK adopted, and New Ametek will continue to implement, a Stockholder Value Enhancement Plan (the "Plan") with the objective of improving New Ametek's earnings growth through a combination of financial and operating strategies. The Plan's ongoing operating strategies consist of: (i) achieving operational excellence through improved asset management, increased operating synergies and reduced cycle times, (ii) intensifying new product development efforts, especially in the electric motor-blower, precision instruments and specialty metals product lines, (iii) completing strategic acquisitions and alliances which concentrate on enhancing New Ametek's technological and manufacturing advantages and market position in its core businesses, and (iv) pursuing global and market expansion, especially in Europe and Asia.

  The mailing address of New Ametek's principal executive offices is Station Square, Paoli, Pennsylvania 19301, and its telephone number is (610) 647-2121.

  Except for the historical information contained herein or incorporated by reference, certain matters discussed in this Information Statement are "forward-looking statements," as defined in the Private Securities Litigation Reform Act ("PSLRA") of 1995, which involve risks and uncertainties that exist in New Ametek's operations and business environment, and are subject to change based on various important factors. Such factors include, but are not limited to, economic conditions, market demand and financing considerations, which in the future could cause New Ametek's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, New Ametek.

                          THE SPIN-OFF AND THE MERGER

DISTRIBUTING CORPORATION....  AMETEK, Inc. References to AMETEK include its subsidiaries, except where the context otherwise requires.

DISTRIBUTED CORPORATION.....  New Ametek, which, by the Spin-Off Record Date
                               (as defined below), will hold the assets and assume the liabilities of AMETEK, except those assets and certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK. See "THE CONTRIBUTIONS AND THE SPIN-OFF--Terms of the Distribution Agreement--The Contributions."

SHARES TO BE DISTRIBUTED....  Assumed to be 32,925,601 shares of New Ametek
                               Common Stock (based on the number of shares of AMETEK Common Stock outstanding on June 25,
                               1997). However, after giving effect to the exercise of exercisable options to purchase AMETEK Common Stock, up to an additional 1,362,238 shares of New Ametek Common Stock could be issued in the Spin-Off. Therefore, a maximum of 34,287,839 shares of New Ametek Common Stock could be issued in the Spin-Off.

DISTRIBUTION RATIO..........  One share of New Ametek Common Stock for every share of AMETEK Common Stock owned as of the close of business on the Spin-Off Record Date.

FEDERAL INCOME TAX            The Contributions, the Spin-Off and the Merger
 CONSEQUENCES...............   were conditioned upon the issuance by the
                               Internal Revenue Service (the "IRS") of a private letter ruling (the "Private Letter
                               Ruling") reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time (as defined): (i) the
                               Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section
                               368(a)(1)(D) of the Internal Revenue Code of
                               1986, as amended (the "Code"); (ii) the Spin-Off qualifies as a tax-free distribution pursuant to
                               Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling. If the IRS revokes the Private Letter Ruling, this condition will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK and Culligan receive the Tax Opinions (as defined) to the same effect as the Private Letter Ruling.
                               See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

TRADING MARKET..............  Currently, there is no public market for New
                               Ametek Common Stock. New Ametek has applied for listing of New Ametek Common Stock on the NYSE and the PCX. See "LISTING AND TRADING OF NEW AMETEK COMMON STOCK."

OVERVIEW OF THE SPIN-OFF....  AMETEK has agreed to effect the Spin-Off prior to consummating the Merger. The Contributions followed by the Spin-Off will separate all of AMETEK's other businesses from the Water Filtration Business and enable Culligan to acquire only the Water Filtration Business in the Merger; the Spin-Off will leave AMETEK's remaining businesses as a separate publicly held company (New Ametek), owned by the existing holders of AMETEK Common Stock. The directors and officers of AMETEK will be the directors and officers of New Ametek at the time of the Spin-Off. The completion of the Spin-Off is a condition to the Merger.

                              Each holder of AMETEK Common Stock will receive
                               one share of New Ametek Common Stock for each share of AMETEK Common Stock held by such stockholder. AMETEK will deliver to the Distribution Agent shares of New Ametek Common Stock representing 100% of the outstanding shares of New Ametek Common Stock for distribution to the holders of AMETEK Common Stock as of the close of business on the Spin-Off Record Date. Upon consummation of the Spin-Off, the holders of AMETEK Common Stock on the Spin-Off Record Date will become the stockholders of New Ametek.

OVERVIEW OF THE MERGER......
                              In the Merger, Culligan Merger Sub will be merged
                               with and into AMETEK (which then will be comprised solely of the Water Filtration Business), with AMETEK being the surviving corporation, becoming a wholly owned subsidiary of Culligan and being renamed "Culligan Water Company, Inc." immediately upon consummation of the Merger. At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of AMETEK Common Stock will be converted into the right to receive the number of shares of common stock, par value $.01 per share (the "Culligan Common Stock"), of Culligan determined by dividing (i) $130,000,000 (the Net Equity Value as defined in the Joint Proxy Statement/Prospectus), divided by (ii) $37.50, divided by (iii) the number of shares of AMETEK Common Stock outstanding at the Effective Time as certified to Culligan by the Transfer Agent, all as described under "THE MERGER AGREEMENT-- Conversion of AMETEK Common Stock" in the Joint Proxy Statement/Prospectus, of which this Information Statement is Appendix E.

RELATIONSHIP WITH AMETEK
 AFTER THE SPIN-OFF AND THE
 MERGER AND CERTAIN
 INTERCOMPANY AGREEMENTS....
                              After the Spin-Off and the Merger, AMETEK and New
                               Ametek will become separately owned and managed companies. On the Spin-Off Date, AMETEK, New Ametek and Culligan will enter into the following intercompany agreements, governing various matters and ongoing relationships between and among the three companies following the Spin-Off and the Merger: (i) the Tax Allocation Agreement, attached to the Joint Proxy Statement/Prospectus as Appendix D thereto (the "Tax Allocation Agreement"), which sets forth each party's rights and obligations with respect to payment of taxes and receipt of refunds for taxable periods before and after the Spin-Off and (ii) the Indemnification Agreement, attached to the Joint Proxy

                               Statement/Prospectus as Appendix B2 thereto (the "Indemnification Agreement"), which will govern each party's rights and obligations with respect to indemnification.

                              AMETEK and New Ametek will enter into the
                               Trademark Agreement, attached to the Joint Proxy Statement/Prospectus as Appendix B4 thereto (the "Trademark Agreement"), which sets forth the terms under which AMETEK (thereafter renamed "Culligan Water Company, Inc.") will retain the right to use, for a period of five years, the "Ametek" trade name and related trademarks, service marks and logos which use the word "Ametek" and are currently in use by the Water Filtration Business. In addition, for the three years following such five-year period, New Ametek will grant to AMETEK an exclusive license to the Marks. See "THE CONTRIBUTIONS AND THE SPIN-OFF--Terms of the Tax Allocation Agreement," "--Terms of the Indemnification Agreement" and "--Terms of the Trademark Agreement."

                              New Ametek and Culligan Merger Sub will enter
                               into the Transition Services Agreement, attached to the Joint Proxy Statement/Prospectus as Appendix B3 thereto (the "Transition Services Agreement"), which relates to the obligation of New Ametek to provide Culligan with certain transition related services and support after the Spin-Off. See "THE CONTRIBUTIONS AND THE SPIN-OFF--Terms of the Transition Services Agreement."

SPIN-OFF RECORD DATE........
                              Expected to be two business days prior to the
                               Effective Time.

SPIN-OFF DATE...............  Expected to be at the effective time of the Spin-
                               Off, one business day prior to the Effective
                               Time. The distribution of certificates of shares of New Ametek Common Stock will occur as promptly as practicable thereafter.

DISTRIBUTION AGENT,
 TRANSFER AGENT AND           American Stock Transfer & Trust Company.
 REGISTRAR..................

RISK FACTORS................  AMETEK stockholders should carefully consider the matters discussed under the section titled "Risk Factors" in this Information Statement.

                                 RISK FACTORS

  Prospective purchasers of New Ametek Common Stock should carefully consider the risk factors set forth below, as well as other information contained in this Information Statement. For purposes of this section, references herein to "New Ametek" are references to the operations and business of AMETEK and its subsidiaries, adjusted to reflect treatment of the Water Filtration Business as a discontinued operation.

  Relationship with AMETEK. Pursuant to the Indemnification Agreement, New Ametek has agreed to indemnify and hold harmless AMETEK and Culligan from and against certain claims and actions related to the businesses that New Ametek will acquire in the Spin-Off. Under the Tax Allocation Agreement, subject to certain exceptions, New Ametek will assume responsibility for any tax liabilities of AMETEK for the period prior to the Spin-Off, tax liabilities resulting from the Contributions, the Spin-Off or the Merger and any tax liabilities of New Ametek.

  THE FOLLOWING RISKS WHICH CURRENTLY APPLY TO AMETEK WILL CONTINUE TO APPLY TO NEW AMETEK:

  Dependence on Several Customers. During the three months ended March 31, 1997, and for the years 1996 and 1995, approximately 15%, 19% and 17%, respectively, of New Ametek's total revenues were derived from sales to New Ametek's five largest customers. New Ametek expects that revenues from major customers will continue to constitute significant percentages of its total revenues for the foreseeable future. There can be no assurance, however, that major customers will continue to purchase New Ametek's products. The loss of revenues generated from major customers could have a material adverse effect on the financial condition or results of operations of New Ametek.

  Environmental Matters. New Ametek will be subject to environmental and occupational health and safety laws and regulations concerning, among other things, air emissions, discharges to waters and the generation, handling, storage, transportation and disposal of hazardous substances and wastes. Environmental risks are inherent in many of New Ametek's manufacturing operations. In addition, the Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for clean-up costs, without regard to fault or the legality of the original conduct, on parties contributing hazardous substances to sites designated for clean-up under the Act. AMETEK has been named a potentially responsible party at several sites which are the subject of government-mandated clean-ups and, pursuant to the Distribution Agreement, New Ametek will assume responsibility for these matters. While it is not possible to quantify the potential financial impact of pending environmental matters, New Ametek believes that the outcome of these matters is not likely to have a material effect on the financial position or future results of operations of New Ametek. However, there can be no assurance that future environmental liabilities will not occur or that environmental damages due to prior or present practices will not result in future liabilities. See "BUSINESS--Environmental Compliance."

  Risks Associated with International Operations. During the three months ended March 31, 1997, and for the years 1996 and 1995, approximately 19%, 17% and 18%, respectively, of New Ametek's revenues were derived from its foreign operations (exclusive of export sales from the United States). Such operations are subject to the customary risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, tariff increases, fluctuations in exchange rates and unstable political situations.

  Collective Bargaining Agreements. Of New Ametek's approximately 6,200 employees at March 31, 1997, approximately 2,200 are covered by collective bargaining agreements. New Ametek believes that its relations with its union employees are generally good, but there is no assurance that New Ametek will not at some point be subject to work stoppages and possibly a strike by some of its employees and, if such events were to occur, there could be a material adverse effect on New Ametek's financial condition or results of operations.

  Dependence on General Economic Conditions. The demand for New Ametek's products is subject to general economic conditions, such as rates of inflation, fluctuations in general business conditions, governmental regulation and the availability of financing at favorable rates, which factors are outside the control of New Ametek. Currently, the most noticeable price pressure is in the electronic motor market, where some competitors have reduced prices and new competitors are seeking to gain market entry; this may have an adverse effect on profit margins. In addition, a cyclical downturn in the heavy vehicle industry adversely affected 1996 sales of the Precision Instruments Group; however, industry conditions have improved in 1997. There can be no assurance that the current general economic conditions and strong demand in the aerospace industry will continue.

  Technological Change and Product Development. Many of New Ametek's products are characterized by rapid technological change, frequent new product introductions and evolving industry standards. New Ametek believes that its future success will depend on its ability to develop on a timely basis technologically advanced products that meet the appropriate industry standards. Although New Ametek believes it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by New Ametek in research and development and sales and marketing. There can be no assurance that New Ametek will have sufficient resources to make such investments or that New Ametek will be able to make the technological advances necessary to maintain such competitive advantages. New Ametek is not currently aware of any emerging standards or new products which could render its existing products obsolete, although there can be no assurance that this will not occur or that New Ametek will be able to develop and market successfully new products.

  Proposed Tax Legislation. On June 13, 1997, the House Ways and Means Committee voted to approve legislation, and on June 19, 1997, the Senate Finance Committee voted to approve similar legislation (together, the "Proposed Legislation") that if applicable to the Spin-Off and the Merger would cause the Spin-Off to be taxable to New Ametek. The Proposed Legislation would not apply to any distribution after April 16, 1997 if the distribution is (i) made pursuant to a written agreement which was (subject to customary conditions) binding on April 16, 1997 and at all times thereafter, (ii) described in a ruling request submitted to the IRS on or before April 16, 1997, or (iii) described on or before such date in a public announcement or in a filing with the Commission required solely by reason of the distribution (the "Transitional Relief"). Since the Spin-Off and the Merger would satisfy one or more of the requirements for Transitional Relief, the Proposed Legislation, if enacted in its present form, would not be applicable to the transactions. However, there can be no assurance that the Proposed Legislation would be enacted in its present form or that other legislation, materially adverse to the Contributions, the Spin-Off or the Merger and with different effective dates and/or transitional relief, would not be introduced or enacted after the date hereof. The introduction or enactment of legislation differing from the Proposed Legislation could delay or prevent consummation of the Contributions, the Spin-Off and the Merger.

  THE FOLLOWING RISKS DO NOT CURRENTLY APPLY TO AMETEK BUT WILL APPLY TO NEW
AMETEK:

  Absence of Trading Market. There is currently no existing trading market for New Ametek Common Stock but New Ametek has applied for listing of New Ametek Common Stock on the NYSE and the PCX. AMETEK Common Stock has actively traded on the NYSE and the PCX. While it is expected that a similar market will develop for New Ametek Common Stock, there can be no assurance that trading will be sustained or that the volume would be sufficient for trading to occur with any frequency. As a result, it could be difficult to make purchases or sales of New Ametek Common Stock in the market at any particular time. There can be no assurance as to the price at which New Ametek Common Stock will trade.

  Certain Anti-Takeover Provisions. Certain provisions of the New Ametek Certificate of Incorporation (the "New Ametek Certificate") and New Ametek By-Laws, as well as Section 203 of the Delaware General Corporation Law ("DGCL") and certain other provisions of Delaware corporate law, may have the effect of making more difficult an acquisition of control of New Ametek in a transaction not approved by New Ametek's Board. These provisions will allow New Ametek's Board to issue, without stockholder approval, preferred stock having rights senior to those of the New Ametek Common Stock, and impose various procedural requirements that could make it more difficult for stockholders to effect certain corporate actions, such as requiring a supermajority stockholder vote to amend the New Ametek By-Laws and certain provisions of the New Ametek Certificate, and denying the right of stockholders to take action by written consent. In addition, the New Ametek Board is divided into three classes, each of which serves a staggered three-year term. See "DESCRIPTION OF NEW AMETEK CAPITAL STOCK--Description of Certain Statutory, Charter and By-Law Provisions."

               AMETEK SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected historical consolidated financial information for AMETEK for each of the years in the five-year period ended December 31, 1996 and for the three-month periods ended March 31, 1997 and 1996. The selected historical financial information for each of the five years in the period ended December 31, 1996 has been derived from AMETEK's audited consolidated financial statements. The table should be read in conjuction with AMETEK's audited consolidated financial statements (including the notes thereto) and financial information contained in the AMETEK 10-K. The selected historical consolidated financial information as of and for each of the three-month periods ended March 31, 1997 and 1996 was derived from unaudited financial statements of AMETEK, and should be read in conjunction with AMETEK's quarterly report on Form 10-Q for the three months ended March 31, 1997. In the opinion of AMETEK's management, the selected consolidated financial information as of and for the three-month periods ended March 31, 1997 and 1996 include all adjustments (which consist of normal recurring accruals) necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                    AMETEK

                           THREE MONTHS
                              ENDED
                             MARCH 31,          YEARS ENDED DECEMBER 31,
                           --------------  ---------------------------------------
                            1997    1996    1996    1995    1994     1993    1992
                           ------  ------  ------  ------  -------  ------  ------
                                            (DOLLARS IN MILLIONS, EXCEPT PER
                                                      SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales................  $221.1  $227.6  $868.7  $837.5  $ 774.7  $701.8  $738.7
Costs and expenses (a)...   196.2   204.1   773.6   748.2    699.4   703.1   662.1
                           ------  ------  ------  ------  -------  ------  ------
Operating income (loss)..    25.0    23.5    95.1    89.3     75.3    (1.3)   76.6
Other expenses, net (a)..    (3.4)   (4.3)  (16.4)  (20.0)   (17.5)  (11.3)  (12.5)
                           ------  ------  ------  ------  -------  ------  ------
Income (loss) from
continuing operations
before income taxes......    21.6    19.2    78.7    69.3     57.8   (12.6)   64.1
Provision for (benefit
from) income taxes.......     7.9     7.0    27.5    25.5     21.2    (4.5)   21.3
                           ------  ------  ------  ------  -------  ------  ------
Income (loss) from
continuing operations....    13.7    12.2    51.2    43.8     36.6    (8.1)   42.8
Special items (b).........     --      --      --     8.5     (5.6)     .8     1.6
                           ------  ------  ------  ------  -------  ------  ------
Net income (loss) (a)....  $ 13.7  $ 12.2  $ 51.2  $ 52.3  $  31.0  $ (7.3) $ 44.4
                           ======  ======  ======  ======  =======  ======  ======
Earnings per share:
 Income (loss) from
 continuing operations
 (a).....................  $  .42  $  .37  $ 1.57  $ 1.31  $   .99  $ (.18) $  .97
 Special items (b).......      --      --      --     .25     (.15)    .01     .04
                           ------  ------  ------  ------  -------  ------  ------
 Net income (loss).......  $  .42  $  .37  $ 1.57  $ 1.56  $   .84  $ (.17) $ 1.01
                           ======  ======  ======  ======  =======  ======  ======
Dividends declared and
paid per share...........  $  .06  $  .06  $  .24  $  .24  $   .24  $  .57  $  .68
                           ======  ======  ======  ======  =======  ======  ======
BALANCE SHEET DATA (AT
PERIOD END):
Working capital of
continuing operations....  $ 74.7  $ 47.2  $ 61.0  $ 38.7  $  80.5  $143.1  $194.0
Total assets.............  $545.2  $549.6  $537.9  $526.7  $ 494.2  $556.1  $596.6
Short-term debt..........  $ 41.6  $ 68.5  $ 31.9  $ 56.4  $  11.8  $ 14.5  $ 19.7
Long-term debt...........  $150.3  $150.4  $150.3  $150.4  $ 190.3  $172.4  $187.2
Stockholders' equity.....  $136.4  $ 94.1  $129.5  $ 87.1  $  73.2  $165.3  $210.3
ADDITIONAL FINANCIAL
DATA:
Depreciation and
 amortization............  $  8.5  $  9.1  $ 34.9  $ 34.5  $  35.5  $ 33.7  $ 34.6
Capital expenditures.....  $  7.3  $  6.4  $ 41.2  $ 31.7  $  22.8  $ 35.8  $ 23.8
Cash provided by (used
 for) operating
 activities..............  $ (1.3) $ (2.0) $ 74.7  $ 65.4  $ 114.6  $ 62.7  $ 73.9
Cash used for investing
 activities..............  $ (8.6) $ (7.5) $(41.5) $(28.7) $  (9.9) $(29.4) $(11.3)
Cash provided by (used
 for) financing
 activities..............  $  9.7  $  5.8  $(37.2) $(36.9) $(137.9) $(52.0) $(38.4)
EBITDA (c)...............  $ 34.5  $ 33.0  $131.4  $123.7  $ 113.1  $ 88.8  $112.4
Ratio of EBITDA to
 interest expense (c)....    7.6x    6.6x    6.8x    5.8x     4.9x    5.0x    5.6x
Ratio of debt to EBITDA
 (c).....................    1.4x    1.7x    1.4x    1.7x     1.8x    2.1x    1.8x
Ratio of earnings to
 fixed charges (d).......    5.2x    4.4x    4.6x    4.0x     3.3x   --(d)    3.9x

--------
(a) Amounts in 1993 include pre-tax charges totaling $54.9 million ($33.5 million after tax, or $.77 per share) for restructuring and other unusual items.
(b) Special items in 1995 include a $10.4 million ($.31 per share) gain from the sale of a discontinued operation and a $2.7 million ($.08 per share) after-tax loss related to debt agreements. Amounts in 1994 include an $11.8 million ($.32 per share) after-tax loss on the early extinguishments of debt and an after-tax gain of $3.8 million ($.11 per share) from the effect of a change in accounting for certain marketable securities.
(c) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. It should not be considered, however, an alternative to operating income as an indicator of AMETEK's operating performance, or as an alternative to cash flows as a measure of AMETEK's overall liquidity as presented in AMETEK's financial statements. The EBITDA measure presented may not be comparable to other similar titled measures presented by other companies.
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the estimated component of operating lease expenses representing interest (assumed to be one-third). Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $13.5 million.

             NEW AMETEK UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma condensed consolidated statement of income of New Ametek for the three months ended March 31, 1997, and for the year ended December 31, 1996, and the unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 are derived by eliminating the Water Filtration Business from the historical cost financial statements of AMETEK and are presented as if the Spin-Off and the Merger had occurred on January 1, 1996 for the pro forma statement of income and on March 31, 1997 for the pro forma balance sheet. In connection with the Spin-Off and the Merger, AMETEK will transfer to New Ametek all of AMETEK's assets and liabilities, except for those assets and certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK, and all of the outstanding shares of New Ametek Common Stock will be distributed on a share for share basis to the holders of AMETEK Common Stock.

  The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Information Statement and is presented for illustrative purposes only and is not necessarily indicative of either (i) the financial condition or operating results that would have occurred for the three months ended on March 31, 1997 or for the year ended December 31, 1996 in the case of the pro forma condensed consolidated statement of income, or on March 31, 1997, in the case of the pro forma condensed consolidated balance sheet, or (ii) New Ametek's future operating results or financial position. The pro forma adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon estimates and assumptions that management believes are reasonable.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1997


                                      PRO FORMA ELIMINATION
                            AMETEK     OF WATER FILTRATION   PRO FORMA        NEW AMETEK
                          HISTORICAL      BUSINESS (A)      ADJUSTMENTS       PRO FORMA
                          ----------  --------------------- -----------       ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............    $221,176        $(18,721)            --             $202,455
Costs and expenses......     196,129         (15,454)          $(38)(b)          180,637
                          ----------        --------           ----           ----------
Operating income........      25,047          (3,267)            38               21,818
Other income (expenses),
 net....................      (3,406)              5            439 (b), (c)      (2,962)
                          ----------        --------           ----           ----------
Income from continuing
 operations before
 income taxes...........      21,641          (3,262)           477               18,856
Provision for income
 taxes..................       7,975          (1,048)           172(d)             7,099
                          ----------        --------           ----           ----------
Income from continuing
 operations.............    $ 13,666        $ (2,214)          $305             $ 11,757
                          ==========        ========           ====           ==========
Earnings per share from
 continuing operations..    $   0.42                                            $   0.36
                          ==========                                          ==========
Average common shares
 outstanding............  32,739,097                                          32,739,097
                          ==========                                          ==========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996


                                      PRO FORMA ELIMINATION
                            AMETEK     OF WATER FILTRATION   PRO FORMA       NEW AMETEK
                          HISTORICAL       BUSINESS(A)      ADJUSTMENTS      PRO FORMA
                          ----------  --------------------- -----------      ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............    $868,661        $(68,650)             --           $800,011
Costs and expenses......     773,603         (56,290)         $ (145)(b)        717,168
                          ----------        --------          ------         ----------
Operating income........      95,058         (12,360)            145             82,843
Other income (expenses),
 net....................     (16,398)              9           1,678 (b)(c)     (14,711)
                          ----------        --------          ------         ----------
Income from continuing
 operations before
 income taxes...........      78,660         (12,351)          1,823             68,132
Provision for income
 taxes..................      27,470          (4,188)            711 (d)         23,993
                          ----------        --------          ------         ----------
Income from continuing
 operations.............    $ 51,190        $ (8,163)         $1,112           $ 44,139
                          ==========        ========          ======         ==========
Earnings per share from
 continuing operations..    $   1.57                                           $   1.35
                          ==========                                         ==========
Average common shares
 outstanding............  32,670,726                                         32,670,726
                          ==========                                         ==========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997

                                        PRO FORMA
                                      ELIMINATION OF
                            AMETEK   WATER FILTRATION  PRO FORMA           NEW AMETEK
                          HISTORICAL   BUSINESS (A)   ADJUSTMENTS          PRO FORMA
                          ---------- ---------------- -----------          ----------
                                        (DOLLARS IN THOUSANDS)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........   $  2,841      $   (938)     $    489 (e)         $  2,392
  Marketable securities.      7,702            --           --                 7,702
  Receivables, less al-
   lowance for possible
   losses...............    140,178       (12,244)          --               127,934
  Inventories...........     93,257        (6,848)          --                86,409
  Deferred income taxes.     11,023           (94)                            10,929
  Other current assets..      7,142          (720)         (251)(f)            6,171
                           --------      --------      --------             --------
    Total current as-
     sets...............    262,143       (20,844)          238              241,537
Property, plant and
 equipment, net.........    188,140       (17,600)          --               170,540
Other assets............     94,878        (3,216)          --                91,662
                           --------      --------      --------             --------
                           $545,161      $(41,660)         $238             $503,739
                           ========      ========      ========             ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings
   and current portion
   of long-term debt....   $ 41,629      $   (363)     $(24,672)(e)(g)      $ 16,594
  Accounts payable......     74,761        (4,396)           --               70,365
  Income taxes..........     13,795          (107)         (788)(d)           12,900
  Accrued liabilities...     57,273        (3,728)        6,177 (e)(f)        59,722
                           --------      --------      --------             --------
    Total current lia-
     bilities...........    187,458        (8,594)      (19,283)             159,581
Long-term debt..........    150,270            --            --              150,270
Deferred income taxes
 and credits............     34,055        (1,606)           --               32,449
Other long-term liabili-
 ties...................     36,965          (400)           --               36,565
Stockholders' equity:
  Preferred stock, $1.00
   par value;
   authorized: 5,000,000
   shares; none issued..         --            --            --                   --
  Common stock, $0.01
   par value;
   authorized:
   100,000,000 shares;
   issued: 34,208,095
   historical shares and
   32,759,325 pro forma
   shares...............        342            --           (14)(h)              328
  Capital in excess of
   par value............      1,371            --        (1,371)(h)               --
  Retained earnings.....    169,543       (32,230)        6,934 (f)(g)(h)    144,247
                           --------      --------      --------             --------
                            171,256       (32,230)        5,549              144,575
  Net unrealized losses.    (20,871)        1,170            --              (19,701)
  Less: Cost of
   1,448,770 historical
   shares and zero pro
   forma shares held in
   the treasury.........    (13,972)           --        13,972 (h)               --
                           --------      --------      --------             --------
                            136,413       (31,060)       19,521              124,874
                           --------      --------      --------             --------
    Total stockholders'
     equity.............   $545,161      $(41,660)     $    238             $503,739
                           ========      ========      ========             ========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

    NOTES TO AMETEK HISTORICAL AND NEW AMETEK UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(a) The elimination of the Water Filtration Business is based on the assumption that the Spin-Off and the Merger, which are subject to AMETEK stockholder approval, took place as of January 1, 1996 for the pro forma income statement, and as of March 31, 1997 for the pro forma balance sheet. The statement of income and the balance sheet of the Water Filtration Business were derived from AMETEK's historical cost financial accounts and includes certain allocations based upon methods considered reasonable by AMETEK's management. The financial statements of the Water Filtration Business referred to above were prepared in contemplation of the Merger.

(b) To eliminate certain costs and expenses of AMETEK which were associated with the removal of the Water Filtration Business, and to reclassify certain commissions from other income to cost of sales.

(c) To reflect the elimination of interest expense on debt of $25 million assumed to be retained by AMETEK in connection with the Contributions.

(d) To record estimated income taxes on the pro forma adjustments at statutory rates.

(e) To record the settlement of intra-company loans and fees due AMETEK by the Water Filtration Business.

(f) To reflect estimated fees and other expenses New Ametek expects to incur in 1997 in connection with the divestiture of the Water Filtration Business, and recognize the related income tax benefit on such fees and expenses. Such fees and expenses have not been reflected in the pro forma condensed consolidated statement of income because they are non-recurring.

(g) To reflect the assumed retention of $25 million of debt by AMETEK in connection with the Contributions.

(h) To retire the issued treasury shares of AMETEK in accordance with the provisions of the Merger Agreement.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Management's discussion and analysis of AMETEK's financial condition and results of operations as set forth in the AMETEK 10-K for the year ended December 31, 1996 and in its Quarterly Report on Form 10-Q for the three months ended March 31, 1997 are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Management's discussion and analysis, set forth below, of AMETEK's historical financial information and New Ametek's unaudited pro forma condensed consolidated statements of income and balance sheet should be read in conjunction with AMETEK's selected historical financial information and New Ametek's unaudited pro forma financial statements, referred to above, and the related notes thereto, included elsewhere herein. The financial information has been adjusted to present the pro forma elimination of the Water Filtration Business (a wholly owned business of AMETEK, Inc.) and other pro forma adjustments that principally reflect the retention of debt by AMETEK in connection with the elimination of that business assuming the Spin-Off and the Merger had been completed as of the dates indicated.

GENERAL

  The Spin-Off will result in the distribution of New Ametek Common Stock to the stockholders of AMETEK on a share for share basis. New Ametek will own all of AMETEK's assets, except those relating to the Water Filtration Business of AMETEK, and will have assumed all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and $25 million of AMETEK's indebtedness, which will be retained by AMETEK in connection with the Contributions and the Merger. The Merger will result in AMETEK (which then will be comprised solely of the Water Filtration Business) becoming a wholly owned subsidiary of Culligan and each issued and outstanding share of AMETEK Common Stock will be converted into the right to receive approximately .11 shares of Culligan Common Stock (based on 32,925,601 shares of AMETEK Common Stock outstanding on June 25, 1997). Following consummation of the Spin-Off and the Merger, New Ametek intends to reorganize its businesses into two groups: the Electromechanical Group and the Electronic Instruments Group, to better reflect New Ametek's principal emphasis on electronic and electromechanical related businesses.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1997

  As a result of the pro forma elimination of the Water Filtration Business in conjunction with the Spin-Off, pro forma sales for the first quarter of 1997 were $202.5 million, a decrease of $18.7 million or 8.5% compared with first quarter 1997 historical sales. Operating income for the first quarter of 1997 on a pro forma basis was $21.8 million, a decrease of $3.2 million or 12.9% compared with the first quarter 1997 historical results. Pro forma income from continuing operations for the first quarter of 1997 was $11.8 million, a decrease of $1.9 million or 14.0%, and pro forma earnings per share for the same period were $0.36, a decrease of $0.06 or 14.3% compared with the first quarter historical per share earnings. These decreases principally reflect the pro forma elimination of the operating results of the Water Filtration Business described above, partially offset by the pro forma reduction of interest expense related to the debt to be retained by AMETEK.

 Year Ended December 31, 1996

  As a result of the pro forma elimination of the Water Filtration Business in conjunction with the Spin-Off, assumed to have taken place on January 1, 1996, pro forma sales for 1996 were $800.0 million, a decrease of $68.7 million, or 7.9%, compared with 1996 historical sales. Operating income for 1996 on a pro forma basis was $82.8 million, a decrease of $12.2 million, or 12.9%, compared with 1996 historical results. Pro forma income from continuing operations for 1996 was $44.1 million, a decrease of $7.1 million or 13.8%, and pro forma earnings per share for the same period was $1.35, a decrease of $0.22 or 14.0%, compared with 1996 historical per share earnings. These decreases principally reflect the pro forma elimination of the operating results of the Water Filtration Business as described above, partially offset by the pro forma reduction of interest expense related to the retained debt.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital at March 31, 1997 amounted to $82.0 million, on a pro forma basis, an increase of $7.3 million compared to historical working capital of $74.7 million at March 31, 1997. The increase in working capital is principally due to the assumed retention of $25 million of short-term debt by AMETEK in connection with the Contributions and the Merger, partially offset by the pro forma accrual of fees and expenses related to the divestiture of $6.2 million and the pro forma elimination of the Water Filtration Business, which has working capital of $12.3 million.

  The historical capital expenditures for the three months ended March 31, 1997 and for the year ended December 31, 1996, were $7.3 million and $41.2 million, respectively, and include capital expenditures relating to the Water Filtration Business of $0.7 million and $2.2 million for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively.

  On May 30, 1997, AMETEK received the necessary consents from holders of a majority of its outstanding $150 million 9 3/4% Senior Notes due 2004 (the "Notes") to amend the terms of the Indenture, dated as of March 15, 1994, as amended and supplemented, between AMETEK and CoreStates Bank, N.A., as trustee (the "Indenture"). The amendment was obtained to clarify that the Merger would not conflict with the original terms of the Indenture.

  AMETEK believes that, on the pro forma basis described above, it will have sufficient cash-generating capabilities and available domestic and foreign credit facilities to enable it to meet its needs in the foreseeable future.

                             THE CREDIT AGREEMENT

  In August 1995, AMETEK entered into a $195,000,000 revolving credit agreement (the "Credit Agreement") with a group of banks (the "Bank Group"), led by The Chase Manhattan Bank, N.A., as administrative agent ("Chase"). The Credit Agreement replaced a $250,000,000 secured term and revolving loan facility which AMETEK had entered into with the Bank Group in March 1994 (the "Prior Facility"). In comparison to the Prior Facility, the Credit Agreement is unsecured and has a more favorable interest rate structure and a somewhat less restrictive set of covenants. In September 1996, AMETEK and the Bank Group amended the Credit Agreement to (i) extend its maturity date to August 2, 2001, (ii) further improve the interest rate structure and (iii) ease restrictions imposed by certain of its covenants.

  In connection with the Spin-Off, the Bank Group has entered into another amendment to the Credit Agreement (the "Amendment") which, among other things, permits the Credit Agreement to be assigned to and assumed by New Ametek. This assignment and assumption shall occur immediately prior to the completion of the Spin-Off. The Amendment also contemplates that, prior to the Spin-Off, $25,000,000 of the outstanding principal under the Credit Agreement will be replaced by separate loans from one or more members of the Bank Group and that such separate loans will after the Spin-Off be retained by AMETEK as the Retained Debt (the "Retained Debt"). The Amendment also provides some additional relief under certain of the covenants contained in the Credit Agreement, extends the maturity date to the fifth anniversary of the Spin-Off Date and eliminates scheduled reductions in commitment levels.

  As so amended, the Credit Agreement will continue to place certain restrictions on cash payments by New Ametek, including the payment of cash dividends, together with other affirmative and negative covenants, including restrictions on loans and incurrence of indebtedness and transactions with affiliates.

  Outstanding loans under the Credit Agreement are subject to interest rate swap and cap agreements based on the combination of a fixed rate and the London Interbank Offered Rate ("LIBOR"), plus a negotiated spread over LIBOR. At June 25, 1997, AMETEK had $45,300,000 in revolving credit loans outstanding under the Credit Agreement at a blended interest rate of 6.40%.

                      THE CONTRIBUTIONS AND THE SPIN-OFF

  This section of the Information Statement describes certain aspects of the Contributions and the Spin-Off. To the extent that they relate to the Distribution Agreement, the Tax Allocation Agreement, the Transition Services Agreement, the Indemnification Agreement or the Trademark Agreement (collectively, the "Distribution Documents"), the following descriptions do not purport to be complete and are qualified in their entirety by reference to the respective agreements, which are attached as Appendix B and Appendix D to the Joint Proxy Statement/Prospectus and are incorporated herein by reference. STOCKHOLDERS SHOULD READ THE DISTRIBUTION AGREEMENT, THE TAX ALLOCATION AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE INDEMNIFICATION AGREEMENT AND THE TRADEMARK AGREEMENT IN THEIR ENTIRETY.

BACKGROUND OF AND REASONS FOR THE SPIN-OFF

  Because the Water Filtration Business is the only business of AMETEK that Culligan wishes to acquire, AMETEK and Culligan determined to effect the Spin-Off, which is intended to be tax-free to AMETEK and the holders of AMETEK Common Stock for Federal income tax purposes (except to the extent of cash received for fractional shares). See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." It is a condition to consummating the Contributions, the Spin-Off and the Merger that the Private Letter Ruling (which was issued) not be revoked and/or that AMETEK and Culligan receive the Tax Opinions. The Contributions followed by the Spin-Off will separate all of AMETEK's other businesses from the Water Filtration Business and enable Culligan to acquire only the Water Filtration Business in the Merger; the Spin-Off will leave AMETEK's remaining businesses as a separate publicly held company (New Ametek), owned by the existing holders of AMETEK Common Stock.

  Although the Spin-Off will not be effected unless AMETEK's stockholders approve the Spin-Off and the Merger and all other conditions precedent have been satisfied or waived, the Spin-Off is separate from the Merger, and the shares of New Ametek Common Stock to be received by holders of AMETEK Common Stock in the Spin-Off do not constitute a part of the Merger consideration.

TERMS OF THE DISTRIBUTION AGREEMENT

 The Contributions

  Contributions of Assets

  Prior to the Spin-Off, pursuant to the Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997 (the "Distribution Agreement"), between AMETEK and New Ametek, AMETEK will effect the Contributions, with the result that New Ametek will own, directly or through subsidiaries, all of the assets formerly owned by AMETEK or its subsidiaries, other than the Water Filtration Business.

  Transfer of Liabilities

  At or prior to the time of the Spin-Off, New Ametek will assume all of the liabilities of AMETEK, other than certain liabilities relating to the Water Filtration Business and the Retained Debt (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall include AMETEK's outstanding Notes and all obligations arising under the Credit Agreement, subject to the retention by AMETEK of the Retained Debt. New Ametek shall also assume liability for (i) uninsured health, dental and vision benefits incurred by Water Filtration Business Employees prior to the Spin-Off but only if claims therefor have been submitted prior to the Spin-Off, (ii) those benefits incurred by Water Filtration Business Employees prior to the Spin-Off which are covered by insurance policies assigned to and assumed by New Ametek, (iii) all liability relating to or arising out of the defined benefit pension plans maintained by AMETEK, other than the Water Filtration Business Hourly Pension Plan, and (iv) all liability relating to or arising out of the 401(k) Plan maintained by AMETEK.

  AMETEK will retain certain liabilities relating to the Water Filtration Business and the Retained Debt (the "Retained Liabilities").

  Certain Further Contributions

  If, after the time of the Spin-Off, either New Ametek or AMETEK holds assets which by the terms of the Distribution Agreement or the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party will promptly assign and transfer or cause to be assigned and transferred such assets to the other party.

 The Spin-Off

  Upon completion of the Contributions, the Spin-Off will be effected by the distribution to each holder of record of AMETEK Common Stock as of the close of business on the Spin-Off Record Date of certificates representing one share of New Ametek Common Stock for every share of AMETEK Common Stock held by such holder. As a result of the Spin-Off, the stockholders of record of AMETEK at the close of business on the Spin-Off Record Date will own all of the outstanding New Ametek Common Stock.

 Certain Covenants

  For five years after the Spin-Off, New Ametek will not, directly or indirectly, (i) sell any products or render any services which are currently being manufactured, sold or rendered by the Water Filtration Business, or (ii) solicit any customer or supplier of the Water Filtration Business for any purpose competitive with the Water Filtration Business; and for two years after the Spin-Off, neither AMETEK nor New Ametek will, directly or indirectly, solicit the employment of any employee of the other party and its subsidiaries.

  Prior to the Spin-Off, AMETEK will transfer and assign to New Ametek all of AMETEK's insurance policies other than (i) any policy which relates solely to the Water Filtration Business and (ii) any policy that is not assignable pursuant to its terms (a "Non-Assignable Policy"). If any policy is a Non-Assignable Policy, it is the intent of AMETEK and New Ametek that New Ametek receive the benefit of any coverage under any such policy, and that AMETEK will keep such policy in effect during its remaining term and will refrain from taking any actions (other than making a claim) which may affect New Ametek's entitlement to the benefits of, or coverage under, such policy. AMETEK and New Ametek also agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the Spin-Off.

 Settlement of Intercompany Balances

  All amounts owing between the New Ametek entities and the Water Filtration Business entities, other than amounts arising in the ordinary course of business, will be deemed paid in full at or prior to the Spin-Off.

 Employees and Employee Benefit Plans

  Effective as of the Spin-Off Date, New Ametek will offer employment to all employees of AMETEK, other than employees of the Water Filtration Business, on the same terms and conditions as were in effect immediately prior to the Spin-Off. Any such transfer of employment from AMETEK to New Ametek will not constitute a termination or qualifying event under any severance policy.

  Also effective as of the Spin-Off Date, New Ametek will adopt (i) the AMETEK company-wide 401(k) Plan, (ii) the AMETEK company-wide Employees' Retirement Plan, a defined benefit pension plan covering all salaried employees hired before January 1, 1997; (iii) all hourly defined benefit pension plans sponsored by AMETEK, other than the separate pension plan covering only hourly employees of the Water Filtration Business; and (iv) all severance, vacation, medical, disability, life insurance, split-dollar and other welfare benefit plans covering employees (and their spouses and dependents) of AMETEK, other than any such plans or arrangements covering only employees of the Water Filtration Business or the separable portion of such plans or arrangements attributable to employees of the Water Filtration Business. As soon as practicable on or after the Merger, New Ametek shall cause the AMETEK 401(k) Plan to make a direct plan-to-plan transfer to Culligan's 401(k) Plan consisting of the account balances of those participants who are employed in the Water Filtration Business. The Employee's Retirement Plan, as adopted by New Ametek, will retain the liability for all accrued pension benefits, including the accrued benefits of participants employed in the Water Filtration Business, as determined at the time of the Spin-Off, which benefits will be payable upon the participants' subsequent retirement or termination of employment from Culligan, or death or disability, as the case may be, as and to the extent provided for by the Employees' Retirement Plan; provided, that any such participant employed in the Water Filtration Business will continue to be credited under the Employees' Retirement Plan for employment with AMETEK and Culligan after the Spin-Off for purposes of vesting and eligibility for early retirement, disability or pre-retirement death benefits (but not for the purpose of determining the amount of the accrued benefit), and, further provided, that any such participant's compensation shall continue to be recomputed by taking into account compensation earned with AMETEK and Culligan after the Spin-Off (but limited for Employees' Retirement Plan purposes to an increase of 5%, per annum, of the 1996 compensation).

  Effective as of the Spin-Off Date, AMETEK shall continue to offer employment to employees of the Water Filtration Business on the same terms and conditions as in effect immediately prior thereto, and shall retain sponsorship of the separate pension plan which covers only hourly employees of the Water Filtration Business, and of all severance, vacation, medical, disability, life insurance, split-dollar and other welfare benefit plans covering only employees (and their spouses and dependents) of employees of the Water Filtration Business or the separable portion of such plans or arrangements attributable to employees of the Water Filtration Business.

  Stock Option and Stock Incentive Plans

  Prior to the Spin-Off, New Ametek will adopt one or more stock option, stock incentive or similar plans for its employees and directors. New Ametek adopted the 1997 Stock Incentive Plan of Ametek Aerospace Products, Inc. (the "1997 Plan") on June 23, 1997 to be effective upon the Spin-Off Date. See "MANAGEMENT--1997 Plan." Effective as of the Spin-Off Date, all outstanding options to purchase AMETEK Common Stock which are held by employees, other than the employees of the Water Filtration Business, whether or not such options are currently exercisable, will be assumed by New Ametek and shall be exercisable upon the same terms and conditions as in effect immediately prior thereto; provided, however, that each such option which is an incentive stock option (within the meaning of Section 422 of the Code) shall cease to be exercisable with respect to AMETEK Common Stock and shall become exercisable for a whole number of shares of New Ametek Common Stock and with an adjusted per share exercise price, determined in accordance with Treasury Regulation
(S)1.425-1, so as to preserve both the aggregate market spread between the value of the shares of common stock subject to the option and the exercise price of the option immediately before the Spin-Off, and the per share ratio between the value of the common stock and the exercise price immediately before the Spin-Off; provided further, that each such option which is a nonqualified stock option (i.e., not an incentive stock option) shall cease to be exercisable with respect to AMETEK Common Stock and shall become exercisable for the same number of shares of New Ametek Common Stock, but with an adjusted per share exercise price which is equal to the per share exercise price of the option immediately before the Spin-Off, reduced by the amount by which the value of a share of AMETEK Common Stock immediately before the Spin-Off exceeds the value of a share of New Ametek Common Stock immediately after the Spin-Off. All stock appreciation rights granted with respect to AMETEK Common Stock held by employees, other than employees of the Water Filtration Business, whether or not then exercisable, shall similarly be assumed by New Ametek and shall be exercisable upon the same terms and conditions as in effect immediately prior thereto, provided that the stock appreciation rights shall be subject to adjustment in a manner similar to the adjustments to the assumed stock options, as described in the preceding sentence.

  AMETEK has amended those outstanding stock options which are held by employees of the Water Filtration Business to provide that, for a period beginning March 20, 1997 and ending three business days prior to the Spin-Off Date (the "Special Offer Period"), (i) such options are fully exercisable (i.e., vested), (ii) each such option holder may, as an alternative to exercise, surrender his or her options, in whole or in part, and receive from AMETEK a cash amount equal to the market spread between the aggregate average company share price (determined as the average closing prices of AMETEK Common Stock for the ten trading days ending on the second trading day immediately prior to the Effective Time) over the aggregate exercise price, in lieu of exercising the underlying options and (iii) AMETEK will pay any holder of an option which was granted as an incentive stock option (within the meaning of Section 422 of the Code) who exercises or surrenders his options for the cash spread during the Special Offer Period an amount, in cash, equal to 20% of the taxable gain recognized from the exercise or surrender. For any option holder who is employed by the Water Filtration Business and does not exercise or surrender his options for cash during the Special Offer Period, any such unexercised options shall, at the end of the Special Offer Period, revert to the level of exercisability (i.e., vesting) as is determined solely by the terms of the option and the length of the option holder's service since the date of grant, and the right to surrender the options for cash and the right of holders of options which were granted as incentive stock options to receive the special 20% cash payment, as described above, shall lapse, and as of the Effective Time, such unexercised options will be exchanged for options to purchase Culligan Common Stock, all as described under "THE SPIN-OFF--Terms of the Distribution Agreement--Stock Option and Stock Incentive Plans" in the Joint Proxy Statement/Prospectus. Effective as of the Spin-Off Date, AMETEK shall retain (and shall not contribute to New Ametek) cash in an amount equal to 60% of the market spread of the unexercised options held by employees of the Water Filtration Business.

  Conditions to the Spin-Off

  The obligations of AMETEK and New Ametek to consummate the Spin-Off and to perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of (i) all the conditions contained in the Merger Agreement which relate to AMETEK or New Ametek, and (ii) the condition that all authorizations, orders or approvals, or declarations or filings with, or the expiration of waiting periods imposed by, any governmental entity or other public or private entity the failure of which to obtain would have a material adverse effect on AMETEK or New Ametek, will have been filed, occurred, or been obtained.

  The obligations of AMETEK to consummate the Spin-Off and perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of the condition that New Ametek will have effected its assumption of the Assumed Liabilities as contemplated by the Distribution Agreement.

  The obligations of New Ametek to consummate the transactions contemplated by the Distribution Agreement and to perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of the condition that AMETEK will have contributed to New Ametek the Contributed Assets, as contemplated by the Distribution Agreement.

  Amendment

  The Distribution Agreement (including the Annexes, Schedules and exhibits thereto) may be amended in writing by AMETEK or New Ametek at any time prior to the Spin-Off with the prior written consent of Culligan. At any time prior to the Spin-Off, either AMETEK or New Ametek may waive in writing compliance by the other with any of the agreements or conditions contained in the Distribution Agreement with the prior consent of Culligan. The failure of any party to the Distribution Agreement to assert any of its rights under or to enforce any provision of the Distribution Agreement or otherwise will not constitute a waiver of its rights under such provision or any other provision.

TERMS OF THE TAX ALLOCATION AGREEMENT

  In connection with the Spin-Off and the Merger, AMETEK, New Ametek and Culligan will enter into the Tax Allocation Agreement, which provides for the allocation of all tax liabilities of AMETEK and its subsidiaries for taxable periods before and after the Spin-Off. In general, under the Tax Allocation Agreement, (i) New Ametek will be liable for any tax liability attributable to the Water Filtration Business for taxable periods (or portions thereof) ending on or before the Spin-Off Date and any tax liability attributable to the assets and businesses to be transferred to or held by New Ametek (i.e., all of the assets and businesses other than the Water Filtration Business) for all taxable periods and (ii) AMETEK will be liable for any tax liability attributable to the Water Filtration Business for taxable periods (or portions thereof) beginning after the Spin-Off Date.

  In addition, except as provided below, New Ametek will be liable for any tax liability resulting from transfers of stock and/or assets undertaken in connection with or to effect the Contributions, the Spin-Off or the Merger ("Restructuring Taxes") including, without limitation, any tax liability imposed on AMETEK as a result of the Contributions failing to qualify as a reorganization under Section 368 (a) (1) (D) of the Code or the Spin-Off failing to qualify as a distribution under Section 355 of the Code. AMETEK and Culligan will be liable for any Restructuring Taxes caused by an action which is inconsistent with Culligan's representations made in connection with obtaining the Private Letter Ruling and/or the Tax Opinions and which is taken by Culligan prior to the Spin-Off or by Culligan or AMETEK during the two-year period after the Spin-Off. Furthermore, in the event that AMETEK and New Ametek would each be liable for taxes resulting from the Spin-Off and/or the Merger (without regard for any action taken by the other party), AMETEK and New Ametek shall each be liable for one-half of such taxes and shall indemnify each other for any excess of such amount paid. Pursuant to the Distribution Agreement, AMETEK and New Ametek shall share equally all taxes (and certain other transaction costs) incurred in connection with the Contributions and all transfer taxes imposed in connection with or as a result of the Merger subject, in the case of AMETEK, to a limit of $1,500,000.

TERMS OF THE TRANSITION SERVICES AGREEMENT

  In connection with the Spin-Off and the Merger, New Ametek and the Surviving Corporation will enter into the Transition Services Agreement, which sets forth the obligations of New Ametek to provide the Surviving Corporation with certain transition services and support, including but not limited to, payroll and benefits administration; administrative services related to employee benefit plans; advertising and marketing services; fixed asset accounting; vehicle fleet management; management information systems; treasury services; risk management services; tax compliance information; access to a web site; access to financial information for audited financial statements; access to shared facilities; and such other services as may be requested from time to time to assist in the transition, for a period of up to nine (9) months after the date of the Transition Services Agreement. In consideration for such transition services, the Surviving Corporation will pay to New Ametek a fee based on New Ametek's fully burdened costs of providing such services, which will be mutually agreed upon by New Ametek and the Surviving Corporation prior to the time such transition services are provided.

TERMS OF THE INDEMNIFICATION AGREEMENT

  In connection with the Spin-Off and the Merger, AMETEK, New Ametek and Culligan will enter into the Indemnification Agreement which sets forth each party's rights and obligations with respect to indemnification for matters relating to the Contributions, the Spin-Off and the Merger.

  The Indemnification Agreement will provide that except as otherwise specifically provided in the Merger Agreement or any of the Distribution Documents, New Ametek will indemnify, defend and hold harmless Culligan from and against, and pay or reimburse Culligan for, all Indemnifiable Losses, as incurred: (a) arising out of or resulting from (x) the Contributed Assets or the Assumed Liabilities (including the failure by New Ametek or any subsidiary or Affiliate of New Ametek to pay, perform or otherwise discharge such Assumed Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of AMETEK's business (other than the conduct and operation of the Water Filtration Business) prior to the Effective Time; (b) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in the Joint Proxy Statement/Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by AMETEK relating to New Ametek or AMETEK contained in or omitted from the Registration Statements or the Joint Proxy Statement/Prospectus; (c) arising out of or resulting from the breach by New Ametek or any of its subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Distribution Documents which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; (d) arising out of or resulting from any breach of or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement; (e) arising out of or resulting from any actual or alleged violation of any law, rule or regulation of any Governmental Entity by AMETEK or New Ametek or any of their subsidiaries or any director, officer, employee or agent of AMETEK or New Ametek or any of their subsidiaries (collectively, "Legal Matters") occurring or alleged to have occurred at or prior to the Effective Time with respect to the New Ametek Businesses; (f) relating to or arising from any claim that the execution, delivery or performance by AMETEK or New Ametek of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which AMETEK or any of its subsidiaries is a party prior to the Spin-Off; and (g) arising out of or relating to the handling, use, storage, recycling, treatment, transport, Release or disposal of Hazardous Substances by AMETEK, any of its subsidiaries, affiliates or predecessors (including any prior owner of the Retained Realty (as defined below)) or any third party engaged by any of them, prior to the Effective Time: (x) at any former properties or facilities of AMETEK or any of its subsidiaries, affiliates, or predecessors (including any prior owner of the Retained Realty, including former properties or facilities relating to the Retained Assets or the Water Filtration Business (but not including any real property owned or leased by the Water Filtration Business, as of the Spin-Off Date (the "Retained Realty")); (y) at the Retained Realty, but only to the extent that the Indemnifiable Losses arise from activities or business operations that preceded the activities or business operations of the Water Filtration Business at the Retained Realty; and (z) at any site or location other than the Retained Realty where such handling, use, storage, recycling, treatment, transport, Release or disposal (or arranging for such activities by third parties) was related to the activities or business operations of the Retained Assets or the Water Filtration Business (provided that this clause (z) shall not cover any migration of a Release from the Retained Realty).

  The Indemnification Agreement will further provide that except as otherwise specifically provided in the Merger Agreement or any of the Distribution Documents, Culligan will indemnify, defend and hold harmless, or cause AMETEK to indemnify, defend and hold harmless New Ametek from and against, and pay or reimburse New Ametek for, all Indemnifiable Losses, as incurred: (a) arising out of or resulting from (x) the Water Filtration Business or the Retained Liabilities (including the failure by Culligan or any of its subsidiaries to pay, perform or otherwise discharge such Retained Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of the Water Filtration Business following the Effective Time (other than any such conduct or operation which would give rise to a right to indemnification by the Parent Indemnitees under the Indemnification Agreement); (b) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in the Joint Proxy Statement/Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Culligan relating to Culligan or any of its subsidiaries (other than AMETEK and its subsidiaries) contained in or omitted from any of the Registration Statements or in the Joint Proxy Statement/Prospectus; (c) arising out of or resulting from the breach by Culligan or any of its subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Distribution Documents which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; and (d) relating to or arising from any claim that the execution, delivery or performance by Culligan or Culligan Merger Sub of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which Culligan or Culligan Merger Sub is a party prior to the Spin-Off.

  The Indemnification Agreement will provide that with respect to Indemnifiable Losses arising out of or resulting from any breach or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement, New Ametek will not have any liability under the Indemnification Agreement unless the aggregate of all Indemnifiable Losses for which New Ametek would be liable under the Indemnification Agreement exceeds on a cumulative pre-tax basis an amount equal to $800,000 (the "Basket Amount"); provided, that, once the Basket Amount is exceeded, New Ametek will only pay Indemnifiable Losses in excess of such Basket Amount. Notwithstanding the foregoing, New Ametek's liability for Indemnifiable Losses arising out of or resulting from any breach or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement is limited (i) in the aggregate to $25,000,000 and (ii) to only those Indemnifiable Losses for which New Ametek has received written notice of on or prior to eighteen months from the Closing Date.

TERMS OF THE TRADEMARK AGREEMENT

   Following the time of the Spin-Off, New Ametek will have the sole and exclusive ownership of and right to use all of the names, trademarks, trade names and other proprietary rights of AMETEK (collectively, the "Intellectual Property"), including all rights to the "Ametek" name other than the intellectual property relating primarily to the Water Filtration Business. Pursuant to the Trademark Agreement between AMETEK and New Ametek, AMETEK will retain the right to use, for a period of five years, the "Ametek" trade name and any AMETEK trademarks, service marks or logos which use the word "Ametek" and are currently in use by the Water Filtration Business (collectively, the "Marks"). In addition, for the three successive one year terms following such five year period, New Ametek will grant to AMETEK, pursuant to the Trademark Agreement, an exclusive worldwide license to the Marks at a royalty rate of $1,000,000 per year. AMETEK (which following the Merger will have changed its name to "Culligan Water Company, Inc.") is prohibited, however, from using the "Ametek" mark alone or in combination with other terms, as part of a corporate name. The Trademark Agreement also provides for usual and customary provisions, including quality control, audit and marking provisions.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain Federal income tax consequences of the Contributions, the Spin-Off and the Merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and which are subject to changes occurring after such date, possibly with retroactive effect. This summary is for general information only and does not address the effects of any state, local or foreign tax laws. In addition, it does not purport to address all of the tax consequences applicable to any particular taxpayer or to taxpayers subject to special treatment under the Code, including, without limitation, foreign holders, holders of AMETEK Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, tax-exempt organizations, financial institutions, broker dealers or persons who do not hold the AMETEK Common Stock as a capital asset. EACH HOLDER OF AMETEK COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE SPIN-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.


  The Contributions, the Spin-Off and the Merger are conditioned upon the issuance by the IRS of the Private Letter Ruling reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code; (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling.

  If the IRS revokes the Private Letter Ruling as to any one or more of the three rulings described in the preceding paragraph (each, an "Omitted Ruling"), this requirement will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK receives the Tax Opinion of Stroock & Stroock & Lavan LLP and Culligan receives the Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (together, the "Tax Opinions") to the same effect as each such Omitted Ruling. Each such Tax Opinion, if any, would be based upon certain qualifications and assumptions as noted therein and upon certain representations of AMETEK, New Ametek and Culligan. It would represent such counsel's best legal judgment and would not be binding on the IRS or the courts. There can be no assurance that the IRS or the courts would not take one or more contrary positions to those expressed in the Tax Opinions.

  The Contributions, the Spin-Off and the Merger will also not be consummated unless there shall be no proposed legislation introduced in bill form and pending action in Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the Federal income tax consequences described in the Private Letter Ruling (and/or the Tax Opinions) in respect of the Contributions, the Spin-Off or the Merger. On June 13, 1997, the House Ways and Means Committee voted to approve, and on June 19, 1997, the Senate Finance Committee voted to approve, the Proposed Legislation that if applicable to the Spin-Off would cause the Spin-Off to be taxable to New Ametek. The Proposed Legislation would not apply to any distribution after April 16, 1997 if the distribution is (i) made pursuant to a written agreement which was (subject to customary conditions) binding on April 16, 1997 and at all times thereafter, (ii) described in a ruling request submitted to the IRS on or before April 16, 1997, or (iii) described on or before such date in a public announcement or in a filing with the Commission required solely by reason of the distribution. Since the Spin-Off and the Merger would satisfy one or more of the requirements for Transitional Relief, the Proposed Legislation, if enacted in its present form, would not be applicable to the transactions. However, there can be no assurance that the Proposed Legislation would be enacted in its present form or that other legislation, materially adverse to the Contributions, the Spin-Off or the Merger and with different effective dates and/or transitional relief, would not be introduced or enacted after the date hereof. The introduction or enactment of legislation differing from the Proposed Legislation could delay or prevent consummation of the Contributions, the Spin-Off and the Merger.

CONSEQUENCES OF THE CONTRIBUTIONS AND THE SPIN-OFF

  Based upon the Private Letter Ruling (and/or the Tax Opinions), the following is a summary of the anticipated Federal income tax consequences of the Contributions and the Spin-Off:

    1. No gain or loss will be recognized by (and no amount will be included in the income of) holders of AMETEK Common Stock on their receipt of New Ametek Common Stock in the Spin-Off.

    2. Following the Spin-Off, the aggregate tax basis of the AMETEK Common Stock and the New Ametek Common Stock in the hands of the holders of AMETEK Common Stock will equal the tax basis of the AMETEK Common Stock held immediately before the Spin-Off, allocated in proportion to the fair market value of each on the Spin-Off Date.

    3. The holding period of the New Ametek Common Stock received by the holders of AMETEK Common Stock will include the holding period of the AMETEK Common Stock on which the Spin-Off was made, provided such AMETEK Common Stock is held as a capital asset on the Spin-Off Date.

    4. No gain or loss will be recognized by AMETEK or New Ametek as a result of the Contributions or the Spin-Off.

  If the Contributions and the Spin-Off did not qualify for tax-free treatment under Code Sections 368(a)(1)(D) and 355, then for Federal income tax purposes
(i) AMETEK would be required to recognize gain on the Spin-Off to the extent that the fair market value of the shares of New Ametek Common Stock distributed in the Spin-Off exceeded AMETEK's tax basis of such shares and
(ii) each holder of AMETEK Common Stock would be required to recognize dividend income in an amount equal to the fair market value of the shares of New Ametek Common Stock received in the Spin-Off, up to such stockholder's allocable share of AMETEK's current and accumulated earnings and profits (which would include the amount of gain referred to in clause (i) above).

CONSEQUENCES OF THE MERGER

  Based upon the Private Letter Ruling (and/or the Tax Opinions), the following is a summary of the anticipated Federal income tax consequences of the Merger:

    1. No gain or loss will be recognized by holders of AMETEK Common Stock whose shares of AMETEK Common Stock are exchanged solely for Culligan Common Stock pursuant to the Merger Agreement (except with respect to cash received by such holders of AMETEK Common Stock in lieu of fractional shares of Culligan Stock). An AMETEK stockholder who receives cash in lieu of fractional shares of Culligan Common Stock will recognize capital gain or loss in an amount equal to the difference between the cash so received and the portion of the tax basis in AMETEK Common Stock (as determined immediately following the Spin-Off) that is allocable to such fractional share. Such capital gain or loss will be long-term capital gain or loss, provided such fractional shares would have been held by such stockholder as a capital asset immediately prior to the Merger.

    2. The tax basis of the Culligan Common Stock received (or, in the case of fractional shares, deemed received) by holders of AMETEK Common Stock who exchange their AMETEK Common Stock solely for Culligan Common Stock in the Merger will be the same as the aggregate tax basis of the AMETEK Common Stock (as determined immediately following the Spin-Off) surrendered in exchange therefor.

    3. The holding period for the shares of Culligan Common Stock received in the Merger will include the period during which the shares of the AMETEK Common Stock surrendered in exchange therefor were held, provided that such shares of AMETEK Common Stock were held as a capital asset immediately prior to the Merger.

    4. No gain or loss will be recognized by AMETEK, Culligan Merger Sub or Culligan as a result of the Merger.

  If the Merger did not qualify for tax-free treatment as a reorganization under Code Section 368(a)(1)(B), each holder of AMETEK Common Stock would recognize gain or loss equal to the difference between the fair market value of the Culligan Common Stock received and such holder's tax basis of the shares of AMETEK Common Stock surrendered. Failure of the Merger to qualify as a tax-free reorganization could jeopardize the tax-free treatment of the Contributions and the Spin-Off under Code Sections 355 and 368(a)(1)(D).

                LISTING AND TRADING OF NEW AMETEK COMMON STOCK

  New Ametek has applied for listing of the New Ametek Common Stock on the NYSE and the PCX.

  New Ametek Common Stock received pursuant to the Spin-Off will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares of New Ametek Common Stock received by any person who may be deemed an "affiliate" of New Ametek within the meaning of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of New Ametek after the Spin-Off generally include individuals or entities that control, are controlled by, or are under common control with New Ametek, and may include the directors and principal executive officers of New Ametek as well as any principal stockholder of New Ametek. Persons who are affiliates of New Ametek may sell their shares of New Ametek Common Stock received pursuant to the Spin-Off only pursuant to an effective registration statement under the Securities Act covering such securities, or in compliance with the resale provisions of Rule 144 or Rule 145 or Regulation S promulgated under the Securities Act.

                                DIVIDEND POLICY

  AMETEK currently pays a quarterly cash dividend of $.06 per share. New Ametek presently intends to continue paying a similar dividend. The payment of dividends by New Ametek is dependent upon future earnings, financial requirements, contractual provisions of debt agreements and other relevant factors.

                                   BUSINESS

  AMETEK, Inc. was incorporated in Delaware in 1930 under the name of American Machine and Metals, Inc. and maintains its principal executive offices at Station Square, Paoli, Pennsylvania 19301.

  New Ametek will be the successor to all of AMETEK's current businesses except for the Water Filtration Business. Management believes AMETEK currently is, and upon completion of the Spin-Off, New Ametek will continue to be, a leading global manufacturer of electrical and electronic products and materials engineered for niche markets with operations in North America, Europe and Asia. It is expected that approximately one-third of New Ametek's sales will be to international markets. New Ametek will have a significant market share for many of its products. The Electromechanical Group is the world's largest independent producer of electric motors and blowers for vacuum cleaners and floor-care products; the Precision Instruments Group builds technologically advanced monitoring, sensing, calibration, and display devices for the aerospace, process, and heavy-vehicle industries; and the Industrial Materials Group uses plastics, metals and fibers to produce specialty materials for consumer and industrial markets. AMETEK has grown through a focus on the manufacturing of electronic, electromechanical and electrical products for niche markets where, based on technological or cost advantages, it has or it seeks to build a significant market share. The management of New Ametek intends to continue this focus.

CONTINUATION OF STOCKHOLDER VALUE ENHANCEMENT PLAN

  In November 1993, AMETEK adopted a Stockholder Value Enhancement Plan (the "Plan") with the objective of improving AMETEK's earnings growth through a combination of financial and operating strategies.

  The Plan's financial strategies consist of an ongoing share repurchase program, a debt refinancing (completed in 1994) and a dividend reduction (adopted at the same time as the Plan). From inception of the Plan through December 31, 1996, AMETEK has repurchased approximately 30% of its outstanding shares. This represents approximately 12.2 million shares of common stock at an aggregate repurchase price of $171 million (or an average cost of $14.01 per share). During 1996, AMETEK repurchased 698,000 shares at an aggregate repurchase price of $12.5 million (or an average cost of $17.92 per share). Also, during 1996, AMETEK's Board of Directors authorized the current share repurchase program of up to $50 million. No share repurchases have been made to date in 1997. New Ametek intends to continue the share repurchase program under the same $50 million authorization.

  Shortly after the Plan was adopted, AMETEK implemented certain of its operating strategies by restructuring the Precision Instruments Group and, as a result, incurring after-tax charges of $33.5 million in 1993. The Plan's other operating strategies, which are ongoing, consist of: (i) achieving operational excellence through improved asset management, increased operating synergies and reduced cycle times, (ii) intensifying new product development efforts, especially in the electric motor-blower, precision instruments and specialty metal product lines, (iii) completing strategic acquisitions and alliances which concentrate on improving AMETEK's technological and manufacturing advantages and market position in its core businesses, and (iv) pursuing global and market expansion, especially in Europe and Asia.

  In continuing to carry out the financial and operating strategies of the Plan, AMETEK has sought, and New Ametek will continue to seek, to allocate its historically strong cash flow to those opportunities, including the furtherance of its operating strategies, additional share repurchases and further debt reductions, which appear to have the best potential for improving earnings growth and thereby, in accordance with the Plan, enhancing stockholder value.

PRODUCTS AND SERVICES

  New Ametek's growth strategies will be focused on its principal businesses:
Electromechanical, Precision Instruments, and Industrial Materials.

 Electromechanical Group

  The Electromechanical Group is the world's largest independent producer of high-speed, air-moving electric motors for original equipment manufacturers ("OEM's") of floor-care products. The manufacture of these motors with contacts rotating at 25,000 to 40,000 RPM requires advanced manufacturing technology. EMG must address complex motor-blower dynamics including heat, noise, vibration, and wear, in designing its customized products. EMG's worldwide franchise is based on competencies developed over 80 years. EMG has a leading market share in North America and Western Europe and a growing share in the Pacific Rim. Global sales have more than quadrupled since 1981-- increasing from approximately $80 million to $376 million in 1996.

  EMG has grown its business by extending its technological expertise in manufacturing high-speed, air-moving electric motors for a variety of targeted markets, with the floor care market being its primary focus. EMG has formed alliances with OEM customers to design and manufacture cost-effective products for numerous floor care applications. EMG is also using its technological and marketing expertise in an effort to penetrate new markets, such as lawn and garden equipment, where it is seeking to establish alliances with its major customers.

  EMG is seeking to build on it market leadership in the floor-care markets of North America and Europe, through initiatives in Eastern Europe, Latin America and the Pacific Rim. In addition to pursuing strategic alliances and joint ventures, EMG has expanded its presence in the Pacific Rim with a plant in Shanghai, PRC. Operations in Shanghai, the Czech Republic and Mexico are expected to contribute to manufacturing output in 1997. About 50% of EMG's sales are outside of the United States.

  Consistent with its strategies for long-term global growth and low-cost producer status, EMG has increased its production capacity over the past three years with highly automated production lines at its Graham, North Carolina facility. The recently initiated operations in Reynosa, Mexico; Shanghai, PRC; and the Czech Republic are focused on reducing costs, and later on market expansion.

  EMG employs approximately 3,000 people and has fourteen manufacturing locations: six in the United States, three in Italy, three in Mexico, and one each in the PRC and the Czech Republic. EMG produced approximately 22 million motor products in 1996 with flexible, automated production lines designed for low-cost, high-volume operations. Its technological resources provide EMG customers with custom-designed products.

  Floor-Care Market and Product Line

  About two-thirds of EMG's sales are to floor-care markets, where it has a leading share through sales of air-moving electric motors to most of the world's major floor-care OEMs, including integrated OEMs that produce some of their own motors. EMG produces a full range of floor-care products, from hand-held, canister and upright vacuums to central vacuums for residential use. High-performance vacuums are marketed for commercial and industrial applications. Customers include Matsushita, Bissell, Royal, Eureka, and SEB-Rowenta.

  Sales growth in the floor-care industry has been achieved by marketing products to vertically integrated vacuum cleaner manufacturers which decide to outsource motor production to realize the economic and operational advantage of reducing or discontinuing their own motor production. By purchasing EMG's motors, vacuum cleaner manufacturers can reduce the otherwise substantial capital expenditures they would incur to manufacture motors for changing consumer demands. The global consumer trend toward multiple floor-care products increases the variety and frequency of these investments by OEMs, which are striving to operate more economically.

  EMG's new product development focuses on enhancing motor-blower cost-performance through advances in power, efficiency, size, weight, and quietness. EMG's world lamination motor design is gaining market share in the world lawn and garden market due to the motor's superior performance-to-weight ratio. A new line of high-efficiency fans complement this motor and are targeted as one of EMG's major growth initiatives for floor-care applications in Asia.

  EMG has a significant position in the European floor-care market. The electric motors it produces in Italy are similar to those produced in the United States. Capacity and productivity in Italy have been increased through capital investment and such initiatives as manufacturing integration, automation, inventory management, and increased labor flexibility.

  Technical Motor Market and Product Line

  EMG formed the Technical Motor Division to capitalize upon its global presence and technical expertise in floor-care products and to expand production and marketing of its brushless DC motor-blowers.

  EMG's brushless motors are used in computer equipment, business machines and medical equipment. Brushless motors are free of static charges and have high reliability. They are increasingly popular in medical and other applications in which long life and speed control are desired. Continuing product developments include the use of brushless motors in systems designed to assist patients with sleep-breathing disorders, in hospital air-mattress systems as well as systems that recover gasoline fumes at automotive fueling stations. Customers include Thomas Industries, Gast, Rheem, Kinetic Concepts, and DevilBiss.

  Commercial Motor Market and Product Line

  EMG's leadership in air-moving electric motors, and its manufacturing infrastructure, technical expertise and global marketing strengths serve as the foundation for its future growth. EMG is capitalizing on its core competencies in air-moving electric motors to create opportunities in other consumer products for the outdoor power equipment market, such as lawn and garden equipment, chainsaws, low-pressure paint sprayers and high-pressure power washers. For example, EMG has received orders from most of the world's major producers of lawn and garden products. Customers include Poulan, American Kleaner, Sunbeam, and Wagner Spray Tech.

  Customers

  EMG is not dependent on any single customer such that the loss of that customer would have a material adverse effect on EMG's operations. Approximately 27% of EMG's first quarter 1997 sales and 31% of its sales for 1996 were made to its five largest customers.

 Precision Instruments Group

  The Precision Instruments Group applies its niche market focus and technology to produce monitoring, calibration and display instruments for the aerospace, process and heavy vehicle industries.

  PI's growth has and will be based on competitive advantages, which include designing products for specific customer applications that are significantly differentiated from or are lower in cost than competitive products. PI is among the leaders in many of the niche markets it serves, including aerospace fuel-flow meters, heavy vehicle instrument panels, oxygen analyzers, and pressure gauges. About 25% of sales are to markets outside the United States.

  Process and Analytical Instruments Market and Product Line

  Approximately one-half of PI's 1996 sales are process and analytical instruments, and pressure sensors. This includes pressure gauges and products for industrial measurement and calibration; oxygen, moisture, combustion and liquid analyzers; and emission monitors. The market focus is on measurement and analysis for the process industry, which includes refining, and petrochemical plants, power generation, specialty gas, water and waste treatment, and natural gas distribution. PI also has products which serve the semiconductor market. PI is one of the leaders in the North American pressure gauge market, which has been adversely affected by low-cost offshore products. PI has reduced costs through restructuring its Sellersville, PA operations and through its joint venture in Taiwan and the PRC. It is also refocusing its domestic manufacturing on more advanced pressure measurement products, such as its new Electronic Pressure Calibrator Model 2000.

  In connection with its global expansion, PI has 50% ownership of a joint venture that manufactures low-cost pressure gauges in Taiwan and the PRC, where the joint venture also markets these products. For the remainder of the world, PI is the exclusive marketer of the joint venture's products, expanding PI's leadership in price-sensitive gauges.

  The process industry has experienced lackluster market conditions in the United States, primarily due to reduced refinery and petrochemical plant construction and lower industry operating rates, resulting in part from increased environmental regulations. Worldwide process industry markets are benefiting from improved economic conditions and new construction in Europe and Asia, where increased growth and market expansion are expected. PI's customers include Exxon, DuPont, and Intel.

  In June 1997, AMETEK completed the acquisition of the Test & Measurement Products division of Technitrol, Inc. With prior annual sales of approximately $30 million, the acquired business manufactures a comprehensive line of force-measurement and testing devices in the United States and Europe, including hand-held gauges, electronic instruments, and test stands, and provides analytical software and support services. Its products are marketed worldwide predominantly under the Chatillon and Lloyd brand names through a global network of distributors, sales representatives and direct sales.

  Aerospace Market and Product Line

  Approximately one-third of PI's 1996 revenues are from the sale of aerospace products, including airborne-data and vibration-monitoring systems; turbine engine temperature measurement; indicators and displays, fuel and fluid measurements; and sensors, switches and cable harnesses. Its customers are the leading producers of airframes and jet engines, commercial airlines and aircraft operators. As a prime innovator, PI serves all segments of commercial aerospace, including helicopters, business jets, commuter aircraft, and commercial airliners. Customer support includes parts warehousing and maintenance programs. Aerospace products are designed to customer specifications and manufactured to stringent operational and reliability requirements. Operations are in Binghamton, NY; Sellersville, PA and Wilmington, MA. A repair and maintenance facility is in Seattle, WA.

  The aerospace business operates in niche markets, where its products have a technological and/or cost advantage. Its 50 years of experience as an aerospace contractor and its long-standing customer relationships with global commercial aircraft OEMs are significant competitive advantages. Its new products are now in service on the Boeing 777 airliner, the Bombardier Global Express business jet and the Agusta 109 helicopter. Other aircraft with PI products aboard include: Learjet 60, Boeing 737/747/757/767, Beechjet, Sikorsky S-64, Cessna Citation, Saab SK-60, Mitsubishi YS-11 and Bell 407. Jet engines with PI products include GE 90, Pratt & Whitney 4000 series, Rolls Royce Trent 700/800 and GE CF6-50/80 series. Customers include Boeing, General Electric, Honeywell and the U.S. Government.

  In 1993, PI reduced costs and restructured operations to increase profitability in a weak aerospace market. Further initiatives are achieving additional synergies, improving asset management, and optimizing the benefits of prior actions. Demand in the aerospace market has strengthened significantly, as airlines replace aging fleets, airline passenger miles increase, and airline profits improve.

  Heavy Vehicle Market and Product Line

  Approximately one-fifth of PI's 1996 sales are electronic and electromechanical instruments and panels for heavy vehicles, such as Class 8 heavy trucks. New products, acquisitions and the addition of construction and agricultural vehicle markets have increased the markets served. The acquisition of privately held Dixson, Inc. in 1995 added to PI's number one position in the United States heavy truck market and increased market share in other heavy vehicle instrument segments, including agricultural, construction and off-road vehicles. Dixson, Inc. also has a complementary customer base, a market position in Europe, and product development capabilities in solid-state instruments that primarily monitor engine efficiency and emissions. Instrument demand in 1996 was reduced by a down cycle in the heavy truck industry. Modest industry improvement is expected in 1997. Customers include Peterbilt and Kenworth, Mack, Volvo, Freightliner, Ford, Clark and Caterpillar.

  Customers

  The Precision Instruments Group is not dependent on any single customer such that the loss of that customer would have a material adverse effect on PI's operations. Approximately 24% of PI's first quarter 1997 sales and 27% of its 1996 sales were made to its five largest customers.

 Industrial Materials Group

  The Industrial Materials Group is a leader in the manufacture of specialized or customized technology-based materials and products in many niche markets. It uses proprietary mechanical, metallurgical and plastics technology to develop differentiated products, including high-purity metal powders and products, and materials for industrial and chemical processing.

  Specialty Metals Markets and Product Line

  This business manufactures high-purity, engineered metal powders; high-purity strip and wire from metal powders; and clad products, with specific metallurgical properties. Its niche market focus is based upon proprietary manufacturing technology and strong customer relations. IMG serves a diverse market segment including consumer products, electronics, telecommunications, automotive, and energy production. New product developments include patented ultra stainless steel metal powders and copper-based spinodal(R) alloys. Global and market expansion in Europe and Asia significantly increased sales in 1996. Customers include DuPont, Regal Ware, Inc., Stoody Co., Smith International and Pall Corp.

  Chemical and Industrial Products

  Products include silicas, phenolic resins, and Teflon(R) (a registered trademark of DuPont) polymer products for high-temperature and highly corrosive applications. Product applications include the filtering of molten metal, heat exchangers and protective welding curtains. The Chemical Products Division also is a custom compounder of specialty resins and thermoplastics with enhanced properties, such as fire retardance and improved adhesion. Markets include automotive parts, electronics, appliances, and telecommunications markets. Customers include Exxon, Mytex, Kanetsu, DuPont, and Newport News Shipbuilding.

  Customers

  IMG is not dependent on any single customer such that the loss of that customer would have a material adverse effect on IMG's operations. Approximately 21% of IMG's first quarter 1997 sales and 23% of its 1996 sales were made to its five largest customers.

MARKETING

  In general, AMETEK's marketing efforts are organized and carried out at the group and divisional levels, and New Ametek expects that this will continue after the Spin-Off. Given the similarity and technical nature of its many products as well as its significant worldwide market share, EMG conducts most of its domestic and international marketing activities through a direct sales force, and makes only limited use of sales agents in other countries. Because of their relatively diverse product lines, PI and IMG make significant use of distributors and sales agents in marketing their products. With its specialized customer base of aircraft and jet engine manufacturers, and airlines, PI's aerospace products and services are marketed primarily by its sales engineers.

COMPETITION

  Generally, most markets in which New Ametek will operate are highly competitive. The principal elements of competition for the products manufactured in each of New Ametek's business segments are price, product features, distribution, quality and service.

  EMG's primary competition in the United States floor-care market consists of a few competitors, each of which has a smaller market share but is part of a company with larger and greater resources than New Ametek. There is additional potential competition from vertically integrated manufacturers of floor-care products that produce their own motor-blowers. Many of these manufacturers are also potential EMG customers if they outsource their motors. In Europe, competition comes from a small group of very large competitors and from numerous small competitors.

  In the markets it serves, PI is, and New Ametek believes it will continue to be, one of the world's largest pressure gauge manufacturers and ranks among the leading United States producers of certain measuring and control instruments. It is one of the leading instrument and sensor suppliers to commercial aviation. Competition is strong and could intensify for certain aerospace products. In the pressure gauge and heavy-vehicle markets served by PI, only a limited number of companies compete on price and technology. In the process and analytical instrument markets, numerous companies in each market niche compete on the basis of product quality, performance and innovation.

  Many of the products sold by IMG are made by a few competitors, and competition comes mainly from producers of substitute materials. The primary competition is from competitive materials and processes.

BACKLOG AND SEASONAL VARIATIONS OF BUSINESS

  New Ametek's backlog of unfilled orders at the dates specified by business segment was as follows:

                                                     MARCH 31, DECEMBER 31,
                                                     --------- -------------
                                                       1997     1996   1995
                                                     --------- ------ ------
                                                        (DOLLARS IN MILLIONS)
       Electromechanical............................  $ 94.1   $ 87.9 $ 96.7
       Precision Instruments........................   122.1    113.2  108.5
       Industrial Materials.........................    17.6     18.1   21.2
                                                      ------   ------ ------
         Total......................................  $233.8   $219.2 $226.4
                                                      ======   ====== ======

  Of the total backlog of unfilled orders at March 31, 1997, approximately 86% of the orders are expected to be shipped by December 31, 1997.

  New Ametek believes that neither its business as a whole nor any of its business segments is subject to significant seasonal variations, although certain individual operations experience some seasonal variability.

RAW MATERIALS

  AMETEK's business segments obtain raw materials and supplies from a variety of sources and generally from more than one supplier. However, in the Industrial Materials segment, certain items are available only from a limited number of suppliers. New Ametek believes these sources and supplies of raw materials will be adequate for its needs.

INTERNAL REINVESTMENT

 Capital Expenditures

  Capital expenditures were $6.6 million for the three months ended March 31, 1997 and $39.1 million in 1996, compared to $29.3 million in 1995, an increase of $9.7 million or 33.2%. Approximately 77% of the 1997 expenditures and 83% of the 1996 expenditures were for additional manufacturing equipment to increase production efficiencies, and for expanded production capacity, primarily in the Electromechanical Group. New Ametek expects to increase its total capital spending in 1997 slightly above 1996 levels, with continued emphasis on investment in production efficiencies and expansion, primarily in the Electromechanical Group.

 Product Development and Engineering

  Product development and engineering expenses for the three months ended March 31, 1997 totaled $8.6 million. Such amounts were $35.9 million in 1996 compared to $32.0 million in 1995, and $31.9 million in 1994. These amounts include net expenses for research and development of $4.2 million for the three months ended March 31, 1997, $17.1 million in 1996, $15.5 million in 1995, and $17.3 million in 1994. Such expenditures were directed toward the development of new products and processes, and the improvement of existing products and processes.

ENVIRONMENTAL COMPLIANCE

  New Ametek is subject to environmental laws and regulations generally applicable to all United States manufacturing companies. AMETEK has been named as a potentially responsible party at several sites which are the subject of government-mandated clean-ups and, pursuant to the Distribution Agreement, New Ametek will assume responsibility for these matters. Charges to expense for environmental cleanup at those sites and other sites were approximately $.5 million for the three months ended March 31, 1997, $1.8 million in 1996, $2.4 million in 1995, and $1.6 million in 1994. New Ametek will assume responsibility for any potential environmental liability, and in the future New Ametek anticipates it may incur higher capital expenditures and expenses in connection with these matters. While it is not possible to quantify the potential financial impact of actions regarding environmental matters, New Ametek believes that the outcome of these actions is not likely to have a material adverse effect on its future results of operations, financial position or cash flow.

PATENTS, LICENSES AND TRADEMARKS

  AMETEK owns, and New Ametek will own, numerous unexpired United States patents, United States design patents and foreign patents, including counterparts of its more important United States patents, in the major industrial countries of the world. AMETEK is, and New Ametek will be, a licensor or licensee under patent agreements of various types and its products are marketed under various registered United States and foreign trademarks and trade names. However, New Ametek does not consider any single patent or trademark, or any group of them, essential to its business as a whole, or to any of its business segments. The annual royalties received or paid under license agreements are not significant to any single business segment or to New Ametek's overall operations.

EMPLOYEES

  At March 31, 1997, New Ametek employed approximately 6,200 individuals.

PROPERTIES

  New Ametek has 33 operating plant facilities in 13 states and seven foreign countries. Of these facilities, 25 are owned by New Ametek and eight are leased. The properties owned by New Ametek consist of approximately 414 acres in total, of which approximately 3,086,000 square feet are under roof, and include property recently purchased in the Czech Republic for its Electromechanical Group, where operations will begin later in 1997. Under lease is a total of approximately 550,000 square feet. The leases expire over a range of years from 1997 to 2009 with renewal options for varying terms contained in most of the leases. Production facilities in Taiwan and the PRC provide New Ametek with additional production capacity through New Ametek's 50% ownership in a joint venture. New Ametek also owns certain parcels of land that are pending sale. New Ametek's executive offices in Paoli, Pennsylvania occupy approximately 34,000 square feet under a lease that will expire in 2002.

  New Ametek's machinery, plants and offices are in satisfactory operating condition and are adequate for the uses to which they are put. The principal operating facilities of New Ametek by business segment are summarized in the following table:

                                                   NUMBER OF   SQUARE FEET UNDER
                                                   FACILITIES        ROOF
                                                  ------------ -----------------
                                                  OWNED LEASED   OWNED   LEASED
                                                  ----- ------ --------- -------
      Electromechanical..........................   11     3   1,349,000 163,000
      Precision Instruments......................    9     5     839,000 387,000
      Industrial Materials.......................    5    --     898,000      --
                                                   ---   ---   --------- -------
        Total....................................   25     8   3,086,000 550,000
                                                   ===   ===   ========= =======

OTHER MATTERS

  In cooperation with the Consumer Products Safety Commission, the Water Filtration Business, along with its supplier and customer, is participating in a voluntary recall of a water filter cartridge model involving 14,000 units which were sold, through a mass merchandiser, beginning in March 1996, when the water filter cartridges were introduced. Although only a limited number of the water filter cartridges contain an incorrect form of carbon, all units have been recalled as a precautionary measure. The costs associated with the recall are expected to be borne by the supplier and/or the supplier's insurance carriers. New Ametek does not believe it is liable in this matter and based upon currently available information, New Ametek's management does not believe the outcome will have a material adverse effect on New Ametek's financial position or results of operations.

                                  MANAGEMENT

  The following table sets forth certain information regarding the directors and executive officers of AMETEK. All of the executive officers and directors have been elected to serve with New Ametek in the capacities indicated following the Spin-Off.

NAME                     AGE POSITIONS AND OFFICES WITH NEW AMETEK
----                     --- -------------------------------------
Walter E. Blankley......  61 Chairman of the Board and Chief Executive Officer
Frank S. Hermance.......  48 President and Chief Operating Officer
John J. Molinelli.......  50 Senior Vice President--Chief Financial Officer
Albert J. Neupaver......  46 President of the Electromechanical and Industrial Materials Groups
Robert W. Chlebek.......  53 President of the Precision Instruments Group
George E. Marsinek......  60 Senior Vice President--Electromechanical Group
Philip A. Goodrich......  40 Senior Vice President--Corporate Development
Robert R. Mandos, Jr....  38 Comptroller
Deirdre D. Saunders.....  49 Treasurer and Assistant Secretary
Donna F. Winquist.......  48 Corporate Counsel and Corporate Secretary
Lewis G. Cole...........  66 Director
Helmut N. Friedlaender..  83 Director
Sheldon S. Gordon.......  61 Director
Charles D. Klein........  59 Director
James R. Malone.........  54 Director
David P. Steinmann......  56 Director
Elizabeth R. Varet......  53 Director

--------
  The Board of Directors of New Ametek will be divided into three classes, denominated Class I, Class II and Class III, with the terms of office of each class expiring at the 1998, 1999 and 2000 annual meeting of stockholders, respectively. At each annual meeting following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected to serve for a term to expire at the third succeeding annual meeting of stockholders after their election. The directors in each class are as follows: Class I--Mr. Blankley, Mr. Cole and Mr. Klein; Class II--Mr. Gordon and Mr. Steinmann; Class III--Mr. Friedlaender, Mr. Malone and Ms. Varet.

  WALTER E. BLANKLEY has been Chairman of the Board of AMETEK since April 27, 1993. He was elected a Director and President and Chief Executive Officer of AMETEK on April 26, 1990. Mr. Blankley is also a Director of AMCAST Industrial Corporation and CDI Corporation.

  FRANK S. HERMANCE was elected President and Chief Operating Officer on November 21, 1996. He previously had been Executive Vice President--Chief Operating Officer since January 1, 1996 and previously he served as President of the Precision Instruments Group, a position he was elected to on September 23, 1994. He joined AMETEK as a Group Vice President in November 1990. Mr. Hermance is also a director of CTB, Inc., a poultry farming, feeding equipment and housing company.

  JOHN J. MOLINELLI has served as Senior Vice President--Chief Financial Officer of AMETEK since April 29, 1994. Previously he had served as Vice President and Comptroller of AMETEK since April 1993. He was elected Comptroller in 1991.

  ALBERT J. NEUPAVER was elected President of the Electromechanical Group on January 10, 1997 and was elected President of the Industrial Materials Group on September 23, 1994. Previously he served as a Group Vice President since May 1994. He was elected Vice President of AMETEK in 1991.

  ROBERT W. CHLEBEK joined AMETEK as President of the Precision Instruments Group on March 1, 1997. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. ("Philips") since 1993. Previously, he held general management positions with Philips.

  GEORGE E. MARSINEK became Senior Vice President--Electromechanical Group effective January 10, 1997. For health reasons, he stepped aside from his previous position as President of the Electromechanical Group which he held since September 23, 1994, before which he had been a Group Vice President since April 1990.

  PHILIP A. GOODRICH joined AMETEK as Senior Vice President--Corporate Development on August 28, 1996. Prior to joining AMETEK, Mr. Goodrich had been Vice President of Corporate Development at General Signal Corporation for seven years.

  ROBERT R. MANDOS, JR. was elected Comptroller effective April 1, 1996. Mr. Mandos's more than 15 years of experience with AMETEK includes various financial positions; most recently he had served as Director of Financial Information at corporate headquarters and Division Vice President--Finance for the multi-plant operations of the U.S. Gauge Division.

  DEIRDRE D. SAUNDERS has served as Treasurer and Assistant Secretary since April 29, 1993. Ms. Saunders joined AMETEK in 1987 as Assistant Treasurer. Previously she served in financial and treasury positions with Exide Corporation and Buckeye Pipe Line Company.

  DONNA F. WINQUIST became Corporate Secretary on May 1, 1997. She retained her responsibilities as Corporate Counsel to which position she was appointed in December 1994. Ms. Winquist joined AMETEK as Manager of Legal Services in 1991 and became Director of Legal Services in 1992.

  LEWIS G. COLE was elected a director of AMETEK in 1987. He is a Senior Partner at Stroock & Stroock & Lavan LLP, which he joined in 1958.

  HELMUT N. FRIEDLAENDER was elected a director of AMETEK in 1955. He is a private investor. Mr. Friedlaender was a financial adviser to the late Mr. William Rosenwald and his family and a director of American Securities Corporation.

  SHELDON S. GORDON was elected a director of AMETEK in 1989. Mr. Gordon has been Chairman of Union Bancaire Privee International, Inc. since May 1996. He was a General Partner of The Blackstone Group, L.P. from April 1991 to May 1995 and a Limited Partner until May 1996. He is a Director of Anangel-American Shipholdings Limited and Energy Ventures, Inc.

  CHARLES D. KLEIN was elected a director of AMETEK in 1980. Mr. Klein is a financial adviser to the late Mr. William Rosenwald and his family and a Managing Director of American Securities, L.P.

  JAMES R. MALONE was elected a director of AMETEK in 1994. Mr. Malone is currently Chairman of the Board of HMI Industries, Inc. since December 1996 and Chairman of the Board of Intek Capital Corporation since September 1990. From January 1996 to February 1997, Mr. Malone was Chairman of the Board of Anchor Resolution Corp. (formerly Anchor Glass Container Corp.). Mr. Malone was President and Chief Executive Officer of Anchor Glass Container Corp. from May 1993 to January 1996 and was Chairman, President and Chief Executive Officer of Grimes Aerospace Co. from September 1990 to May 1993. Mr. Malone is also a director of AmSouth Bank N.A.

  DAVID P. STEINMANN was elected a director of AMETEK in 1993. He is a Managing Director of American Securities, L.P.

  ELIZABETH R. VARET was elected a director of AMETEK in 1987. Ms. Varet has been Chief Executive Officer of the organization responsible for management of the investment and philanthropic activities of the William Rosenwald family and is a Managing Director of American Securities, L.P.

COMMITTEES OF THE BOARD OF DIRECTORS

  New Ametek will establish, effective as of the Spin-Off Date, the following committees: an Audit Committee, a Compensation Committee, a Stock Option Committee, a Nominating Committee and a Pension Investment Committee, all of which are comprised of non-employee directors.

  In addition, New Ametek will have an Executive Committee comprised of two or more Directors which will meet on an as needed basis when the New Ametek Board is not in session. This Committee may exercise all the power of the Board of Directors in the management of the business and affairs of New Ametek except the power to fill vacancies of the New Ametek Board or to change members of or fill vacancies in the committee or to make or amend the New Ametek By-Laws.

  The functions of the Audit Committee will include: reviewing with independent auditors the plan and results of the audit engagement; reviewing the scope and results of New Ametek's procedures for internal auditing; and reviewing the adequacy of New Ametek's system of internal accounting controls.

  The functions of the Compensation Committee's non-employee directors will include: study and analysis of and recommendations to the New Ametek Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices; recommendations to the New Ametek Board regarding incentive compensation awards and officers' salary adjustments; and administrative oversight of stock option plans and other incentive and compensation plans.

  The function of the Stock Option Committee, which is comprised solely of non-employee directors who are outside directors as defined in Section 162(m) of the Code, will be to administer New Ametek's stock option and stock incentive plans.

  The functions of the Nominating Committee will include: determining an appropriate size and composition of the New Ametek Board; considering qualifications of prospective New Ametek Board candidates; conducting research to identify and recommend nomination of suitable candidates; and reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the New Ametek Board and committee responsibilities.

  The Pension Investment Committee will review the administration of New Ametek's retirement plans, including compliance, investment manager and trustee performance and results of independent audits of the plans.

COMPENSATION OF DIRECTORS

  The annual rate of compensation for services as a nonemployee director of New Ametek will be $35,000 plus $2,500 for each New Ametek Board meeting attended. Employee directors will not receive compensation for services as a director. At present, Mr. Blankley is the only employee director of New Ametek.

  Pursuant to a Retirement Plan for Directors (the "Directors Plan"), New Ametek will provide retirement benefits and death benefits to those directors who have not accrued benefits under the Employees' Retirement Plan of AMETEK, Inc. and who have completed at least three years of service as a director or officer of New Ametek (including service as a director or officer of AMETEK). Effective as of the Spin-Off Date, New Ametek will assume all obligations accrued under, and will continue to provide for, the Directors Plan. Effective January 1, 1997, the Directors Plan was amended to limit participation to those Directors who became members of the Board of Directors prior to January 1, 1997. The retirement benefit payable under the Directors Plan is an annual amount equal to 100% of the highest annual rate of compensation for directors during the director's period of service on the Board of Directors; however, the benefit is reduced proportionately if the participant has less than five years of service. New Ametek shall satisfy its obligations arising under the Directors Plan exclusively from its general assets. All of the current AMETEK directors other than Mr. Blankley are participants in the Directors Plan and each of these participants, other than Messrs. Malone and Steinmann, has accrued an annual retirement benefit of $50,000. Mr. Steinmann has accrued an annual retirement benefit of $40,000, and Mr. Malone has accrued an annual retirement benefit of $30,000.

  Pursuant to a Death Benefit Program for Directors (the "Directors Program"), New Ametek will enter into individual agreements with certain directors. The agreements will require New Ametek to pay death benefits to directors' designated beneficiaries and to pay benefits to the directors under certain circumstances. Effective as of the Spin-Off Date, New Ametek will assume all AMETEK obligations accrued under, and will continue to provide for, the Directors Program. The Directors Program currently provides for a benefit, payable for ten years, in an annual amount equal to 100% of the highest annual rate of compensation during the director's period of service on the Board of Directors, commencing at death or the later of age 70 or retirement; however, with respect to directors who became participants after January 1, 1989, the directors must complete at least five years of service as a director before they become eligible to receive a benefit upon the later of age 70 or retirement. Active directors will also have a group term life insurance benefit of $50,000. To fund benefits under the Directors Program, AMETEK has purchased, and New Ametek will continue to purchase, individual life insurance policies on the lives of certain of the covered directors. New Ametek will retain the right to terminate any or all of the Directors Program agreements under certain circumstances. All of the current directors other than Mr. Blankley currently participate in the Directors Program.

COMPENSATION OF EXECUTIVE OFFICERS

  The following sets forth certain information with respect to the executive officers of AMETEK, who effective as of the Spin-Off Date, will become executive officers of New Ametek. All executive officers are elected by the New Ametek Board to hold office until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. The following executive officers of New Ametek and its subsidiaries were nominated for election at the April 14, 1997 meeting of the Nominating Committee and were elected at the June 23, 1997 meeting of the New Ametek Board to take effect on the Spin-Off Date, and all held the same positions at AMETEK. Effective as of the Spin-Off Date, New Ametek will assume liability for all compensation owed by AMETEK and will continue to pay executive compensation at rates comparable to those included in the following table.

 Executive Compensation Prior to the Spin-Off

  The following table sets forth certain information for the fiscal year ended December 31 in each of 1996, 1995 and 1994 concerning compensation paid or accrued for the Chairman of the Board and Chief Executive Officer and the other four most highly compensated executive officers of AMETEK, based on the salary and bonus earned in 1996 and who will be executive officers of New Ametek at the time of the Spin-Off.

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                  ANNUAL COMPENSATION              AWARDS
                              ---------------------------- -----------------------
                                                 OTHER     RESTRICTED  SECURITIES
                                                 ANNUAL      STOCK     UNDERLYING   ALL OTHER
NAME AND PRINCIPAL            SALARY   BONUS  COMPENSATION   AWARDS   OPTIONS/SARS COMPENSATION
POSITION                 YEAR   ($)     ($)       ($)         ($)         (#)         ($)(1)
------------------------ ---- ------- ------- ------------ ---------- ------------ ------------
Walter E. Blankley...... 1996 487,000 440,000     --          --         80,000       2,736
 Chairman of the Board   1995 472,000 400,000     --          --         75,000       1,752
 and
 Chief Executive Officer 1994 457,500 335,000     --          --        125,000       1,656
Frank S. Hermance....... 1996 300,000 225,000     --          --        100,000       1,776
 President and Chief     1995 228,000 152,000     --          --         30,000       1,332
 Operating Officer       1994 220,000 125,000     --          --         50,000       1,326
George E. Marsinek...... 1996 225,000 150,000     --          --         30,000       3,096
 Senior Vice President-- 1995 215,000 165,000     --          --         30,000       1,620
 Electromechanical Group 1994 205,500 150,000     --          --         50,000       1,554
John J. Molinelli....... 1996 200,000 140,000     --          --         30,000       1,872
 Senior Vice President-- 1995 182,500 125,000     --          --         25,000       1,356
 Chief Financial Officer 1994 157,993 100,000     --          --         40,000       1,350
Albert J. Neupaver...... 1996 197,500 140,000     --          --         25,000       1,680
 President of the        1995 180,000 110,000     --          --         25,000       1,302
 Electromechanical
 and Industrial          1994 170,000  75,000     --          --         40,000       1,284
 Materials Groups

--------
(1) The amounts reported represent AMETEK's contributions ($1,200 each) to The AMETEK Savings and Investment Plan for each of the individuals listed above and the dollar value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers.

 Employment Contracts and Termination, Severance and Change-in-Control
Provisions

  AMETEK has entered into change of control agreements with most of its executive officers, including the executives listed in the Summary Compensation Table, which agreements New Ametek will assume effective as of the Spin-Off Date. The purpose of these agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential Change of Control (as defined below) by providing for some continuation of the executive's compensation and benefits. Under the agreements, the sum of the executive's prior year's salary plus the greater of
(a) the current year's bonus, or (b) the average of the two prior years' bonuses (as limited under Section 280G of the Code) will be continued for a period of one, two or three years (as defined in each executive's agreement), and health benefits will be continued until Medicare eligibility, coverage under another group health plan, ten years or the executive's death, whichever is earlier, in the event that the executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control. For purposes of the agreements, a "Change of Control" means the acquisition of 20% or more of the voting stock of New Ametek by a party other than New Ametek (or its affiliates), or a merger or consolidation after which the stockholders of New Ametek do not own or control at least 50% or more of the voting stock of New Ametek, or any sales or other disposition of all or substantially all of New Ametek's assets, or a plan of liquidation is approved. None of the events related to the Spin-Off or the Merger will be deemed to constitute a Change of Control.

  Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements, which New Ametek will assume, with certain executives. The agreements require AMETEK, and will require New Ametek, to pay death benefits to their designated beneficiaries and to pay benefits to the executives under certain circumstances. Effective as of the Spin-Off Date, New Ametek will assume all obligations accrued under, and will continue to provide for, the Program. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80, but not less than for 15 years (the 15-year minimum guarantee does not apply to executives whose inclusion in the Program is approved after December 31,
1986). The specified dollar amount of the payments is determined on the basis of the executive's salary and age. In addition, the standard death benefit payable to all salaried personnel from AMETEK's group term life insurance policy is two times the executive's annual salary, limited to $200,000. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of an amount equal to the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

  To fund benefits under the Program, AMETEK has purchased, and New Ametek will continue to maintain, individual life insurance policies on the lives of certain of the covered executives. New Ametek will retain the right to terminate all of the Program agreements under certain circumstances. Messrs. Blankley, Hermance, Marsinek, Molinelli and Neupaver are participants in the Program.

OPTION GRANTS OF AMETEK COMMON STOCK IN 1996

  The following table provides information on stock options to purchase AMETEK Common Stock granted in 1996 to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. No stock appreciation rights ("SARs") were granted to the named executive officers in 1996. Pursuant to the terms of the Distribution Agreement, effective as of the Spin-Off Date, these stock options will be converted to options to purchase New Ametek Common Stock.

                        STOCK OPTION/SAR GRANTS IN 1996

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                       PERCENTAGE
                          NUMBER OF     OF TOTAL                            POTENTIAL REALIZABLE
                          SECURITIES  OPTIONS/SARS                            VALUE AT ASSUMED
                          UNDERLYING   GRANTED TO                           ANNUAL RATE OF STOCK
                         OPTIONS/SARS EMPLOYEES IN   EXERCISE   EXPIRATION PRICE APPRECIATION FOR
NAME                     GRANTED (1)  FISCAL YEAR  PRICE ($/SH)    DATE        OPTION TERM (2)
----                     ------------ ------------ ------------ ---------- -----------------------
                                                                              5%($)      10%($)
                                                                           ----------- -----------
Walter E. Blankley......    80,000       11.35        17.375    04/08/2006     874,164   2,215,302
Frank S. Hermance.......   100,000       14.18        17.375    04/08/2006   1,092,704   2,769,128
George E. Marsinek......    30,000        4.25        17.375    04/08/2006     327,811     830,738
John J. Molinelli.......    30,000        4.25        17.375    04/08/2006     327,811     830,738
Albert J. Neupaver......    25,000        3.55        17.375    04/08/2006     273,176     692,282

--------
(1) The options granted in 1996 to Messrs. Blankley, Hermance, Marsinek, Molinelli and Neupaver are exercisable after the first anniversary of the date of the grant (April 8, 1996) during each of the four succeeding twelve-month periods only to the extent of twenty-five percent of the total number of shares optioned. In all cases, optioned shares that may have been but were not purchased during any one twelve-month period may be purchased during any one or more succeeding twelve-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, retirement or termination of employment in connection with a change in control.
(2) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of New Ametek's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

  The following table sets forth certain information with regard to the aggregated options to purchase AMETEK Common Stock exercised in the year ended December 31, 1996 and the option values as of the end of that year for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 1996, and the values of "in-the-money" stock options and SARs on December 31, 1996, which represent the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options/SARs.

 AGGREGATED OPTIONS/SARS EXERCISED IN 1996 AND OPTIONS/SAR VALUES AT DECEMBER
                                   31, 1996

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         SHARES ACQUIRED    VALUE           OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
NAME                     ON EXERCISE (#) REALIZED ($)   AT DECEMBER 31, 1996    AT DECEMBER 31, 1996 ($)
----                     --------------- ------------ ------------------------- -------------------------
                                                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                                      ----------- ------------- ----------- -------------
Walter E. Blankley......     93,750        761,719      201,250      211,250     1,463,281    1,203,750
Frank S. Hermance.......     20,000        151,719       77,500      147,500       611,562      743,750
George E. Marsinek......          0              0       57,500       77,500       417,187      428,750
John J. Molinelli.......      6,000         44,000       63,750       68,750       515,468      373,281
Albert J. Neupaver......     12,000        102,000       53,250       63,750       413,656      350,781

1997 PLAN

  The 1997 Plan was adopted and approved by the New Ametek Board and approved by the sole stockholder of New Ametek effective June 23, 1997. The purpose of the 1997 Plan is to encourage New Ametek's key employees and directors to acquire a larger proprietary interest in New Ametek and to provide incentives to maximize the long-term growth of New Ametek. The 1997 Plan is administered by a committee (the "Stock Option Committee") comprised of two or more directors of New Ametek who are not employees of New Ametek ("Non-Employee Directors") and who are "outside directors" as defined in Section 162(m) of the Code. The Stock Option Committee has full authority to interpret the 1997 Plan and to establish rules for its administration.

  Under the 1997 Plan, the aggregate number of shares of New Ametek Common Stock that may be issued pursuant to stock options, restricted stock awards, phantom stock awards (other than any phantom stock awards which are payable only in cash), or stock appreciation rights may not exceed 3,800,000. A maximum of 15% of the aggregate number of shares, or 570,000 shares, may be awarded to any single individual during the duration of the 1997 Plan. A maximum of 10% of the aggregate number of shares, or 380,000 shares, may be awarded as restricted stock. In the event New Ametek adopts a stock purchase plan for the benefit of its employees, the shares of New Ametek Common Stock awarded under that plan shall further reduce the aggregate number of shares available under the 1997 Plan. The number of shares issuable under the 1997 Plan has been calculated to provide for the estimated number of shares needed to replace currently outstanding shares under AMETEK's prior stock incentive plans in accordance with the terms of the Spin-Off and the Merger, and to have available for issuance of new grants the same number of shares as are now available for new grants under such prior plans.

  All key employees are eligible to participate in the 1997 Plan. In addition, directors whose initial appointment to the New Ametek Board is on or after the effective date of the 1997 Plan (except for directors who are partners in the law firm retained as general counsel to New Ametek) will be granted a non-qualified stock option of 20,000 shares of common stock. The amount of individual awards to key employees will be determined by the Stock Option Committee, subject to the limitations of the 1997 Plan. The Stock Option Committee can grant non-qualified options and options qualifying as incentive stock options under the Code. The term of an option cannot exceed ten years from the date of grant. In determining the amount and form of an award, consideration will be given to the function and responsibilities of the key employee, his or her potential contributions to the success of New Ametek, and other factors deemed relevant by the Stock Option Committee.

DEFINED BENEFIT AND ACTUARIAL PLANS

  The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a noncontributory defined benefit pension plan under which contributions are actuarially determined. Effective as of the Spin-Off Date, New Ametek will assume all obligations accrued under, and continue to provide for, the Retirement Plan. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                              PENSION PLAN TABLE

                                                 ANNUAL BENEFITS BASED ON
                                           YEARS OF SERVICE AT NORMAL RETIREMENT
                                                          AGE (1)
   AVERAGE                                ---------------------------------------
 OMPENSATIONC                               15      20      25      30      35
------------                              ------- ------- ------- ------- -------
  $150,000..............................   58,800  62,600  66,500  66,500  66,500
   200,000..............................   79,200  84,300  89,400  89,400  89,400
   250,000..............................   99,600 106,000 112,400 112,400 112,400
   300,000..............................  120,000 127,700 135,300 135,300 135,300
   350,000..............................  140,400 149,300 158,300 158,300 158,300
   400,000..............................  160,800 171,000 181,200 181,200 181,200
   450,000..............................  181,200 192,700 204,200 204,200 204,200
   500,000..............................  201,600 214,400 227,100 227,100 227,100
   550,000..............................  222,000 236,000 250,100 250,100 250,100
   600,000..............................  242,400 257,700 273,000 273,000 273,000
   650,000..............................  262,800 279,400 296,000 296,000 296,000
   700,000..............................  283,200 301,100 318,900 318,900 318,900

--------
(1) Benefit amounts assume a participant reaches age 65 in 1997; for younger participants, the benefit amounts are less than the amounts indicated above.

  At December 31, 1996 the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-37; Mr. Hermance-6; Mr. Marsinek-32; Mr. Molinelli-28; and Mr. Neupaver-20.

  The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($160,000 for 1997) cannot be taken into account under the Retirement Plan. The individuals named in the Summary Compensation Table are subject to this limitation. However, in accordance with a nonqualified supplemental pension arrangement that, as of the Spin-Off Date, New Ametek will assume, AMETEK has agreed to provide to Mr. Blankley a benefit in an amount equal to the excess of the annual pension benefit that would be payable to him under the terms of the Retirement Plan in the absence of statutory restrictions over the amount actually payable under the Retirement Plan. The benefit is limited to the projected excess payable at age 65 determined as of May 21, 1991, taking into account the statutory restrictions as of such date. Pursuant to an agreement entered into with Mr. Blankley, a restricted stock award was granted under the 1991 Stock Incentive Plan of AMETEK, Inc. for a number of shares of AMETEK Common Stock having a fair market value on the day of grant equal to 50% of the then present value of Mr. Blankley's projected benefit under the supplemental pension arrangement. Effective with the Spin-Off and the Merger, shares of New Ametek Common Stock and Culligan Common Stock will be substituted for the AMETEK Common Stock in amounts consistent with the terms of the Spin-Off and the Merger. The remaining portion of the benefit will be payable in cash directly out of New Ametek's general assets. Under this arrangement, Mr. Blankley does not receive an amount necessary to provide him with his full benefit under the Retirement Plan, since the amount of compensation that can be taken into account under the statutory restrictions in effect in 1991 has subsequently been reduced.

  In addition, pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan ("SERP") that, as of the Spin-Off Date, New Ametek will assume, AMETEK has agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan resulting from those restrictions. The contribution for Mr. Blankley under the SERP will be limited to 13% of his compensation that is not taken into account under the agreement described in the preceding paragraph. The credited amounts shall be deemed to be invested in AMETEK Common Stock and, upon retirement, shall be distributed in kind. In addition, a one-time credit shall also be made to each such executive's account equal to the value of the shares of common stock, if any, that would have been credited to the executive's account had the SERP been in effect since January 1, 1989. An executive's right to a benefit under the SERP will become non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan (or the retirement feature of The AMETEK Savings and Investment Plan) becomes non-forfeitable.

  For retirements occurring in 1997, the maximum annual pension benefit payable at normal retirement age from the Retirement Plan is restricted, by law, to the greater of $125,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $125,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

  Persons joining AMETEK or New Ametek after January 1, 1997 are not eligible to participate in the Retirement Plan, but instead are eligible to participate in a new defined contribution retirement feature of The AMETEK Savings and Investment Plan.

                BENEFICIAL OWNERSHIP OF NEW AMETEK COMMON STOCK

  The following table sets forth certain information as of the Spin-Off Record Date regarding the beneficial ownership of shares of New Ametek Common Stock by (i) each person known to be the beneficial owner of more than 5% of AMETEK Common Stock, (ii) each director of New Ametek, (iii) certain executive officers of New Ametek and (iv) the directors and executive officers of New Ametek as a group. The ownership information presented below with respect to all persons and organizations is based on record ownership of AMETEK Common Stock as of April 30, 1997 and assumes no change in record ownership of AMETEK Common Stock or beneficial ownership of stock options between such date and the Spin-Off Record Date.

                                                                    PERCENT OF
                                                NUMBER OF SHARES      COMMON
   NAME                                       BENEFICIALLY OWNED(1) STOCK OWNED
   ----                                       --------------------- -----------
   FMR Corp. (2).............................       4,058,300          12.4%
   Gabelli Asset Management Company (3)......           3,500            (3)
   Gabelli Funds, Inc. (3)...................         810,000            (3)
   GAMCO Investors, Inc. (3).................       3,384,000            (3)
   Walter E. Blankley........................         382,269             *
   Lewis G. Cole (4).........................         524,588           1.6%
   Helmut N. Friedlaender (5)................          78,900             *
   Sheldon S. Gordon.........................          30,000             *
   Frank S. Hermance.........................         142,500             *
   Charles D. Klein (6)(9)...................          56,600             *
   James R. Malone (7).......................          20,000             *
   George E. Marsinek........................          90,218             *
   John J. Molinelli.........................         110,392             *
   Albert J. Neupaver........................          81,597             *
   David P. Steinmann (8)(9).................         128,964             *
   Elizabeth R. Varet (10)...................       1,137,608           3.5%
   All directors and executive officers as a
    group, consisting of 17 persons,
    including individuals named above (9)....       2,259,767           6.9%

--------
  *Represents less than 1% of the outstanding shares of New Ametek Common
Stock.
 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Reported in this column are also shares which executive officers have a present right to acquire or are acquirable within 60 days of January 31, 1997 through the exercise of stock options awarded under AMETEK, Inc. Stock Option Plans.
 (2) Based on Schedule 13(G) filed on February 14, 1997.
 (3) Based on Schedule 13(D) filed on March 27, 1997. Mr. Mario J. Gabelli is deemed to have beneficial ownership of these shares. Mr. Gabelli's beneficial ownership of 4,197,500 shares represents 12.8% of the common stock outstanding. However, based upon a Schedule 13(D) filed on June 13, 1997, Gabelli Asset Management Company, Gabelli Funds, Inc. and GAMCO Investors, Inc. beneficially own 3,500, 780,000 and 3,055,300 shares, respectively, and Mr. Mario J. Gabelli is deemed to have beneficial ownership of 3,838,800 shares, or 11.7% of common stock outstanding.
 (4) Mr. Cole has shared voting and investment power with respect to 514,588 shares, as to 4,000 shares of which such power is shared with Messrs. Klein and Steinmann and others and as to 510,588 shares of which such power is shared with Ms. Varet and others.
 (5) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.
 (6) Mr. Klein has shared voting and investment power with respect to 6,600 shares, as to 4,000 shares of which such power is shared with Messrs. Cole and Steinmann and others and as to 2,600 shares of which such power is shared with Mr. Steinmann and others.
 (7) Includes 6,667 shares held pursuant to a restricted stock award under the 1991 Stock Incentive Plan.
 (8) Mr. Steinmann has shared voting and investment power with respect to 94,264 shares, as to 82,720 shares of which such power is shared with Mr. Cole and others, as to 2,600 shares of which such power is shared with Mr. Klein and others, as to 4,944 shares of which such power is shared with others and as to 4,000 shares of which such power is shared with Messrs. Cole, Klein and others.
 (9) Mr. Steinmann is an executive officer and director and Mr. Klein is a portfolio manager of Oak Hall Capital Advisors, L.P., an investment manager of (i) the AMETEK, Inc. Employees' Master Retirement Trust, which holds among its assets 571,400 shares, and (ii) AMETEK Foundation, Inc., which holds among its assets 55,800 shares; none of these shares has been included in the above table. Oak Hall Capital Advisors, L.P. is an affiliate of American Securities, L.P.
(10) Includes 10,000 shares owned by a trust of which Ms. Varet's husband is a beneficiary and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 1,061,808 shares, as to 510,588 shares of which such power is shared with Mr. Cole and others, as to 468,500 shares of which such power is shared with others and as to 82,720 shares of which such power is shared with Mr. Steinmann and others.

                   BACKGROUND OF THE SPIN-OFF AND THE MERGER

  For a discussion of the background of the Spin-Off and the Merger, see "BACKGROUND OF THE SPIN-OFF AND THE MERGER" in the Joint Proxy
Statement/Prospectus, of which this Information Statement is Appendix E.

                CERTAIN RELATIONSHIPS AND RELATED  TRANSACTIONS

  Sheldon S. Gordon, Charles D. Klein, James R. Malone and Elizabeth R. Varet have comprised the AMETEK Compensation Committee and will comprise the New Ametek Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm.

  The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 1996 and continues to render services as General Counsel for AMETEK and its subsidiaries. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., including Oak Hall Capital Advisors, L.P., rendered during 1996 and continues to render financial advisory, investment management and other services to AMETEK. American Securities, L.P. is controlled, indirectly, through family trusts of which Ms. Varet and Mr. Cole are co-trustees, by Ms. Varet and members of her family and by Messrs. Steinmann and Klein.

                    DESCRIPTION OF NEW AMETEK CAPITAL STOCK

  The summary of the terms of the stock of New Ametek set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the New Ametek Certificate and the New Ametek By-Laws.

AUTHORIZED CAPITAL STOCK

  Under the New Ametek Certificate, the total number of shares of all classes of stock that New Ametek has authority to issue is 105,000,000 shares, of which 100,000,000 are shares of New Ametek Common Stock and 5,000,000 are shares of New Ametek Preferred Stock, par value $1.00 per share (the "New Ametek Preferred Stock").

COMMON STOCK

  Holders of New Ametek Common Stock will be entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of New Ametek Preferred Stock, the holders of such shares will possess all voting power. The New Ametek Certificate does not provide for cumulative voting for the election of directors. Thus, under the DGCL, the holders of more than one-half of the outstanding shares of New Ametek Common Stock generally will be able to elect all the directors of New Ametek then standing for election and holders of the remaining shares will not be able to elect any director.

  Subject to any preferential rights of any series of New Ametek Preferred Stock, holders of shares of New Ametek Common Stock will be entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by the New Ametek Board and to share ratably in the assets of New Ametek legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up.

  Holders of New Ametek Common Stock will have no preferences, preemptive, conversion or exchange rights.

  Certain of the foregoing provisions of the New Ametek Certificate may make more difficult, and therefore discourage, attempts to acquire control of New Ametek through acquisitions of shares of New Ametek Common Stock or otherwise, in transactions not approved by the New Ametek Board. As a result of these provisions, transactions or proposed transactions which might have the short-term effect of increasing the market price of New Ametek Common Stock may be discouraged, and management of New Ametek may be able to resist changes which the stockholders might otherwise have the power to impose. The division of the New Ametek Board into three classes could discourage third parties from seeking to acquire control of such Board and could impede proxy contests or other attempts to change New Ametek's management.

PREFERRED STOCK

  The New Ametek Board is authorized to issue shares of New Ametek Preferred Stock, in one or more series or classes, and to fix for each such series voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as are permitted by the DGCL. No shares of New Ametek Preferred Stock are currently outstanding. The New Ametek Board could authorize the issuance of shares of New Ametek Preferred Stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of New Ametek Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then market price of such shares. Although the New Ametek Board does not currently intend to issue any shares of New Ametek Preferred Stock, there can be no assurance that it will not do so in the future.

DESCRIPTION OF CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

 Delaware Anti-Takeover Law

  New Ametek is subject to the provisions of Section 203 of the DGCL. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless:
(i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding certain employee stock option plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Under Delaware law, New Ametek could have opted out of
Section 203 but elected to be subject to its provisions.

 Classified Board of Directors

  The New Ametek Certificate provides for the New Ametek Board to be divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of the New Ametek Board will be elected each year.

  This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the New Ametek Board until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, and thus could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of New Ametek. Accordingly, this provision could increase the likelihood that incumbent New Ametek Directors will retain their positions.

 Number of Directors; Removal; Vacancies

  The New Ametek Certificate provides that the number of Directors shall be determined from time to time by majority of the New Ametek Board, provided that in no event shall such number be less than three nor more than 12. The New Ametek By-Laws provide that the New Ametek Board shall have the right to fill vacancies including vacancies created by expansion of the New Ametek Board.

  The New Ametek Certificate further provides that New Ametek Directors may be removed only for cause and then only at any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, and only by the affirmative vote of the holders of at least a majority of the voting stock, voting together as a single class. This provision, in conjunction with the provision of the New Ametek By-Laws authorizing the New Ametek Board to fill vacant directorships, would prevent stockholders from removing incumbent New Ametek Directors without cause and filling the resulting vacancies with their own nominees.

 Stockholder Action by Unanimous Consent; Special Meetings

  The New Ametek Certificate provides that any action required or permitted to be taken by the stockholders of New Ametek must be effected at a duly called annual or special meeting of stockholders of New Ametek and may not be effected by any consent in writing of such stockholders. Special meetings of stockholders of New Ametek may be called only by the Chairman of the Board or the Corporate Secretary of New Ametek within 10 calendar days after receipt of the written request of a majority of the total number of Directors which New Ametek would have if there were no vacancies. At an annual meeting or special meeting of stockholders of New Ametek, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the New Ametek By-Laws.

 Advance Notice for Raising Business or Making Nominations at Meetings

  The New Ametek By-Laws establish an advance notice procedure for business being brought before an annual meeting of stockholders of New Ametek by the stockholders and for nominations by the stockholders of candidates for election as New Ametek Directors at an annual meeting or a special meeting called for the purpose of electing such Directors. Subject to applicable law, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting as has been brought before the meeting by, or at the direction of, the New Ametek Board, or by a stockholder who has given to the Corporate Secretary of New Ametek timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of the New Ametek Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Corporate Secretary of New Ametek prior to a meeting at which New Ametek Directors are to be elected will be eligible for election as Directors of New Ametek.

  To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Corporate Secretary of New Ametek not less than 60 nor more than 90 days prior to the meeting; however, if the date of the meeting is first publicly announced or disclosed less than 75 days prior to the date of the meeting, notice shall be given not more than 10 days after such date is first announced or disclosed. Similar advance notice requirements are applicable to nominations to be brought before a special meeting called for the purpose of electing Directors.

 Amendment of Certain Charter and By-Law Provisions

  The New Ametek Certificate provides that the New Ametek Board may adopt, amend, or repeal any provision of the New Ametek By-Laws. Any By-Law made by the New Ametek Board may be amended or repealed by the New Ametek Board or by the stockholders in the manner provided in the New Ametek By-Laws. Notwithstanding the foregoing, certain New Ametek By-Laws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class. The New Ametek By-Laws may be amended or repealed at any time, either at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or at any meeting of the New Ametek Board, provided that no amendment adopted by the New Ametek Board may vary or conflict with any amendment adopted by the stockholders.

 Transfer Agent and Registrar

  The transfer agent and registrar for New Ametek Common Stock will be American Stock Transfer & Trust Company.

DESCRIPTION OF STOCKHOLDERS' RIGHTS PLAN

  The New Ametek Board, on June 2, 1997, adopted a Stockholders' Rights Plan (the "Rights Plan") to be effective on the Spin-Off Date under which one right (a "Right") will be issued with respect to each share of New Ametek Common Stock. Each Right will entitle the holder to purchase from New Ametek one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at a purchase price of $90.00, subject to adjustment in certain events (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the proposed form of Rights Agreement between New Ametek and a Rights Agent (the "Rights Agreement"), a copy of which is filed as an exhibit to the Registration Statement of which this Information Statement is a part and is incorporated herein by reference.

  Initially, the Rights will attach to all certificates representing outstanding shares of New Ametek Common Stock and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the New Ametek Common Stock upon the "Distribution Date," which will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of New Ametek Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person or (iii) 10 business days following a determination by New Ametek's Board that a person has become the beneficial owner of more than 10% of the outstanding shares of New Ametek Common Stock and (a) has acquired such beneficial ownership to cause New Ametek to repurchase the shares owned by such person or to pressure New Ametek to take some action that would provide such person with short term financial gain under circumstances where the New Ametek Board determines that the best long-term interests of New Ametek would not be served by taking such action or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of New Ametek (any such person, an "Adverse Person"). Until the Distribution Date, (a) the Rights will be evidenced by the New Ametek Common Stock certificates and will be transferred with and only with such certificates, (b) New Ametek Common Stock certificates will contain a legend incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for New Ametek Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 2, 2007 (the "Final Expiration Date"), unless earlier redeemed by New Ametek as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of New Ametek Common Stock as of the close of business on the Distribution Date, and from the Distribution Date, the separate Rights Certificates alone will represent the Rights.

  In the event (a "Flip-In Event") that (i) a person or group becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of New Ametek Common Stock at a price and on terms that a majority of disinterested Directors, after receiving advice from one or more investment banking firms, determines to be adequate and otherwise in the best interests of New Ametek and its stockholders (a "Qualifying Offer")) or (ii) the Board determines that a person is an Adverse Person, each holder of a Right will have the right to receive, upon exercise of such Right, a number of shares of New Ametek Common Stock (or, in certain circumstances, cash, property or other securities of New Ametek) having a then current market value of twice the Purchase Price (i.e., at a 50% discount to the then current market value). Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by New Ametek as set forth below.

  In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) New Ametek is acquired in a merger or other business combination in which New Ametek is not the surviving corporation, (ii) New Ametek is the continuing or surviving corporation in a merger but all or part of the outstanding shares of New Ametek Common Stock is changed into or exchanged for stock or securities of any other person or cash or property, or
(iii) 50% or more of New Ametek's assets or earning power is sold or transferred (in one transaction or a series of related transactions), then each holder of a Right (except Rights that have been voided as set forth above) thereafter shall have the right to receive, upon exercise at the then current Purchase Price (as set forth in the Rights Agreement), a number of shares of common stock of the acquiring company having a then current market value of twice such Purchase Price (i.e., at a 50% discount). New Ametek may not engage in a transaction with an Acquiring Person constituting a Flip-Over Event unless the Acquiring Person meets certain conditions. If the Acquiring Person's (or its affiliated entity's) common stock has not been registered under the

Exchange Act, for the preceding twelve months, but it is a direct or indirect subsidiary of another company which has registered common stock, the Rights shall be exercisable as described above to purchase the common stock of such parent company. Moreover, New Ametek may not engage in a flip-over transaction unless the Acquiring Person (or its affiliated entity or parent, as applicable), (i) has sufficient shares of common stock authorized to permit the full exercise of the Rights and (ii) enters into an agreement containing the terms set forth above and providing that, as soon as practicable after the date of the Flip-Over Event, the Acquiring Person will register the Rights and the securities issuable upon exercise of the Rights under the Securities Act and maintain the effectiveness of such registration statement until the Expiration Date of the Rights Plan. Notwithstanding the foregoing, a merger or consolidation will not constitute a Flip-Over Event if (i) the transaction is consummated with a person who acquired New Ametek Common Stock pursuant to a Qualifying Offer or with a subsidiary of such person; (ii) the price per share of Common Stock offered in such transaction is not less than the price paid to holders of New Ametek Common Stock whose shares were purchased in the Qualifying Offer; and (iii) the form of consideration offered in the transaction is the same as the form of consideration paid pursuant to the Qualifying Offer.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on (payable in shares of the Series A Preferred Stock), or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or certain convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidence of indebtedness or cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of New Ametek) or assets (excluding regular quarterly cash dividends and dividends payable in shares of Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. Fractional shares of Series A Preferred Stock in integral multiples of one one-hundredth of a share of Series A Preferred Stock will be issuable. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

  At any time until the earlier of (a) 10 days following the Stock Acquisition Date or (b) the Final Expiration Date, New Ametek may redeem the Rights in whole, but not in part, at a price of $.01 (subject to certain adjustments as set forth in the Rights Agreement) per Right, payable, at the option of New Ametek, in cash, shares of New Ametek Common Stock or such other consideration as the New Ametek Board may determine. The New Ametek Board may not, however, redeem any rights following a determination by the Board that any person is an Adverse Person. Additionally, the 10 day period following the Stock Acquisition Date during which the Rights may be redeemed may be extended by the Directors during such 10 day period. However, if the Rights are not so redeemed during such 10 day period (or any extension thereof), the Rights shall become non-redeemable for the duration of the Rights Plan. Immediately upon the effectiveness of the action of the New Ametek Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  In the event that a majority of the members of the New Ametek Board serving following a meeting of stockholders or stockholder action by written consent are not nominated by the New Ametek Board serving immediately prior to such meeting or action, then for 180 days following such meeting or action the Rights may not be redeemed if such redemption is reasonably likely to have the purpose or effect of allowing any person to become an Acquiring Person, or otherwise facilitating the occurrence of a Flip-In Event, or a Flip-Over Event or a transaction with an Acquiring Person.

  The Series A Preferred Stock purchasable upon exercise of the Rights will be junior to any other series of preferred stock New Ametek may issue (unless otherwise provided in the terms of such series). Each share of Series A Preferred Stock will entitle the holder thereof to receive a preferential quarterly dividend in an amount

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

equal to the greater of $2.25 or 100 times the dividend declared on each share of New Ametek Common Stock. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment equal to $90.00 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment (the "Series A Liquidation Preference"). Following such payment, the holders of New Ametek Common Stock will receive an amount per share equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (the "Adjustment Amount"). Following the full payment of the Series A Liquidation Preference and the Adjustment Amount, holders of Series A Preferred Stock and New Ametek Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of 100 to one with respect to such Series A Preferred Stock and New Ametek Common Stock, on a per share basis, respectively. Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of New Ametek Common Stock. In the event six quarterly cumulative dividends, whether consecutive or not, on the Series A Preferred Stock are in arrears, the holders of Series A Preferred Stock will have the right, voting as a class, to elect two members of the New Ametek Board (in addition to their normal voting rights) until all unpaid dividends on the Series A Preferred Stock have been paid in full.

  In the event of any consolidation, merger or other transaction in which shares of New Ametek Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of New Ametek Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation payments and voting, and in the event of mergers or consolidations, are protected by customary anti-dilution provisions.

  Except as provided above, any of the provisions of the Rights Agreement may be amended by the New Ametek Board prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the New Ametek Board in order to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that an amendment to lengthen the time period governing redemption may be made only if the Rights are redeemable and an amendment to lengthen any other time period may be made only for the purpose of protecting, enhancing or clarifying the rights of, and/or benefits to, the holders of Rights (other than any Acquiring Person or Adverse Person). Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New Ametek, including, without limitation, the right to vote or to receive dividends.

  The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire New Ametek without the approval of New Ametek's Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire New Ametek even if such acquisition may be favorable to the interests of New Ametek's stockholders. Because New Ametek's Board can redeem the Rights or approve a Qualifying Offer, the Rights should not interfere with a tender offer, merger or other business combination approved by the New Ametek Board.

  The distribution of the Rights should not be taxable to stockholders of New Ametek. However, depending upon the circumstances, shareholders may recognize taxable income if the Rights become exercisable or upon the occurrence of certain events thereafter.

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

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnity has met the applicable standard of conduct.

  The New Ametek Certificate and By-Laws provide that New Ametek shall indemnify, to the full extent authorized or permitted by law (as now or hereafter in effect), any person involved, or threatened to be involved, including, without limitation as a party or witness, in any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person (including the heirs, executors, administrators or estate of such person), is or was a director, officer, employee or agent of New Ametek or by reason of the fact that such director or officer, at the request of New Ametek is or was serving at any other corporation, partnership, joint venture, trust or other entity, in any capacity. The New Ametek Certificate and By-Laws further provide that New Ametek may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of New Ametek or is serving at the request of New Ametek as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, to the fullest extent permitted under applicable law as then in effect. In addition, the New Ametek Certificate and By-Laws provide that New Ametek may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

  Moreover, the New Ametek Certificate further provides that no director of New Ametek shall be personally liable to New Ametek or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of New Ametek, except a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to New Ametek or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases); or (iv) any transaction from which the director derived an improper personal benefit. This provision does not limit or eliminate the rights of New Ametek or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

  New Ametek maintains officer's and director's liability insurance with policy limits of $50,000,000 insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring New Ametek under certain circumstances, in the event that indemnification payments are made by New Ametek to such officers and directors.

  Pursuant to Indemnity Agreements between New Ametek and its directors and officers, New Ametek has agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

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